UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

Of the Securities Exchange Act of 1934 (Amendment No. 4)

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ePRESENCE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ePRESENCE, INC.

120 Flanders Road

Westboro, Massachusetts 01581

Notice of Special Meeting of Stockholders to be Held

on [June 3], 2004

To the Stockholders:

A special meeting of stockholders of ePresence, Inc., a Massachusetts corporation (the “Company”), will be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts on [June 3], 2004, at 10:00 a.m., local time, for the following purposes:

1.	To authorize and approve the sale of the Company’s services business to Unisys Corporation, pursuant to the Asset Purchase Agreement, dated as of October 22, 2003, as amended, between the Company and Unisys Corporation attached to the accompanying proxy statement as Appendix A.

2.	To authorize and approve the voting by the Company of all shares of stock of Switchboard Incorporated owned by it in favor of the acquisition of Switchboard Incorporated by InfoSpace, Inc. pursuant to the Agreement and Plan of Merger, dated as of March 25, 2004, attached to the accompanying proxy statement as Appendix B.

3.	To approve and adopt the Plan of Complete Liquidation and Dissolution of the Company in the form attached to the accompanying proxy statement as Appendix C, and to approve the dissolution of the Company.

4.	To consider and vote upon the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of any or all of the above matters presented at the special meeting to approve those matters.

5.	To transact such other business as may properly come before the special meeting or any adjournment or adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Stockholders of record at the close of business on April 16, 2004 will be entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof and may be entitled to exercise dissenters’ rights of appraisal under Massachusetts law (see pages 6 and 75-76 of the proxy statement).

All stockholders are cordially invited to attend the special meeting. Whether or not you expect to attend the special meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope in order to ensure representation of your shares.

By Order of the Board of Directors,

/s/    RICHARD M. SPAULDING

Richard M. Spaulding

Senior Vice President and

Chief Financial Officer, Treasurer and Clerk

Westboro, Massachusetts

May     , 2004

ePRESENCE, INC.

120 Flanders Road

Westboro, Massachusetts 01581

PROXY STATEMENT

Special Meeting of Stockholders to be Held on [June 3], 2004

ePresence, Inc., a Massachusetts corporation, often referred to as “ePresence,” “we” or “us” in this document, is sending you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at a special meeting of stockholders. The special meeting will be held on [June 3], 2004 at 10:00 a.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts. If the meeting is adjourned for any reason, then the proxies may be used at any adjournment or postponement of the special meeting.

This proxy statement summarizes information about the proposals that our stockholders will consider at the special meeting and other information you may find useful in determining how to vote. The proxy card is a means by which you actually authorize another person to vote your shares in accordance with your instructions.

At the special meeting, stockholders will consider and act upon the following matters:

1.	To authorize and approve the sale of ePresence’s services business to Unisys Corporation, pursuant to the Asset Purchase Agreement, dated as of October 22, 2003, as amended, between ePresence and Unisys Corporation attached hereto as Appendix A.

2.	To authorize and approve the voting by ePresence of all shares of stock of Switchboard Incorporated owned by it in favor of the acquisition of Switchboard Incorporated by InfoSpace, Inc. pursuant to the Agreement and Plan of Merger, dated as of March 25, 2004, attached hereto as Appendix B.

3.	To approve and adopt the Plan of Complete Liquidation and Dissolution of ePresence in the form attached hereto as Appendix C, and approve the dissolution of ePresence.

4.	To consider and vote upon the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of any or all of the above matters presented at the special meeting to approve those matters.

5.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Our principal executive offices are located at 120 Flanders Road, Westboro, Massachusetts 01581. The telephone number for our principal executive offices is (508) 898-1000. We are mailing this proxy statement, the accompanying proxy card and the accompanying copy of the annual reports of ePresence and Switchboard on Form 10-K for the year ended December 31, 2003 on or about [May     ], 2004.

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SUMMARY

This summary highlights the material terms of the transactions proposed in this proxy statement and may not contain all of the information that you may consider important. To understand more fully the sale of the assets of our services business to Unisys Corporation, the proposed acquisition of Switchboard by InfoSpace and the plan of liquidation and our dissolution and for a more complete description of the legal terms of each proposal, you should read the entire proxy statement and the other documents to which we have referred you, including the Asset Purchase Agreement, the Switchboard/InfoSpace Merger Agreement and the Plan of Complete Liquidation and Dissolution, each attached hereto as Appendices A, B and C. For further discussion, you should read “Who can help answer questions?” on page 8 of this proxy statement.

Purpose of Special Meeting

•	Authorize and approve the sale of the assets of the ePresence services business to Unisys Corporation,

•	Authorize and approve the voting of all of the shares of common stock of Switchboard Incorporated owned by ePresence in favor of the acquisition of Switchboard by InfoSpace,

•	Approve and adopt the ePresence Plan of Complete Liquidation and Dissolution and approve the dissolution of ePresence, and

•	Approve, if necessary, the adjournment of the special meeting to a later date to solicit additional proxies.

Sale of the Services Business (see pages 18-34)

•	Asset sale: We have entered into an Asset Purchase Agreement with Unisys Corporation to sell substantially all of our assets related to our services business.

•	Purchase price: In exchange for the sale of assets, Unisys has agreed to pay $9.0 million to us, subject to certain adjustments.

Approval of the Acquisition of Switchboard by InfoSpace (see pages 35-58)

•	Switchboard Transactions: InfoSpace has agreed to acquire Switchboard through the merger of Switchboard with a wholly owned subsidiary of InfoSpace pursuant to the Switchboard/InfoSpace Merger Agreement, subject to certain conditions.

•	Purchase price: We would receive approximately $76.0 million for the Switchboard shares that we own. Our board of directors believes the transaction is in the best interests of our stockholders and we have agreed in writing with InfoSpace and Switchboard to vote our Switchboard shares in favor of the transaction, subject to approval by our stockholders at the special meeting.

Plan of Complete Liquidation and Dissolution (see pages 59-74)

•	Plan of Liquidation: Under the plan of liquidation, we will distribute to our stockholders, in cash or in-kind, all of our property and assets.

Relationship of Proposals to One Another

The foregoing three proposals are independent of one another, and approval or consummation of each proposal is not conditioned upon the approval of consummation of any other proposal. If some but not all of the proposals are approved at the special meeting, we may consummate those proposals which are approved.

Estimated Distribution Amounts

•

Although we cannot predict with certainty the amount or timing of any liquidating distributions to our stockholders, the table below sets forth a range of possible outcomes. If we do not dispose of our

Switchboard shares for $7.75 per share in cash through the acquisition of Switchboard by InfoSpace, the actual value of any Switchboard shares, or cash from the sale of Switchboard shares, that we may then distribute to our stockholders will be based on the trading price of the Switchboard common stock and could be significantly higher or lower than the $6.05 per share estimate used for purposes of this table.

Proposals Approved and Transactions Consummated	Proposals Not Approved	Low Estimated Total Net Proceeds/Value Available For Distribution Per Diluted Share		High Estimated Total Net Proceeds/Value Available For Distribution Per Diluted Share

Plan of Liquidation SWBD Transaction Asset Sale	None	$4.05	(1)	$4.30	(1)

Plan of Liquidation Asset Sale	SWBD Transaction	$3.41	(1)	$3.67	(1)

Plan of Liquidation SWBD Transaction	Asset Sale	$3.58	(1)(2)	$3.83	(1)(2)

Plan of Liquidation	SWBD Transaction Asset Sale	$2.94	(1)(2)	$3.20	(1)(2)

SWBD Transaction Asset Sale	Plan of Liquidation	$0	(3)	$0	(3)

SWBD Transaction	Plan of Liquidation Asset Sale	$0	(3)	$0	(3)

Asset Sale	Plan of Liquidation SWBD Transaction	$0	(3)	$0	(3)

None	Plan of Liquidation SWBD Transaction Asset Sale	$0	(3)	$0	(3)

(1)	In the event the Switchboard Transaction is consummated, the stockholders will receive the net proceeds from the disposition of Switchboard stock at a price of $7.75 per Switchboard share. However, if the Switchboard Transaction is not consummated, the stockholders will receive a greater portion of the distribution in the form of the Switchboard stock which is currently held by us, or the balance in excess of any shares of Switchboard stock that we may decide to sell. The value of the Switchboard shares and/or proceeds of sale of Switchboard shares available for distribution to stockholders if the Switchboard Transaction is not consummated is based on an assumed value of Switchboard common stock of $6.05 per share, which was the last sale price of Switchboard common stock reported by the NASDAQ National Market on March 25, 2004, the last trading day prior to the public announcement of the proposed acquisition of Switchboard by InfoSpace.

(2)	In the event the Asset Sale is not approved, the value available for distribution to stockholders could increase by the net sale price of our services business in the event we sell our services business in a transaction other than the Asset Sale.

(3)	Assumes that all proceeds from any sale of assets, including the disposition of our Switchboard shares in the Switchboard Transaction, will be retained by us. However, our board could determine to distribute some of our cash or other assets in a special dividend to our stockholders.

Factors that could result in material fluctuations within the expected ranges include:

•	variations in the actual proceeds of the disposition of our Switchboard shares based upon whether the Switchboard Transaction is consummated or, if not, whether we sell our Switchboard shares or distribute them in-kind;

•	variations in the actual proceeds of the Asset Sale based upon the adjustment provision of the Purchase Agreement;

•	variations in the value of any Switchboard shares distributed in kind if InfoSpace does not acquire Switchboard, based upon fluctuations in market prices;

•	variations in the amount of funds or other assets available for liquidating distributions based upon the actual net proceeds from our asset sales, including the Asset Sale and Switchboard Transaction, unexpected claims made against us and unexpected liquidation expenses.

In addition, if the Switchboard Transaction were not to occur, we might in certain circumstances be obligated to pay a termination fee to InfoSpace. See page 54.

Transaction Costs

If the Asset Sale and Liquidation are approved, in addition to settling current liabilities as of December 31, 2003, we expect to incur the following operating and transactions costs:

•	Future operating costs and transaction fees of at least $4.8 million after December 31, 2003;

•	Employee severance, other payments and related costs of at least $6.6 million after December 31, 2003; and

•	Other costs, including insurance costs, facilities costs and costs to terminate benefit plans, of at least $2.0 million after December 31, 2003.

In addition, we may incur additional liabilities arising out of contingent claims, such as liabilities relating to lawsuits that could be brought against us in the future, that are not yet reflected as liabilities on our balance sheet.

Vote Required (see page 9)

•	Sale of the services business—The affirmative vote of the holders of a majority of the shares of common stock issued and outstanding.

•	Approval of the Switchboard Transaction—The affirmative vote of the holders of a majority of the shares of common stock issued and outstanding.

•	Plan of Liquidation and the dissolution—The affirmative vote of the holders of two-thirds of the shares of common stock issued and outstanding.

•	Adjournment of the special meeting to a later date, if necessary—The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting. If we obtain the requisite majority vote in favor of the sale of our services business and the Switchboard Transaction at the special meeting but have not then obtained the required two-thirds vote in favor of the liquidation, we may convene the special meeting for purposes of obtaining the votes necessary to close the sale of our services business and the Switchboard Transaction and then seek to adjourn the meeting to a later date for purposes of approving the plan of liquidation and dissolution.

Each of the first three proposals is independent of the other two, and approval of each of the first three proposals is not conditioned upon the approval of any other proposal.

Our directors and executive officers and an affiliate of one director, beneficially owning an aggregate of 7,588,331 shares of our common stock, have entered into voting agreements with Unisys agreeing to vote their shares in favor of the sale of the services business to Unisys and have entered into voting agreements with Switchboard and InfoSpace agreeing to vote their shares in favor of the Switchboard Transaction. We have entered into a voting agreement with Switchboard and InfoSpace agreeing to vote all 9,802,421 of our Switchboard shares in favor of the Switchboard Transaction, subject to approval by our stockholders at the

v

special meeting. Switchboard and InfoSpace have entered into substantially similar agreements with the other directors and officers who are directors or officers of Switchboard, who hold an aggregate of 38,750 shares of Switchboard stock, and the other directors and officers of Switchboard, who hold an aggregate of 102,666 shares, in which these persons have agreed to vote their shares in favor of the Switchboard Transaction.

Change in Control Payments

Pursuant to our chief executive officer’s employment agreement, upon the first liquidation payment to stockholders, we would be obligated to pay him a lump sum payment of approximately $2.7 million, which is equal to approximately 2.8% of the liquidation proceeds at $4.05 per share to our stockholders. Pursuant to the executive retention agreements, each of our other executive officers would be entitled to a change in control payment if the per share distribution to our stockholders is greater than $2.00. The amount of the change in control payment is determined by the amount of the per share consideration distributed to our stockholders. Thus, if after a change in control, we distribute, for example, $4.05 per share to our stockholders, we would be obligated to pay these executive officers collectively an aggregate of approximately $1.2 million, or approximately 1.2% of the estimated liquidation proceeds. Additional change in control benefits to our executive officers are described on pages 26-28, and 77 below.

GENERAL INFORMATION

Who is entitled to vote at the special meeting?

The record date for the special meeting is April 16, 2004. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the special meeting. At the close of business on the record date there were 22,896,305 shares of our common stock issued and outstanding.

Will any other business be conducted at the special meeting?

Our board of directors knows of no business, other than as set forth in the attached Notice of Special Meeting of Stockholders, that will be presented at the special meeting. If any other proposal properly comes before the stockholders for a vote at the meeting, the persons named in the proxy card that accompanies this proxy statement will, to the extent permitted by law and to the extent we were not notified of the proposal a reasonable time before our solicitation, vote your shares in accordance with their judgment on such matter.

Why has the board of directors decided to terminate our operations and return the value of our assets to our stockholders?

Our board of directors determined that it is in the best interest of our stockholders to sell our services business to Unisys pursuant to the Purchase Agreement. Our board of directors also determined that it is in the best interests of our stockholders to dispose of our Switchboard shares in the Switchboard Transaction. Our board also determined that, rather than using available cash to pursue an acquisition strategy, which would be highly speculative and may not result in investment returns for a considerable period of time, if at all, it is in our stockholders’ best interest to return available cash and assets to stockholders and allow each stockholder to determine individually how to invest available amounts.

How does our board of directors recommend I vote on the proposal to approve the Asset Sale, the proposal to approve the Switchboard Transaction, the proposal to approve the Plan of Liquidation and the other matters to be considered at the meeting?

Our board of directors unanimously recommends that you vote FOR the approval of the Asset Sale. (See pages 18-34). Our board of directors unanimously recommends that you vote FOR the approval of the Switchboard Transaction. (See pages 35-58). Our board of directors unanimously recommends that you vote FOR the approval and adoption of the Plan of Liquidation and our dissolution. (See pages 59-74.) Our board of directors recommends that, if necessary, you vote FOR the adjournment of the special meeting to a later date to solicit proxies.

Asset Sale

What assets are proposed to be sold to Unisys in the Asset Sale?

Our business consists of two reportable segments: ePresence services and Switchboard. If the Asset Sale is approved at the special meeting, we will sell substantially all of the assets of our ePresence services business, consisting of a majority of our services business personnel, customer contracts, equipment and other assets, to Unisys. Upon the consummation of the Asset Sale, our business would only consist of our Switchboard ownership which we are proposing to sell to InfoSpace.

Why has the board of directors approved the Asset Sale?

Our board of directors decided to sell our services business based on many factors including, economic and industry slowdowns, which have decreased technology spending for our customers. The board of directors also considered the increased competition in our industry from companies with greater resources as well as the continuing operating losses from operations and the likelihood that we would incur significant operating losses in the future. After considering these factors, along with many others, our board of directors decided to look at strategic alternatives. After careful consideration and discussions with our management and legal and financial advisors, our board of directors has determined that the Asset Sale is advisable and in the best interests of ePresence and its stockholders. (See pages 18-34.)

What was the opinion of ePresence’s financial advisor?

Our board of directors received an opinion from our financial advisor, SG Cowen Securities Corporation, that the consideration payable by Unisys to us in the Asset Sale is fair, from a financial point of view, to us. (See pages 21-26.)

What will happen if the Asset Sale is approved?

If the Asset Sale is approved at the special meeting, we plan to consummate the transactions contemplated by the Purchase Agreement as soon as practicable following the special meeting.

What will happen if the Asset Sale is not approved?

If the Asset Sale is not approved at the special meeting, the Purchase Agreement will be terminated. In addition, if the Asset Sale is not approved and the Plan of Liquidation is approved, then we may proceed with the Plan of Liquidation and attempt to sell the assets covered by the Purchase Agreement to other buyers, which would not include affiliates of ePresence. Likewise, if the Asset Sale is not approved and the Switchboard Transaction is approved, then we will proceed with the Switchboard Transaction (subject to the satisfaction or waiver of the conditions to the transaction), and we may attempt to sell the assets covered by the Purchase Agreement to other non-affiliate buyers under the Plan of Liquidation or otherwise. The Purchase Agreement obligates us to pay Unisys a termination fee of $800,000 and reimburse up to $200,000 of Unisys’ expenses under certain circumstances, including where our board of directors withdraws its recommendation in favor of the Asset Sale or where we terminate the Purchase Agreement to pursue a superior offer. (See page 33).

Do directors and officers have interests in the Asset Sale that differ from mine?

In considering the recommendation of our board of directors to approve the Asset Sale and Plan of Liquidation, you should be aware that some of our directors and officers might have interests that are different from or in addition to your interests as a stockholder. These interests include:

•	our current directors and executive officers hold options to purchase an aggregate of 3,098,079 shares of common stock at a weighted average exercise price of $5.12 per share, which options are or may become fully vested in connection with the Asset Sale and Plan of Liquidation, and which will give the optionholders a right to receive a pro rata portion of distributions to stockholders following our dissolution to the extent the distributions exceed the option exercise price;

•	an affiliate of one of our directors holds warrants to purchase an aggregate of 1,315,800 shares of common stock at weighted average exercise price of $4.75 per share, which warrants are fully vested and will give the warrantholder a right to receive a pro rata portion of distributions to stockholders following our dissolution to the extent the distribution exceeds the warrant exercise price; and

•	our current executive officers will receive certain payments, loan forgiveness and other benefits as described on pages vi, 26-28 and 77.

For information as to the number of shares of our common stock and Switchboard common stock beneficially owned by our directors and officers, see pages 59-61.

What are the risks of the Asset Sale?

We have set forth certain risks to ePresence of the Asset Sale proposed in this proxy statement. (See pages 18-19)

What are the tax consequences of the Asset Sale?

We expect to recognize a loss for federal income tax purposes on the Asset Sale in an amount by which our adjusted tax basis in the assets sold exceeds the sale proceeds. Consummation of the Asset Sale itself will not result in any United States federal income tax consequences to our stockholders.

Switchboard Transaction

Why has the board of directors approved the Switchboard Transaction?

The board of directors considered many factors in deciding to dispose of our Switchboard shares through an acquisition of Switchboard by InfoSpace, including the increase in trading price of the Switchboard stock during 2003, the fact that the large number of Switchboard shares held by us has impeded the trading volume of Switchboard stock and that the trading price of our stock has not fully reflected the market value of our Switchboard holdings. Our board of directors had earlier approved a disposition of our Switchboard shares though a public offering. However, after the Switchboard Transaction became an available alternative, our board of directors concluded that it was the preferable way of disposing of our Switchboard holdings. After careful consideration and discussions with our management and legal and financial advisors, our board of directors has determined that the Switchboard Transaction is advisable and in the best interests of ePresence and its stockholders because the proceeds from the sale would have the highest probability of returning the greatest value to our stockholders as compared to other alternatives. (See pages 35-58.)

What was the opinion of ePresence’s financial advisor?

Our board of directors received an opinion from our financial advisor, SG Cowen Securities Corporation, that the consideration payable by InfoSpace to us as a holder of Switchboard commons stock in the Switchboard Transaction is fair, from a financial point of view, to us. (See pages 40-46.)

What will happen if the Switchboard Transaction is approved?

We currently hold 9,802,421 shares of Switchboard common stock. If the Switchboard Transaction is approved and consummated, each of our Switchboard shares will be converted into $7.75 in cash, for a total of approximately $76.0 million. If the Plan of Liquidation is approved and consummated, these cash proceeds will be available for distribution to our stockholders.

What will happen if the Switchboard Transaction is not approved?

If the Switchboard Transaction is not approved at the special meeting, our board of directors will consider whether to sell any of our shares of Switchboard common stock to buyers to be located, which will not include affiliates of ePresence. Our board of directors has determined that we may sell up to 5,400,000 of our Switchboard shares, prior to or following the special meeting, without stockholders approval. In addition, if the Switchboard Transaction is not approved and the Plan of Liquidation is approved, then we may proceed with the Plan of Liquidation and distribute some or all of our shares of Switchboard common stock to our stockholders as part of the liquidation. Likewise, if the Switchboard Transaction is not approved and the Asset Sale is approved, we may consummate the transactions contemplated by the Purchase Agreement. (See page iv).

In connection with the Switchboard/InfoSpace Merger Agreement, we entered into a voting agreement with Switchboard and InfoSpace, pursuant to which we agreed to hold a meeting of our stockholders for the purpose of approving our vote in favor of the Switchboard Transaction and, subject to the approval of our stockholders, to vote our Switchboard shares in favor of the Switchboard Transaction. Pursuant to this voting agreement, we also agreed, among other things, that if the Switchboard Transaction is not approved by our stockholders at the special meeting, we would pay, in certain circumstances, up to $500,000 of the expenses of InfoSpace and pay

InfoSpace a break-up fee of $3 million, unless Switchboard is obligated to pay its break-up fee pursuant to the Switchboard/InfoSpace Merger Agreement.

Do the directors and officers have interests in the Switchboard Transaction that differ from mine?

In considering the recommendation of our board of directors to approve the Switchboard Transaction, you should be aware that some of our directors and officers might have interests that are different from or in addition to your interests as a stockholder. These interests include:

•	our current directors and officers hold an aggregate of 49,750 shares of Switchboard common stock and options to purchase an aggregate of 481,250 shares of Switchboard common stock;

•	certain of our directors and officers are directors of Switchboard; and

•	our current executive officers may receive payments and other benefits.

(See pages vi, 57-58.)

What are the risks of the Switchboard Transaction?

We have set forth certain risks to ePresence of the Switchboard Transaction in this proxy statement. (See pages 35-36.)

What are the federal tax consequences of the Switchboard Transaction?

We will recognize taxable gain on the Switchboard Transaction, which may result in corporate income tax. Our taxable gain will be measured by the difference between the amount realized by us in the Switchboard Transaction and the adjusted tax basis of the Switchboard stock sold. We believe that a substantial portion of the income or gain from the Switchboard Transaction will be offset by our useable net operating losses and tax credit carryforwards. Consummation of the Switchboard Transaction itself will not result in any United States federal income tax consequences to our stockholders.

Liquidation and Dissolution

Why has the board of directors adopted the Plan of Liquidation?

Our board of directors has determined that it is not advisable to continue to operate our business on an independent basis. This determination was made based on the decrease in technology spending, increasing competition, market uncertainty, our actual and projected operating losses, and the other first eight factors listed below under “Reasons for the Board’s Recommendation” on pages 18 and 19. As a result of the process undertaken by us and our financial advisors to solicit purchasers for our business and the results of this process, our continued operating losses, our board’s belief that it would be in the best interests of our stockholders to allow our stockholders to determine how to invest available cash rather than us pursuing an acquisitions strategy and the other factors listed under “Reasons for the Board’s Recommendation” on pages 42 and 43 below, our board of directors has also determined that the distribution of our assets in a liquidation has a greater probability of producing more value to our stockholders than other alternatives. (See pages 59-74.)

What will happen if the Plan of Liquidation and our dissolution are approved?

If the Plan of Liquidation and our dissolution are approved, whether or not the Asset Sale or Switchboard Transaction , or both, are approved we will, except as otherwise determined by our board of directors:

•	dissolve as a corporation;

•	wind-up our business affairs;

•	liquidate our remaining assets;

•	pay or attempt to adequately provide for the payment of all of our known obligations and liabilities;

•	establish a contingency reserve designed to satisfy any additional liabilities; and

•	make two or more distributions to our stockholders of available liquidation proceeds.

(See pages iv and 63-69.)

What will happen if the Plan of Liquidation and our dissolution are not approved?

If our stockholders do not approve the Plan of Liquidation and our dissolution, our board of directors will continue to manage ePresence as a publicly owned corporation and will explore what, if any, alternatives are then available for the future of our business, taking into account, among other factors, whether the Asset Sale is consummated and whether our stockholders approved the Switchboard Transaction. If our stockholders do not approve the proposed liquidation and dissolution, we may nonetheless pay all or a portion of the proceeds from a closing of the Switchboard Transaction to our stockholders as a special cash dividend or distribute some of our Switchboard shares to our stockholders as a special dividend. Our decision to pay a cash dividend would likely depend in part on whether our stockholders approve the Asset Sale. If the Asset Sale is not approved, our board could determine to attempt to grow the services business or acquire other businesses or companies, which would decrease the likelihood of paying a cash dividend. (See page iv).

When will stockholders receive payment of any available liquidation proceeds?

If our stockholders approve the Plan of Liquidation and our dissolution, we currently anticipate making an initial distribution to our stockholders within approximately 30 days following stockholder approval. Thereafter, we will distribute available liquidation proceeds, if any, to our stockholders as our board of directors deems appropriate. We are currently unable to predict the precise timing of any distributions pursuant to the Plan of Liquidation, although we anticipate that a substantial majority of the liquidation proceeds will be distributed in the initial liquidating distribution. We anticipate that further distributions will be made over a period of three years, although distributions could be made over a longer period of time if unanticipated claims are made against us. The timing of any distributions will be determined by our board of directors and will depend upon a number of factors, including our ability to pay and settle our remaining liabilities and obligations, including contingent claims. (See page 65.)

How much will stockholders receive in the liquidation?

At this time, we cannot predict with certainty the amount of any liquidating distributions to our stockholders. (See page iv). However, based on information currently available to us, assuming, among other things, no unanticipated actual or contingent liabilities, we estimate that over time stockholders will receive two or more cash distributions that in the aggregate range from approximately $4.05 to $4.30 per share. Actual distributions could be higher or lower. If the Switchboard Transaction is not consummated, the amount of cash that we will be able to distribute to our stockholders with respect to our Switchboard shares will depend on the net proceeds after taxes that we realize from any sales. The value of any Switchboard shares that we distribute in-kind will depend on prevailing market prices. (See pages 65 and 73-74.)

Do directors and officers have interests in the Plan of Liquidation that differ from mine?

In considering the recommendation of our board of directors to approve the Plan of Liquidation and our dissolution, you should be aware that some of our directors and officers might have interests that are different from or in addition to your interests as a stockholder as summarized above in this General Information section under “Asset Sale—Do directors and officers have interests in the Asset Sale that differ from mine?” In addition, we will prepay for six years of coverage under our director and officer liability insurance policy for the benefit of our current and former directors and officers, and we will continue to indemnify our directors and officers following our dissolution. (See pages vi, 26-28 and 77.)

What are the risks of the Plan of Liquidation and our dissolution?

We have set forth certain risks to ePresence of the proposed Plan of Liquidation in this proxy statement. (See pages 59-61.)

What are the tax consequences of the liquidation?

We will recognize gain or loss with respect to the sale of our assets in an amount equal to the difference between the fair market value of the consideration received for each asset and our adjusted tax basis in the asset sold. Upon the distribution of any non-cash asset to our stockholders pursuant to the Plan of Liquidation (including distributions of assets to a liquidating trust or trusts), we will recognize gain or loss as if such asset were sold to the stockholders at its fair market value. We believe that a substantial portion of any income or gain from the Asset Sale and Switchboard Transaction will be offset by our useable net operating losses and tax credit carryforwards.

As a result of our liquidation, for federal income tax purposes stockholders will recognize a gain or loss equal to the difference between (1) the sum of the amount of cash distributed to them and the aggregate fair market value of any property distributed to them, and (2) their tax basis for their shares of our stock. A stockholder’s tax basis in the stockholder’s shares will depend upon various factors, including the stockholder’s cost and the amount and nature of any distributions received with respect to the shares. Any loss generally will be recognized only when the final distribution from us has been received, which is likely to be at least three years after our dissolution and possibly longer.

A brief summary of the material federal income tax consequences of the Plan of Liquidation appears on pages 69-72 of this proxy statement. Tax consequences to stockholders may differ depending on their circumstances. You should consult your tax advisor as to the tax effect of your particular circumstances.

Other Information

Do I have dissenters’ appraisal rights?

Under Massachusetts law, stockholders may have dissenters’ appraisal rights in connection with the Asset Sale and the Switchboard Transaction. Whether stockholders have dissenters’ rights depends upon whether the Asset Sale or the Switchboard Transaction constitutes a sale of all or substantially all of our property and assets under Massachusetts law. If any stockholder exercises appraisal rights, we may take the position that stockholders do not have appraisal rights with respect to the Asset Sale or the Switchboard Transaction. (See pages 75-76.)

How may I vote if my shares are registered in my name?

You may vote your shares at the meeting by written proxy or in person.

•	To vote by written proxy, you must mark, sign and date the enclosed proxy card and then mail the proxy card in the enclosed postage-paid envelope. Your proxy will be valid only if you complete and return the proxy card before the special meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the special meeting, including at any adjournment of the special meeting, in the manner you specify in the proxy card. If you complete the proxy card but do not provide voting instructions, then the designated persons will vote your shares FOR the authorization and approval of the sale of our services business, FOR the authorization and approval of the Switchboard Transaction, FOR the approval and adoption of the Plan of Liquidation and the approval of our dissolution and, if necessary, FOR the adjournment of the special meeting to a later date to solicit additional proxies.

•	To vote in person, you must attend the special meeting, and then complete and submit the ballot provided at the meeting.

How may I vote if my shares are held in “street name?”

If the shares you own are held in “street name” by a bank or brokerage firm, the nominee of your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm.

If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter. If you do not give instructions to your bank or brokerage firm, your bank or brokerage firm will not be permitted to vote your shares with respect to the approval of the Asset Sale, the Switchboard Transaction, the Plan of Liquidation and our dissolution or the adjournment of the special meeting.

If you wish to attend the special meeting in person to vote your shares held in street name, you will need to obtain a proxy card from the holder of record (i.e., the nominee of your brokerage firm or bank).

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote by:

•	sending us another signed proxy with a later date;

•	giving written notice of the revocation of your proxy to our Clerk prior to the special meeting; or

•	voting in person at the special meeting.

How many shares must be present to hold the meeting?

A quorum must be present at the meeting on a matter for a vote to be taken on the matter, although a quorum is not required with respect to Proposal 4 regarding adjournment. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote on a matter will constitute a quorum with respect to that matter. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting on all matters.

What if a quorum is not present at the meeting, or we do not obtain the required vote for approval of a proposal?

If a quorum is not present at the special meeting with respect to a matter or we do not obtain the required vote for approval of a matter, we expect to attempt to adjourn the special meeting in order to solicit additional proxies with respect to that matter.

How will votes be counted?

Each share of common stock will be counted as one vote. Shares will not be voted in favor of a matter, and will not be counted as voting on a matter, if the holder of the shares abstains from voting on a particular matter or the shares are broker non-votes. Accordingly, withheld shares, abstentions and broker non-votes will have the effect of a vote against the proposal to approve the Asset Sale, the proposal to approve the Switchboard Transaction and the proposal to approve the Plan of Liquidation and our dissolution.

Can I still sell my shares?

Yes, you may sell your shares at this time, but it may be difficult or impossible to sell your shares in the near future. If the Plan of Liquidation is approved, we expect to close our stock transfer books and prohibit transfers of record ownership of our common stock approximately 10 days following the special meeting. In addition, in the event the Asset Sale occurs prior to our dissolution, it is possible that our common stock would be de-listed from the NASDAQ National Market even if we continue to meet all of the specific criteria for continued listing. We do not anticipate that our common stock would be de-listed solely as a result of the approval of consummation of the Switchboard Transaction. (See pages 63-68.)

When and how will stockholders receive information about ePresence during the liquidation period?

Following our dissolution, while we intend to cease filing reports such as Forms 10-K and 10-Q with the SEC, we may continue to file reports on Form 8-K to disclose material events relating to our liquidation. Stockholders will be able to access these reports on the SEC’s web site. (See page 68.)

What do I need to do now?

After carefully reading and considering the information contained in this proxy statement, you should complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares are represented at the special meeting. A majority of shares entitled to vote must be represented at the special meeting to enable us to conduct business at the special meeting.

Who can help answer questions?

If you have any additional questions about the proposals, you should contact our Clerk at (508) 898-1000 or Georgeson Shareholder Communications, Inc., a proxy solicitation firm that we have engaged, at (800) 843-1285. A copy of our annual report on Form 10-K for the year ended December 31, 2003 as filed with the SEC, and including financial statements, is being mailed together with this proxy statement. Copies of such report and all other periodic reports filed by us with the SEC are available free of charge through the SEC’s electronic data system at www.sec.gov. To request additional printed copies of this proxy statement and Form 10-K, which we will provide to you free of charge, either: write to ePresence, Inc., 120 Flanders Road, Westboro, Massachusetts 01581, Attention: Clerk, or email us at info@epresence.com. Our other public filings can also be accessed at the SEC’s web site at www.sec.gov.

THE SPECIAL MEETING OF STOCKHOLDERS

Date, Time and Place of the Special Meeting

The special meeting will be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts on [June 3], 2004, at 10:00 a.m., local time.

Matters to be Considered at the Special Meeting

At the special meeting, stockholders will consider and vote on proposals (1) to authorize and approve the sale of our services business to Unisys pursuant to the Purchase Agreement attached as Appendix A, (2) to authorize and approve the voting by us of our Switchboard shares in favor of the Switchboard Transaction pursuant to the Switchboard/InfoSpace Merger Agreement attached as Appendix B and the forms of Stockholder Agreements attached as Appendix F, (3) to approve and adopt our Plan of Complete Liquidation and Dissolution attached as Appendix C and approve our dissolution, and (4) if necessary, to approve the adjournment of the special meeting to a later date to solicit additional proxies.

Record Date

The record date for the determination of stockholders entitled to notice of and to vote at the special meeting is April 16, 2004. At the close of business on the record date there were issued, outstanding and entitled to vote an aggregate of 22,896,305 shares of our common stock, $.01 par value per share.

Voting and Votes Required

Each share of our common stock is entitled to one vote. All proxies will be voted in accordance with the stockholders’ instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the Asset Sale, the Switchboard Transaction, the Plan of Liquidation and our dissolution, and, if necessary, the adjournment of the meeting to a later date to solicit additional proxies. With respect to any other matter properly presented at the special meeting, the persons named in the proxy will be authorized to vote, or otherwise act, in accordance with their judgment on such matter.

A stockholder may revoke any proxy at any time before it is exercised by delivery of written revocation to the Clerk of ePresence or by voting in person at the special meeting. A stockholder may also change a vote by signing another proxy with a later date. Attendance at the special meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the special meeting that the stockholder intends to revoke the proxy and vote in person.

The affirmative vote of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote thereon is required to approve the Asset Sale and the Switchboard Transaction. The affirmative vote of the holders of two-thirds of the common stock issued, outstanding and entitled to vote thereon is required to approve and adopt the Plan of Liquidation and our dissolution.

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting is required to approve the adjournment of the meeting to a later date, if necessary, to solicit additional proxies. The most likely reason for adjournment would be to solicit additional proxies to approve any or all of Proposals 1, 2 and 3 if fewer shares are voted in favor of the proposal than are required to approve the proposal. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting with respect to any matter being considered at the reconvened meeting, except for any proxies properly changed or revoked. The chairman of the special meeting will have the authority under our amended and restated by-laws to close the polls at the special meeting with respect to any matter but allow the polls to remain open until the final adjournment of the special meeting with respect to any other matter.

Voting Agreements for Switchboard Transaction

In connection with the Switchboard/InfoSpace Merger Agreement, our officers, directors and an affiliate of one of our directors, who beneficially own in the aggregate approximately 15.1% of the 22,896,305 shares of our common stock that were outstanding on the record date and are entitled to vote at the special meeting, entered into voting agreements with Switchboard and InfoSpace, pursuant to which each agreed to vote his or its respective shares in favor of the Switchboard Transaction at the special meeting and each has irrevocably appointed InfoSpace or its designees as his or its proxy to vote in favor of the Switchboard Transaction and against any actions that would impede or delay the Switchboard Transaction.

Voting Agreement for Asset Sale

In connection with the Purchase Agreement, our directors, executive officers and an affiliate of one of our directors, who beneficially own in the aggregate approximately 15.1% of the 22,896,305 shares of our common stock that were outstanding on the record date and are entitled to vote at the special meeting, entered into voting agreements with Unisys pursuant to which they agree to vote in favor of the Asset Sale at the special meeting.

Quorum

Under our amended and restated by-laws, the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the special meeting shall constitute a quorum at the special meeting. Shares of common stock present in person or represented by proxy, including shares that abstain, represent broker non-votes or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present.

Adjournments

Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment of the special meeting may be made without any notice other than by the announcement made at the special meeting, by approval of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. We are soliciting proxies to grant authority to vote in favor of adjournment of the special meeting. Our board of directors recommends that you vote in favor of the proposal to grant authority to vote to adjourn the meeting.

Abstentions and Broker Non-Votes

Shares that abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have the effect of a vote against the proposal to approve the Asset Sale, the proposal to approve the Switchboard Transaction and the proposal to approve the Plan of Liquidation and our dissolution. Abstentions and broken non-votes will have no effect on the voting on the proposal to adjourn the meeting to a later date, if necessary, to solicit additional proxies.

Shares Owned and Voted by our Directors, Executive Officers

At the close of business on April 16, 2004, the record date for the special meeting, our directors and executive officers and certain of their affiliates beneficially owned, in the aggregate, approximately 15.1% of the 22,896,305 shares of our common stock that were outstanding on the record date and are entitled to vote at the special meeting.

Other Matters

Our board of directors knows of no other business that will be presented at the special meeting. If any other proposal properly comes before the stockholders for a vote at the special meeting, the persons named in the proxy card that accompanies this proxy statement will, to the extent permitted by law, vote your shares in accordance with their judgment on such matter.

Recommendation of the Board of Directors

After careful consideration, our board of directors has unanimously approved the Asset Sale and unanimously recommends that you vote FOR the authorization and approval of the Asset Sale. (See pages 18-34.)

After careful consideration, our board of directors has unanimously approved the Switchboard Transaction and unanimously recommends that you vote FOR the authorization and approval of the Switchboard Transaction. (See pages 35-58.)

In addition, after careful consideration, our board of directors has unanimously approved the Plan of Liquidation and our dissolution and unanimously recommends that you vote FOR the approval and adoption of the Plan of Liquidation and our dissolution. (See pages 59-74.)

Finally, our board of directors recommends that you vote FOR the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies.

In considering such recommendations, you should be aware that some of our officers and directors have interests in the Asset Sale, the Switchboard Transaction and the Plan of Liquidation that are different from, or in addition to, those of our stockholders generally. See the sections entitled “Proposal No. 1—Sale of the Services Business—Interests of ePresence Executive Officers and Directors in the Asset Sale and Liquidation”, “Proposal No. 2—Approval of the Switchboard Transaction—Interests of ePresence Executive Officers and Directors in Switchboard” and “Proposal No. 3—Plan of Complete Liquidation and Dissolution and Approval of Dissolution —Interests of ePresence Directors and Officers in the Plan of Liquidation and Our Dissolution.”

BACKGROUND OF THE PROPOSED TRANSACTIONS

We have two reportable business segments: ePresence services and Switchboard. Our reportable segments are managed separately, as they are separately traded public companies and market and distribute distinct products and services. With respect to our ePresence services segment, we are a consulting and systems integration company delivering security and identity management solutions that help companies reduce cost, enhance security, improve service and increase revenues. Identity management promotes effective management of users and access to the right information across information technology environments, creating context and common infrastructure across distributed constituencies, business processes and applications. Our primary service offerings blend the elements of security and identity management, which include enterprise directory and meta-directory services, access and password management services, single sign-on services, electronic provisioning services, information technology platform services, and managed operational and remote access services.

Our Switchboard segment is organized as an independent subsidiary, Switchboard Incorporated. Switchboard is a leading provider of local online advertising solutions for merchant and national advertisers, enabled by innovative, consumer-oriented online yellow and white pages directory technology. Switchboard generates revenue primarily from advertising that is placed in the Switchboard-powered yellow pages directory platforms of its licensees, as well as its directory website, www.switchboard.com. Switchboard licenses its yellow pages directory platform to Internet portals, traditional yellow pages publishers and newspaper publishers. Switchboard’s revenues, expenses and other income and expense are consolidated in our consolidated statement of operations as of December 31, 2003 and December 31, 2002, while the minority interest in Switchboard is eliminated through consolidated other income and expense. In addition, Switchboard’s assets and liabilities are consolidated in our Consolidated Balance Sheet as of December 31, 2003 and December 31, 2002. At December 31, 2003, we owned 9,802,421 shares, or approximately 51% of Switchboard’s outstanding common stock.

We commenced operations in 1983 as a provider of computer networking software and equipment. In 1999, in response to competitive pressures in the network operating system and electronic messaging markets, we announced that we would exit the software business and focus on our information technology services business.

In 2001, we focused our efforts on positioning our services business in the security and identity management market, developing new offerings, improving our operational efficiency, engaging new partners, enhancing existing alliances and bolstering our skills to complement our directory and infrastructure knowledge. As a result of unfavorable economic conditions and to offset declines in revenues, we took a number of actions to mitigate the negative effects of these conditions while attempting to enhance our competitive capabilities. Cost reduction initiatives included reduction in headcount principally through reductions in our marketing and general and administrative functions and the elimination of several senior management and executive-level positions, and closure of two offices in Europe. These actions were intended to allow us to better align our resources with revised revenue expectations and fully focus on the domestic market.

In the first nine months of 2002, while we generated a number of new customers and engagements and experienced initial interest for our recently launched remote access management services, we did not see substantial improvement in information technology, or IT, spending, and competition remained fierce for systems integration projects.

In the fourth quarter of 2002, our management and board of directors considered strategic alternatives with respect to our shares of common stock of Switchboard, consisting primarily of a sale or distribution of our Switchboard shares or an acquisition of the outstanding Switchboard shares not owned by us. Based primarily on the trading price of Switchboard common stock and our ownership level of the Switchboard common stock, our assessment of the Switchboard business and financial results, the potential to reduce duplicative overhead costs, our cash position and the advice of our financial advisors, our board determined to proceed initially with a possible acquisition of the Switchboard shares not owned by us. In the fourth quarter of 2002, we engaged SG

Cowen Securities Corporation as our financial advisor on this matter and approached Switchboard about the possibility of us acquiring the shares of Switchboard that we did not own. In response to this approach, Switchboard engaged a financial advisor and established a special committee of its board of directors to explore a possible sale. Ultimately, Switchboard informed us that it was not interested in pursuing acquisition discussions with us on the terms proposed by us and that Switchboard did not believe that it was in the best interests of its stockholders to pursue any sale alternatives then available to it. Switchboard and ePresence then commenced discussions about the possibility of us selling all or part of our shares of Switchboard common stock in an underwritten public offering, and both parties agreed that an underwritten public offering of some or all of our shares of Switchboard common stock would be in their respective best interests. Our board, at a special meeting held on August 25, 2003, authorized our management to proceed with discussions with Switchboard and investment banking firms in connection with a potential sale of some or all of our Switchboard shares in an underwritten public offering (the “Switchboard Public Offering”).

In April 2003, our engagement of SG Cowen was expanded to seek a potential buyer of us or our assets. In the course of the sales process undertaken by us and SG Cowen, 18 companies signed non-disclosure agreements and received non-public evaluation materials concerning a possible sale of ePresence or its services business. Subsequently, six of these parties had discussions with our management. Of these parties, two participated in due diligence and submitted preliminary offers to acquire ePresence or its services business.

Thereafter, representatives of ePresence and SG Cowen engaged in discussions with each of these two parties concerning purchase price, transaction structure and other aspects of their respective expressions of interest and each party conducted data room due diligence. In August 2003, representatives of ePresence management and SG Cowen held meetings with representatives of each of Unisys and the other party that had submitted a preliminary offer to provide information concerning ePresence and to discuss a potential acquisition of ePresence or its assets, including continuing discussions regarding purchase price. In evaluating the offers, our management focused primarily on purchase price, form of the offer, probability of successful closure and timing. Based on the purchase price offered by each potential purchaser, form of the offer, probability of successful closure and timing, our management concluded that the Unisys bid was the more favorable proposal and that we should focus on discussions with Unisys but continue to pursue a potential transaction with the other bidder.

At our August 25, 2003 board meeting, representatives of SG Cowen provided our board with a summary of their contacts with potential purchasers, and our board expressed support for our management’s plans for continuing acquisition discussions with Unisys and the other potential purchaser.

On September 2, 2003, the other bidder indicated that it would not offer an amount that equaled or exceeded the price offered by Unisys. Discussions between ePresence and the other bidder then ceased, pending the outcome of our continuing discussions with Unisys.

On September 3, 2003, we received a final offer from Unisys, which was followed on September 4, 2003 by a proposed asset purchase agreement. Between September 3 and September 18, 2003, SG Cowen had various communications with Unisys regarding the terms of its final offer and the proposed asset purchase agreement. On September 8, 2003, SG Cowen, on behalf of ePresence, delivered to Unisys a written counter-proposal to Unisys’ offer, which requested various clarifications and alterations to Unisys’ final offer, including, among other things, purchase price, conditions to closing and post-closing obligations. At a special meeting held on September 15, 2003, our board of directors determined that it would be in our stockholders’ best interests to pursue the offer submitted by Unisys. On September 16, 2003, Unisys submitted a revised final offer, which addressed some of the issues raised by the counter-proposal, primarily the amount of the offer and the target working capital balance. On September 17, 2003, SG Cowen informed Unisys that, as requested by Unisys, ePresence was willing to enter into exclusivity with Unisys, subject to certain conditions. On September 18, 2003, we executed a letter agreement with Unisys restricting our ability to negotiate with or solicit other parties in connection with an acquisition. On October 17, 2003, we executed an extension of our September 18, 2003 letter agreement with Unisys.

From September 2003 through October 22, 2003, representatives of ePresence and representatives of Unisys, together with their respective legal and financial advisors, continued to negotiate the terms of the proposed Purchase Agreement, continued to conduct due diligence with respect to ePresence and negotiated the terms of the proposed voting agreements, employment offers and other agreements and documents contemplated by the Purchase Agreement.

From September 2002 through October 2003, our board of directors held numerous regular and special meetings in addition to those specified above at which our board evaluated, received updates regarding, and discussed the status of our various strategic alternatives described above.

On October 22, 2003, our board of directors held a special meeting for the purpose of considering the proposed Asset Sale, the Switchboard Public Offering and the Plan of Liquidation and our dissolution. Also present at this meeting were representatives of our legal counsel, Hale and Dorr LLP, SG Cowen and members of management. At this meeting, Hale and Dorr and SG Cowen presented and discussed summaries of the terms of the proposed Asset Sale, participants in the meeting discussed the Switchboard Public Offering and Hale and Dorr discussed the Plan of Liquidation and our board of directors’ fiduciary duties. Management presented its analysis of these proposals and the net assets that management believed would be available for distribution to stockholders pursuant to the Plan of Liquidation. SG Cowen reviewed the financial analyses performed in connection with its opinion and presented its oral opinion, subsequently confirmed in writing, that, as of the date of its opinion and based on the matters considered and subject to the assumptions, conditions and qualifications set forth in the written opinion, the consideration to be received by ePresence pursuant to the Purchase Agreement was fair from a financial point of view to ePresence. There were no material differences between the draft Purchase Agreement that was the subject of SG Cowen’s opinion and the signed Purchase Agreement.

The board, after considering the terms of the definitive agreements and the presentations by our management and our legal and financial advisors, by unanimous vote of all directors:

•	approved the Purchase Agreement and the transactions contemplated thereby, including the Asset Sale;

•	authorized the Switchboard Public Offering (including the sale of up to 5,400,000 shares of Switchboard common stock without stockholder approval) and authorized a pricing committee (comprised of Messrs. Notini and Richardson) to approve the specific terms of any sale by us of our shares of Switchboard common stock;

•	approved the Plan of Liquidation and our dissolution; and

•	recommended to our stockholders that they authorize and approve the Purchase Agreement, the Switchboard Public Offering and the Plan of Liquidation and our dissolution.

The board then authorized our management to execute the Purchase Agreement.

The material factors our board considered in arriving at its determination regarding the fairness of the Purchase Agreement, the board’s determination that the Asset Sale is in the best interests of our stockholders and in making its recommendation as to the Asset Sale, Switchboard Public Offering and Plan of Liquidation and dissolution are described below under the heading “Reasons for the Board’s Recommendation” under each of Proposals 1, 2 and 3, respectively. See pages 20-21, 37-40, and 62-63. Quantitative data relied upon by our board in making its determination that the Asset Sale is in the best interests of our stockholders are described in “Opinion of SG Cowen Securities Corporation” under Proposal 1 below. See pages 21-26. Our board also considered management’s liquidation analysis. In making its determination that, in the context of the alternatives available at the time, the Switchboard Public Offering was in the best interests of our stockholders, while our board considered historical and then-current trading prices of the Switchboard common stock, because the price of the sale of any Switchboard shares pursuant to the Switchboard Public Offering had not and was not subsequently determined, our board relied primarily on qualitative factors rather than quantitative data.

As an inducement for Unisys entering into the Purchase Agreement, on October 22, 2003, Unisys entered into voting agreements with our directors and executive officers and an entity affiliated with a director, 20 of our employees accepted employment offers with Unisys effective as of the closing, certain of our executive officers agreed to amend their employment and retention agreements with us to confirm that Unisys will not assume any obligations under the agreement and we delivered to Unisys specified customer consents. ePresence and Unisys then entered into the Purchase Agreement.

On October 23, 2003, we issued a press release announcing the Purchase Agreement, the proposed sale of Switchboard shares and the Plan of Liquidation.

On October 23, 2003, Switchboard filed a registration statement on Form S-1 registering 8,815,171 shares of Switchboard common stock plus an over-allotment option of 1,322,250 shares, including all of the shares owned by us, for sale in an underwritten public offering.

On November 6, 2003, we filed a preliminary proxy statement to be used to solicit the approval of our stockholders for the Asset Sale, the Switchboard Public Offering and the Plan of Liquidation. Pending the solicitation of our stockholders, we were unable to close the Asset Sale.

Unisys Waiver and Amendment. The Purchase Agreement originally provided that either party could terminate the agreement if the Asset Sale had not closed by January 31, 2004. On January 8, 2004, we requested that Unisys waive its right to terminate for this reason until February 16, 2004, and Unisys executed a written waiver. On February 16, 2004, we requested a further waiver through April 30, 2004. On March 19, 2004, after the parties had conducted additional due diligence, Unisys counterproposed, as an inducement for such a waiver, the removal of a $500,000 purchase price adjustment in our favor predicated on the attainment of certain projected future business potential. We informed Unisys of the possibility that the Switchboard Transaction would occur, necessitating further amendments to our proxy statement, and requested an extension through May 31, 2004 or June 30, 2004. Discussion ensued during the week of March 22, 2004, the parties met on March 30, 2004 and by April 2, 2004 the parties had negotiated the terms of a written Waiver and Amendment waiving each party’s right to terminate until June 30, 2004, lowering the purchase price to $9.0 million, deleting the $500,000 purchase price adjustment and providing that, if the closing occurred after May 31, 2004, we would be obligated to pay Unisys $200,000 for each week, or portion of a week, that elapses between May 31, 2004 and the closing, with a cap of $800,000 for each calendar month or portion of a calendar month. Our board of directors considered the matter during conference calls held on April 2, 2004 and April 5, 2004. SG Cowen presented its oral opinion, subsequently confirmed in writing, that, as of the date of its opinion and based on the matters considered and subject to the assumptions, conditions and qualifications set forth in the written opinion, the consideration to be received by ePresence pursuant to the Purchase Agreement, as amended, was fair from a financial point of view to ePresence. The parties signed the definitive Waiver and Amendment on April 5, 2004.

Background of the Switchboard Transaction. Switchboard has informed us that during December 2003 InfoSpace contacted Switchboard’s financial adviser, Thomas Weisel Partners, indicating that InfoSpace was considering submitting an offer to purchase Switchboard. (InfoSpace had discussed a previous offer with Switchboard in the second quarter of 2003.)

On March 9, 2004, InfoSpace once again contacted Thomas Weisel Partners indicating that it was considering submitting a new offer to purchase Switchboard. Thomas Weisel Partners and Switchboard management then contacted third parties that had recently indicated some interest in a strategic transaction involving Switchboard to determine whether they would be interested in pursuing such a transaction in the near term. Neither of those third parties indicated that they had any interest in pursuing such a transaction.

On March 10, 2004, our board of directors met by conference call to discuss the status of the Switchboard Public Offering, as well as the Asset Sale and the Plan of Liquidation.

On Friday, March 12, 2004, James Voelker, CEO of InfoSpace, submitted to Switchboard a new written proposal to purchase Switchboard’s outstanding shares of common stock at a significantly higher price than that discussed in 2003. After several discussions with representatives of Switchboard and Thomas Weisel Partners that day, InfoSpace then submitted to Switchboard a revised written proposal to purchase Switchboard’s outstanding shares of common stock at a higher price. In addition, InfoSpace submitted a draft merger agreement reflecting the terms upon which it was willing to enter into a transaction. InfoSpace’s offer was conditioned upon ePresence and certain of the executive officers of Switchboard and ePresence entering into stockholder agreements whereby they would agree to vote the Switchboard common stock controlled by them in favor of the transaction with InfoSpace.

A meeting of the Switchboard board was held on Monday, March 15th to discuss the offer. At the meeting, Thomas Weisel Partners presented various detailed valuation analyses and preliminarily reported that the proposed offer would fall within the range of values that were fair, from a financial point of view, to the Switchboard common stockholders. The Switchboard board asked Thomas Weisel Partners whether it was likely, given the Switchboard Special Committee’s extensive efforts to market Switchboard during the spring of 2003 and Thomas Weisel Partners’s recent contacts with the two other third parties, that any other party would make a competitive offer such that a further market check would be advisable. Thomas Weisel Partners responded that, in its view, it was not likely that another party would make an offer competitive with the offer from InfoSpace. Mr. Polnerow, Switchboard’s Chief Executive Officer and a director, then reported to the Switchboard board on the industry in which Switchboard competes and on Switchboard’s business and prospects. The Switchboard board appointed a new Switchboard Special Committee of independent directors to consider the InfoSpace offer and alternative strategic transactions. The new Switchboard Special Committee consisted of David Strohm as well as Michael Ruffolo and Stephen Killeen, two independent directors elected to Switchboard’s board of directors in December of 2003 and January of 2004, respectively. The new Switchboard Special Committee held a meeting immediately thereafter with representatives of Thomas Weisel Partners and Weil, Gotshal and Manges LLP. After lengthy discussions, the Switchboard Special Committee authorized Thomas Weisel Partners to negotiate with InfoSpace for a higher price.

On March 17, 2004, our board met again by conference call to consider InfoSpace’s offer to acquire Switchboard, which had been made on March 12, 2004. SG Cowen described the InfoSpace offer and compared the respective advantages and disadvantages to ePresence and its stockholders of the InfoSpace offer in comparison with the Switchboard Public Offering or a distribution of Switchboard shares in-kind. Among other things, Cowen discussed Switchboard’s historical and projected results of operations and then current conditions in the marketplace for public offerings such as the proposed Switchboard Public Offering. In order to consider the alternatives further, our board appointed a Special Committee consisting of Messrs. Rando, Richardson and Burton, none of whom is an officer or director of, or otherwise affiliated with, Switchboard. The Special Committee was requested to make a recommendation to the board of directors as to which alternative was preferable.

On March 18, 2004, representatives of InfoSpace contacted Switchboard and verbally revised InfoSpace’s offer upward, subject to approval by InfoSpace’s board of directors. On the evening of March 18, 2004, the Switchboard Special Committee met to discuss the newly revised transaction. Thomas Weisel Partners apprised the Switchboard Special Committee of the status of its ongoing discussions with InfoSpace. In light of the increased offer from InfoSpace, the Switchboard Special Committee, after consultation with Thomas Weisel Partners, determined that it would be in the best interests of Switchboard’s stockholders to proceed expeditiously with InfoSpace. The Switchboard Special Committee authorized its advisors to negotiate over the weekend of March 20th and 21st with the intention of finalizing the merger agreement as soon as possible.

Subsequently, representatives of InfoSpace and their legal and financial advisors met on several occasions with representatives of Switchboard and its legal and financial advisors and conducted financial, legal and technical due diligence and negotiated the terms of the Switchboard/InfoSpace Merger Agreement.

On March 25, 2004, InfoSpace informed Switchboard that it had satisfactorily completed its due diligence review and was prepared to proceed with the merger on the negotiated terms at a price of $7.75 per common share. The Switchboard board of directors and the Switchboard Special Committee met early that evening to consider the proposed transaction with InfoSpace. Thomas Weisel Partners provided the Switchboard board of directors and the Switchboard Special Committee with a detailed analysis of the financial terms of the proposed merger and delivered a verbal opinion, which was subsequently confirmed by delivery of a written opinion dated March 25, 2004, that, as of such date and based upon and subject to the factors and assumptions set forth therein, the $7.75 per share in cash to be received by the holders of Switchboard common stock pursuant to the Switchboard/InfoSpace Merger Agreement was fair from a financial point of view to such holders. The Switchboard Special Committee met separately with Thomas Weisel Partners and Weil, Gotshal & Manges and unanimously resolved to recommend the transaction to the Switchboard board. The Switchboard board then reconvened and received the Switchboard’s Special Committee’s recommendation and following discussions, unanimously approved the transaction subject to Switchboard common stockholder approval.

On March 25, 2004 our board of directors met with SG Cowen and our legal counsel, Hale and Dorr LLP, who provided information about the proposed terms of the Switchboard Transaction, the Switchboard/InfoSpace Merger Agreement and the voting agreements which ePresence and certain of its officers, directors and major stockholders had been requested to execute, agreeing to vote in favor of the Switchboard Transaction. SG Cowen reviewed the financial analyses performed in connection with its opinion and presented its oral opinion, subsequently confirmed in writing, that, as of that date and based on the matters considered and subject to the assumptions, conditions and qualifications set forth in the written opinion, the consideration to be received by ePresence from the Switchboard Transaction pursuant to the Switchboard/InfoSpace Merger Agreement was fair from a financial point of view to ePresence. There were no material differences between the draft Switchboard/InfoSpace Merger Agreement that was the subject of SG Cowen’s opinion and the signed agreement.

The Special Committee then met separately with SG Cowen and Hale and Dorr. After deliberation, the Special Committee presented its recommendations to the board, which then discussed the matter. After considering the presentations by our financial and legal advisors, the recommendation of the Special Committee and the terms of the definitive agreements, by unanimous vote of all directors, the board:

•	Approved the Switchboard Transaction and the transactions contemplated by the Switchboard/InfoSpace Merger Agreement;

•	Approved and authorized entering into the ePresence voting agreement;

•	Recommended to our stockholders that they authorize and approve the voting of all shares of Switchboard common stock that we own in favor of the Switchboard Transaction; and

•	Recommended to our officers, and directors and certain stockholders that they enter into voting agreements in favor of the Switchboard Transaction.

The material factors our board considered in arriving at its determination regarding the Switchboard Transaction are described below under the heading “Reasons for the Board’s Recommendation” under Proposal 2. See pages 37-40. Quantitative data relied upon by our board in making such determination are described in “Opinion of SG Cowen Securities Corporation Regarding the Switchboard Transaction” under Proposal 2 below. See pages 40-46.

Definitive agreements were signed late on March 25, 2004 and the transaction was publicly announced before trading commenced on March 26, 2004.

PROPOSAL NO. 1—SALE OF THE SERVICES BUSINESS

Our board of directors is proposing the Asset Sale pursuant to the terms of the Purchase Agreement as amended, or approval by our stockholders at the special meeting. The Asset Sale was approved by our board of directors, subject to stockholder approval, on October 22, 2003. A copy of the Purchase Agreement, together with certain amendments made pursuant to the terms of a Waiver and Amendment dated as of April 5, 2004, is attached as Appendix A to this proxy statement. The material terms of the Purchase Agreement are summarized below. This is not a complete summary of the Purchase Agreement and is subject in all respects to the provisions of, and is qualified by reference to, the Purchase Agreement. Stockholders are urged to read the Purchase Agreement in its entirety.

Our board of directors recommends a vote FOR the sale of the services business described below.

Factors That Our Stockholders Should Consider

There are many factors that stockholders should consider when deciding to vote to approve the Asset Sale, including the following factors:

If the Asset Sale is not completed as expected, our business could be materially disrupted.

If we are unable to close the Asset Sale, including as a result of our failure to obtain the approval of our stockholders, our services business could be materially disrupted. This disruption could be caused by confusion among our customers, industry partners and employees as to our future plans with respect to our services business. The public announcement of the Asset Sale and any subsequent failure to consummate the Asset Sale could have a material adverse effect on our sales and operating results and our ability to attract and retain customers, industry partners and key personnel. In addition, we will have to pay for our costs related to the Asset Sale, such as legal, accounting and financial advisory fees, even if the Asset Sale is not completed.

Because our stockholders will not receive stock of Unisys in the Asset Sale, our stockholders will not participate in the potential future growth of our services business.

The purchase price in the Asset Sale consists entirely of cash. As a result, our stockholders will not participate in the expected synergies between our services business and Unisys. Our stockholders will lose the opportunity to capitalize on the potential future growth of our services business and on the potential future success and profits.

The termination fee, expense reimbursement and restrictions on solicitation contained in the Purchase Agreement and the voting agreements may discourage other potential purchasers from trying to acquire us or our services business.

The Purchase Agreement obligates us to pay Unisys a termination fee of up to $800,000 and reimburse up to $200,000 of Unisys’ expenses under certain circumstances, including where our board of directors withdraws its recommendation in favor of the Asset Sale or where we terminate the Purchase Agreement to pursue a superior offer. These obligations would make it more costly for another potential purchaser to acquire us or our services business. The Purchase Agreement also generally prohibits us from soliciting, initiating, encouraging or facilitating any proposals that may lead to a proposal or offer for a merger or other business combination with any person other than Unisys. In addition, stockholders beneficially owning, in the aggregate, approximately 15.1% of the 22,896,305 shares of our common stock that were outstanding on the record date and are entitled to vote at the special meeting, consisting of our executive officers, directors and an affiliate of one of our directors, have signed voting agreements pursuant to which they have agreed to vote their shares in favor of the Asset Sale. These agreements could discourage other companies from trying to acquire us or our services business, even though those other companies might be willing to offer greater value than Unisys has offered in the Purchase Agreement.

Our stockholders will not be entitled to receive an immediate cash payment from Unisys in the acquisition.

The sale of our services business to Unisys is structured as an Asset Sale, meaning that we will sell the assets to Unisys in exchange for a cash payment to us rather than directly to our stockholders. Any cash that we receive from Unisys will be subject to claims of our creditors, and any distribution of this cash by us to our stockholders could be delayed and will be subject to the other risks and uncertainties associated with a liquidation, as described below under “Proposal No. 3—Plan of Complete Liquidation and Dissolution and Approval of Dissolution—Factors That Our Stockholders Should Consider.” If the Plan of Liquidation is approved, we currently anticipate that we will make an initial distribution within approximately 30 days following the special meeting. We expect to conclude the liquidation on or about the third anniversary of the filing of the articles of dissolution in Massachusetts, at which time a final distribution will be made either directly to our stockholders or to a liquidating trust. Also, unless the stockholders approve our Plan of Liquidation and dissolution, we do not currently anticipate that we will distribute to our stockholders any cash proceeds from the Asset Sale.

Our directors and executive officers may have interests that are different from, or in addition to, those of our stockholders generally.

You should be aware of interests of, and the benefits available to, our directors and executive officers when considering the recommendation of our board of directors of the Asset Sale and our Plan of Liquidation. Our directors and executive officers have interests in the Asset Sale and Plan of Liquidation that are in addition to, or different from, their interests as stockholders. In connection with the Asset Sale and Plan of Liquidation, or upon termination of employment following the Asset Sale or approval of the Plan of Liquidation, our officers may be entitled to receive option vesting, severance benefits, loan forgiveness and other payments. In addition, following our dissolution, our directors and executive officers may receive liquidating distributions in respect of their options and will be entitled to continuing indemnification and liability insurance. For a more detailed discussion of the interests of our management, see pages vi, 26-28 and 77 of this proxy statement.

The Purchaser

The purchaser of our services business pursuant to the Purchase Agreement is Unisys Corporation, a Delaware corporation. Unisys is a worldwide information technology services and solutions company, headquartered at Unisys Way, Blue Bell, Pennsylvania 19424. Unisys’ phone number is (215) 986-4011. Unisys’ common stock is listed on the New York Stock Exchange under the symbol “UIS.” For the year ended December 31, 2003, Unisys had approximately $5.9 billion in revenues and net income of approximately $259 million. Its employees combine expertise in systems integration, outsourcing, infrastructure, server technology and consulting to help clients, in more than 100 countries, quickly and efficiently achieve competitive advantage.

Use of Proceeds from the Sale

We intend to use the proceeds of the Asset Sale to pay our existing liabilities and to distribute cash available for distribution to our stockholders in connection with our Plan of Liquidation, if approved by our stockholders. The liabilities that we intend to pay with the proceeds of the Asset Sale include accounts payable, accrued expenses and lease commitments, as well as transaction costs. The transaction costs include fees paid to SG Cowen in the amount of $875,000 if the transaction is completed. The obligations related to the severance and other benefits our officers will receive in connection with the transactions contemplated by this proxy statement will be approximately $6.4 million. See pages 26-28. The proceeds of the Asset Sale may be increased or decreased to the extent that our working capital balance is greater than or less than zero as of the closing date, subject to certain limitations. This potential post-closing adjustment is structured to adjust the purchase price to accurately reflect our working capital balance as of the closing date. The proceeds will also be reduced by approximately $200,000 per week if the closing occurs after May 31, 2004. See pages 29-30 and 73-74.

Background of the Asset Sale

For background information, please see “Background of the Proposed Transactions.”

Reasons for the Board’s Recommendation

In reaching its decision to approve and recommend the Asset Sale, our board of directors considered the following factors:

•	The broad economic and IT industry slowdown and global political uncertainty has affected the demand for services, lengthened the sales cycles and caused decreased technology spending for many of our customers and potential customers.

•	The uncertainty concerning future technology spending by our actual and potential customers, market acceptance of our services and the results of our efforts to reduce operating expenses.

•	Increasing competition in our segment of the industry, particularly from companies with greater financial resources, broader service portfolios, deeper client relationships and superior market recognition.

•	The uncertainty associated with the emerging remote access management (RAMS) market.

•	Our need to increase revenues significantly without increasing expenses in order to become profitable.

•	Our dependence on a relatively small number of large customer engagements and attendant difficulty in predicting quarterly operating results.

•	That we were not profitable, on a consolidated basis or with respect to our services business, in 2001, 2002 or the first nine months of 2003.

•	The continuing operating losses from operations and the likelihood that we would incur significant operating losses in the future.

•	The process undertaken by us and our financial advisors to solicit third party indications of interest in the acquisition.

•	The fact that we had not received any firm offers for our services business involving cash consideration exceeding that offered by Unisys Corporation.

•	That the structure of the proposal by Unisys as a cash transaction was deemed favorable by our board of directors.

•	The fact that the terms of the Purchase Agreement were the result of substantial arm’s length negotiations.

•	Presentations by, and discussions with, our senior management and representatives of our financial and legal advisors regarding the proposed transactions.

•	Factors that increase the likelihood of the consummation of the transactions contemplated by the Purchase Agreement, including (1) the fact that the Asset Sale is not subject to any material consents and approvals, nor a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (2) the fact that Unisys’ obligations under the Purchase Agreement are not subject to any financing condition, (3) the representations of Unisys in the Purchase Agreement that it has available sufficient funds to consummate the asset purchase, and (4) the amount of cash and cash equivalents of Unisys as reported in its most recent filings with the SEC.

•	SG Cowen’s opinions dated October 22, 2003 and April 5, 2004, that, as of the date of each such opinion and based on the matters considered and subject to the assumptions, conditions and qualifications set forth in the written opinion, the consideration to be received by ePresence pursuant to the Purchase Agreement was fair, from a financial point of view, to ePresence.

•	The ability, due to the “fiduciary out” provisions of the Purchase Agreement, for another qualified person to make a superior offer and the ability of our board, in certain circumstances, to respond to such an offer and, in certain circumstances, to terminate the Purchase Agreement.

Our board of directors also identified and considered potentially negative factors involved in the Asset Sale, including the following:

•	The possibility that the Asset Sale may not be completed and the effect of the public announcement of the Asset Sale on our sales and operating results and our ability to attract and retain customers, industry partners and key personnel.

•	The fact that the termination fee and expense reimbursement required to be paid by us in certain circumstances by the terms of the Purchase Agreement would make it more costly for another potential purchaser to acquire us or our business.

•	The fact that the proposed Asset Sale does not provide for a cash payment directly to our stockholders enabling our stockholders, at the earliest possible time, to obtain the benefits of the transaction, but the benefits of which would be obtained over time through a series of distributions under the Plan of Liquidation.

•	That our stockholders will lose the opportunity to capitalize on the potential future growth of our business and on our potential future success and profits had we elected to continue as a going concern.

The foregoing discussion of the information and positive and negative factors considered and given weight by our board of directors is not intended to be exhaustive. The members of our board considered their knowledge of our business, financial condition and prospects, and the views of management and our financial and legal advisors. In view of the variety of factors considered, our board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of the board may have given different weights to different factors.

Our board also considered the impact of the Asset Sale on our liquidation analysis, including the proceeds of the Asset Sale as well as the related transaction costs, including the change in control payments and benefits to our executive officers that would be triggered by the Asset Sale and any distributions to our stockholders of the proceeds of the Asset Sale.

If our stockholders do not approve the Asset Sale nor the Plan of Liquidation and our dissolution, we will continue to operate our services business and explore the alternatives then available for the future of ePresence.

If our stockholders approve the Asset Sale but do not approve the Plan of Liquidation and our dissolution or the Switchboard Transaction, we will attempt to consummate the Asset Sale and will explore the alternatives then available for the future of ePresence, including using available cash to acquire other businesses or companies. Pursuant to the terms of the Asset Sale, we would generally be prohibited from competing with the services business, so any acquisition would require us to enter a new business in which we may have little or no experience and, accordingly, which may be highly speculative.

If our stockholders do not approve the Asset Sale but approve our Plan of Liquidation and dissolution, we may proceed with the Plan of Liquidation and attempt to sell the assets covered by the Purchase Agreement to other potential buyers.

If our stockholders do not approve the Asset Sale but approve the Switchboard Transaction, we may still consummate the Switchboard Transaction, or in the event that we decide not to consummate the Switchboard Transaction we may sell up to 5,400,000 shares of Switchboard common stock without stockholder approval through an open market sale or otherwise.

Opinion of SG Cowen Securities Corporation Regarding the Asset Sale

Pursuant to an engagement letter dated April 23, 2003, we retained SG Cowen Securities Corporation to render an opinion to our board of directors as to the fairness, from a financial point of view, to ePresence of the consideration to be received by us pursuant to the Purchase Agreement, dated as of October 22, 2003 as amended by the Waiver and Amendment, dated as of April 5, 2004, collectively referred to as the Purchase Agreement.

On April 5, 2004, SG Cowen delivered certain of its written analyses and its oral opinion to our board of directors, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions set forth therein, as of April 5, 2004, the consideration to be received in the transaction was fair, from a financial point of view, to ePresence. The full text of the written opinion of SG Cowen, dated April 5, 2004, is attached as Appendix D and is incorporated by reference. Holders of our common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by SG Cowen. The summary of the written opinion of SG Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. SG Cowen’s analyses and opinion were prepared for and addressed to our board of directors and are directed only to the fairness, from a financial point of view, of the consideration to be received in the transaction, and do not constitute an opinion as to the merits of the transaction or a recommendation to any stockholder as to how to vote on the proposed transaction. The consideration received in the transaction was determined through negotiations between ePresence and Unisys and not pursuant to recommendations of SG Cowen.

In arriving at its opinion, SG Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	the Purchase Agreement dated October 22, 2003;

•	a draft of the Waiver and Amendment dated April 1, 2004;

•	certain publicly available financial and other information for us, and certain other relevant financial and operating data furnished to SG Cowen by our management;

•	certain internal financial analyses, financial forecasts, reports and other information concerning ePresence prepared by our management, referred to as the ePresence Forecasts;

•	discussions SG Cowen had with certain members of our management concerning the historical and current business operations, financial conditions and prospects of the Company and such other matters SG Cowen deemed relevant;

•	certain operating results of ePresence as compared to the operating results of certain publicly traded companies SG Cowen deemed relevant;

•	certain financial terms of the transaction as compared to the financial terms of certain selected business combinations SG Cowen deemed relevant;

•	a liquidation analysis prepared by our management, referred to as the Liquidation Analysis;

•	results of our efforts to sell our operating assets; and

•	such other information, financial studies, analyses and investigations and such other factors that SG Cowen deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, SG Cowen, with management’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by us or which was publicly available, SG Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, this information. In addition, SG Cowen did not conduct any physical inspection of the properties or facilities of ePresence. SG Cowen further relied upon the assurance of our management that they were unaware of any facts that would make the information provided to SG Cowen incomplete or misleading in any respect. SG Cowen, with management’s consent, assumed that the ePresence Forecasts and Liquidation Analysis provided to SG Cowen were reasonably prepared by our management, and reflected the best available estimates and good faith judgments of such management as to our future performance and the values to be received upon any liquidation, and such projections and analysis provide a reasonable basis for this opinion.

SG Cowen did not make or obtain any independent evaluations, valuations or appraisals of our assets or liabilities, nor was SG Cowen furnished with these materials. SG Cowen expresses no opinion with respect to any legal matters relating to ePresence. SG Cowen’s services to us in connection with the transaction have included serving as exclusive financial advisor to our board of directors and rendering an opinion from a financial point of view of the consideration to be received in the transaction. SG Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by SG Cowen on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, SG Cowen does not have any obligation to update, revise or reaffirm its opinion and SG Cowen expressly disclaims any responsibility to do so.

In rendering its opinion, SG Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Purchase Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Purchase Agreement and that all conditions to the consummation of the Purchase Agreement will be satisfied without waiver thereof. SG Cowen assumed that the final form of the Purchase Agreement would be substantially similar to the last draft received by SG Cowen prior to rendering its opinion. SG Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the Purchase Agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Asset Sale.

SG Cowen’s opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote on the proposed Asset Sale. SG Cowen’s opinion does not imply any conclusion as to the likely trading range for our common stock following consummation of the Asset Sale or otherwise, which may vary depending on numerous factors that generally influence the price of securities. SG Cowen’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received in the Asset Sale. SG Cowen expresses no opinion as to the underlying business reasons that may support the decision of our board of directors to approve, or our decision to consummate, the Asset Sale.

The following is a summary of the principal financial analyses performed by SG Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. SG Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with our management the assumptions on which such analyses were based and other factors, including our historical and projected financial results and the Liquidation Analysis. No limitations were imposed by our board with respect to the investigations made or procedures followed by SG Cowen in rendering its opinion.

Analysis of Selected Transactions. SG Cowen reviewed the financial terms, to the extent publicly available, of 11 transactions, the IT Services Transactions, involving the acquisition of companies in the IT Services industry, which were announced or completed since June 30, 2002. These transactions were (listed as acquiror/target):

•	CGI Group, Inc. / Cognicase, Inc.

•	Perot Systems Corp. / Soza & Company Ltd.

•	Keane Inc. / Nims Associates

•	Investor Group / Atlantic Data Services, Inc.

•	Ciber, Inc. / AlphaNet Solutions, Inc.

•	International Network Services / Predictive Systems, Inc.

•	SBI & Company / Razorfish, Inc.

•	SBI & Company / Lante Corp.

•	Platinum Equity / Tanning Technology Corp.

•	Investor Group / Cysive, Inc.

•	divine. Inc. / Viant Corp.

SG Cowen reviewed the market capitalization of common stock plus total debt less cash and equivalents, or Enterprise Value, paid in the IT Services Industry Transactions as a multiple of latest reported twelve month, or LTM, revenues and also examined the LTM revenue growth and operating performance of the targets in the IT Services industry transactions.

The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LTM revenues and the LTM revenue growth and operating margin.

	Multiples for IT Services Industry Transactions				Multiple implied by consideration received in the transaction
	Low		Median	High
Enterprise Value as a ratio of:
LTM Revenue	(11.3	)x	0.0x	0.6x	(0.3	)x

	Operating Statistics of IT Services Industry Transactions				Pro-Forma Operating Statistics of ePresence’s Services Business
LTM Revenue Growth	(75%)		(41%)	27%	(48%)
LTM Operating Margin	(1,021%)		(27%)	7%	(60%)

Although the IT Services Industry Transactions were used for comparison purposes, none of those transactions are directly comparable to the Asset Sale, and none of the companies in those transactions is directly comparable to ePresence. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or ePresence, to which they are being compared.

Analysis of Selected Publicly Traded Companies. To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for ePresence to the corresponding financial data and ratios of certain other companies, referred to as the Selected Companies, whose securities are publicly traded and which SG Cowen believes have operating, market valuation and trading valuations similar to what might be expected of us. These companies were:

•	Braun Consulting, Inc.

•	Technology Solutions Company

•	eLoyalty Corp.

•	The A Consulting Team, Inc.

•	InfoTech USA, Inc.

The data and ratios included the Enterprise Value of the Selected Companies as multiples of last quarter annualized, or LQA, revenues, LTM revenues and estimated 2004 calendar year revenues.

The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LQA revenues, LTM revenues and estimated 2004 calendar year revenues. The information in the table is based on the closing stock price of the Selected Companies’ stock on April 2, 2004.

	Selected Company Multiples			Multiple implied by consideration received in the transaction
	Low	Median	High
Enterprise Value as a ratio of:
LQA Revenue	0.0x	0.3x	1.0x	(0.3	)x
LTM Revenue	0.0x	0.3x	1.2x	(0.3	)x
CY 2004E	0.2x	0.6x	0.9x	(0.3	)x

Although the Selected Companies were used for comparison purposes, none of those companies is directly comparable to ePresence. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or ePresence, to which they are being compared.

Discounted Cash Flow Analysis. SG Cowen did not include a discounted cash flow analysis as a valuation methodology. Our management provided projections for the services business through 2008, which did not indicate future positive cash flow.

Liquidation Analysis. We prepared and made available to SG Cowen a Liquidation Analysis which compared our liquidation after the Asset Sale to our liquidation without selling our operating assets. (The Liquidation Analysis is based in part on the assumption that, absent the sale to Unisys, we would not be able to sell our operating assets in connection with a liquidation.) SG Cowen noted that the Liquidation Analysis showed that available cash, after a the Asset Sale followed by liquidation, was $11.4 million higher than our liquidation without the sale of our operating assets.

Results of Sale Process. SG Cowen considered the results of its efforts to sell ePresence. In particular, SG Cowen considered the fact that it had solicited 53 potential buyers for ePresence or a material portion of its operating assets over a six month period. Confidential information regarding us was distributed to 18 potential acquirers, six potential acquirers conducted meetings with our management, and two potential buyers submitted expressions of interest to acquire us or our services business.

The summary set forth above does not purport to be a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. SG Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised our board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond our control. These analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of ePresence, SG Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by our board in making its decision to enter into the Purchase Agreement and should not be considered as determinative of such decision.

SG Cowen was selected by our board to render an opinion to our board because SG Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. SG Cowen is providing financial services for us for which it will receive customary fees. In addition, in the ordinary course of its business, SG Cowen and its affiliates trade our equity securities and those of Unisys for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to us, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received and may in the future receive fees for the rendering of such services. In particular, on October 11, 2002, SG Cowen was engaged as our financial advisor. No fees were paid pursuant to the October 11, 2002 engagement letter, and the terms of such letter were superseded by the terms of the engagement letter dated April 23, 2003. SG Cowen has acted as financial advisor to ePresence in connection with the possible sale of the stock it owns in Switchboard to InfoSpace. We have agreed to pay SG Cowen fees totaling $250,000 upon the closing of the Switchboard Transaction.

Pursuant to the SG Cowen engagement letter, we have paid a fee of $250,000 to SG Cowen for rendering an opinion in 2003 in relation to a transaction with Unisys and have paid an additional fee of $250,000 in connection with rendering the opinion dated April 5, 2004. If the transaction with Unisys closes, SG Cowen will be paid an additional $375,000. Additionally, we have agreed to reimburse SG Cowen for its out-of-pocket expenses, including attorneys’ fees, and have agreed to indemnify SG Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with SG Cowen, which are customary in transactions of this nature, were negotiated at arm’s length between our management and SG Cowen, and our board was aware of the arrangement, including the fact that a significant portion of the fee payable to SG Cowen is contingent upon the completion of the Asset Sale.

Interests of ePresence Executive Officers and Directors in the Asset Sale and Liquidation

The approval of the Asset Sale and our Plan of Liquidation and dissolution by our stockholders may have certain effects upon our officers and directors, including those set forth below, which interests may be different than those of our stockholders.

As of March 31, 2004, our current executive officers and directors held, directly or indirectly, an aggregate of 3,452,784 shares of common stock and options and warrants to purchase an aggregate of 4,413,879 shares of our common stock. Under the terms of our stock option plans, stock options, warrants and Plan of Liquidation, upon our dissolution, each vested option and warrant will, to the extent not exercised, terminate in exchange for the right to receive a pro rata portion of our distributions to stockholders (less the option or warrant exercise price and any tax withholding amounts) as if the option or warrant had been exercised prior to dissolution. As a result, our directors, officers and other optionholders and warrantholders will not be required to bear the risk of exercising an option or warrant without knowing whether the amount payable in respect of the shares exceeds the option or warrant exercise price.

Our current executive officers are parties to agreements with us providing for severance and other benefits upon a change of control or termination of employment in connection with or following a change of control, as described under “Executive Employment and Retention Agreements”, on page 58. The tables below summarize these benefits as applicable to the matters being considered at the special meeting. With respect to benefits to our executive officers that are triggered by stockholder approval of or the closing of, the sale of all or substantially all of our assets, we have not made any determination as to whether the Asset Sale, either individually or collectively with the Switchboard Transaction, would constitute a sale of substantially all of our assets for this purpose.

Name and Principal Position	Severance Payments (1)	Transaction Payments (2)	Loan Forgiveness (3)	Certain Other Benefits
William P. Ferry, Chairman, Chief Executive Officer and President	$2,691,000	—	$1,107,486	Continued employee benefits for 24 months; pro rata portion of targeted bonus for year of termination of employment

Anthony J. Bellantuoni, Senior Vice President, Human Resources	$280,000	$391,400	$88,548	Continued employee benefits for 12 months; pro rata portion of targeted bonus for year of termination of employment

Scott E. Kitlinski, Vice President and Chief Information Officer	—	$100,000	—	Pro rata portion of targeted bonus for year of termination of employment

Scott Silk, Senior Vice President and General Manager, Services	$360,000	$391,400	$45,769	Continued employee benefits for 12 months; pro rata portion of targeted bonus for year of termination of employment

Richard M. Spaulding, Senior Vice President, Chief Financial Officer, Treasurer and Clerk	$325,000	$391,400	$105,891	Continued employee benefits for 12 months; pro rata portion of targeted bonus for year of termination of employment

(1)	Payable upon termination of employment in connection with or following: the earliest to occur of a sale of all or substantially all of our assets or stockholder approval of our liquidation or dissolution. In the case of Mr. Ferry, payable upon our first liquidating distribution to stockholders. Amounts based on 2003 salary and bonus.
(2)	Payable upon payment of, and based on the amount of, liquidating distributions to our stockholders. The amounts in this table assume aggregate liquidating distributions to stockholders of $4.05 per share. See “Proposal 3—Plan of Complete Liquidation and Distribution and Approval of Dissolution—Liquidation Analysis and Estimates.” In the case of Mr. Kitlinski, see “Executive Employment and Retention Agreements” on page 58.
(3)	Loan forgiveness occurs upon the earliest of a sale of all or substantially all of our assets or stockholder approval of our liquidation or dissolution. In the case of Mr. Ferry, loan forgiveness occurs upon the earliest of stockholder approval of a sale of all or substantially all of our assets or stockholder approval of our liquidation or dissolution. Forgiveness values have been grossed-up to satisfy applicable income taxes on such debt forgiveness in accordance with the terms of the agreements with our executives.

The following table sets forth information concerning the stock options held by each of our executive officers that will accelerate in connection with the matters being considered at the special meeting.

Name	Number of Shares Underlying Unvested “In-the- Money” Options (1)	Option Exercise Price
Anthony J. Bellantuoni	10,000	$3.60
	20,000	$1.97

Scott Kitlinski	10,000	$3.60
	20,000	$1.97

Scott Silk	25,000	$3.08
	13,333	$3.60
	26,666	$1.97

Richard M. Spaulding	13,333	$3.60
	40,000	$1.97

(1)	The number of shares is based on the unvested “in-the-money” options as of March 31, 2004 that would fully accelerate upon the earliest of the sale of all or substantially all of our assets, our first liquidating distribution or our dissolution. For purposes of this table, an option is considered “in-the-money” if it has an exercise price of less than $4.05 per share.

The following table sets forth information concerning the aggregate number of ePresence stock options and warrants held by each of our executive officers and directors as of March 31, 2004.

Name	Total Shares of Common Stock Issuable upon Exercise of Outstanding Options and Warrants
William P. Ferry	1,650,000
Anthony J. Bellantuoni	160,000
John F. Burton	190,000
Scott E. Kitlinski	113,000
Albert A. Notini	108,000
John J. Rando	108,000
Fontaine K. Richardson	90,000
Scott G. Silk	345,000
Richard M. Spaulding	237,079
Robert M. Wadsworth and HarbourVest (1)	1,412,800

(1)	Consists of options to purchase 97,000 shares held by Mr. Wadsworth and warrants to purchase 1,315,800 shares held by HarbourVest Venture Partners V—Direct Fund L.P., an affiliate of Mr. Wadsworth.

For information as to the number of shares of our common stock and Switchboard common stock beneficially owned by our directors and officers, see pages 78-80.

Two of our directors participate in our Deferred Compensation Plan. Upon the earlier of our dissolution or termination of service as a director, the director will be entitled to receive a cash payment from us in respect of the fees that were deferred pursuant to the Deferred Compensation Plan.

In connection with the Plan of Liquidation, we intend to continue to indemnify our directors and officers and purchase a director and officer liability six-year “tail” insurance policy for the benefit of our current and former directors and officers, as described below under “Proposal No. 3—Plan of Complete Liquidation and Dissolution and Approval of Dissolution—Principal Provisions of the Plan of Liquidation—Continuing Indemnification and Insurance.”

Our directors and executive officers and an affiliate of one director, who beneficially own, in the aggregate approximately 15.1% of the 22,896,305 shares of our common stock that were outstanding on the record date and are entitled to vote at the special meeting, have entered into voting agreements with Unisys agreeing to vote their shares in favor of the sale of the services business to Unisys. The form of voting agreement is attached as Exhibit A to Appendix A hereto.

Scott Silk, our Senior Vice President, worked for Unisys for 15 years, from 1980 until 1995, his last position at Unisys being assistant to the Chairman and Chief Executive Officer of Unisys.

Material U.S. Federal Income Tax Consequences of the Asset Sale

We expect to recognize a loss for federal income tax purposes on the Asset Sale in an amount by which our adjusted tax basis in the assets sold exceeds the sale proceeds.

Consummation of the Asset Sale itself will not result in any United States federal income tax consequences to stockholders.

Rights of Appraisal

For a description of appraisal rights that may be available to our stockholders in connection with the Asset Sale, please see “Appraisal Rights” on pages 75-76.

Material Terms of the Asset Purchase Agreement

The Asset Purchase Agreement. We have entered into an Asset Purchase Agreement dated October 22, 2003, with Unisys Corporation, a Delaware corporation, a copy of which, together with certain amendments made pursuant to the terms of a Waiver and Amendment dated as of April 5, 2004, is attached to this proxy statement as Appendix A. Such Asset Purchase Agreement, as so amended, is referred to in this proxy statement as the Purchase Agreement. See “The Purchaser” above for a description of the purchaser and its business activities.

Sale of Assets. Pursuant to the Purchase Agreement, we have agreed to sell substantially all of our assets relating to our services business to Unisys. Included within the assets sold are substantially all of our tangible and intangible personal property assets relating to the services business, excepting only certain retained assets. In addition, we have entered into a covenant not to solicit any additional proposals for the sale of our services business.

Purchase Price and Assumption of Liabilities. Unisys has agreed to pay to us the sum of $9.0 million subject to certain adjustments described below. In addition, Unisys has agreed to assume, perform, pay and discharge certain of our liabilities as described below. The liabilities assumed include all of our obligations and liabilities accruing after the closing date under certain contractual arrangements existing at the closing date. Unisys has not agreed to assume liabilities for taxes, including specifically federal, state or local income taxes, withholding taxes, Social Security taxes, unemployment taxes, excise taxes, capital stock taxes, sales taxes, use taxes, gross receipt taxes or other federal, state or local taxes of any nature (including all penalties) and any taxes arising from the sale of our services business to Unisys; any liabilities of ours arising from any breach by us of any lease, contract or other agreement to which we are a party and any liabilities arising as a result of any failure by us to comply with federal, state or local laws or regulations including environmental laws or regulations. Unisys also has not agreed to assume liabilities incurred by us in connection with the Purchase Agreement as well as those incurred in the preparation and distribution of this proxy statement and conduct of the special meeting of stockholders contemplated by this proxy statement. These liabilities will be required to be satisfied from our assets prior to any distribution to stockholders.

Adjustments to Purchase Price. Within fifteen days of the closing date, we are required to prepare schedules of the accounts receivable, unbilled work-in-process receivables, supplier payables, and deferred revenue relating to the contracts assigned to Unisys, referred to herein as the Closing Financial Schedules. The purchase price will be increased or decreased to the extent that our Working Capital Balance (as defined below) is greater than or less than zero as of the closing date, subject to a $100,000 threshold. The “Working Capital Balance” means (1) 0.9 times the sum of the accounts receivable and the unbilled work-in-process receivables (net of reserves), each as shown on the Closing Financial Schedules minus (2) the deferred revenue as shown on the Closing Financial Schedules minus (3) the supplier payables as shown on the Closing Financial Schedules, minus (4) if the closing occurs after May 31, 2004, $200,000 for each week, or portion of a week, that elapses between May 31, 2004 and the closing, with a cap of $800,000 for each calendar month or portion of a calendar month, except to the extent that the principal cause in the delay of the closing was Unisys’ failure to fulfill its obligations under the Purchase Agreement.

Deliveries at Signing. Pursuant to the Purchase Agreement, we delivered third-party consents to the Asset Sale from certain of our key customers simultaneously with the execution of the Purchase Agreement. In addition, Unisys made employment offers to 20 of our key employees, including Scott Kitlinski, one of our executive officers, contingent upon the consummation of the Asset Sale, all of which offers were accepted. Unisys offered to hire Mr. Kitlinski as a partner, with an annual base salary of $202,000. At the time of signing the Purchase Agreement, each of our officers and directors and an affiliate of one of our directors, HarbourVest Partners LLC, entered into voting agreements with Unisys. See pages 33-34 for a discussion of the voting agreements.

In addition, prior to the signing of the Purchase Agreement, we amended specified employment and retention agreements and the HarbourVest warrants in order to clarify that such agreements and warrants would not be assumed by Unisys upon the consummation of the Asset Sale.

Regulatory Approvals. We do not believe that any material United States federal or state regulatory requirement must be complied with or approvals obtained in connection with the Asset Sale.

Closing. The Purchase Agreement contemplates a closing on such date as is agreed to following the satisfaction of required conditions, including the approval of our stockholders, referred to herein as the closing or the closing date.

Representations and Warranties of ePresence. The Purchase Agreement contains representations and warranties customarily included in similar transactions of this nature relating to, among other things:

•	our due organization and good standing;

•	our due authorization and corporate authority to enter into the Purchase Agreement and to consummate the transactions contemplated thereby;

•	the stockholder and other consents required for us to enter into the Purchase Agreement and consummate the transaction;

•	the enforceability of the Purchase Agreement and related agreements against us;

•	that our entering into the Purchase Agreement and consummating the transactions contemplated thereby will not result in a conflict with our charter documents, certain legal requirements or certain contracts;

•	the absence of certain litigation with respect to our services business and the assets to be purchased by Unisys;

•	our taxes;

•	the absence of certain changes with respect to our services business and the assets to be purchased by Unisys;

•	our title to and the condition of the assets to be purchased by Unisys, as well as the sufficiency of those assets for conducting the services business;

•	our contracts and commitments/licenses and permits;

•	that we have not defaulted on any of the agreements to be assigned to Unisys and that our services business and the assets to be purchased by Unisys are not bound by certain restrictions;

•	our intellectual property, the intellectual property used by us and the infringement of other intellectual property;

•	compliance by us with laws;

•	certain matters relating to our employees and employee plans;

•	that we are not obligated to pay fees to any brokers other than SG Cowen Securities Corporation; and

•	certain matters with respect to our results of operations for the three months ended September 30, 2003.

Representations and Warranties of Unisys. The Purchase Agreement contains representations and warranties customarily included in similar transactions of this nature relating to, among other things:

•	Unisys’ due organization and good standing;

•	Unisys’ due authority and power to enter into the Purchase Agreement and to consummate the transactions contemplated thereby;

•	the consents required for Unisys to enter into the Purchase Agreement and consummate the transaction contemplated thereby;

•	the enforceability of the Purchase Agreement and related agreements against Unisys;

•	that Unisys’ entering into the Purchase Agreement and consummating the transactions contemplated thereby will not result in a conflict with its charter documents, certain legal requirements or certain contracts;

•	the absence of certain litigation with respect to Unisys;

•	that Unisys is not obligated to pay fees to any brokers;

•	that Unisys has sufficient funds available to pay the purchase price under the Purchase Agreement; and

•	that information provided by Unisys for inclusion in this proxy statement shall not contain any untrue statement of material fact or omit to state any material fact required to be stated herein or necessary in order to make the statements made in this proxy statement, in light of the circumstances under which they are made, not misleading.

Covenants of ePresence. The Purchase Agreement contains covenants customarily included in similar transactions of this nature. Between the date of the signing of the Purchase Agreement and the closing of the Asset Sale, we are obligated to, among other things:

•	conduct the services business only in the ordinary course consistent with our past practice;

•	use commercially reasonable best efforts to keep available the services of our employees;

•	comply in all material respects with all laws and regulations;

•	continue to collect accounts receivable and pay trade payables applicable to the services business when due;

•	maintain the assets purchased by Unisys in at least as good order and condition as existed on the date of the Purchase Agreement in all material respects;

•	timely comply with the provisions of our contracts assigned to Unisys, use commercially reasonable efforts to maintain such contracts in full force and effect and not agree to amend or terminate any such contract;

•	obtain, maintain in full force and effect and comply in all material respects with all material permits necessary to the conduct of the services business;

•	preserve the good will of customers, suppliers, and others with whom we have business dealings in connection with the services business;

•	use commercially reasonable efforts to obtain a good standing certificate and tax lien waiver; and

•	advise Unisys of certain changes, events and other information.

In addition, we agreed to certain other restrictions on our business activities prior to closing including that, without the prior written consent of Unisys, we shall not:

•	other than in the ordinary course of business consistent with past practices, sell, lease, assign, license or otherwise dispose of any of the assets to be purchased by Unisys;

•	cause or allow any liens to be placed on any of the assets to be purchased by Unisys;

•	increase the salary or fringe benefits of any of our employees;

•	fail to pay any taxes, or fail to pay any liability which, if unpaid might become a lien on the assets purchased by Unisys; or

•	incur any liability assumed by Unisys in excess of $50,000 in connection with a supplier contract or enter into a non-standard customer contract.

In addition, we covenanted to provide Unisys with reasonable access to our books, records, properties and personnel and to promptly file this proxy statement after the execution of the Purchase Agreement and hold our special meeting of stockholders to consider and vote upon the Asset Sale.

We also agreed not to solicit, initiate, encourage or facilitate any proposals that may lead to a proposal or offer for a merger or other business combination with any person other than Unisys. We also agreed to notify Unisys of any such unsolicited offer.

Covenants of Unisys. Unisys has agreed to make offers of employment, effective as of the closing date, to most of our employees at positions of comparable responsibility on terms and conditions and with compensation and benefits at least as favorable as those provide by Unisys to newly hired employees of comparable experience and substantially comparable in the aggregate to our employees’ terms and conditions of employment.

Closing Conditions. Under the terms of the Purchase Agreement, there are several conditions to closing. Neither Unisys nor us is obligated to close the Asset Sale if there is a court order or injunction prohibiting the Asset Sale or if we have not obtained stockholder approval for the Asset Sale. In addition our obligation to consummate the Asset Sale is contingent upon additional conditions, including the following, any of which we may waive:

•	Unisys must have performed in all material respects its obligations under the Purchase Agreement;

•	Unisys’ representations and warranties in the Purchase Agreement must be true and correct as of the date of the Purchase Agreement and the closing date, except where the failure to be and correct has not had is not reasonably likely to have an adverse effect on the ability of Unisys to consummate the Asset Sale;

•	Unisys must have executed the assumption documents and closing certificates specified in the Purchase Agreement; and

•	Unisys must have executed the sublease for a portion of our office space in Westboro, Massachusetts.

Unisys’ obligation to close the Asset Sale is contingent upon additional conditions, including the following, any of which it may waive:

•	we must have performed in all material respects our obligations under the Purchase Agreement;

•	our representations and warranties in the Purchase Agreement must be true and correct as of the date of the Purchase Agreement and the closing date, except where the failure to be and correct has not had is not reasonably likely to have a material adverse effect on our services business or the assets being sold to Unisys or on our ability to consummate the Asset Sale;

•	a specified number of our employees shall have accepted employment with Unisys contingent upon the closing of the Asset Sale;

•	we must have executed the assignment documents and closing certificates specified in the Purchase Agreement;

•	we must have executed the sublease for a portion of our office space in Westboro, Massachusetts; and

•	our total revenue in respect of consulting services, operations management services and RAM services for the three consecutive full calendar months most recently ended prior to the closing date shall have met a minimum amount agreed to by the parties. This minimum amount is based on a “rolling” three-calendar month period rather than on the fiscal quarter basis used by us to publicly present our financial results. We believe we are likely to meet this minimum amount. Any failure to meet this minimum amount will allow Unisys to elect not to proceed with the transactions.

Termination and Termination Fee. The Purchase Agreement may be terminated as follows:

•	by mutual written consent of the parties;

•	by either party if the transaction is not consummated by June 30, 2004;

•	by either party if a governmental body has issued a nonappealable final order prohibiting the Asset Sale;

•	by either party if our stockholders do not approve the transaction;

•	by Unisys or us if there has been a material breach of any of the representations, warranties or covenants of the other party as set forth in the Purchase Agreement that shall not have been cured within up to 20 business days following written notice of such breach;

•	by Unisys if our board of directors withdraws or modifies its recommendation of approval of the Asset Sale to our stockholders, or if our board of directors approves or recommends to our stockholders a competing acquisition proposal of a third party; or

•	by us, if our board of directors determines, after good faith consultation with our outside counsel, that failure to terminate the Purchase Agreement would be inconsistent with its fiduciary obligations.

In the event we terminate the Purchase Agreement due to a required meeting of our board of directors’ fiduciary obligations to our stockholders in accepting an unsolicited alternative proposal, or Unisys terminates the Purchase Agreement as a result our board of directors withdrawing or modifying its recommendation to approve the Asset Sale or approving or recommending a competing acquisition proposal, we will be obligated to pay Unisys a $800,000 termination fee and reimburse Unisys for up to $200,000 of reasonable expenses actually incurred relating to the transactions contemplated by the Purchase Agreement prior to termination.

Voting Agreements. The Purchase Agreement requires us to call a special meeting of our stockholders as soon as practicable for the purpose of seeking approval of the Asset Sale. Stockholders beneficially owning an aggregate of approximately 15.1% of the 22,896,305 shares of our common stock that were outstanding on the record date and are entitled to vote at the special meeting, consisting of our directors, executive officers and an affiliate of one of our directors, have entered into stock voting agreements pursuant to which they agree to vote in favor of the Asset Sale at the special meeting of stockholders. These agreements do not relate to the vote as to any other matter, including the liquidation. See pages 9 and 10.

Indemnification. Our representations, warranties, covenants and agreements survive the closing for a period of six months. Under the Purchase Agreement, we are required to indemnify Unisys for any breaches of our representations, warranties, covenants and agreements and with respect to any non-assumed liabilities and therefore we will have continuing potential liability to Unisys following the closing. Under the Purchase Agreement, we agree to indemnify Unisys with respect to non-assumed liabilities from the closing until the end of our three-year wind-down period under M.G.L. Chapter 156B, Section 102. With respect to our representations, warranties, covenants and agreements in the Purchase Agreement, we agree to indemnify Unisys from the closing until six months after the closing.

The Purchase Agreement limits our aggregate liability for indemnification with respect to our representations, warranties, covenants and agreements to $1.75 million. In addition, we are not liable for any claims with respect to our representations, warranties, covenants and agreements until such claims have exceeded $100,000, at which point we are liable for all of Unisys’ losses, including the first $100,000. These limitations and the threshold apply to breaches by us and not to any obligations to indemnify in respect of liabilities not assumed by Unisys. After the closing, the right to indemnification under the Purchase Agreement, as limited by the foregoing, is Unisys’ sole remedy for a breach by us of any of our representations, warranties, covenants and agreements. After the closing, the right to indemnification under the Purchase Agreement is Unisys’ sole remedy for any losses from a third party claim with respect to a non-assumed liability.

Vote Required and Board Recommendation

The approval of the Asset Sale requires the affirmative vote of the holders of a majority of the shares of common stock issued and outstanding.

Our board of directors recommends a vote FOR this proposal. It is intended that shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

PROPOSAL NO. 2—APPROVAL OF THE SWITCHBOARD TRANSACTION

Our board of directors is proposing the Switchboard Transaction for approval by our stockholders at the special meeting. If the Switchboard Transaction is approved and consummated, we will receive approximately $76.0 million, or $7.75 per share, in cash for our Switchboard shares from InfoSpace. If the Switchboard Transaction is not approved by stockholders, or is not consummated, we may sell up to 5,400,000 of our Switchboard shares through open market sales or otherwise. While our board of directors previously approved a sale through an underwritten public offering, if the Switchboard Transaction is not consummated, it is not known whether the board would want any sale to take that form and the board of directors will have flexibility to propose a Switchboard public offering for authorization by our stockholders or pursue other types of transactions involving the sale of our Switchboard shares.

Our board of directors recommends a vote FOR the Switchboard Transaction.

Factors That Our Stockholders Should Consider

There are many factors that stockholders should consider when deciding whether to vote to approve the Switchboard Transaction, including the following factors:

Our stockholders will lose the ability to participate in any future growth and stock price increases of Switchboard.

If the Switchboard Transaction is consummated, or to the extent we otherwise sell our Switchboard shares, our stockholders will lose the ability to participate in the future growth of Switchboard and to benefit from increases in the stock price of Switchboard. The value of Switchboard shares could increase above the price at which we dispose of our shares.

We will no longer consolidate our financial results with Switchboard.

We will no longer consolidate Switchboard’s financial results with our results at such time as Switchboard is acquired by InfoSpace or we otherwise own less than a majority of Switchboard’s common stock. This could have an adverse impact on our financial results and, consequently, on our stock price, if we do not liquidate and dissolve.

There are risks associated with our distribution of proceeds from a disposition of Switchboard shares.

Any cash received by us upon a disposition of Switchboard shares will be subject to the risks and certain disadvantages associated with distributions to stockholders, as described below under “Proposal 3—Plan of Complete Liquidation and Dissolution and Approval of Dissolution—Factors That Our Stockholders Should Consider.”

Our directors and executive officers may have interests that are different from, or in addition to, those of our stockholders generally.

You should be aware of interests of, and the benefits available to, our directors and executive officers when considering the recommendation of our board of directors of the Switchboard Transaction. Our directors and executive officers have interests in the Switchboard Transaction that are in addition to, or different from, their interests as common stockholders. See pages 57-58 of this proxy statement.

There are additional factors which stockholders should be aware of in regard to any sale of up to 5,400,000 of our Switchboard shares which we may undertake if the Switchboard Transaction is not consummated, including the following:

If the Switchboard Transaction is not approved at the special meeting, we may be obligated to pay InfoSpace a termination fee of $3 million and up to $500,000 of expenses.

In connection with the Switchboard/InfoSpace Merger Agreement, we entered into a voting agreement with Switchboard and InfoSpace, pursuant to which we agreed to hold a meeting of our stockholders for the purpose of approving our vote in favor of the Switchboard Transaction and to solicit proxies from our stockholders with respect to such approval and, subject to the approval of our stockholders, to vote our Switchboard shares in favor of the Switchboard Transaction. Pursuant to this voting agreement, we also agreed, among other things, that if the Switchboard Transaction is not approved by our stockholders at the special meeting, we would pay, in certain circumstances, up to $500,000 of the expenses of InfoSpace and pay InfoSpace a break-up fee of $3 million unless Switchboard is obligated to pay its break-up fee pursuant to the Switchboard/InfoSpace Merger Agreement.

We may elect to not sell any Switchboard shares.

It is possible that we may elect to not sell any of our Switchboard shares, or to sell fewer than 5,400,000 shares. Factors that could cause us to not sell shares include a decrease in the trading price of the Switchboard common stock or failure of our stockholders to approve the sale of our services business or liquidation and dissolution.

Our stockholders will not be able to determine the price at which we sell shares.

Any sale of Switchboard shares, rather than a distribution of the shares to our stockholders, will result in us rather than our stockholders determining when and at what price to sell the shares. We could sell shares at prices that are significantly lower than the current or historical trading prices of the Switchboard shares or at prices significantly below the price at which an ePresence stockholder would sell the shares if owned directly by the stockholder. Based on the current trading price of the Switchboard shares, we expect that a significant portion of our liquidation value will depend upon the value of the Switchboard shares.

We will lose the ability to control or significantly influence the outcome of voting on matters submitted to Switchboard stockholders.

In the event we sell some but not all of our Switchboard shares, we would continue to have a stake in the future of Switchboard but may not have the ability to control or significantly influence the outcome of matters submitted to the Switchboard stockholders. Because we currently own a majority of the Switchboard shares, we control or significantly influence the outcome of matters submitted to stockholders for approval, such as the election of directors, approval of or amendments to stock plans, amendments to the certificate of incorporation and by-laws, and acquisitions and sales. We may not favor the outcome of stockholder voting on matters that we do not control.

Use of Proceeds from the Switchboard Transaction

We intend to use the proceeds of the Switchboard Transaction to pay our existing liabilities and to distribute cash available for distribution to our stockholders in connection with our Plan of Liquidation, if approved by our stockholders. In the event that the Switchboard Transaction is not consummated, any proceeds from the sale of the 5,400,000 shares currently authorized for sale will be distributed to our stockholders or, if our stockholders do not approve the Asset Sale or our Plan of Liquidation, may be used to continue our operations, as our board of directors determines. (See page iv).

Background of the Switchboard Transaction

For background information, please see “Background of the Proposed Transactions.”

Reasons for the Board’s Recommendation

On October 22, 2003, our board of directors concluded that the Switchboard Public Offering was the best alternative for dealing with our Switchboard shares among the possible alternatives then available, and that if the Switchboard Public Offering could not be effected, the distribution of our Switchboard shares, and/or the proceeds of the sale of such shares, among our stockholders was the next best alternative. On March 25, 2004, after the Switchboard Transaction became a possible alternative, our board of directors determined that the Switchboard Transaction was preferable to a Switchboard Public Offering.

Reasons for the October 22, 2003 Determination

In reaching its original decision to seek authorization for the sale of up to all of our Switchboard shares, including a sale through a public offering, our board of directors considered the following factors:

•	That the trading price of the Switchboard common stock had increased significantly in mid-2003 as compared to its trading price during the prior year. On October 21, 2003, the last trading day prior to our board meeting at which the concept of a Switchboard Public Offering was approved, the last sale price of Switchboard shares as reported on the NASDAQ National Market was $7.80, an increase of $4.81, or 161%, from the last sale price of $2.99 on December 31, 2002.

•	That the trading price of ePresence common stock has not fully reflected the market value of our Switchboard holdings.

•	That the large number of Switchboard shares held by us has impeded the trading volume of Switchboard common stock.

•	That a substantial portion of the income or gain from a Switchboard Public Offering would be offset by our useable net operating losses and tax credit carryforwards.

•	That sales by us would allow the shares to be sold into the market in an orderly manner and in a manner designed to minimize the potential adverse impact on the Switchboard trading price of the sale of a large number of shares in the market, especially as compared to the sale of shares by our stockholders in the event all of our shares are distributed to our stockholders.

Our board of directors also identified and considered potentially negative factors involved in the sale or other disposition of our Switchboard shares, including the following:

•	That our sale or disposition of Switchboard shares, rather than a distribution of such shares to our stockholders, results in our stockholders not being permitted to individually determine whether and when to sell Switchboard shares.

•	That, to the extent we sell or dispose of our Switchboard shares, neither ePresence nor our stockholders will participate in any future increases in the price of Switchboard common stock. Additionally, ePresence and our stockholders will lose the opportunity to capitalize on the potential future growth of Switchboard.

•	That, to the extent we sell or dispose of Switchboard shares and no longer consolidate Switchboard’s financial results with our financial results, our consolidated financial results could be adversely affected.

•	That any cash received by us upon a sale or other disposition of Switchboard shares will be subject to the risks and certain disadvantages associated with liquidating distributions to our stockholders, as described below under “Proposal No. 3—Plan of Complete Liquidation and Dissolution and Approval of Dissolution—Factors That Our Stockholders Should Consider.”

Our board of directors also identified and considered the following potentially negative factor involved in a public or private sale of our Switchboard shares (but not in another type of disposition such as an acquisition of Switchboard by a third party):

•	The possibility that, due to a decrease in the trading price of Switchboard stock or other factors, we might not sell any or all of our Switchboard shares, and the effect of public announcement of the possible sale on the respective stock prices of ePresence and Switchboard.

Reasons for the March 25, 2004 Determination

In reaching its subsequent decision to recommend the Switchboard Transaction, our board of directors considered the following factors:

•	The value of the consideration to be received by us from the Switchboard Transaction pursuant to the Switchboard/InfoSpace Merger Agreement, as well as the fact that we will receive the consideration in cash.

•	The fact that the $7.75 per share to be paid as the merger consideration represents a premium of 27% over the one-month trailing average closing price of $6.10 per share, a premium of 29.6% over the one-week trailing average closing price of $5.98 per share, a premium of 28.1% over the $6.05 per share closing sale price per share of Switchboard’s common stock on the NASDAQ National Market on March 25, 2004, and a premium of 56.3% over the implied enterprise value (defined as market capitalization less cash, cash equivalents and marketable securities) on March 25, 2004, the last trading day prior to the public announcement of the execution of the Switchboard/InfoSpace Merger Agreement.

•	SG Cowen’s opinion dated March 25, 2004 that, based on the matters considered and subject to the assumptions, conditions and qualifications set forth in the written opinion, the $7.75 per share in cash to be received by us as a holder of Switchboard common stock pursuant to the Switchboard/InfoSpace Merger Agreement, was fair, from a financial point of view, to ePresence.

•	The fact that the Switchboard/InfoSpace Merger Agreement provides that Switchboard may terminate the agreement if Switchboard determines to accept a superior proposal.

•	The fact that Thomas Weisel Partners had previously conducted an extensive sales process on behalf of Switchboard that was designed to elicit the highest value attainable from potential buyers of Switchboard and that no offer competitive with the merger consideration was received from any other party.

•	The belief that competition in the local search market will intensify in the near future and that such competition could impact Switchboard’s ability to compete as an independent company in the long term.

•	The possible alternatives to the Switchboard Transaction (including the possibility of Switchboard’s continuing to operate as an independent entity, and the perceived risks of that alternative), the range of possible benefits to us, as a Switchboard stockholder, of possible alternatives and the timing and the likelihood of accomplishing the goal of such alternatives, and our board of directors’ assessment that none of such alternatives were reasonably likely to present superior opportunities, or reasonably likely to create greater value for us, as a Switchboard stockholder, than the Switchboard Transaction.

•	Information with respect to the financial condition, results of operations, business and prospects of Switchboard, and the inherent uncertainties and contingencies associated with such financial projections, and the economic and market conditions affecting Switchboard and the conclusion that the future prospects of Switchboard are adequately reflected in the merger consideration.

•	The fact that the Switchboard Transaction will afford us, as a Switchboard stockholder, an opportunity to dispose of our common stock at fair value and achieve liquidity without the possible diminution of value resulting from the relatively illiquid trading market for Switchboard common stock.

•	The fact that the Switchboard Transaction would allow all Switchboard stockholders to participate in the control premium that our board of directors believes is reflected in the $7.75 per share price.

•	The fact that the Switchboard Transaction consideration and the terms and conditions of the Switchboard/InfoSpace Merger Agreement were the result of arm’s-length negotiations between Switchboard and its special committee, on the one hand, and InfoSpace, on the other hand.

•	The likelihood that the proposed acquisition will be consummated, in light of the terms of the Switchboard/InfoSpace Merger Agreement and the experience, reputation and financial capabilities of InfoSpace.

In addition, our board of directors considered the unanimous recommendation by our special committee that the board approve the Switchboard Transaction.

Our board of directors also identified and considered potentially negative factors involved in the Switchboard Transaction, including the following:

•	The fact that the termination fee and expense reimbursement required to be paid by Switchboard in certain circumstances by the terms of the Switchboard/InfoSpace Merger Agreement would make it more costly for another potential purchaser to acquire Switchboard or its business.

•	The fact that consummation of the Switchboard Transaction will preclude Switchboard’s stockholders from having the opportunity to participate in the future growth and increases in value of Switchboard. In addition, our board recognized that InfoSpace will have the opportunity to benefit from any increases in the value of Switchboard following the Switchboard Transaction.

•	The fact that if the Switchboard Transaction is not approved by our stockholders at the special meeting, we would be obligated to pay, in certain circumstances, up to $500,000 of the expenses of InfoSpace and pay an InfoSpace break-up fee of $3 million unless Switchboard is obligated to pay its break-up fee pursuant to the Switchboard/InfoSpace Merger Agreement.

The foregoing discussion of the information and positive and negative factors considered and given weight by our board of directors on October 22, 2003 and March 25, 2004 is not intended to be exhaustive. In view of the variety of factors considered, the board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of the board may have given different weights to different factors. Our board of directors initially believed that the sale of the Switchboard shares by us through an underwritten public offering, open market sale or otherwise, and distribution to our stockholders of any available proceeds from such sales would have the highest probability of returning the greatest value to the stockholders as compared to other alternatives with respect to the Switchboard shares. After the Switchboard Transaction became a possible alternative, our board of directors concluded that it would have the highest probability of returning the greatest value to the stockholders.

If our stockholders do not approve the Switchboard Transaction, or if that transaction is not consummated, we will explore the alternatives then available to us with respect to our Switchboard shares, including the sale by us of up to 5,400,000 Switchboard shares without stockholder approval or the distribution by us to our stockholders of some or all of our Switchboard shares. Additionally, if the Switchboard Transaction is not consummated, we may consummate the transactions contemplated by the Purchase Agreement and by the Plan of Liquidation. If the Switchboard Transaction is not consummated, our determination of whether to sell or distribute Switchboard shares may depend in part upon whether our stockholders approve the proposed Asset Sale and our liquidation and dissolution.

If our stockholders do not approve the proposed liquidation and dissolution, we may nonetheless pay all or a portion of the proceeds from the Switchboard Transaction or any sale of Switchboard shares to our stockholders as a special cash dividend or distribute our Switchboard shares to our stockholders as a special dividend. Our decision to pay a cash dividend would likely depend in part on whether our stockholders approve the Asset Sale. If the Asset Sale is not approved, our board could determine to attempt to grow the services business or acquire other businesses or companies, which would decrease the likelihood of paying a cash dividend.

The sale by us of up to 5,400,000 shares of Switchboard common stock is not subject to stockholder approval and could be accomplished through an underwritten public offering or otherwise prior to or following the special meeting.

Opinion of SG Cowen Securities Corporation Regarding the Switchboard Transaction

Pursuant to an engagement letter dated April 23, 2003, we retained SG Cowen Securities Corporation to render an opinion to our board of directors as to the fairness, from a financial point of view, to ePresence of the consideration to be received by us in the Switchboard Transaction pursuant to the Switchboard/InfoSpace Merger Agreement.

On March 25, 2004, SG Cowen delivered certain of its written analyses and its oral opinion to our board, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions set forth therein, as of March 25, 2004, the consideration received in the Switchboard Transaction was fair, from a financial point of view, to the stockholders of ePresence. The full text of the written opinion of SG Cowen, dated March 25, 2004, is attached as Appendix E and is incorporated by reference. Holders of our common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by SG Cowen. The summary of the written opinion of SG Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. SG Cowen’s analyses and opinion were prepared for and addressed to the ePresence board and are directed only to the fairness, from a financial point of view, of the consideration received in the Switchboard Transaction, and do not constitute an opinion as to the merits of the Switchboard Transaction or a recommendation to any stockholder as to how to vote on the proposed Switchboard Transaction. The consideration received in the Switchboard Transaction was determined through negotiations between Switchboard and InfoSpace and not pursuant to recommendations of SG Cowen.

In arriving at its opinion, SG Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	a draft of the Switchboard/InfoSpace Merger Agreement dated March 20, 2004;

•	certain publicly available financial and other information for Switchboard, and certain other relevant financial and operating data furnished to SG Cowen by Switchboard;

•	fiscal year 2004 to 2009 financial forecasts concerning Switchboard provided to SG Cowen by ePresence;

•	certain publicly available financial and other information for InfoSpace;

•	discussions SG Cowen had with certain members of the managements of each of Switchboard and ePresence concerning the historical and current business operations, financial conditions and prospects of Switchboard and such other matters they deemed relevant;

•	certain operating results, the reported price and trading histories of the shares of the common stock of Switchboard as compared to operating results, the reported price and trading histories of certain publicly traded companies SG Cowen deemed relevant;

•	certain financial terms of the Switchboard Transaction as compared to the financial terms of certain selected business combinations SG Cowen deemed relevant;

•	based on the fiscal year 2004 to 2009 financial forecasts concerning Switchboard, the cash flows generated by Switchboard on a stand-alone basis to determine the present value of the discounted cash flows; and

•	such other information, financial studies, analyses and investigations and such other factors that SG Cowen deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, SG Cowen, with our consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Switchboard and ePresence or which was publicly available, SG Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, this information. In addition, SG Cowen did not conduct any physical inspection of the properties or facilities of Switchboard. SG Cowen further relied upon the assurance of management of Switchboard that they were unaware of any facts that would make the information provided to SG Cowen incomplete or misleading in any respect. SG Cowen, with our consent, assumed that the financial forecasts provided to SG Cowen were reasonably prepared by the management of Switchboard, and reflected the best available estimates and good faith judgments of such management as to the future performance of Switchboard. Management of Switchboard confirmed to SG Cowen, and SG Cowen assumed, with management’s consent, that such financial forecasts with respect to Switchboard provided a reasonable basis for its opinion.

SG Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Switchboard, nor was SG Cowen furnished with these materials. SG Cowen expresses no opinion with respect to any legal matters relating to ePresence. SG Cowen’s services to us in connection with the transaction were comprised solely of rendering an opinion from a financial point of view of the consideration received in the transaction. SG Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by SG Cowen on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, SG Cowen does not have any obligation to update, revise or reaffirm its opinion and SG Cowen expressly disclaims any responsibility to do so. Additionally, SG Cowen was not authorized or requested to, and did not, solicit alternative offers for Switchboard or its assets, nor did SG Cowen investigate any other alternative transactions that may be available to Switchboard.

In rendering its opinion, SG Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Switchboard/InfoSpace Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Switchboard/InfoSpace Merger Agreement and that all conditions to the consummation of the transaction will be satisfied without waiver thereof. SG Cowen assumed that the final form of the Switchboard/InfoSpace Merger Agreement would be substantially similar to the last draft received by SG Cowen prior to rendering its opinion. SG Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the Switchboard/InfoSpace Merger Agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the transaction.

SG Cowen’s opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote on the proposed transaction. SG Cowen’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received in the transaction. SG Cowen expresses no opinion as to the underlying business reasons that may support the decision of our board to approve, or our decision to consummate, the Switchboard Transaction.

The following is a summary of the principal financial analyses performed by SG Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. SG Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with our management the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Switchboard. No limitations were imposed by our board with respect to the investigations made or procedures followed by SG Cowen in rendering its opinion.

Analysis of Premiums Paid in Selected Transactions. SG Cowen reviewed the premium of the offer price over the trading prices one trading day, one month and three months prior to the announcement date of fifty five transactions in the technology industry announced since March 24, 2003 with an announced value greater than $20 million, referred to as the Technology Industry Transactions.

The following table presents the premium of the offer prices over the trading prices one day, one month and three months prior to the announcement date for the Technology Industry Transactions and the premiums implied for Switchboard, based on the consideration to be received in the merger pursuant to the Switchboard/InfoSpace Merger Agreement. The information in the table is based on the closing stock price of Switchboard’s stock on March 24, 2004.

	Premiums Paid for:				Premium implied by consideration received in the merger
	Software Industry Transactions
	Low	Median	Mean	High
Premiums Paid to Stock Price:
One day prior to announcement	(35)%	21%	26%	93%	32%
One month prior to announcement	(12)%	30%	39%	200%	33%
Three months prior to announcement	(13)%	60%	61%	172%	17%

Analysis of Selected Transactions. SG Cowen reviewed the financial terms, to the extent publicly available, of eight transactions, the Internet Industry Transactions, involving the acquisition of companies in the Internet industry, which were announced or completed since October 22, 2002. These transactions were (listed as acquiror/target):

•	Ask Jeeves, Inc. / Interactive Search Holdings, Inc.

•	FindWhat.com / eSpotting Media, Inc.

•	InterActiveCorp / Hotwire.com

•	Yahoo! Inc. / Overture Services, Inc.

•	Overture Services, Inc. / Alta Vista Company

•	Yahoo! Inc./ Inktomi Corp.

•	USA Interactive / uDate.com, Inc.

•	Microsoft Corp. / Vicinity Corp.

SG Cowen reviewed the Enterprise Value, paid in the Internet Industry Transactions as a multiple of latest reported twelve month or LTM, revenues and earnings before interest expense, income taxes, depreciation, and amortization or EBITDA.

The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LTM revenues and EBITDA.

Multiple implied by consideration to be received in the merger
Multiples for Internet Industry Transactions
	Low	Mean	Median	High
Enterprise Value as a ratio of:
LTM Revenue	0.8x	2.9x	2.6x	6.0x	6.9x
LTM EBITDA	10.4x	11.8x	11.8x	13.2x	37.8x

SG Cowen reviewed the premium of the offer price over the trading prices one trading day, one month and three months prior to the announcement date of the four Internet Industry Transactions for which public trading information was available. The transactions were (listed as acquiror/target):

•	Yahoo! Inc. / Overture Services, Inc.

•	Yahoo! Inc. / Inktomi Corp.

•	USA Interactive / uDate.com, Inc.

•	Microsoft Corp. / Vicinity Corp.

The following table presents the premium of the offer prices over the trading prices one day, one month and three months prior to the announcement date for the Internet Industry Transactions and the premiums implied for Switchboard, based on the consideration to be received in the merger pursuant to the Switchboard/InfoSpace Merger Agreement. The information in the table is based on the closing stock price of Switchboard’s stock on March 24, 2004.

	Premiums Paid for:				Premium implied by consideration received in the merger
	Internet Industry Transactions
	Low	Median	Mean	High
Premiums Paid to Stock Price:
One day prior to announcement	13%	45%	61%	139%	32%
One month prior to announcement	30%	48%	87%	222%	33%
Three months prior to announcement	67%	102%	151%	334%	17%

Although the Internet Industry Transactions were used for comparison purposes, none of those transactions is directly comparable to the Switchboard Transaction, and none of the companies in those transactions is directly comparable to Switchboard. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Switchboard to which they are being compared.

Analysis of Selected Publicly Traded Companies. To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for Switchboard to the corresponding financial data and ratios of certain other companies (the “Selected Companies”) whose securities are publicly traded and which SG Cowen believes have operating, market valuation and trading valuations similar to what might be expected of Switchboard. These companies were:

•	Ask Jeeves, Inc.

•	FindWhat.com

•	InfoSpace, Inc.

•	LookSmart, Ltd.

The data and ratios included the Enterprise Value of the Selected Companies as multiples of LTM revenues, calendar year 2004 estimated revenues, calendar year 2005 estimated revenues, LTM EBITDA, calendar year 2004 estimated EBITDA and calendar year 2005 estimated EBITDA.

The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LTM revenues, calendar year 2004 estimated revenues, calendar year 2005 estimated revenues, LTM EBITDA, calendar year 2004 estimated EBITDA and calendar year 2005 estimated EBITDA. The information in the table is based on the closing stock prices on March 24, 2004.

Multiple implied by consideration received in the merger
Selected Company Multiples
	Low	Mean	Median	High
Enterprise Value as a ratio of:
LTM Revenue	0.7x	4.4x	4.2x	8.6x	6.9x
2004E Revenue	1.3x	3.8x	4.0x	6.0x	5.2x
2005E Revenue	3.6x	4.5x	4.5x	5.4x	3.5x
LTM EBITDA	6x	27x	31x	41x	38x
2004E EBITDA	18x	21x	21x	24x	21x
2005E EBITDA	16x	18x	18x	20x	13x

Although the Selected Companies were used for comparison purposes, none of those companies is directly comparable to Switchboard. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or Switchboard to which they are being compared.

Historical Stock Trading Analysis. SG Cowen analyzed the closing prices of Switchboard common stock over various periods ending March 24, 2004. The table below illustrates the stock prices for those periods and the premium or discount implied by the offer price in the Switchboard Transaction to the historical stock price.

Historical Exchange	Stock Price	Premium (Discount) Implied by Offer Price
Latest six months average	$7.24	7.0%
Latest three months average	$6.84	13.4%
Latest three months prior	$6.65	16.5%
Latest one month average	$6.06	27.9%
Latest one month prior	$5.83	32.9%
High (latest twelve months)	$12.31	(37.0)%
Low (latest twelve months)	$2.48	212.5%
As of March 24, 2004	$5.88	31.8%
Offer Price for the Company	$7.75	—

Discounted Cash Flow Analysis. SG Cowen estimated a range of values for Switchboard’s common stock based upon the discounted present value of the projected after-tax cash flows of Switchboard described in the financial forecasts provided by management of Switchboard for the fiscal years ended 2004 through 2009, and of the terminal value of Switchboard at December 31, 2009, based upon multiples of EBITDA.

After-tax cash flow was calculated by taking projected EBIT and subtracting from this amount projected taxes, capital expenditures, changes in working capital and changes in other assets and liabilities and adding back projected depreciation and amortization. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with the management of Switchboard. In performing this analysis, SG Cowen utilized discount rates ranging from 22.5% to 32.5%, which were selected based on the estimated industry weighted average cost of capital. SG Cowen utilized terminal multiples of EBITDA ranging from 7.0 times to 9.0 times, these multiples representing the general range of multiples of EBITDA for the Selected Companies.

Utilizing this methodology, the per share equity value of Switchboard ranged from $7.50 to $11.47 per share, based on the fully taxed financial forecasts.

Because the discounted terminal value accounted for such a high percentage of the discounted present value of Switchboard, SG Cowen did not ascribe significance to this analysis in reaching its opinion.

The summary set forth above does not purport to be a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. SG Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised our board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Switchboard and ePresence. These analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Switchboard, ePresence, SG Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by our board in making its decision to enter into the Switchboard/InfoSpace Merger Agreement and should not be considered as determinative of such decision.

SG Cowen was selected by our board to render an opinion to our board because SG Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. SG Cowen is providing financial services for us for which it will receive customary fees. In addition, in the ordinary course of its business, SG Cowen and its affiliates trade the equity securities of ePresence or Switchboard for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to us, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received and may in the future receive fees for the rendering of such services. In particular, on October 11, 2002, SG Cowen was engaged as our financial advisor. No fees were paid pursuant to the October 11, 2002 engagement letter, and the terms of such letter were superseded by the terms of the engagement letter dated April 23, 2003. Furthermore, SG Cowen is acting as financial advisor to us in connection with the pending sale of our services business to Unisys. SG Cowen acted as financial advisor to us in connection with a proposed transaction with Unisys in 2003 for which it was paid a fee of $250,000. SG Cowen is acting as our financial advisor in connection with a pending sale of our services business to Unisys and has been paid a fee in connection therewith of $250,000. If the transaction closes it will be paid an additional $375,000.

Pursuant to the SG Cowen engagement letter, if the transaction is consummated, SG Cowen will be entitled to receive a transaction fee. Additionally, we have agreed to reimburse SG Cowen for its out-of-pocket expenses, including attorneys’ fees, and have agreed to indemnify SG Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with SG Cowen, which are customary in transactions of this nature, were negotiated at arm’s length between us and SG Cowen, and our board was aware of the arrangement, including the fact that a significant portion of the fee payable to SG Cowen is contingent upon the completion of the Switchboard Transaction.

Terms of the Transaction

The following is only a summary of the material provisions of the Switchboard/InfoSpace Merger Agreement. The Switchboard/InfoSpace Merger Agreement is attached to this proxy statement as Appendix B. Please read the Switchboard/InfoSpace Merger Agreement in its entirety.

The Switchboard/InfoSpace Merger Agreement provides that, following the adoption of the Switchboard/InfoSpace Merger Agreement and the approval of the Switchboard Transaction by the stockholders of Switchboard and the satisfaction or waiver of the other conditions to the Switchboard Transaction:

•	a wholly owned subsidiary of InfoSpace, called Big Book Acquisition, will merge with and into Switchboard; and

•	Big Book Acquisition will cease to exist and Switchboard will continue as the surviving corporation and will be a wholly owned subsidiary of InfoSpace following the Switchboard Transaction.

As a result of the Switchboard Transaction, and as of the effective time of the Switchboard Transaction, Switchboard will succeed to and assume all rights and obligations of Big Book Acquisition, in accordance with Delaware law.

Effective Time. The Switchboard/InfoSpace Merger Agreement provides that, subject to the approval of the stockholders of Switchboard and the satisfaction or waiver of other conditions, the Switchboard Transaction will be consummated by the filing of a certificate of merger and any other appropriate documents, in accordance with the relevant provisions of Delaware law, with the Secretary of State of the State of Delaware. Switchboard currently expects the merger to be consummated promptly following receipt of the requisite stockholder approval of the Switchboard Transaction and Switchboard/InfoSpace Merger Agreement.

Merger Consideration. Upon consummation of the Switchboard Transaction, each share of outstanding Switchboard common stock (except shares as to which appraisal rights have been properly perfected and shares owned by Switchboard, InfoSpace or Big Book Acquisition) shall be converted into the right to receive $7.75 in cash, without interest. The shares of Switchboard common stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing such share immediately prior to the Switchboard Transaction will cease to have any rights with respect to such certificate, except the right to receive the merger consideration upon surrender of such certificate.

Treatment of Stock Options. Upon consummation of the Switchboard Transaction, each option to purchase shares of Switchboard common stock, which is vested and exercisable as of the effective time of the merger

(after giving effect to any acceleration of vesting or exercisability as a result of the merger), shall, by virtue of the Switchboard Transaction without any action on the part of any holder thereof, be converted into and exchangeable for the right to receive an amount equal to the merger consideration in cash less the applicable per share exercise price and any withholding taxes. All remaining options, whether vested or unvested, will terminate upon consummation of the Switchboard Transaction.

Switchboard’s 1999 employee stock purchase plan shall terminate in accordance with its terms as of, or prior to, the effective time of the Switchboard Transaction and shall not be assumed by InfoSpace.

Directors and Officers. The Switchboard/InfoSpace Merger Agreement provides that the board of directors of the surviving corporation from and after the Switchboard Transaction will consist of the directors of Big Book Acquisition immediately prior to the Switchboard Transaction. The Switchboard/InfoSpace Merger Agreement further provides that the officers of the surviving corporation from and after the Switchboard Transaction will be the officers of Big Book Acquisition immediately prior to the Switchboard Transaction.

Representations and Warranties. The Switchboard/InfoSpace Merger Agreement contains various customary representations and warranties of Switchboard relating to, among other things:

•	its organization, standing and similar corporate matters;

•	its capital structure and the capital structure of its subsidiaries;

•	authorization, execution, delivery, performance and enforceability of the Switchboard/InfoSpace Merger Agreement;

•	the absence of any conflicts with the charter or bylaws of Switchboard;

•	the absence of any necessary consents or approvals other than those specified in the Switchboard/InfoSpace Merger Agreement;

•	the absence of any conflicts with any of Switchboard’s contracts or agreements or any law;

•	documents and financial statements filed by Switchboard and its subsidiaries with the Securities and Exchange Commission;

•	the absence of undisclosed liabilities;

•	the absence of material changes or events since December 31, 2003;

•	tax matters;

•	owned and leased real property;

•	intellectual property;

•	material contracts;

•	the absence of any pending or threatened litigation against Switchboard other than as specified in the Switchboard/InfoSpace Merger Agreement;

•	environmental matters;

•	employee arrangements and benefit plans;

•	compliance with laws;

•	ownership of assets;

•	customers;

•	the existence of a fairness opinion delivered by Thomas Weisel Partners LLC; and

•	the absence of any broker’s, finder’s or investment banker’s fees owed in connection with the transactions contemplated by the Switchboard/InfoSpace Merger Agreement, except for those owed to Thomas Weisel.

The Switchboard/InfoSpace Merger Agreement also contains various representations and warranties of Infospace and Big Book Acquisition relating to, among other things:

•	their organization, standing and similar corporate matters;

•	authorization, execution, delivery, performance and enforceability of the Switchboard/InfoSpace Merger Agreement;

•	the absence of any necessary consents or approvals other than those specified in the Switchboard/InfoSpace Merger Agreement;

•	the absence of any conflicts with the charter or bylaws of InfoSpace or the certificate of incorporation or bylaws of Big Book Acquisition;

•	the absence of any conflicts with any of InfoSpace’s agreements and contracts or any law;

•	the absence of any obligation or liability of Big Book Acquisition, except for obligations incurred in connection with its organization or the Switchboard/InfoSpace Merger Agreement; and

•	the financing to be provided for payment of the merger consideration.

Covenants. During the period from the date of the Switchboard/InfoSpace Merger Agreement until the merger, Switchboard has generally agreed to:

•	conduct its operations in the ordinary and usual course of business consistent with past practice; and

•	use reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it.

Further, Switchboard has agreed that, among other things and subject to various conditions and exceptions, until the earlier of the termination of the Switchboard/InfoSpace Merger Agreement and the effective time of the Switchboard Transaction, it will not and will cause its subsidiaries not to, without the prior written consent of Infospace:

•	declare, set aside or pay any dividend or other distribution in respect of its capital stock;

•	split, combine or reclassify any shares of its capital stock;

•	redeem, repurchase or otherwise acquire any of its securities or any securities of any of its subsidiaries;

•	issue, sell or deliver any stock of any class or any stock equivalents (except for the issuance of Switchboard common stock pursuant to outstanding stock options);

•	amend its charter or bylaws;

•	acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of any assets outside the ordinary and usual course of business consistent with past practice or any assets which in the aggregate are material to Switchboard;

•	enter into an agreement with respect to a complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Switchboard or any of its subsidiaries;

•	incur indebtedness for borrowed money;

•	make any loans, advances or capital contributions to, or investments in, any other person, except to subsidiaries of Switchboard;

•	make any capital expenditures in excess of $100,000 in the aggregate;

•	except as may be required as a result of a change in law or in generally accepted accounting principles, change any of its accounting principles, policies or practices;

•	pay, discharge or satisfy any litigation or material claims, liabilities or obligations, other than in the ordinary and usual course of business consistent with past practice and to the extent such liabilities are reflected or reserved against in, Switchboard’s financial statements;

•	modify or terminate the sublease agreement between Switchboard and ePresence;

•	modify or terminate any material contract, except in the ordinary course of business;

•	enter into any material contract or license any material intellectual property right to or from a third party, except in the ordinary course of business;

•	except as may be required by law or as contemplated by the Switchboard/InfoSpace Merger Agreement, enter into, adopt or amend or terminate any benefit plan, or any other bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreement or other arrangement;

•	increase in any manner the compensation or fringe benefits of any director, officer, consultant or employee or pay any benefit not required by any plan and arrangement as in effect as of the date of the Switchboard/InfoSpace Merger Agreement;

•	amend or accelerate the payment or right to payment of any compensation or benefits, or grant any stock-based awards under any benefit plan;

•	amend the terms of the exercisability of any securities of Switchboard;

•	make or revoke or otherwise modify any material tax election, or settle or compromise any material tax liability;

•	commence any offering of Switchboard common stock under the employee stock purchase plan;

•	open or close any facility or office;

•	fail to maintain insurance;

•	fail to pay accounts payable and other obligations on a timely basis or in the ordinary course of business;

•	authorize, commit, agree, take, or agree in writing or otherwise to take, any of the foregoing actions.

Non-Solicitation Covenants. Switchboard has agreed not to, and not to permit its subsidiaries to, nor authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of Switchboard or any of its subsidiaries to, directly or indirectly initiate, solicit or encourage any inquiries, offers or proposals that constitute, or may reasonably be expected to lead to an acquisition proposal, or to enter into or participate in discussions or negotiations regarding any acquisition proposal or offer that could reasonably be expected to lead to an acquisition proposal. In addition, Switchboard may not further to any person information with respect to an acquisition proposal or any proposal that could reasonably be expected to lead to an acquisition proposal.

An “acquisition proposal” is defined in the Switchboard/InfoSpace Merger Agreement as an inquiry, offer or proposal regarding any of the following:

•	any merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving Switchboard or its subsidiaries;

•	any proposal for the issuance by Switchboard or its subsidiaries of over 15% of its equity securities; or

•	any proposal to exclusively license or acquire, directly or indirectly, over 15% of the equity securities or consolidated total assets of Switchboard.

Nothing, however, will prevent Switchboard or its board of directors from, prior to obtaining the approval of the Switchboard stockholders at the special meeting:

•	furnishing non-public information to or entering into discussions or negotiations with any person or entity in connection with an unsolicited, bona fide acquisition proposal; or

•	participating in discussions or negotiations with such persons and its representatives regarding any such acquisition proposal.

if, in each case, the Switchboard board of directors determines in good faith, after consultation with its outside counsel and financial advisors, that such proposal is reasonably likely to lead to a superior proposal. A “superior proposal” is defined in the Switchboard/InfoSpace Merger Agreement as any unsolicited, bona fide written proposal made by a third party to acquire more than 85% of the equity securities or 85% of the assets of Switchboard:

•	on terms which the Switchboard board of directors determines in its good faith judgment to be more favorable from a financial point of view to the Switchboard stockholders than the Switchboard Transaction (after consultation with its financial advisor);

•	that in the good faith judgment of the Switchboard board of directors is reasonably capable of being completed on the terms proposed; and

•	for which any required financing is committed.

Switchboard will immediately notify InfoSpace of any acquisition proposal or request for non-public information about Switchboard, and will provide InfoSpace with all written materials delivered to Switchboard by the person making the acquisition proposal.

Switchboard’s board of directors will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to InfoSpace, its approval or recommendation of the Switchboard/InfoSpace Merger Agreement or the Switchboard Transaction except in response to a superior proposal that did not follow a breach by Switchboard of the Switchboard/InfoSpace Merger Agreement to the extent that the Switchboard board determines in good faith, after consultation with its outside counsel, that its fiduciary obligations require it to do so.

Additional Covenants

Each of Switchboard, InfoSpace and Big Book Acquisition have also agreed, subject to conditions and exceptions in the Switchboard/InfoSpace Merger Agreement, that:

•	as soon as practicable following the date of the Switchboard/InfoSpace Merger Agreement, Switchboard will prepare, with the assistance of InfoSpace, this proxy statement in connection with the vote of the stockholders of Switchboard in respect of the Switchboard Transaction;

•	the information contained in this proxy shall not contain any untrue statement of material fact on the day the proxy was mailed;

•	the Switchboard board of directors shall recommend approval of the Switchboard/InfoSpace Merger Agreement and the Switchboard Transaction by Switchboard’s stockholders and shall not withdraw or modify, or propose to withdraw or modify, in any manner adverse to InfoSpace such recommendation, except in response to a superior proposal that did not follow a breach by Switchboard of the Switchboard/InfoSpace Merger Agreement to the extent that the board determines in good faith, after consultation with its outside counsel, that its fiduciary obligations require it to do so;

•	each party will use its reasonable best efforts to take all actions and do all things necessary, proper or advisable under applicable laws to consummate the Switchboard Transaction;

•	each party will use its reasonable best efforts to obtain all requisite approvals and authorizations for the Switchboard Transaction, including, without limitation, those required by the SEC, applicable regulatory authorities and those under federal antitrust laws;

•	each party will use its reasonable best efforts to resolve any objections that may be asserted by a the SEC or other governmental entity or other person in respect of the Switchboard Transaction under any regulation or antitrust law;

•	Switchboard will afford InfoSpace and Big Book Acquisition and their authorized representatives reasonable access at reasonable times to all properties, books, contracts, commitments, personnel and records;

•	Switchboard shall call and hold a special meeting of its stockholders as soon as practicable after the date of the Switchboard/InfoSpace Merger Agreement for the purpose of voting on the approval of the Switchboard/InfoSpace Merger Agreement and the Switchboard Transaction and soliciting proxies from its stockholders to obtain the requisite vote for such approval;

•	each party will consult with the other before issuing any press release or otherwise making any public statements in respect of the Switchboard Transaction, except as required by applicable law;

•	Switchboard will take the necessary actions to insure that Switchboard’s stock plan and option plans are terminated, unless InfoSpace decides to assume any or all of such plans;

•	InfoSpace will cause the surviving company to honor Switchboard’s obligations to indemnify each present and former director and officer of Switchboard pursuant to Switchboard’s charter, bylaws or indemnification agreements, for a period of six years from the effective time of the Switchboard Transaction;

•	each party will provide the other with prompt notice of the occurrence of any event which could cause any representation or warranty in the Switchboard/InfoSpace Merger Agreement that is qualified as to materiality to be untrue or any other representation or warranty to be untrue in any material respect;

•	the board of directors shall adopt a resolution providing that Switchboard’s officers and directors who are subject to reporting requirements of 16(a) are intended to be exempt pursuant to rule 16b-3 of the Exchange Act.

•	InfoSpace will honor the obligations of Switchboard under the provisions of specified employee severance plans and employment, change of control or severance agreements;

•	for a period of one year after the Switchboard Transaction, InfoSpace will provide all individuals who are employees of Switchboard at the time of the Switchboard Transaction and whose employment will continue following the Switchboard Transaction with compensation and benefits that are substantially comparable, in the aggregate, to those in effect for similarly situated employees of InfoSpace; and

•	Switchboard and its ERISA affiliates agree to terminate all group severance, separation or salary continuation programs immediately prior to the effective time of the Switchboard Transaction.

Conditions to the Merger. The obligations of Switchboard, InfoSpace and Big Book Acquisition to consummate the Switchboard Transaction are subject to the satisfaction or waiver of various conditions, including that:

•	the Switchboard/InfoSpace Merger Agreement and the Switchboard Transaction shall have been approved and adopted by the stockholders of Switchboard at the special meeting;

•	the disposition of shares of Switchboard’s common stock held by ePresence, in connection with the Switchboard Transaction, shall have been approved and adopted by the stockholders of ePresence;

•	any waiting periods applicable to the the Switchboard Transaction under federal antitrust laws shall have expired or early termination of the waiting periods shall have been granted; and

•	there shall not be in effect any law restraining, enjoining or otherwise preventing consummation of the Switchboard Transaction and no governmental entity shall have instituted any proceeding seeking any such law which continues to be pending.

The obligations of InfoSpace and Big Book Acquisition to effect the Switchboard Transaction are also subject to satisfaction of the following conditions:

•	the representations and warranties of Switchboard contained in the Switchboard/InfoSpace Merger Agreement shall be true and correct, except where the failure to be true and correct does not have or will not have, individually or in the aggregate, material adverse effect, in each case when made and on and as of the date of the closing of the Switchboard/InfoSpace Merger Agreement as though made on and as of the date of the closing of the Switchboard/InfoSpace Merger Agreement;

•	Switchboard shall have performed or complied in all material respects with all obligations contained in the Switchboard/InfoSpace Merger Agreement required to be performed or complied with by Switchboard;

•	no event shall have occurred which results in or would reasonably be expected to result in a material adverse effect on Switchboard (as defined in the Switchboard/InfoSpace Merger Agreement);

•	no governmental litigation shall be pending or threatened challenging the consummation of the Switchboard Transaction, or seeking to limit the ownership or operation of Switchboard’s business by Switchboard or InfoSpace;

•	the third-party consents required by the InfoSpace as set forth in the Switchboard/InfoSpace Merger Agreement were obtained, and the failure to obtain any third party consents will not have a material adverse effect on Switchboard;

•	holders of not more than 10% of the outstanding shares of Switchboard common stock shall have properly demanded appraisal rights for their shares under the Delaware law; and

•	Switchboard will have cash, cash equivalents and marketable securities of at least $54.5 million in the aggregate, except as set forth in the Switchboard/InfoSpace Merger Agreement.

The obligations of Switchboard to effect the Switchboard Transaction are further subject to the following conditions:

•	the representations and warranties of InfoSpace and Big Book Acquisition contained in the Switchboard/InfoSpace Merger Agreement shall be true and correct, in each case when made and on and as of the date of the closing of the Switchboard/InfoSpace Merger Agreement as though made on and as of the date of the closing of the Switchboard/InfoSpace Merger Agreement, except when the failure to be true and correct would not, individually or in the aggregate, have a material adverse effect on InfoSpace (as defined in the Switchboard/InfoSpace Merger Agreement); and

•	InfoSpace and Big Book Acquisition shall have performed or complied in all material respects with all agreements and conditions contained in the Switchboard/InfoSpace Merger Agreement required to be performed or complied with by InfoSpace and Big Book Acquisition.

Termination Provisions

Termination by either Switchboard or InfoSpace

The Switchboard/InfoSpace Merger Agreement may be terminated at any time prior to the merger by Switchboard or InfoSpace:

•	with mutual written consent of Switchboard, InfoSpace and Big Book Acquisition;

•	if the Switchboard Transaction is not consummated by August 25, 2004; provided, however, that the right of either party to terminate shall not be available to any party whose failure to fulfill a material obligation under the Switchboard/InfoSpace Merger Agreement was a principal cause of or resulted in the failure of the Switchboard Transaction to occur before that date;

•	if a governmental entity issued a nonappealable final order permanently restraining, enjoining or otherwise prohibiting the consummation of the Switchboard Transaction;

•	if the approval of the stockholders of Switchboard at the special meeting is not obtained provided that Switchboard cannot terminate the Switchboard/InfoSpace Merger Agreement if its breach of the Switchboard/InfoSpace Merger Agreement is the principal cause of such failure to obtain, the approval of the stockholders of Switchboard; or

•	if the approval of the stockholders of ePresence at its special meeting of stockholders is not obtained, provided that Switchboard cannot terminate the Switchboard/InfoSpace Merger Agreement if its breach of the Switchboard/InfoSpace Merger Agreement, or ePresence’s breach of the voting agreement is the principal cause of such failure to obtain the approval of the stockholders of ePresence.

Termination by InfoSpace

The Switchboard/InfoSpace Merger Agreement may be terminated at any time prior to the merger by InfoSpace:

•	if a majority of Switchboard’s board of directors or special committee shall have failed to recommend, or withdrawn or modified its recommendation that the Switchboard stockholders approve the Switchboard Transaction and adopt the Switchboard/InfoSpace Merger Agreement;

•	if Switchboard’s board of directors approved or recommended a third-party acquisition proposal to its stockholders;

•	if a tender offer or exchange offer for 15% or more of Switchboard’s outstanding shares has commenced, and Switchboard’s board of directors recommends that the stockholder tender their shares in such offer or within 10 days of commencement of the offer, fails to recommend against acceptance of the offer; or

•	if Switchboard materially breaches its obligations regarding the provisions governing acquisition proposals and superior proposals as set forth in the Switchboard/InfoSpace Merger Agreement, or if Switchboard materially breaches its obligations to properly give notice of and hold the special meeting of its stockholders in order to vote on the Switchboard Transaction; or

•	if there has been an inaccuracy in, a breach or failure to perform a representation, warranty or covenant made by Switchboard in the Switchboard/InfoSpace Merger Agreement, where breach or failure to perform would cause certain conditions to the merger not to be satisfied, and shall not have been cured within 10 business days of receipt of notice of such breach or failure, provided that the time period shall be extended to 20 business days if the breaching party has made good faith diligent efforts to cure the breach.

The Switchboard/InfoSpace Merger Agreement may be terminated at any time prior to the Switchboard Transaction by Switchboard:

•	in order to enter into a definitive acquisition agreement providing for a superior proposal immediately after termination of this agreement, if the board or the special committee determine in good faith after consultation with outside counsel, that its fiduciary duties required it to terminate the Switchboard/InfoSpace Merger Agreement, provided that Switchboard has notified InfoSpace in writing of the superior proposal at least three business days prior to such termination, and further provided that InfoSpace has not countered within three days of such notice with a binding written offer that causes Switchboard’s board of directors to no longer be able to determine in good faith that such superior proposal remains a superior proposal.

•	if there has been an inaccuracy in, a breach or failure to perform a representation or warranty made by InfoSpace in the Switchboard/InfoSpace Merger Agreement, where breach or failure to perform would cause certain conditions to the merger not to be satisfied, and shall not have been cured within 10 business days of receipt of notice of such breach or failure provided that the time period shall be extended to 20 business days if the breaching party has made good faith diligent efforts to cure the breach.

Effect of Termination

Subject to certain terms contained in the Switchboard/InfoSpace Merger Agreement, Switchboard shall pay InfoSpace a termination fee of $3 million if the Switchboard/InfoSpace Merger Agreement is terminated for any of the following reasons:

•	by Switchboard, to enter into a definitive agreement with respect to a superior proposal;

•	by Switchboard or InfoSpace due to the failure to obtain stockholder approval where an acquisition proposal is consummated within twelve months thereafter;

•	by InfoSpace due to the withdrawal of support by the Switchboard board of directors or special committee;

•	by InfoSpace due to the withdrawal of support by the Switchboard board of directors or special committee, the recommendation or approval of a third-party acquisition proposal by the Switchboard board or the failure of the Switchboard board to recommend against acceptance of a third-party tender offer within 10 business days of its acceptance;

•	by InfoSpace or Switchboard due to the failure to obtain the approval of the stockholders of Switchboard at the special meeting if (x) prior to the time of the termination, a third party shall have made an acquisition proposal and (y) within twelve months following the termination of the Switchboard/InfoSpace Merger Agreement an acquisition proposal is consummated or Switchboard enters into a definitive agreement with respect to an acquisition proposal;

•	by InfoSpace or Switchboard due to the failure to obtain the approval of the stockholders of ePresence of the disposition of ePresence’s shares in the Switchboard Transaction at the meeting held to obtain such approval if (x) prior to the time of the termination a third party shall have made an acquisition proposal and (y) within twelve months following the termination of the Switchboard/InfoSpace Merger Agreement an acquisition proposal is consummated or Switchboard enters into a definitive agreement with respect to an acquisition proposal.

ePresence shall reimburse InfoSpace for up to $500,000 of transaction-related expenses instead of Switchboard, in the event that the merger is terminated due to the failure to obtain the approval of ePresence stockholders at its special meeting of stockholders, the failure of the ePresence board of directors to recommend the merger to the stockholders of ePresence for approval, a tender offer for at least 15% of the shares of Switchboard common stock and ePresence board recommendation of the same, willful failure of ePresence to hold the ePresence stockholders meeting or material breach by ePresence of the voting agreement.

Stockholder Agreements

The following description is a summary of the material provisions of the stockholder agreements and is not complete. Forms of the stockholder agreements are attached to this proxy statement as Appendix F. Please read the forms of stockholder agreement in their entirety.

In response to a condition imposed by InfoSpace, ePresence, which as of April 7, 2004 controlled approximately 51% of the Switchboard shares, and certain of Switchboard’s executive officers and directors, who as of April 7, 2004, collectively controlled approximately 0.7% of the Switchboard shares, have each entered into stockholder voting agreements with Switchboard and InfoSpace. In order for us, as a controlling stockholder of Switchboard, to vote all of our shares of Switchboard stock in favor of the Switchboard Transaction, we first need to obtain the approval of a majority of our stockholders. The vote of the stockholders of ePresence is required because the disposition by us of our shares of Switchboard common stock in the Switchboard Transaction may be deemed a sale of all or substantially all of our assets, which under applicable law requires stockholder approval. In the ePresence stockholder agreement, we have agreed, among other things, (i) to hold a meeting of our stockholders for the purpose of approving the disposition of our shares of Switchboard common stock pursuant to the Switchboard/InfoSpace Merger Agreement, (ii) to have our board of directors, subject to their fiduciary duties as specified in the agreement, recommend to our stockholders that they vote in favor of such approval, (iii) not to solicit or respond to offers to acquire ePresence or Switchboard shares owned by us except that we may respond to offers to acquire ePresence or Switchboard shares in certain circumstances the extent that the our directors determine in good faith that they need to do so in order to fulfill their fiduciary obligations, (iv) to pay up to $500,000 of the expenses of InfoSpace if our stockholders do not vote in favor of approving the Switchboard Transaction in certain circumstances, (v) to pay a break-up fee of $3 million if the Switchboard/InfoSpace Merger Agreement is terminated under certain conditions unless Switchboard is obligated to pay its break-up fee, and (vi) subject to us receiving requisite stockholder approval to do so, to vote all of the shares of Switchboard stock controlled by us in favor of the Switchboard Transaction and to irrevocably appoint InfoSpace or its designees as our proxy to vote in favor of the Switchboard Transaction and against any actions that would impede or delay the Switchboard Transaction.

Additionally, the executive officers and directors and one significant stockholder of ePresence, who each beneficially own shares of ePresence and, as of March 31, 2004 collectively controlled approximately 15.1% of our outstanding common stock that is entitled to vote at the special meeting, have each entered into a stockholder voting agreement with Switchboard, ePresence and InfoSpace. In these stockholder agreements, ePresence stockholders have agreed, among other things, (i) to vote all of the shares of our stock controlled by them in favor of the disposition of the shares of Switchboard common stock held by us at any meeting of our stockholders and (ii) to irrevocably appoint InfoSpace or its designees as that stockholder’s proxy to vote in favor of such disposition of Switchboard shares and against any actions that would impede or delay the Switchboard Transaction.

In the stockholders agreement among InfoSpace, Switchboard and certain of Switchboard’s executive officers and directors, those executive officers and directors have agreed, among other things, (i) to vote all of the shares of Switchboard stock controlled by them in favor of the Switchboard/InfoSpace Merger Agreement and the Switchboard Transaction and (ii) to irrevocably appoint InfoSpace or its designees as that stockholder’s proxy to vote in favor of the Switchboard Transaction and against any actions that would impede or delay the Switchboard Transaction.

In the event that our stockholders approve the disposition of shares of Switchboard common stock held by us, we will then, in accordance with the stockholder voting agreement we entered into with Switchboard and InfoSpace, vote in favor of the Switchboard Transaction, and the vote required to approve and adopt the Switchboard/InfoSpace Merger Agreement and the Switchboard Transaction will be assured. In the event that the ePresence stockholder approval is not obtained, the required Switchboard approval will not be obtainable and both InfoSpace and Switchboard will have a right to terminate the Switchboard/InfoSpace Merger Agreement.

Prohibited Actions. Each stockholder who has entered into a voting agreement has also agreed not to enter into any other voting arrangement or grant a proxy or power of attorney with respect to Switchboard stock held by them in contravention of its obligations under the voting agreement. In addition, except for limited exceptions, each stockholder has agreed not to sell, assign, encumber or otherwise dispose of shares held by them during the term of the stockholder voting agreement. Further, the stockholders agree not to solicit or enter into any negotiations regarding an acquisition proposal, unless such stockholder is a member of the board of directors of Switchboard and such negotiations are part of such stockholder’s fiduciary duty as a director and permitted under terms of the Switchboard/InfoSpace Merger Agreement. In addition, and subject to the terms of the ePresence voting agreement, ePresence and its board of directors are entitled to engage in discussion regarding unsolicited acquisition proposals in certain circumstances to the extent the directors determine that they are required by their fiduciary duties to do so to pursue certain transactions in order to comply with fiduciary duties to ePresence and the ePresence stockholders.

Other Matters

Regulatory Approvals. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder, some merger transactions, including this merger, may not be consummated unless information has been furnished to the Antitrust Division of the United States Department of Justice and the

Federal Trade Commission and applicable waiting periods have expired. Switchboard and InfoSpace intend to file notification reports with the United States Department of Justice and the Federal Trade Commission.

Amendment. The merger agreement may be amended at any time in writing signed by all parties before or after approval of the merger by Switchboard stockholders at the special meeting but, after such approval, no amendment shall be made which will require additional approval of Switchboard stockholders under any applicable law without such approval.

Extension and Waiver. At any time before the merger, each party to the merger agreement may extend the time for performance of any obligation or act of another party, waive any inaccuracies in the representations and warranties or waive compliance by the other party with any of the agreements or conditions contained in the Switchboard/InfoSpace Merger Agreement.

Historical Prices of Switchboard Common Stock

Switchboard’s common stock is listed on the NASDAQ National Market under the symbol “SWBD.” The table below sets forth for each of the calendar quarters indicated, the high and low sales prices per share of Switchboard common stock as reported by Yahoo! Financials.

		Quarter
		Q1	Q2		Q3	Q4
2004	High	$8.99	$7.84	(a)	n/a	n/a
	Low	$5.60	$7.66	(a)	n/a	n/a
2003	High	$3.19	$4.10		$12.31	$11.06
	Low	$2.20	$2.55		$3.55	$6.22
2002	High	$5.32	$6.39		$3.30	$3.13
	Low	$3.02	$3.20		$1.08	$1.48
2001	High	$6.25	$6.00		$6.25	$3.47
	Low	$2.94	$2.63		$2.72	$2.27
2000 (b)	High	$44.25	$33.94		$9.75	$7.63
	Low	$20.50	$6.69		$5.59	$2.88

(a) Through April 30, 2004

(b) Commencing on March 2, 2000

Current ePresence Ownership and Interests in Switchboard

We currently own 9,802,421 shares of, or an approximate 51% interest in, Switchboard’s outstanding common stock.

Switchboard was initially a division of ePresence. In 1996, we transferred our Switchboard business to a newly formed wholly owned subsidiary, Switchboard Incorporated. In March 2000, Switchboard consummated an initial public offering, after which we owned approximately 41% of the outstanding Switchboard common stock. From Switchboard’s inception until January 2001, we consolidated Switchboard’s financial results with our financial results. In January 2001, a voting rights agreement giving us the right to control the Switchboard board of directors was terminated. As a result, we ceased consolidating Switchboard’s financial results. In October 2001, as a result of a stock repurchase from Viacom by Switchboard, we became an approximately 54% owner of Switchboard and again began consolidating our financial results. We anticipate that we will cease to consolidate financial results at such time as we own less than a majority of the outstanding Switchboard common stock.

We are currently a party to three registration rights agreements with Switchboard that give us the right in certain circumstances to require Switchboard to register our shares of Switchboard common stock under the Securities Act of 1933, as amended, or the Securities Act. If Switchboard proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, we are generally entitled to notice of and to include shares of common stock in the registration.

We are also a party to a sublease and a services agreement with Switchboard. Under the services agreement, we provide Switchboard with telephone service and support for an amount of $75,000 per year. This services agreement expired on February 28, 2003. In March 2003, we entered into a new services agreement with Switchboard to provide telephone service and support only from March 2003 through December 2003 for $62,500. Since January 2001, we have sublet the facilities in Westboro, Massachusetts to Switchboard. Under the sublease, Switchboard paid approximately $475,000 and $488,000 to us during 2002 and 2001, respectively. Previous to this sublease agreement, Switchboard paid us rent in an amount that was approximately equal to its pro rata share of our rent and occupancy costs. Switchboard’s share of our rent and occupancy costs was $51,000 and $288,000 in 2001 and 2000, respectively. The prior sublease expired on December 31, 2003 and the annual rent for 2003 was $227,000. The current sublease commenced January 1, 2004 and expires September 30, 2005 for a fixed monthly rent of $17,463 or $366,723 for the current sublease term of 21 months.

Certain Switchboard employees, including Dean Polnerow, the President and Chief Executive Officer of Switchboard, were formally employees of ePresence.

Interests of ePresence Executive Officers and Directors in Switchboard

As of March 31, 2004, our current executive officers and directors held, directly or indirectly, an aggregate of 38,750 shares of Switchboard common stock and options to purchase an aggregate of 481,250 shares of Switchboard common stock. The table below sets forth information concerning Switchboard common stock and options held by each of our executive officers and directors, as of March 31, 2004.

		Options
Name	Shares	Shares		Exercise Price
William P. Ferry	25,000	40,000 60,000 10,000 10,000 40,000 10,000 30,000	* *	$8.50 9.00 2.63 4.08 4.45 6.15 7.00
Anthony J. Bellantuoni	0	0		—
John F. Burton	0	0		—
Scott E. Kitlinski	0	0		—
Albert A. Notini	0	0		—
John J. Rando	0	0		—
Fontaine K. Richardson	0	0		—
Scott G. Silk	0	0		—
Richard M. Spaulding	13,750	1,250 40,000 10,000 10,000 40,000 10,000 30,000	* *	1.00 8.50 2.63 4.08 4.45 6.15 7.00
Robert M. Wadsworth	0	40,000 10,000 10,000 40,000 10,000 30,000	* *	8.50 2.63 4.08 4.45 6.15 7.00

*	50,000 shares subject to Switchboard’s right to repurchase at the exercise price.

Any sale or distribution of our Switchboard shares could increase or decrease the trading price of the Switchboard common stock, which would affect the value of the Switchboard shares and options listed above.

Additionally, Mr. Ferry, our President, Chief Executive Officer and Chairman, is Chairman and a director of Switchboard. Mr. Spaulding, our Senior Vice President and Chief Financial Officer, Treasurer and Clerk, and Mr. Wadsworth, a director of ePresence, are directors of Switchboard. Additional information concerning the interests of these individuals is set forth in “Beneficial Ownership of Common Stock” on pages 59-60 and “Proposal No. 1—Sale of the Services Business—Interests of ePresence Executive Officers and Directors in the Asset Sale and Liquidation” set forth on pages 26-29.

Shareholder Litigation

Switchboard, former CEO and director Douglas J. Greenlaw, and directors Dean Polnerow, William P. Ferry, Robert M. Wadsworth, Richard Spaulding and David Strohm have been named as defendants in a purported class action lawsuit filed by plaintiff David Osher in the Court of Chancery of the State of Delaware in and for New Castle County. The complaint alleges, among other things, that the $7.75 per share consideration contemplated by the Switchboard/InfoSpace Merger Agreement is unfair and grossly inadequate, that the director defendants failed to inform themselves of Switchboard’s market value and failed to act in the best interest of all Switchboard stockholders, as opposed to the interests of ePresence in liquidating its holdings in Switchboard, and that the director defendants therefore breached their fiduciary duties to the public stockholders of Switchboard by approving the Switchboard/InfoSpace Merger Agreement and the transactions contemplated thereby. The complaint seeks injunctive relief and unspecified monetary damages.

Material U.S. Federal Income Tax Consequences of the Switchboard Transaction

We will recognize taxable income on the Switchboard Transaction, which may result in corporate income tax. Our taxable income generally will be measured by the difference between the amount realized by us in the Switchboard Transaction and the adjusted tax basis of the assets sold. We believe that a substantial portion of the income or gain from the Asset Sale and Switchboard Transaction will be offset by our useable net operating losses and tax credit carryforwards. Consummation of the Switchboard Transaction itself will not result in any United States federal income tax consequences to our stockholders.

Rights of Appraisal

For a description of appraisal rights that may be available to our stockholders in connection with the Switchboard Transaction, please see “Appraisal Rights” on pages 75-76.

Vote Required and Board Recommendation

The approval of the Switchboard Transaction requires the affirmative vote of the holders of a majority of the shares of common stock issued and outstanding.

In connection with the Switchboard/InfoSpace Merger Agreement, our officers, directors and an affiliate of one of our directors, who beneficially own an aggregate of approximately 15.1% of the 22,896,305 shares of our common stock that were outstanding on the record date and are entitled to vote at the special meeting, entered into voting agreements with Switchboard and InfoSpace, pursuant to which each agreed to vote his or its respective shares in favor of the Switchboard Transaction at the special meeting and each has irrevocably appointed InfoSpace or its designees as his or its proxy to vote in favor of the Switchboard Transaction and against any actions that would impede or delay the Switchboard Transaction.

Our board of directors recommends a vote FOR this proposal. It is intended that shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

PROPOSAL 3—PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION AND

APPROVAL OF DISSOLUTION

Our board of directors is proposing the Plan of Liquidation and our dissolution for approval by our stockholders at the special meeting. The dissolution of our company was approved and the Plan of Liquidation was adopted by our board of directors, subject to stockholder approval, on October 22, 2003. A copy of the Plan of Liquidation adopted on October 22, 2003, as amended on April 21, 2004, is attached as Appendix C to this proxy statement. The material features of the Plan of Liquidation are summarized below. This summary is not a complete summary of the Plan of Liquidation and is subject in all respects to the provisions of, and is qualified by reference to, the Plan of Liquidation. Stockholders are urged to read the Plan of Liquidation in its entirety.

Our board of directors recommends a vote FOR the approval and adoption of the Plan of Liquidation and our dissolution.

Factors That Our Stockholders Should Consider

There are many factors that stockholders should consider when deciding whether to vote to approve the Plan of Liquidation and our dissolution, including the following factors:

Our future plans would be uncertain if our stockholders failed to approve the Plan of Liquidation and our dissolution.

The Plan of Liquidation and our dissolution are dependent upon approval by our stockholders holding at least two-thirds of our outstanding shares. If our stockholders fail to approve the Plan of Liquidation and our dissolution, we may be required to either continue to operate our business or otherwise sell our business, assets or company. However, if the stockholders approve the Asset Sale but not the Plan of Liquidation and our dissolution, we will not have any business and will consider other alternatives, such as using our available cash to acquire other companies or businesses. Pursuant to the terms of the Asset Sale, we would generally be prohibited from competing with the services business sold to Unisys, so any acquisition would require us to enter a new business in which we may have little or no experience and, accordingly, which may be highly speculative.

Our anticipated timing of the liquidation and dissolution may not be achieved.

Immediately after the special meeting, if our stockholders approve the Plan of Liquidation and our dissolution, we intend to file articles of dissolution with the Secretary of State of the Commonwealth of Massachusetts and sell our remaining assets. Although we anticipate that we will make an initial distribution to stockholders within approximately 30 days following the special meeting, there are a number of factors that could delay our anticipated timetable, including the following:

•	lawsuits or other claims asserted against us;

•	delays in the consummation of the Switchboard Transaction or in any sales or other dispositions of our Switchboard shares;

•	legal, regulatory or administrative delays; and

•	delays in settling our remaining obligations.

We cannot determine with certainty the amount of the distributions to stockholders.

We cannot determine at this time the amount of distributions to our stockholders pursuant to the Plan of Liquidation. This determination depends on a variety of factors, including, but not limited to, the consummation of the Asset Sale and the Switchboard Transaction, the sale price of any sales of any Switchboard shares we may sell if the Switchboard Transaction is not consummated, the amount required to settle known and unknown debts and liabilities, and other contingent liabilities, the net proceeds, if any, from the sale of our remaining assets, and other factors. Examples of uncertainties that could reduce the value of or eliminate distributions to our stockholders include unanticipated costs relating to:

•	the defense, satisfaction or settlement of lawsuits or other claims that may be made or threatened against us in the future; and

•	delays in our liquidation and dissolution, including due to our inability to settle claims.

As a result, we cannot determine with certainty the amount of distributions to our stockholders.

We may not be able to settle all of our obligations to creditors.

We have current and future obligations to creditors. Our estimated distribution to stockholders takes into account all of our known obligations and our best estimate of the amount reasonably required to satisfy such obligations. As part of the wind-down process, we will attempt to settle those obligations with our creditors. We cannot assure you that we will be able to settle all of these obligations or that they can be settled for the amount we have estimated for purposes of calculating the likely distribution to stockholders. If we are unable to reach an agreement with a creditor relating to an obligation, that creditor may bring a lawsuit against us. Amounts required to settle obligations or defend lawsuits in excess of the amounts estimated by us will reduce the amount of remaining capital available for distribution to stockholders.

Our board of directors may abandon or delay implementation of the Plan of Liquidation and our dissolution even if approved by our stockholders.

Even if the Plan of Liquidation and our dissolution are approved and adopted by our stockholders, our board of directors has reserved the right, in its discretion, to abandon or delay implementation of the Plan of Liquidation and our dissolution, in order, for example, to permit us to pursue new strategic opportunities.

Our stockholders may be liable to our creditors for an amount up to the amount distributed by us if our reserves for payments to creditors are inadequate.

If our stockholders approve the Plan of Liquidation and our dissolution and our board of directors determines to proceed with our liquidation and dissolution, the articles of dissolution will be filed with the Commonwealth of Massachusetts dissolving ePresence. Pursuant to Massachusetts law, we will continue to exist for three years after the dissolution becomes effective for the purpose of prosecuting and defending suits against us and enabling us to close our business, to dispose of our property, to discharge our liabilities and to distribute to our stockholders any remaining assets. Under applicable Massachusetts law, stockholders could be held liable for payment to our creditors up to the amount distributed to such stockholder in the liquidation. Accordingly, in such event, a stockholder could be required to return all distributions previously made to such stockholder pursuant to the Plan of Liquidation and could receive nothing from us under the Plan of Liquidation. Moreover, in the event a stockholder has paid taxes on amounts previously received by the stockholder, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. We have engaged an appraisal firm to render an opinion to our board of directors as to whether we would not be rendered insolvent as a result of the initial liquidating distribution. For purposes of such engagement, insolvency shall mean that immediately prior to making the initial liquidating distribution to our stockholders, as described herein, and after giving effect to such distributions (a) the fair saleable value of our assets is less than our probable liabilities, including disputed, unliquidated and contingent liabilities or (b) we are not able to pay or will not be able to pay our liabilities, as they are projected to become due. We anticipate that we will receive this opinion following the special meeting and shortly before our board of directors authorizes our initial liquidating distribution. The purpose of this opinion will be to help minimize the likelihood of claims being brought against us or our board or stockholders alleging that the amount of the liquidation distribution exceeded our liabilities. We anticipate that our board would not authorize a distribution in excess of an amount that would result in the appraisal firm being unwilling to render a solvency opinion. However, our board is not required to obtain a solvency opinion as a condition to authorizing a liquidating distribution and could determine to authorize a distribution without this or any other solvency opinion. We cannot assure you that the contingency reserve established by us will be adequate to cover all expenses and liabilities.

Stockholders may not be able to recognize a loss for federal income tax purposes until they receive a final distribution from us, which is likely to be three years after our dissolution and could be longer.

As a result of our liquidation, for federal income tax purposes stockholders will recognize gain or loss equal to the difference between (1) the sum of the amount of cash distributed to them and the aggregate fair market value of any property distributed to them, and (2) their tax basis for their shares of our capital stock. A stockholder’s tax basis in our shares will depend upon various factors, including the stockholder’s cost and the amount and nature of any distributions received with respect thereto. Any loss generally will be recognized only when the final distribution from us has been received, which is likely to be more than three years after our dissolution.

It may become difficult or impossible for stockholders to trade their shares.

If the Plan of Liquidation is approved, we expect to close our stock transfer books and prohibit transfers of record ownership of our common stock upon our dissolution. In addition, in the event the Asset Sale occurs prior to our dissolution, it is possible that our common stock would be de-listed from the NASDAQ National Market even if we continue to meet all of the specific criteria for continued listing. In this event, our shares may be eligible for trading on the over-the-counter market. Any de-listing of our shares could make it more difficult for a stockholder to sell our shares and could result in a decrease in the trading price of our shares.

We may be the potential target of a reverse acquisition or other acquisition.

Following the Asset Sale, until we dissolve, we will continue to exist as a public, non-operating shell company. Public companies that exist as non-operating shell entities have from time to time been the target of “reverse” acquisitions, meaning acquisitions of public companies by private companies in order to bypass the costly and time-intensive registration process to become publicly traded companies. In addition, we could become an acquisition target, through a hostile tender offer or other means, as a result of our cash holdings or for other reasons. While we have adopted certain measures, such as a staggered board of directors and “blank check” preferred stock, that could have the effect of discouraging a hostile takeover attempt, we have not adopted a stockholder rights, or so-called “poison pill,” plan. In the event of a hostile acquisition bid, approval of the acquisition would be subject to stockholder approval. However, any new board could issue a significant number of shares without stockholder approval, which could result in a stockholder acquiring such shares controlling or significantly influencing any required stockholder vote. If we become the target of a successful acquisition, the new board of directors could potentially decide to either delay or completely abandon the liquidation and dissolution, and our stockholders may not receive any proceeds that would have otherwise been distributed in connection with the liquidation and may receive less than they would have received in the liquidation.

Our directors and executive officers may have interests that are different from, or in addition to, those of our stockholders generally.

You should be aware of interests of, and the benefits available to, our directors and executive officers when considering the recommendation of our board of directors of the Plan of Liquidation. Our directors and executive officers have interests in the Plan of Liquidation that are in addition to, or different from, their interests as stockholders. In connection with the Plan of Liquidation, or upon termination of employment following approval of the Plan of Liquidation, our executive officers will be entitled to receive option vesting, severance benefits, loan forgiveness and other payments. In addition, following our dissolution our directors and executive officers may receive liquidating distributions in respect of their options and will be entitled to continuing indemnification and liability insurance. For a more detailed discussion of the interests of our management, see pages 26-29 of this proxy statement.

Background of the Plan of Liquidation and Dissolution

For background information, please see “Background of the Proposed Transactions.”

Reasons for the Board’s Recommendation

Our board of directors believes that the distribution of our remaining assets in a liquidation had a greater probability of producing more value to our stockholders than other alternatives, including a sale or continuation of our operations. Among the factors that our board of directors considered were the factors listed under “Proposal No. 1—Sale of the Services Business—Reasons for the Board’s Recommendation” as well as the following:

•	our inability to execute a definitive agreement to acquire the entire company with a buyer or strategic partner on terms acceptable to us;

•	the low probability that we would obtain, within a reasonable period of time under the circumstances, any viable offer to engage in an attractive alternative transaction;

•	the continuing operating losses from our continuing operations and the likelihood that we would incur significant operating losses in the future;

•	our board of directors’ belief that it would be in the best interests of our stockholders to allow our stockholders to determine how to invest available cash rather than us pursuing an acquisition strategy involving the investment of our cash in businesses outside of our traditional business model;

•	prevailing economic conditions both generally and specifically relating to technology spending by companies; and

•	following the Asset Sale, the likelihood that our common stock would be delisted from the NASDAQ National Market in the near future.

Our board of directors also identified and considered potentially negative factors involved in the Plan of Liquidation, including the following:

•	that distributions might not be made in the near future;

•	the possibility that liquidation would not yield distributions to stockholders in excess of the amount that stockholders could have received upon a sale of ePresence or a sale of shares on the open market;

•	that under applicable law our stockholders could be required to return to creditors some or all of the distributions made to stockholders in the liquidation;

•	that stockholders will lose the opportunity to capitalize on the potential future growth of our services business and Switchboard and on our potential future success had we elected to pursue an acquisition strategy or otherwise use our available cash to continue as a going concern; and

•	the possibility that the price of our common stock might have increased in the future to a price greater than the current price or the value of the assets distributed in liquidation.

The foregoing discussion of the information and positive and negative factors considered and given weight by our board of directors is not intended to be exhaustive. The members of the board considered their knowledge of our business, financial condition and prospects, and the views of management and our financial and legal advisors. In view of the variety of factors considered, the board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of the board may have given different weights to different factors.

Prior to and at the October 22, 2003 meeting, our board of directors received estimates of our liquidation value and analyzed the results of management’s investigation of various acquisition and strategic opportunities.

Our board of directors determined not to continue to operate ePresence, including for the purpose of operating only the Switchboard business or investing in other companies. Instead, our board of directors determined to return our cash to our stockholders to allow each stockholder to make such stockholder’s own investment decisions. Based on this information, our board of directors believed that distribution to our stockholders of our net assets would have the highest probability of returning the greatest value to the stockholders as compared to other alternatives.

If our stockholders do not approve the Asset Sale nor the Plan of Liquidation and our dissolution, we will continue to operate our services business and explore the alternatives then available for the future of ePresence.

If our stockholders approve the Asset Sale but do not approve the Plan of Liquidation and our dissolution, we will attempt to consummate the Asset Sale and will explore the alternatives then available for the future of ePresence, including using available cash to acquire other businesses or companies. Pursuant to the terms of the Asset Sale, we would generally be prohibited from competing with the services business, so any acquisition would require us to enter a new business in which we may have little or no experience and, accordingly, which may be highly speculative.

If our stockholders do not approve the Asset Sale but approve our Plan of Liquidation and dissolution, we may proceed with the Plan of Liquidation and attempt to sell the assets covered by the Purchase Agreement to other potential buyers.

If our stockholders do not approve the Plan of Liquidation but approve the Switchboard Transaction, we may consummate the Switchboard Transaction.

Interests of ePresence Directors and Officers in the Plan of Liquidation and Our Dissolution

Please see “Proposal No. 1—Sale of the Services Business—Interests of ePresence Executive Officers and Directors in the Asset Sale and Liquidation.”

Principal Provisions of the Plan of Liquidation

We will distribute pro rata to our stockholders, in cash or in-kind, or sell or otherwise dispose of, all our property and assets. This liquidation is expected to commence as soon as practicable after approval of the Plan of Liquidation and our dissolution by our stockholders and to be concluded on or about the third anniversary thereof by a final liquidating distribution either directly to the stockholders or to one or more liquidating trusts. Any sales of our assets will be made in private or public transactions and on such terms as are approved by our board of directors. We do not anticipate that we will solicit any further votes of our stockholders with respect to the approval of the specific terms of any particular sale of assets approved by our board of directors.

Subject to the payment or the provision for payment of our indebtedness and other obligations, we will distribute from time to time pro rata to the holders of the common stock our cash on hand, together with the cash proceeds of any sales of our other assets. While the Plan of Liquidation permits us to distribute non-cash assets to our stockholders, we do not anticipate making any non-cash distributions other than a potential distribution of any Switchboard shares in the event that the Switchboard Transaction is not consummated. We intend to establish a reserve, referred to as the Contingency Reserve, in an amount determined by our board of directors to be sufficient to satisfy actual and potential liabilities, expenses and obligations. The net balance, if any, of the Contingency Reserve remaining after payment, provision or discharge of all such liabilities, expenses and obligations will also be distributed to our stockholders pro rata.

If deemed necessary by our board of directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more trusts established for the benefit of our stockholders, which assets would be sold or distributed on terms approved by our trustees. If all of our assets, including the Contingency Reserve, are not sold or distributed prior to the third anniversary of our dissolution, we will transfer in a final distribution such remaining assets to a trust. Any of such trusts are sometimes referred to in this proxy statement as liquidating trusts.

In the event of a transfer of assets to a liquidating trust, we would distribute, pro rata to the holders of our common stock, beneficial interests in any such liquidating trust or trusts. We anticipate that the interests in any such trusts will not be transferable. Therefore, although the recipients of the interests would be treated for tax purposes as having received their pro rata share of property transferred to the liquidating trust or trusts and will thereafter take into account for tax purposes their allocable portion of any income, gain or loss realized by such liquidating trust or trusts, the recipients of the interests will not realize the value thereof unless and until such liquidating trust or trusts distributes cash or other assets to them.

The Plan of Liquidation authorizes our board of directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause ePresence to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by our board of directors. We anticipate that our board would select trustees on the basis of the experience of each individual or entity in performing responsibilities of the type expected for the liquidating trust, namely administering and disposing of assets and discharging liabilities of the kind held by the trust, and the ability of the individual or entity to comply with its standard of conduct and duty to serve the best interests of our former stockholders that hold interests in the trust. We anticipate that the trust agreements would provide that a majority of the trustees would be required to be independent of our management and that approval of a majority of the trustees would be required to take any action. Approval of the Plan of Liquidation and our dissolution also will constitute the approval by our stockholders of any such appointment and any liquidating trust agreement or agreements.

We expect to close our stock transfer books and discontinue recording transfers of shares of common stock on the date of our dissolution. In this proxy statement, we sometimes refer to this date of dissolution as the Final Record Date. Thereafter, certificates representing shares of common stock will not be assignable or transferable on our books, except by will, intestate succession or operation of law. After the Final Record Date, we will not issue any new stock certificates, other than replacement certificates.

Within approximately 10 days following approval of the Plan of Liquidation and our dissolution by our stockholders, we expect to file a notice that the dissolution has been authorized with the Commissioner of the Department of Revenue of the Commonwealth of Massachusetts. Articles of dissolution will then be filed with the Commonwealth of Massachusetts. The dissolution will become effective, in accordance with Massachusetts law upon proper filing of the articles of dissolution with the Secretary of State or upon such later date as may be specified in the articles of dissolution. We currently intend to file the articles of dissolution within approximately 10 days following stockholder approval of the Plan of Liquidation and our dissolution. Pursuant to the M.G.L., we will continue to exist for three years after the dissolution for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against our company, and enabling us to gradually settle and close our business, to dispose of and convey our property, to discharge our liabilities and to distribute to our stockholders any remaining assets, but not for the purpose of continuing the business for which we were organized. However, any action commenced by or against us during the three year dissolution period will not terminate by reason of the expiration of the period.

Abandonment or Amendment. Under the Plan of Liquidation, our board of directors may modify, amend or abandon the Plan of Liquidation, notwithstanding stockholder approval, to the extent permitted by the M.G.L. We may not amend or modify the Plan of Liquidation under circumstances that would require additional stockholder solicitations under the M.G.L. or the federal securities laws without complying with the M.G.L. and the federal securities laws.

Liquidating Distributions. Although our board of directors has not established a firm timetable for distributions to our stockholders if the Plan of Liquidation and our dissolution are approved by the stockholders, our board of directors intends to, subject to contingencies inherent in winding up our business, authorize such distributions as promptly as reasonably practicable. We currently anticipate that we will make an initial liquidating distribution to stockholders within approximately 20 days following the Final Record Date. At this time, we cannot predict with certainty the amount of any liquidating distributions to our stockholders. However, based on information currently available to us, assuming, among other things, no unanticipated actual or contingent liabilities, we estimate that over time stockholders will receive two or more cash distributions that in the aggregate range from approximately $4.05 to $4.30 per share (based on the shares of ePresence common stock and ePresence options and warrants outstanding as of March 31, 2004). Actual distributions could be higher or lower. (See page iv). An increase in the value distributed to our stockholders could result in additional outstanding options and warrants with an exercise price less than the value distributed to stockholders, which would have a dilutive effect on the amount distributed per share. Our board of directors is currently unable to predict the precise amount or timing of any other distributions pursuant to the Plan of Liquidation. Our board of directors, in its sole discretion, will determine the actual amount and timing of all distributions. We expect to conclude the liquidation on or about the third anniversary of the filing of the articles of dissolution in Massachusetts by a final liquidating distribution either directly to our stockholders or to a liquidating trust.

We do not plan to satisfy all of our liabilities and obligations prior to making distributions to our stockholders, but instead we plan to establish a Contingency Reserve and reserve assets deemed by our board of directors to be adequate to provide for such liabilities and obligations.

Uncertainties as to the precise net value of our non-cash assets and the ultimate amount of our liabilities make it impracticable to predict the exact net value ultimately distributed to stockholders. Claims, liabilities and expenses from operations (including operating costs, salaries, income taxes, payroll and local taxes, legal and accounting fees and miscellaneous office expenses), although currently declining, will continue to be incurred following approval of the Plan of Liquidation and our dissolution. These expenses will reduce the amount of assets available for ultimate distribution to stockholders. While we do not believe that a precise estimate of those expenses can currently be made, we believe that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims (including contingent liabilities) and that we will make two or more cash distributions to stockholders. However, we can give no assurances that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims and that we will make cash distributions to stockholders.

Any distribution to stockholders will be net of any tax liability resulting from such sale or distribution that is not offset by our net operating loss and tax credit carryforwards. The amount that we will be able to distribute to our stockholders with respect to our shares of Switchboard common stock will depend on the net proceeds after taxes that we realize from the Switchboard Transaction or from other sales if the Switchboard Transaction is not consummated. Even if we elect to distribute our Switchboard shares to our stockholders rather than sell the shares, we may sell a portion of our Switchboard shares in order to meet tax obligations as a result of the distributions.

Sales of Our Assets. The Plan of Liquidation gives our board of directors the authority to sell all of our remaining assets. Agreements for the sale of assets may be entered into prior to the special meeting and, to the extent required by law, may be contingent upon the approval of the Plan of Liquidation and our dissolution at the special meeting. Approval of the Plan of Liquidation and our dissolution will constitute approval of any such agreements and sales. We will sell our remaining assets on such terms as are approved by our board of directors. We may conduct sales by any means, including by competitive bidding or privately negotiated sales. We do not anticipate that we will solicit any further stockholder votes with respect to the approval of the specific terms of any particular sale of assets approved by our board of directors. We do not anticipate amending or supplementing this proxy statement to reflect any such agreement or sale, unless required by applicable law. The prices at which we will be able to sell our various assets will depend largely on factors beyond our control, including, without limitation, the supply and demand for such assets, the rate of inflation, changes in interest rates, the condition of financial markets, the availability of financing to prospective purchasers of the assets and regulatory approvals. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation.

Our sale of an appreciated asset will result in the recognition of taxable gain to the extent the fair market value of such asset exceeds our tax basis in such asset. We believe that we have sufficient useable net operating losses and tax credit carryforwards to offset a substantial portion of the federal income or gain that could be recognized by us for federal income tax purposes.

Our Conduct Following Approval of the Plan of Liquidation. Following approval of the Plan of Liquidation and our dissolution by our stockholders, our activities will be limited to winding up our affairs, taking such action as we believe may be necessary to preserve the value of our assets and distributing our assets in accordance with the Plan of Liquidation. We will seek to distribute or liquidate all of our assets in such manner and upon such terms as our board of directors determines to be in the best interests of our stockholders.

Following the approval of the Plan of Liquidation and our dissolution by our stockholders, we will enter into agreements providing for continuing indemnification and will otherwise continue to indemnify our officers, directors, employees and agents in accordance with our restated articles of organization, including for actions taken in connection with the Plan of Liquidation and the winding up of our affairs. Our obligation to indemnify such persons may be satisfied out of our remaining assets or the assets of any liquidating trust. Our board of directors and the trustees of any liquidating trust may obtain and maintain such insurance as they believe may be necessary or desirable to cover our indemnification obligations under the Plan of Liquidation.

Contingency Reserve. Following approval of the Plan of Liquidation and our dissolution by our stockholders, we will pay all expenses and fixed and other known liabilities, or set aside a Contingency Reserve consisting of cash or other assets that we believe to be adequate for payment of those known liabilities, as well as claims that are unknown or have not yet arisen but that, based on facts known to us, are likely to arise or become known to us within 10 years after the date of our dissolution. We are currently unable to estimate with precision the amount of any Contingency Reserve that may be required, but any such amount (in addition to any cash contributed to a liquidating trust, if one is utilized) will be deducted before the determination of amounts initially available for distribution to stockholders.

The actual amount of the Contingency Reserve will be based upon estimates and opinions of our board of directors, derived from consultations with management and outside experts and a review of, among other things, our estimated contingent liabilities and our estimated operating expenses, including, without limitation, anticipated compensation payments, estimated investment banking, legal and accounting fees, rent, payroll, taxes, miscellaneous office expenses and expenses accrued in our financial statements. The Contingency Reserve may not be sufficient to satisfy all obligations, expenses and liabilities, in which case a creditor could bring a claim against one or more of our stockholders for each stockholder’s pro rata portion of the claim, up to the total amount distributed by us to the stockholder pursuant to the Plan of Liquidation. Subsequent to the establishment of the Contingency Reserve, we will distribute to our stockholders any portions of the Contingency Reserve that our board deems no longer to be required.

Liquidating Trust. If deemed necessary, appropriate or desirable by our board of directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more liquidating trusts established for the benefit of our stockholders, which property would thereafter be sold or distributed on terms approved by our trustees. Our board of directors may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (for example, interests in intangibles) or where our board of directors determines that it would not be in our best interests and our stockholders for such assets to be distributed directly to stockholders at such time. If all of our assets, including the Contingency Reserve, are not sold or distributed to our stockholders prior to the third anniversary of the dissolution, we must transfer in a final distribution such remaining assets to a liquidating trust. Notwithstanding the foregoing, to the extent that the distribution to our stockholders or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer shall be effected without such consent. The purpose of a liquidating trust would be to distribute such property or to sell such property on terms satisfactory to the liquidating trustees, and distribute the proceeds of such sale after paying our liabilities, if any, assumed by the trust, to our stockholders. Any liquidating trust acquiring all of our unsold assets will assume all of our liabilities and obligations and will be obligated to pay any expenses and liabilities that remain unsatisfied. If the Contingency Reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust’s other unsold assets.

The Plan of Liquidation authorizes our board of directors to appoint one or more individuals or entities, including officers, directors, employees, agents or representatives of ePresence, to act as trustee or trustees of the liquidating trust or trusts and to cause ePresence to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by our board of directors. We anticipate that our board would select trustees on the basis of the experience of each individual or entity in performing responsibilities of the type expected for the liquidating trust, namely administering and disposing of assets and discharging liabilities of the kind held by the trust, and the ability of the individual or entity to comply with its standard of conduct and duty to serve the best interests of our former stockholders that hold interests in the trust. We anticipate that the trust agreements would provide that a majority of the trustees would be required to be independent of our management and that approval of a majority of the trustees would be required to take any action. Approval of the Plan of Liquidation and our dissolution by our stockholders will also constitute the approval by our stockholders of any such appointment and any liquidating trust agreement or agreements.

We have no present plans to use a liquidating trust or trusts, but our board of directors believes the flexibility provided by the Plan of Liquidation with respect to the liquidating trusts to be advisable. The trust would be evidenced by a trust agreement between us and the trustees. The purpose of the trust would be to serve as a temporary repository for the trust property prior to its disposition or distribution to our stockholders. The transfer to the trust and distribution of interests therein to our stockholders would enable us to divest ourselves the trust property and permit our stockholders to enjoy the economic benefits of ownership thereof. Pursuant to the trust agreement, the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to our stockholders, to be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement. We anticipate that the interests would be evidenced only by the records of the trust and there would be no certificates or other tangible evidence of such interests and that no holder of common stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of common stock in order to receive the interests, subject to our election to require the surrender of stock certificates. See “Final Record Date” below. We also anticipate that interests in the trust would generally not be transferable.

Potential Liability of Stockholders. Under the M.G.L., in the event we are insolvent at the time of, or rendered insolvent by the making of, any distribution to stockholders, each stockholder could be held liable for up to the amounts received by such stockholder from us or from any liquidating trust under the Plan of Liquidation. A stockholder would have a claim against other stockholders if such stockholder is required to pay more than such stockholder’s pro rata share of the claim.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the Contingency Reserve and the assets of the liquidating trust or trusts, a creditor could seek an injunction against us making distributions under the Plan of Liquidation. Any such action could delay or substantially diminish the cash distributions to stockholders.

Also, as stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes, the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise. See “Material U.S. Federal Income Tax Consequences and Accounting Treatment of the Plan of Liquidation.”

Final Record Date. We will close our stock transfer books and discontinue recording transfers of shares of common stock on the Final Record Date. Accordingly, after the Final Record Date, certificates representing shares of common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the Final Record Date, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur after the Final Record Date. All liquidating distributions made by us or a liquidating trust on or after the Final Record Date will be made to stockholders according to their holdings of common stock as of the Final Record Date. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by ePresence or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate evidencing the common stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts. We currently intend to close our stock transfer books on the Final Record Date and to cease recording stock transfers and issuing stock certificates (other than replacement certificates) at such time. Accordingly, it is expected that trading in record ownership of the shares will cease on and after the Final Record Date. In addition, in the event the Asset Sale occurs prior to our dissolution, it is possible that our common stock would be de-listed from the NASDAQ National Market even if we continue to meet all of the specific criteria for continued listing. We do not anticipate that our common stock would be de-listed solely as a result of the approval of consummation of the Switchboard Transaction. We do not anticipate that the interests in a liquidating trust or trusts will be transferable.

Regulatory Approvals. We do not believe that any material United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.

Reporting Requirements. If the Plan of Liquidation and our dissolution are authorized and approved and we are dissolved, we intend to cease filing reports under the Exchange Act, and we may, to the extent we deem necessary or desirable, file a “no-action” request with the SEC asking that the SEC’s Division of Corporation Finance not recommend enforcement action against us if we cease filing Exchange Act reports. Even if we cease reporting, we may continue to file current reports on Form 8-K to disclose material events relating to our liquidation, and we would file any other reports that the SEC might require.

Continuing Indemnification and Insurance. Following stockholder approval of the Plan of Liquidation and our dissolution, we will continue to indemnify our officers, directors, employees and agents for their actions in accordance with the terms of our restated articles of organization, including for actions taken in connection with the Plan of Liquidation and the wind-down of our business and affairs. We may enter into indemnification agreements to provide this indemnification. We have maintained, and intend to continue to maintain, director and officer liability insurance for the benefit of such persons. As part of our wind-down, we will purchase a “tail” policy, meaning we will prepay the premium to continue to maintain such insurance for six years for claims made following the filing of our articles of dissolution. Since our insurance policy may, depending upon the circumstances, require us to pay the initial amount of any liability incurred and then to pay the further costs of defending a claim, subject to reimbursement from the insurance carrier, we intend to provide for this contingency in the Contingency Reserve.

Treatment of Stock Options and Warrants. Under our stock option plans and stock options, 50% of each outstanding stock option not subject to a contractual acceleration right will become vested prior to our dissolution and will terminate upon our dissolution. Under the Plan of Liquidation, upon our dissolution all options and warrants that are then exercisable will be cancelled in exchange for a right to receive a pro rata portion of any distributions to stockholders in respect to the shares of our common stock issuable upon exercise of such option or warrant as if the optionholder or warrantholder had exercised the option or warrant immediately prior to dissolution. We will deduct from payments to optionholders or warrantholders the aggregate exercise price of the option or warrant, meaning that an optionholder or warrantholder will not receive any distributions unless and until the aggregate amount of the distributions per share exceeds the exercise price of the option or warrant per share.

In the event the first liquidating distribution consists of both cash and non-cash assets, with respect to an option or warrant with an exercise price less than the value of the first liquidating distribution, the entire amount of the exercise price will be deducted from the first liquidating distribution, proportionately from the cash and non-cash assets included in such liquidating distribution based on the relative values of such cash and non-cash assets. With respect to an option or warrant with an exercise price equal to or greater than the value of the first liquidating distribution, the optionholder or warrantholder will not receive any portion of the first liquidating distribution and will receive subsequent liquidating distributions only to the extent the aggregate value of all liquidating distributions exceeds the option or warrant exercise price. Any such subsequent liquidating distribution will be paid to the optionholder or warrantholder in the same form (cash or non-cash assets) as it is paid to other stockholders, optionholders and warrantholders, without regard to the form of any prior liquidating distribution. For example, if the initial liquidating distribution consists of cash and Switchboard shares, subsequent liquidating distributions consist of only cash, and an optionholder or warrantholder is not entitled to any portion of the initial liquidating distribution, then any liquidating distribution made to such optionholder or warrantholder will consist only of cash. For this purpose, the value of any non-cash asset included in a liquidating distribution, including any Switchboard stock, will be determined by our board in its sole and absolute discretion.

As a result, an optionholder or warrantholder will receive the same net amount as a result of the liquidation that the optionholder or warrantholder would have received if the optionholder or warrantholder had exercised the option or warrant prior to dissolution but will not be required to bear the risk of exercising an option or warrant without knowing whether the amount payable in respect of the shares exceeds the option or warrant exercise price. We will also be entitled to deduct from distributions to optionholders or warrantholder any tax withholding amounts.

As a result of this treatment of options and warrants, any reference in this proxy statement to distributions to stockholders shall also be deemed to include our distributions to optionholders or warrantholders.

Payment of Expenses. We may, in the discretion of our board of directors, pay any brokerage, agency, professional and other fees and expenses to any person in connection with the sale or other disposition of our assets and the implementation of the Plan of Liquidation.

Material U.S. Federal Income Tax Consequences of the Plan of Liquidation

The following discussion is a general summary of the material federal income tax consequences of the Plan of Liquidation but does not purport to be a complete analysis of all potential tax effects. The discussion addresses neither the tax consequences that may be relevant to particular categories of stockholders subject to special treatment under certain federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, mutual funds, and foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the Code, U.S. Department of the Treasury regulations, Internal Revenue Service, or the IRS, rulings, and judicial decisions now in effect, all of which are subject to change or to varying interpretation at any time. Any such changes or varying interpretations may also be applied retroactively. The following discussion has no binding effect on the IRS or the courts and assumes that we will liquidate in accordance with the Plan of Liquidation.

Distributions pursuant to the Plan of Liquidation may occur at various times and in more than one tax year. We can give no assurance that the tax treatment described herein will remain unchanged at the time of such distributions. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Plan of Liquidation, and we will not seek an opinion of counsel with respect to the anticipated tax treatment. If any of the anticipated tax consequences stated herein proves to be incorrect, the result could be increased taxation at the corporate or stockholder level, thus reducing the benefit to us and our stockholders of the liquidation. Tax considerations applicable to particular stockholders may vary with and be contingent on the stockholder’s individual circumstances.

Consequences to ePresence. After the approval of the Plan of Liquidation and our dissolution and until the liquidation is completed, we will continue to be subject to income tax on our taxable income such as interest income, gain from the sale of our assets or income from operations. We will recognize gain or loss with respect to the sale of our assets in an amount equal to the difference between the fair market value of the consideration received for each asset and our adjusted tax basis in the asset sold. Upon the distribution of any non-cash asset to our stockholders pursuant to the Plan of Liquidation (including distributions of assets to a liquidating trust or trusts), we will recognize gain or loss as if such asset were sold to the stockholders at its fair market value, unless certain exceptions to the recognition of loss apply. We anticipate that no such exception will apply and, accordingly, that we should recognize gain or loss on any distribution of non-cash assets to stockholders pursuant to the Plan of Liquidation. We believe that a substantial portion of any income or gain from the Switchboard Transaction will be offset by our useable net operating losses and tax credit carryforwards.

Consequences to Stockholders. Amounts received by stockholders pursuant to the liquidation will be treated as full payment in exchange for their shares of our common stock. As a result of our liquidation, stockholders will recognize gain or loss equal to the difference between (1) the sum of the amount of cash distributed to them and the fair market value, at the time of distribution, of any property distributed to them (including distributions of assets to a liquidating trust or trusts), and (2) their tax basis for their shares of common stock. A stockholder’s tax basis in such stockholder’s shares will depend upon various factors, including the stockholder’s cost and the amount and nature of any distributions received with respect thereto.

A stockholder’s gain or loss will be computed on a “per share” basis. We expect to make more than one liquidating distribution, each of which will be allocated proportionately to each share of stock owned by a stockholder. The value of each liquidating distribution will be applied against and reduce a stockholder’s tax basis in such stockholder’s shares of stock. Gain will be recognized by reason of a liquidating distribution only to the extent that the aggregate value of such distributions received by a stockholder with respect to a share exceeds such stockholder’s tax basis for that share. Any loss generally will be recognized only when our final distribution to stockholders has been received and then only if the aggregate value of the liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss provided the shares are held as capital assets and will be long-term capital gain or loss if the stock has been held for more than one year. Gain resulting from distributions of cash or assets from a corporation pursuant to a plan of liquidation is, therefore, generally capital gain rather than ordinary income.

Upon any distribution of property, the stockholder’s tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution. The gain or loss realized upon the stockholder’s future sale of that property will be measured by the difference between the stockholder’s tax basis in the property at the time of such sale and the proceeds of such sale.

After the close of our taxable year, we will provide our stockholders and the IRS with a statement of the amount of cash distributed to stockholders and our best estimate as to the value of any property distributed to them during that year. The IRS could challenge such valuation. As a result of such a challenge, the amount of gain or loss recognized by stockholders might be changed. Distributions to our stockholders could result in tax liability to any given stockholder exceeding the amount of cash received, requiring that stockholder to meet the tax obligations from other sources or by selling all or a portion of the assets received.

If a stockholder is required to satisfy any liability of ours not fully covered by our Contingency Reserve, payments by a stockholder in satisfaction of such liabilities would generally produce a capital loss, which, in the hands of an individual stockholder, could not be carried back to prior years to offset capital gains realized from liquidating distributions in those years.

Consequences to Optionholders

Terminated (Unexercised) Options. Holders of incentive stock options, or ISOs, and non-statutory stock options who do not exercise the options prior to termination of the options upon our dissolution and who receive a pro rata portion of distributions to stockholders in respect of their terminated unexercised options will recognize ordinary compensation income equal to the amounts received. Ordinary income is subject to tax at a current maximum federal income tax rate of 35%. Compensation income is also subject to a Medicare tax and a social security tax, as applicable. If the holder is our current or former employee, then the compensation income will be subject to withholding for income, Medicare and social security taxes, as applicable.

Non-Statutory Options. Holders of non-statutory options who exercise their options prior to the termination of the options upon our dissolution will recognize ordinary compensation income equal to the excess of the value of the stock at the time of exercise over the exercise price. Any additional gain upon liquidation will be short-term, if the stock is held for one year or less at the time of liquidation. Ordinary income and short-term capital gain are subject to tax at a current maximum federal income tax rate of 35%. Compensation income is also subject to a Medicare tax and a social security tax, as applicable. If the holder is our current or former employee, then the compensation income will be subject to withholding for income, Medicare and social security taxes, as applicable. We will require you to make arrangements to satisfy this withholding obligation.

Incentive Stock Options. Generally, holders of ISOs who exercise their options are not subject to regular income tax at the time of exercise. However, the difference, or spread, between the fair market value of the stock received on the date of exercise and the exercise price is included in the employee’s alternative minimum taxable income in the year of exercise. If the employee makes a sale or other disposition, within two years after grant or within one year after exercise, of stock received on the exercise of an ISO, the employee forfeits ISO tax treatment and recognizes ordinary compensation income in the year of disposition, generally equal to the spread on the date of exercise. Any additional gain is capital gain, which will be short-term if the stock is held for one year or less at the time of liquidation. Although an early disposition of stock generally does not avoid the inclusion of the spread at exercise in alternative minimum taxable income, an early disposition made in the year of exercise usually negates any alternative minimum tax liability.

Accordingly, holders of ISOs who exercise their options within the one-year period preceding the liquidation will be treated as having made a disqualifying disposition and will recognize ordinary compensation income in the year of liquidation equal to the spread on the date of exercise. It is anticipated that the liquidation will, for this purpose, be deemed to occur within the year of our dissolution and accordingly holders of ISOs who exercise their options in the prior year period will not include the spread in the computation of the alternative minimum tax.

Ordinary income and short-term capital gain are currently subject to tax at a maximum federal income tax rate of 35%. Compensation income is also subject to a Medicare tax and a social security tax, as applicable. If the holder is our current or former employee, compensation income generally is subject to withholding for income, Medicare and social security taxes, as applicable. The Internal Revenue Service has imposed a moratorium, however, on the withholding of income, Medicare and social security taxes upon the exercise and sale of stock acquired under an ISO.

Warrants. Warrant holders will recognize capital gain or loss on the exchange of their warrants in an amount equal to the difference between the amount received for such warrant and the holder’s adjusted basis in the warrant. Gain or loss will be classified as long-term capital gain or loss, if the warrant holder has held the warrant for more than 12 months. If warrants were held for less than 12 months, the gain or loss will be short- term gain or loss. Warrant holders who acquired their warrants as compensation will receive the same tax treatment as holders of non-statutory options as described above.

The Liquidating Trust or Trusts. If we transfer assets to a liquidating trust or trusts, we intend to structure such trust or trusts so that stockholders will be treated for tax purposes as having received their pro rata share of the property transferred to the liquidating trust or trusts. In such event, the amount of the distribution will be reduced by the amount of known liabilities assumed by the liquidating trust or trusts or to which the property transferred is subject. The liquidating trust or trusts themselves should not be subject to tax. After formation of the liquidating trust or trusts, the stockholders will take into account for federal income tax purposes their allocable portion of any income, gain or loss recognized by the liquidating trust or trusts. As a result of the transfer of property to the liquidating trust or trusts and the ongoing operations of the liquidating trust or trusts, stockholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust or trusts with which to pay such tax.

Taxation of Non-United States Stockholders. Foreign corporations or persons who are not citizens or residents of the United States should consult their tax advisors with respect to the U.S. and non-U.S. tax consequences of the Plan of Liquidation.

State and Local Tax. Stockholders may also be subject to state or local taxes and should consult their tax advisors with respect to the state and local tax consequences of the Plan of Liquidation.

Information Reporting. We are required to report to the Internal Revenue Service and to each stockholder that is a U.S. person the amount of any payment received by such stockholder upon our dissolution. In order for us to comply with this information reporting requirement, stockholders must (1) furnish us with a correct taxpayer identification number on a properly completed Internal Revenue Service Form W-9 or successor form or (2) provide us with a certification of foreign status on an appropriate Form W-8 or successor form.

The foregoing summary of certain federal income tax consequences is included for general information only and does not constitute legal advice to any stockholder. The tax consequences of the plan may vary depending upon the particular circumstances of the stockholder. We recommend that each stockholder consult his, her or its own tax advisor regarding the tax consequences of the Plan of Liquidation.

Liquidation Analysis and Estimates

Our management has estimated, as of December 31, 2003, the following potentially realizable values or ranges of realizable values for our assets, estimated liabilities and estimated costs of liquidation after we cease operations, including our shares of Switchboard common stock. There can be no assurance, however, that we will incur costs or be able to settle our liabilities or dispose of our assets within the indicated ranges, or at all. The following table assumes completion of the Asset Sale and the Switchboard Transaction.

	Low	High
	(in thousands, except per share amounts)
(i) Estimated Value of Assets of ePresence
Cash, cash equivalents and marketable instruments	$36,100	$36,100
Other assets (a)	445	445

Total estimated assets	36,545	36,545

(ii) Estimated Proceeds from Sale of Services Business to Unisys:
Purchase price	9,000	9,000
Working capital adjustment (b)	609	1,009

Total estimated proceeds from Unisys	9,609	10,009

(iii) Estimated Proceeds from Switchboard Sale:
Net Proceeds	75,969	75,969
Tax Liability	(822)	(822)

Net Switchboard Proceeds	75,147	75,147

(iv) Estimated Liabilities of ePresence:
Accounts payable to vendors	225	225
Accrued expenses, contingency reserves and lease commitments (c)	12,890	6,890

Total estimated liabilities	13,115	7,115

(v) Estimated Operating Costs and Interest Income After December 31, 2003:
Future operating costs, including dissolution transaction costs (d)	4,813	4,813
Employee severance and related costs (e)	6,573	6,744
Other costs, including insurance, costs to terminate a vendor relationship and benefit termination costs (f)	1,122	1,122

Total estimated operating costs	12,508	12,679

Estimated net interest income during liquidation	250	400
Net Estimated Costs During Liquidation Period	12,258	12,279

(vi) Estimated Net Cash Proceeds Available for Distribution to Stockholders	95,928	102,307

(vii) Estimated Net Cash Proceeds Available for Distribution per Outstanding Common Share (g)	$4.05	$4.30

Notes

(a)	Includes estimated proceeds from the return of security deposits and the sale and disposition of long-lived assets.
(b)	Based upon 90% of accounts receivable and work-in-process less deferred revenues and supplier payables, and a potential adjustment for timing of the close of sale.
(c)	Includes an estimated settlement of accrued liabilities of $5.5 million, consisting of real estate lease obligations of $1.9 million, employee compensation costs of $1.8 million and other operating costs. Also includes a reserve for unknown contingencies.
(d)	Includes payroll costs, and overhead operating costs such as rent, legal fees, accounting fees, taxes, insurance and other operating costs through December 31, 2006. Also includes estimated costs related to the dissolution transaction.
(e)	Includes severance and transaction payments.
(f)	Includes cost of the director and officer six-year tail insurance policy, certain foreign entity dissolution costs and benefit plan termination costs.

(g)	For the Low estimate, based upon 22,885,805 shares of common stock, and 2,608,790 stock options and warrants with an exercise price of under $4.05 per share with a weighted average exercise price of $2.78 per share, outstanding as of March 31, 2004. For the High estimate, based upon 22,885,805 shares of common stock, and 2,677,159 stock options and warrants with an exercise price of under $4.30 per share with a weighted average exercise price of $2.81 per share, outstanding as of March 31, 2004.

We will deduct from payments to optionholders and warrantholders the aggregate exercise price of the options and warrants meaning that an optionholder will not receive any distributions unless and until the aggregate amount of the per share distributions exceeds the per share exercise price of the option or warrant.

The method used by us in estimating the values and value ranges or our assets other than cash and cash equivalents is inexact and may not approximate values actually realized. In addition, our estimates of our liabilities and operating costs are subject to numerous uncertainties beyond our control and also do not reflect any unknown liabilities or contingent liabilities that may materialize. For these reasons, the actual net proceeds distributed to stockholders in liquidation could be significantly less than the estimated amounts shown.

Since the terms of the disposition of our assets pursuant to the Plan of Liquidation have not been determined, we have concluded that pro forma financial information concerning the Plan of Liquidation cannot be presented in any meaningful fashion. The following table sets forth a reconciliation of relevant portions of the estimates set forth above under “Liquidation Analysis and Estimates” with our stockholders equity (excluding holdings of Switchboard common stock), as set forth in our audited balance sheet as of December 31, 2003.

	Low	High
	(in thousands)
Total stockholders’ equity as of December 31, 2003, excluding holdings of Switchboard common stock	$34,590	$34,590
Estimated proceeds from sale of services business to Unisys	9,609	10,009
Estimated proceeds from Switchboard Sale	75,147	75,147
(Reduction) Increase in carrying value of assets and liabilities as of December 31, 2003 compared to the estimated fair value	(11,160)	(5,160)
Estimated net operating costs during liquidation	12,258	12,279

Estimated Net Cash Proceeds Available for Distribution to Stockholders	$95,928	$102,307

Vote Required and Board Recommendation

The approval of the Plan of Liquidation and our dissolution requires the affirmative vote of the holders of at least two-thirds of the common stock issued and outstanding and entitled to vote thereon.

Our board of directors recommends a vote FOR this proposal. It is intended that shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

APPRAISAL RIGHTS

In connection with the Asset Sale and the Switchboard Transaction, our stockholders are or may be entitled to exercise dissenters’ rights pursuant to the provisions of Sections 76 and 86 to 98, inclusive, of Chapter 156B of the Massachusetts General Laws, or the M.G.L., copies of which sections are included with this proxy statement as Appendix G. In accordance with these sections, our stockholders may have the right to dissent from the sale of our assets and to be paid the “fair value” of their common stock. In this context, the term “fair value” means the value of a stockholder’s common stock as of the day preceding the date of the vote approving the sale and is exclusive of the value arising from the expectation or closing of such sale.

Where a sale of substantially all the corporation’s property and assets is to be submitted for approval at a meeting of stockholders, under Section 87 of Chapter 156B of the M.G.L., the corporation must notify each of its stockholders of the right to dissent. A court or we could determine that the Asset Sale or the Switchboard Transaction constitutes the sale of substantially all of our property and assets under Massachusetts law. This proxy statement constitutes notice to our stockholders under Section 87.

The following discussion is a summary of the material terms of the appraisal rights and is not a complete statement of the law pertaining to a dissenting stockholder’s rights under the M.G.L. and is qualified by the full text of Sections 76 and 86 to 98, inclusive, and attached as Appendix G. Any stockholder who wishes to exercise the right to dissent and demand the fair value of such stockholder’s shares, or who wishes to preserve the right to do so, should review the following discussion and Appendix G carefully because failure to timely and properly comply with the procedures will result in the loss of a stockholder’s right to dissent under the M.G.L.

A stockholder wishing to exercise the right to demand the fair value of such stockholder’s common stock must first file, before the vote of stockholders is taken at the special meeting, a written objection to the proposed action and state such stockholder’s intent to demand the fair value of such stockholder’s common stock if the action is taken. In addition, the dissenting stockholder must not vote in favor of the Asset Sale, in the event the dissenting stockholder wishes to exercise appraisal rights with respect to the Asset Sale, or the Switchboard Transaction, in the event the dissenting stockholder wishes to exercise appraisal rights with respect to the Switchboard Transaction. Because a proxy that does not contain voting instructions will, unless revoked, be voted FOR the Asset Sale and the Switchboard Transaction, a stockholder who votes by proxy and who wishes to exercise dissenter’s rights must vote AGAINST the applicable resolution or ABSTAIN from voting on the applicable resolution. A vote against the applicable resolution, in person or by proxy, will not in and of itself constitute a written notice of intent to demand the fair value of a stockholder’s common stock satisfying the requirements of Section 87 of Chapter 156B of the M.G.L. A stockholder will not have appraisal rights with respect to the Asset Sale if our stockholders do not approve or we do not consummate the Asset Sale or with respect to the Switchboard Transaction if our stockholders do not approve or we do not consummate the Switchboard Transaction.

A demand for appraisal must be properly executed by or for the stockholder of record. A record owner who holds shares as a nominee for others, such as a broker, may demand an appraisal of the shares held for all, or fewer than all, of the beneficial owners of such shares. In such a case, the written demand should set forth the number of shares to which it relates. When no number of shares is expressly mentioned, the demand will be presumed to cover all shares standing in the name of the record owner. Beneficial owners of common stock who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply with the statutory requirements with respect to the exercise of appraisal rights.

Stockholders who elect to exercise appraisal rights should mail or deliver their written demand to ePresence, Inc., 120 Flanders Road, Westboro, MA 01581, Attention: Treasurer. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares of stock owned and that the stockholder is thereby demanding appraisal of such stockholder’s shares.

Within 10 days after the consummation of the Asset Sale or the Switchboard Transaction, we will cause to be mailed to each stockholder who has properly asserted appraisal rights with respect to the Asset Sale or the Switchboard Transaction, respectively, a notice that the Asset Sale or the Switchboard Transaction, as applicable, has become effective. With respect to the Switchboard Transaction, we anticipate sending this notice only if and after we have sold greater than 5,400,000 shares of Switchboard common stock, as we do not believe that a stockholder would have appraisal rights upon the sale by us of up to 5,400,000 shares of Switchboard common stock. To receive the fair value of the common stock, a stockholder exercising appraisal rights must send to us a written demand for payment within 20 days after this notice from us is given.

Within 30 days after we receive a valid demand for payment, we will pay to such stockholder the fair value of such stockholder’s shares of common stock. However, if we and such stockholder cannot reach agreement within the 30 days following the filing of the dissenting stockholder’s demand with us as to the value of the stock, either we or the dissenting stockholder may, at any time within four months following the expiration of the 30-day period, demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the Superior Court in the county in which our principal office is or was located. After a hearing, the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment of such value upon transfer of their shares to us.

A stockholder who has demanded payment will not be entitled to notice of or to vote at any future meeting or to receive any future dividend or other distribution unless: (1) a bill of equity is not filed within the required timeframe, (2) such bill is dismissed as to such stockholder, or (3) such stockholder, with our written approval, delivers to us a written withdrawal of such stockholder’s objectives and acceptance of the Asset Sale or the Switchboard Transaction, as applicable.

Generally the costs and expenses associated with a court proceeding to determine the fair value of the common stock will be determined by the court. The court may, in its discretion, include the costs of the reasonable compensation and expenses of any master appointed by the court to assist in the valuation process, but exclusive of attorneys’ fees or of experts retained by any party pursuant to Section 95 of Chapter 156B of the M.G.L. Interest shall be paid upon any award from the date on which our stockholders approve the Asset Sale or Switchboard Transaction, as applicable.

As permitted by the M.G.L., this notice does not itself result in the creation of appraisal rights for the Asset Sale or Switchboard Transaction. Appraisal rights will exist only if a court or we determine that the Asset Sale or Switchboard Transaction constitutes the sale of all or substantially all of our property and assets under Massachusetts law. There are a very limited number of reported Massachusetts court cases interpreting the phrase “all or substantially all…property and assets,” resulting in uncertainty as to whether any particular sale of less than all of a Massachusetts corporation’s assets triggers appraisal rights. If any stockholder exercises appraisal rights, we may take the position that stockholders do not have appraisal rights with respect to the Asset Sale or the Switchboard Transaction.

Failure to follow the steps required by Sections 86 to 98, inclusive of Chapter 156B of the M.G.L. for asserting dissenters’ rights may result in the loss of a stockholder’s rights, if applicable, to demand the fair value of shares of common stock. In the event stockholders are entitled to appraisal rights with respect to the Asset Sale or the Switchboard Transaction, stockholders considering seeking appraisal with respect to either or both of these matters should realize that the fair value of their shares, as determined under the M.G.L. in the manner outlined above, could be more than, the same as or less than the value of the cash they would be entitled to as a result of the Asset Sale or Switchboard Transaction, as applicable, if they did not seek appraisal of their shares.

EXECUTIVE EMPLOYMENT AND RETENTION AGREEMENTS

We have entered into arrangements with certain members of senior management including Messrs. Bellantuoni, Ferry, Kitlinski, Silk, and Spaulding that include terms with respect to termination of employment and change of control. Provisions of these agreements relating to the matters being considered at the special meeting are described below.

Pursuant to the terms of an employment agreement between us and Mr. Ferry, as amended, Mr. Ferry is employed by us as our Chairman of the Board, President and Chief Executive Officer. Upon the earlier of our first liquidating distribution to stockholders or our dissolution, (1) all of Mr. Ferry’s unvested stock options will become 100% vested and exercisable, (2) his benefits will continue for a period of two years and (3) he will receive a pro rata bonus, and upon the first liquidating distribution, he will receive a lump sum payment in cash equal to the sum of 2.99 times his annual base salary and target bonus.

We have entered into Executive Retention Agreements with Messrs. Spaulding, Silk and Bellantuoni providing, in part, that upon the earliest to occur of the sale of all or substantially all of our assets, our first liquidating distribution to stockholders and our dissolution, all unvested stock options held by each such executive officer will vest and such executive officer may receive a lump sum cash payment following any such event. The cash payment will be made at the time of any stockholder distribution in the event that the amount distributed to our stockholders is greater than $2.00 per share. If the amount distributed to our stockholders is greater than $2.00, but less than or equal to $3.00, then the cash payment such executive receives will be equal to (1) .00667 multiplied by (2) the aggregate amount distributed to our stockholders minus the product of the number of outstanding shares of our stock multiplied by $2.00. If the amount distributed to our stockholders is greater than $3.00, then the cash payment such executive receives will be equal to the amount stated above (assuming a $3.00 per share consideration) plus .01 multiplied by (1) the aggregate amount distributed to our stockholders, minus (2) the number of outstanding shares of our stock multiplied by $3.00. In the event we consummate an asset sale, the Asset Sale or the Switchboard Transaction but do not distribute any amounts to our stockholders, as a result of the failure of our stockholders to approve the Plan of Liquidation or otherwise, then we will not be required to make these payments.

In addition, if during the change of control period or 12 months subsequent to a change in control, such executive officer is terminated by us without cause or resigns for good reason, the executive officer will receive a minimum of one year of severance pay (including target bonus) and a minimum of one year of continuation of benefits. Upon termination of employment during that period, the executive officer will also be entitled to a pro rata portion of the targeted bonus for the year of termination of employment.

We have also entered into a Key Employee Retention Agreement with Mr. Kitlinski providing, in part, that if we terminate Mr. Kitlinski in the event of a change in control, all unvested stock options held by him will vest. For this purpose, a change in control includes the sale of all or substantially all or our assets and stockholder approval of any liquidation or dissolution. Also if within six months following the later of the Asset Sale or the first date of Mr. Kitlinski’s employment with Unisys, Unisys terminates him other than for cause, death or disability, or if he remains employed by Unisys for six months, we will be required to pay him $100,000.

Each of Messrs. Ferry, Spaulding, Bellantuoni and Silk have borrowed money from us in order to pay federal, state and local tax obligations with respect to the vesting or issuance of shares of restricted stock. As of March 31, 2004, the total amount outstanding under each loan, including accrued interest, was $645,111, $61,682, $51,579, and $26,660 for Messrs. Ferry, Spaulding, Bellantuoni, and Silk, respectively. Upon a change in control during the employment of any of the respective executive officers, we will forgive the outstanding principal amount of his loan plus accrued interest. With respect to any amounts forgiven upon a change in control, a gross-up amount to satisfy applicable income taxes on such debt forgiveness income to any such executive officer shall be included. For this purpose, change in control includes stockholder approval of our liquidation or dissolution, and also includes, in the case of Mr. Ferry, stockholder approval of the sale of all or substantially all of our assets, and, in the case of Messrs. Spaulding, Bellantouni and Silk, the closing of the sale of all or substantially all of our assets.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information, as of March 31, 2004 (except as otherwise specified) with respect to the beneficial ownership of our common stock by (1) each person known by us to beneficially own more than 5% of the outstanding shares of our common stock, (2) each of our directors, (3) each of our executive officers and (4) all of our directors and executive officers as a group, as well as the beneficial ownership of Switchboard by our directors and executive officers:

Amount and Nature of Beneficial Ownership

Name and Address of Beneficial Owner(1)	Number of Shares of Company Common Stock Beneficially Owned(2)	Percent of Company Common Stock Outstanding(3)	Number of Shares of Switchboard Common Stock Beneficially Owned(2)(4)
5% Stockholders

HarbourVest Partners V-Direct Fund, L.P c/o HarbourVest Partners, LLC One Financial Center, 44th Floor Boston, Massachusetts 02111(5)	3,947,380	16.3%	N/A

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401(6)	1,164,126	5.1%	N/A

InfoSpace, Inc. 601 108th Avenue, NE, Suite 1200 Bellevue, Washington 98004 (7)	7,588,331	28.1%	12,148,887

Directors and Officers

William P. Ferry (8)	2,090,000	8.5%	225,000

Anthony J. Bellantuoni(9)	234,000	1.0%	0

John F. Burton(10)	180,000	*	0

Scott E. Kitlinski(11)	104,260	*	1,000

Albert A. Notini(12)	78,000	*	0

John J. Rando(13)	78,000	*	0

Fontaine K. Richardson(14)	106,944	*	0

Scott G. Silk(15)	390,001	1.7%	10,000

Richard M. Spaulding(16)	302,746	1.3%	155,000

Robert M. Wadsworth(17)	4,024,380	16.6%	140,000

All directors and executive officers as a group (10 persons) (18)	7,588,331	28.1%	531,000

*	Less than 1%
(1)	Unless otherwise indicated, beneficial owners listed here may be contacted at ePresence, Inc., 120 Flanders Road, Westboro, Massachusetts 01581.
(2)	The inclusion herein of any shares of ePresence or Switchboard common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each person listed above has sole voting and investment power with respect to the shares listed. The reported beneficial ownership of the 5% stockholders of the ePresence’s common stock is based upon a Schedule 13G, 13G/A, or 13D filed with the SEC by such holder. For purposes of this table, each person is deemed to beneficially own any shares subject to stock options or warrants held by such person that are currently exercisable or exercisable within 60 days after March 31, 2004.

(3)	Number of shares deemed outstanding includes 22,885,805 shares issued and outstanding as of March 31, 2004, plus, with respect to any beneficial owner, any shares subject to stock options or warrants that are deemed to be beneficially owned by such person.
(4)	The shares of Switchboard common stock held by each person listed above comprises less than one percent of the Switchboard common stock outstanding, except for Mr. Ferry who owns 1.0%. All directors and executive officers of ePresence as a group hold 2.7% of the total outstanding shares of Switchboard. The number of shares of Switchboard common stock deemed outstanding includes 19,177,001 shares issued and outstanding as of December 31, 2003, plus, with respect to any such beneficial owner, any shares subject to stock options or warrants that are deemed to be beneficially owned by such person.
(5)	The shares of ePresence common stock in the table represent 2,631,580 shares and 1,315,800 shares issuable upon exercise of warrants owned by HarbourVest Partners, LLC (“HarbourVest”). HarbourVest is the managing member of HVP V-Direct Associates L.L.C., which is the general partner of HarbourVest Partners V-Direct Fund L.P. (“HarbourVest Fund”), the record and ultimate owner of such shares. HarbourVest, in its capacity as managing member of the general partner of HarbourVest Fund, has the sole power to vote and dispose of the shares owned by HarbourVest Fund and the shares issuable upon exercise of the warrants. Messrs. D. Brooks Zug and Edward W. Kane are managing members of HarbourVest and, as such, they share the voting control of HarbourVest. Neither of Messrs. Zug or Kane own of record any shares of ePresence, however, as a result of their positions, they may be deemed to be beneficial owners of, and to have the power to exercise or to direct the exercise of voting and/or dispositive power with respect to, the shares owned by HarbourVest Fund. Messrs. Zug and Kane disclaim beneficial ownership of such shares.
(6)	The shares of ePresence common stock in the table represent 1,164,126 shares owned by Dimensional Fund Advisors, Inc. (“DFA”), as of December 31, 2003. DFA has the sole power to vote and dispose of such shares. DFA, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment adviser or manager, DFA possesses voting and/or investment power over the shares that are owned by the Funds. All securities reported are owned by the Funds. DFA disclaims beneficial ownership of such securities. The shares held by DFA are voted at the discretion of an investment committee.
(7)	With respect to ePresence shares, represents shares that may be deemed to be beneficially owned by InfoSpace pursuant to stockholder voting agreements with the officers and directors of ePresence and an affiliate of one of the directors, which grant InfoSpace a proxy to vote the ePresence shares owned by these persons in matters relating to the Switchboard Transaction at ePresence stockholder meetings. InfoSpace disclaims beneficial ownership of these ePresence shares. With respect to Switchboard shares, represents shares that may be deemed to be beneficially owned by InfoSpace pursuant to stockholder voting agreements with ePresence and the officers and directors of Switchboard, which grant InfoSpace a proxy to vote the Switchboard shares owned by these persons in matters relating to the proposed Switchboard Transaction at Switchboard stockholder meetings. In the case of the shares owned by ePresence, the proxy will be granted to InfoSpace only if ePresence’s stockholders approve the Switchboard Transaction. InfoSpace disclaims beneficial ownership of these Switchboard shares. The stockholder voting agreements referenced in this paragraph were entered into in connection with the Switchboard/InfoSpace Merger Agreement entered in to among InfoSpace, Switchboard and an affiliate of InfoSpace on March 25, 2004.
(8)	The shares of ePresence common stock in the table include 1,650,000 shares issuable upon exercise of stock options. The shares of Switchboard common stock in the table include 200,000 shares issuable upon exercise of stock options, of which 60,000 would be subject to Switchboard’s right to repurchase at their exercise price. Mr. Ferry is a director and officer of ePresence.
(9)	Includes 130,000 shares of ePresence common stock issuable upon exercise of stock options.
(10)	Consists of 180,000 shares of ePresence common stock issuable upon exercise of stock options.
(11)	Includes 83,000 shares of ePresence common stock issuable upon exercise of stock options.
(12)	Consists of 78,000 shares of ePresence common stock issuable upon exercise of stock options.
(13)	Consists of 78,000 shares of ePresence common stock issuable upon exercise of stock options.
(14)	Includes 80,000 shares of ePresence common stock issuable upon exercise of stock options.

(15)	Includes 280,001 shares of ePresence common stock issuable upon exercise of stock options.
(16)	The shares of ePresence common stock in the table include 183,746 shares issuable upon exercise of stock options. The shares of Switchboard common stock in the table include 141,250 shares issuable upon exercise of stock options, of which 60,000 would be subject to Switchboard’s right to repurchase at their exercise price, and 1,000 shares held by Mr. Spaulding’s wife.
(17)	The shares of ePresence common stock in the table consists of 77,000 shares issuable upon exercise of stock options and 3,947,380 shares beneficially owned by HarbourVest Fund, as more fully described in note (5) above. Mr. Wadsworth is a managing director of HarbourVest Partners, LLC, which is the managing member of HVP V-Direct Associates, L.L.C., a general partner of HarbourVest Fund. Mr. Wadsworth disclaims beneficial ownership of all shares beneficially owned by HarbourVest Fund. The shares of Switchboard common stock in the table consist of 140,000 shares issuable upon exercise of stock options, of which 60,000 would be subject to Switchboard’s right to repurchase at their exercise price.
(18)	Includes the shares and shares issuable upon exercise of stock options listed in notes (8)-(17) above.

OTHER MATTERS

Cost of Solicitation

We will bear all costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, fax, email and in-person meetings. We will also request that brokers, custodians and fiduciaries forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials. We have engaged Georgeson Shareholder Communications, Inc., an independent proxy solicitation firm, to assist us in soliciting proxies. We will pay the firm a fee of $15,000, plus incremental costs, and will reimburse the firm for its disbursements.

Stockholder Proposals for the 2004 Annual Meeting

If Proposal 3 regarding the Plan of Liquidation and the dissolution is approved at the special meeting, we do not expect to have any further annual meetings. If, however, Proposal 3 is not approved at the special meeting, then any proposal that you wish to be considered for inclusion in our proxy statement and proxy card for our 2004 Annual Meeting of Stockholders must be received by the Clerk of ePresence at our offices, 120 Flanders Road, Westboro, Massachusetts 01581 in reasonable time before we begin to print and mail our proxy materials.

If you wish to nominate a director or present a proposal before the 2004 Annual Meeting, but do not wish to have the proposal considered for inclusion in our proxy statement and proxy card, you must give written notice to be received by the Clerk of ePresence at our principal offices, on or after March 4, 2004, but prior to April 3, 2004; provided, however, that if the date of the 2004 Annual Meeting is advanced by more than 20 days or delayed by more than 60 days from June 4, 2004, a stockholder’s notice of a nomination or proposal must be received by us not earlier than the ninetieth day prior to the 2004 Annual Meeting and not later than the close of business on the later of (1) the sixtieth day prior to the 2004 Annual Meeting, and (2) the tenth day following the day on which notice of the date of the 2004 Annual Meeting was mailed or public disclosure of the date of the 2004 Annual Meeting was made, whichever occurs first. No stockholder nomination or proposal is required to be considered unless it is presented in accordance with the requirements of our amended and restated by-laws, as amended and the Securities Exchange Act of 1934. The persons designated in our proxy card will be granted discretionary authority with respect to any stockholder proposal to the full extent permitted by the rules and regulations of the SEC.

Householding of Proxy Materials

To reduce the expenses of printing and delivering duplicate copies of proxy statements, some banks, brokers, and other nominee record holders may be taking advantage of the SEC “householding” rules that permit the delivery of only one copy of these materials to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one copy of this proxy statement, you may request a separate copy of these materials at no cost to you by calling our office of Investor Relations at (508) 871-2271 or by writing to ePresence, Inc., 120 Flanders Road, P.O. Box 5013, Westboro, Massachusetts, 01581, Attention: Investor Relations. For future stockholder meetings, you may request separate copies of these materials, or request that we send only one set of these materials to you if you are receiving multiple copies by calling or writing to us at the number or address given above.

Incorporation of Certain Documents by Reference

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and Switchboard’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 are incorporated herein by reference, except with respect to information superseded by information contained in this proxy statement.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the special meeting or any adjournment or postponement thereof will be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other document subsequently filed with the SEC which also is deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (www.sec.gov) that contains information that we file electronically with the SEC.

We will provide without charge to each person to whom a copy of this proxy statement is delivered, upon the written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the documents incorporated by reference herein and not otherwise delivered to stockholders (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to ePresence, Inc., 120 Flanders Road, Westboro, MA 01581, Attention: Clerk, or at (508) 898-1000.

By Order of the Board of Directors,

WILLIAM P. FERRY

President, Chief Executive Officer and Chairman

Appendix A

ASSET PURCHASE AGREEMENT

between

EPRESENCE, INC.

and

UNISYS CORPORATION

October 22, 2003

ARTICLE I DEFINITIONS AND USAGE		A-4
1.1	Specific Definitions	A-4
1.2	Other Definitional Provisions	A-8

ARTICLE II PURCHASE AND SALE OF ASSETS; PURCHASE PRICE		A-8
2.1	Sale and Purchase of Transferred Assets	A-8
2.2	Excluded Assets	A-9
2.3	Assumption of Liabilities	A-9
2.4	Purchase Price	A-10
2.5	Working Capital Adjustment	A-10
2.6	Allocation of Purchase Price for Tax Purposes	A-10
2.7	Third Party Consents	A-11
2.8	Employment Offers	A-11
2.9	Voting Agreements	A-11

ARTICLE III THE CLOSING		A-11
3.1	Closing	A-11
3.2	Items to be Delivered at Closing	A-11

ARTICLE IV REPRESENTATIONS AND WARRANTIES RESPECTING SELLER		A-12
4.1	Organization	A-12
4.2	Authority Relative to this Agreement	A-12
4.3	Consents and Approvals	A-12
4.4	No Violations	A-12
4.5	Title to Property; Condition; Liens	A-12
4.6	Undisclosed Liabilities	A-13
4.7	Absence of Changes	A-13
4.8	Contracts	A-13
4.9	Intellectual Property	A-14
4.10	Litigation	A-14
4.11	Compliance with Laws	A-14
4.12	Available Employees	A-14
4.13	Employee Plans	A-14
4.14	Brokers	A-15
4.15	Taxes	A-15
4.16	Financial Schedules	A-15

ARTICLE V REPRESENTATIONS AND WARRANTIES RESPECTING PURCHASER		A-16
5.1	Organization	A-16
5.2	Authority Relative to this Agreement	A-16
5.3	Consents and Approvals	A-16
5.4	No Violations	A-16
5.5	Litigation	A-16
5.6	Brokers	A-16
5.7	Funding	A-16
5.8	Information Provided	A-16

ARTICLE VI COVENANTS		A-17
6.1	Conduct of Business by the Seller Pending the Closing	A-17
6.2	Access and Information	A-17
6.3	Approvals and Consents; Cooperation; Notification	A-17

6.4	Employment of Certain Available Employees	A-18
6.5	Taxes	A-19
6.6	Public Disclosure	A-19
6.7	Proxy Statement	A-19
6.8	Seller’s Stockholders Meeting	A-19
6.9	Existing Customers	A-19
6.10	Further Assurances	A-20
6.11	No Solicitation	A-20
6.12	Revenue Schedule	A-21
6.13	Obligations Owing to Hired Employees	A-22
6.14	Payments Received; Accounts Receivable	A-22
6.15	Lien	A-22
6.16	Non-Competition and Non-Solicitation	A-22

ARTICLE VII CONDITIONS TO CLOSING		A-22
7.1	Conditions Precedent to Obligations of Seller and Purchaser	A-22
7.2	Conditions Precedent to Obligations of Seller	A-22
7.3	Conditions Precedent to Obligations of Purchaser	A-23

ARTICLE VIII INDEMNIFICATION; SURVIVAL		A-23
8.1	Indemnification by Seller	A-23
8.2	Indemnification Claims	A-24
8.3	Survival of Representations and Warranties; Limitations	A-25
8.4	Post-Closing Obligations of Seller	A-25

ARTICLE IX TERMINATION		A-25
9.1	Termination	A-25
9.2	Effect of Termination	A-26
9.3	Fees and Expenses	A-26

ARTICLE X MISCELLANEOUS		A-27
10.1	Transfer Taxes	A-27
10.2	Notices	A-27
10.3	Descriptive Headings	A-28
10.4	Entire Agreement	A-28
10.5	Governing Law	A-28
10.6	Waiver of Jury Trial	A-28
10.7	Assignment	A-28
10.8	Amendment	A-28
10.9	Waiver	A-28
10.10	Counterparts; Effectiveness	A-28
10.11	Severability; Validity	A-28
10.12	No Third Party Beneficiaries	A-28
10.13	Submission to Jurisdiction	A-28
10.14	Tax Disclosure Authorization	A-29

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of October 22, 2003 is entered into by and between EPRESENCE, INC., a Massachusetts corporation (“Seller”), and UNISYS CORPORATION, a Delaware corporation (“Purchaser”).

BACKGROUND

Seller is engaged in (among other businesses not subject to this Agreement) a security and identity management solutions and services business (the “Business”).

Subject to the terms and conditions contained in this Agreement, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser certain of the assets of Seller used in carrying out the Business, as more fully set forth herein.

In connection with such sale, Purchaser shall assume only certain specifically identified liabilities as contemplated by this Agreement and no other liabilities of Seller whatsoever.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND USAGE

1.1    Specific Definitions. As used in this Agreement, the following terms have the following meanings:

“Acquisition Proposal” has the meaning specified in Section 6.11(f).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if it owns or controls more than fifty percent (50%) of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation).

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Agreement” means this Asset Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with its terms.

“Alternative Acquisition Agreement” has the meaning specified in Section 6.11(b).

“Assigned Contracts” has the meaning specified in Section 2.1.

“Assignment Documents” has the meaning specified in Section 3.2(a).

“Assumed Liabilities” has the meaning specified in Section 2.3.

“Assumption Agreement” has the meaning specified in Section 3.2(b).

“Available Employees” has the meaning specified in Section 4.12.

“Business” has the meaning specified in the preamble to this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

“Claimed Amount” shall mean the amount of any Losses incurred or reasonably expected to be incurred by Purchaser.

“Claim Notice” shall mean written notification which contains (i) a description of the Losses incurred by Purchaser and the Claimed Amount of such Losses, to the extent then known, (ii) a statement that Purchaser is entitled to indemnification under Article VIII for such Losses and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Losses.

“Closing” means the closing of the transactions provided for in this Agreement.

“Closing Date” has the meaning specified in Section 3.1.

“Closing Financial Schedules” has the meaning specified in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Controlling Party” shall mean the party controlling the defense of any Third Party Claim.

“Customer Contracts” has the meaning specified in Section 2.1(a).

“Deferred Revenue” has the meaning specified in Section 2.5(a).

“Disclosure Schedule” has the meaning specified in Article IV.

“Dispute” shall mean the dispute resulting if Seller in a Response disputes its liability for all or part of the Claimed Amount.

“Employee Plan” means (a) any “employee welfare benefit plan,” as defined in Section 3(3) of ERISA, and any other written or oral employee benefit arrangement or payroll practice, including, without limitation, any bonus plan, commission plan, consulting, employment, retention, severance, change of control or other compensation agreement, incentive, equity or equity-based compensation, or deferred compensation arrangement, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance, scholarship program, and (b) any “employee pension benefit plan”, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, maintained, or contributed to by the appropriate party.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning specified in Section 2.2.

“Excluded Liabilities” has the meaning specified in Section 2.3.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality.

“Hired Employee” has the meaning specified in Section 6.4(a).

“Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

“Interim Financial Schedules” has the meaning specified in Section 4.16.

“Laws” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order or decree.

“Liability” means any liability or obligation of any nature, whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due.

“Liens” means all liens, mortgages, pledges, charges, security interests and other encumbrances.

“Losses” has the meaning specified in Section 8.1(a).

“Material Adverse Effect” means any change or effect that is materially adverse to the Business or the Transferred Assets or that will, or would be likely to, prevent or materially impair or materially delay Seller’s ability to consummate the transactions contemplated by this Agreement; provided that in no event shall any of the following (individually or in combination) constitute a Material Adverse Effect: (i) any change or effect resulting from or relating to economic, political or other factors generally affecting the national, regional or world economy; (ii) any change or effect resulting from or relating to factors generally affecting the industry or markets in which Seller competes; (iii) provided the conditions set forth in Sections 7.3(e) and 7.3(i) have been met, any change or effect resulting from or relating to actions contemplated by the Parties in connection with this Agreement, including without limitation pursuant to Section 6.1, or the pendency or announcement of the transactions contemplated by this Agreement, including without limitation the loss of employees, customers or suppliers; and (iv) the incurrence of losses by Seller in the ordinary course of business.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Nondisclosure Agreement” means the Non-Disclosure Agreement dated May 22, 2003 between Seller and Purchaser.

“Parties” means Purchaser and Seller, and each shall be a “Party.”

“Permitted Liens” means (i) Liens securing the payment of Taxes either not yet due and payable or being contested in good faith by appropriate legal or administrative proceedings and (ii) mechanics’ materialmen’s and similar Liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due which are being contested in good faith by appropriate proceedings.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization.

“Proxy Statement” means the proxy statement to be sent to Seller’s stockholders in connection with the Seller’s Stockholders Meeting.

“Public Subsidiary” means Switchboard Incorporated, a Delaware corporation.

“Purchase Price” has the meaning specified in Section 2.4.

“Purchaser” has the meaning specified in the preamble to this Agreement.

“Representatives” has the meaning specified in Section 6.11(a).

“Response” shall mean a written response containing the information provided for in Section 8.2(c).

“Revenue Schedule” has the meaning specified in Section 6.12.

“SEC” means the Securities and Exchange Commission.

“Seller” has the meaning specified in the preamble to this Agreement.

“Seller’s Board” means the Board of Directors of Seller.

“Seller’s Intellectual Property” has the meaning specified in Section 4.9(b).

“Seller’s knowledge” or “to the knowledge of Seller” shall mean the actual knowledge of William Ferry, Richard Spaulding, Anthony Bellantuoni, Scott Silk, Louis Frio, Scott Kitlinski, and Pat O’Kane.

“Seller’s Stockholder Approval” means the authorization of the transactions contemplated hereby by stockholders of Seller holding a majority of the issued and outstanding common stock under Section 75 of Chapter 156B of the Massachusetts General Laws and Seller’s Articles of Organization.

“Seller’s Stockholders Meeting” means the meeting (including any adjournment or postponement thereof permitted by this Agreement) of Seller’s stockholders at which a vote on Seller’s Voting Proposal is taken.

“Seller’s Voting Proposal” means the proposal to Seller’s stockholders of the authorization of the transactions contemplated hereby.

“Sublease” has the meaning specified in Section 3.2(c).

“Subsidiary” means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or a managing member, (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests (provided, however, that Public Subsidiary shall not be deemed a Subsidiary of Seller for purposes of this Agreement).

“Superior Proposal” has the meaning specified in Section 6.11(f).

“Supplier Contracts” has the meaning specified in Section 2.1(b).

“Supplier Payables” has the meaning specified in Section 2.5(a).

“Tangible Property” has the meaning specified in Section 2.1(d).

“Taxes” has the meaning specified in Section 4.15.

“Tax Returns” has the meaning specified in Section 4.15.

“Third Party Claim” shall mean any claim, demand, action, suit or proceeding by a person or entity other than a Party for which indemnification may be sought by Purchaser under Article VIII.

“Third Party Intellectual Property” has the meaning specified in Section 4.9(b).

“Transaction Documents” means this Agreement, the Assignment Documents, the Assumption Agreement, the Nondisclosure Agreement and the Sublease.

“Transferred Assets” has the meaning specified in Section 2.1.

“Voting Agreement” has the meaning specified in Section 2.9.

1.2    Other Definitional Provisions.

(a)    Unless otherwise indicated, any reference to an Article, Section, Schedule or Exhibit is a reference to an Article or Section of, or a Schedule or Exhibit to, this Agreement.

(b)    Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)    The words “include,” “includes” and “including” are not limiting.

(d)    The terms “dollars” and “$” mean United States dollars.

(e)    All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistently applied.

ARTICLE II

PURCHASE AND SALE OF ASSETS; PURCHASE PRICE

2.1    Sale and Purchase of Transferred Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, free and clear of any Liens other than Permitted Liens, all right, title, and interest of Seller in and to all rights, properties and assets of Seller that are listed or described below, which assets relate primarily to the Business, as the same shall exist on the Closing Date (collectively, the “Transferred Assets”):

(a)    All quotations, bids and proposals made to customers and potential customers of the Business and all contracts providing for the performance of services for or the sale of products to customers of the Business (the “Customer Contracts”), including, without limitation, those listed on Schedule 2.1(a);

(b)    Except as set forth below in Section 2.2(d), all contracts with professional services subcontractors, licensors of software or other Intellectual Property and any other suppliers and solution partners necessary to conduct the Business (the “Supplier Contracts”), including, without limitation, those listed on Schedule 2.1(b);

(c)    The Intellectual Property of the Business, including, without limitation, the Intellectual Property listed on Schedule 2.1(c);

(d)    The computer and office equipment used primarily in the Business (the “Tangible Property”), including, without limitation, the computer and office equipment listed on Schedule 2.1(d);

(e)    All written and electronic information, files, records, books of account, data, plans and recorded knowledge used primarily in the Business, including, without limitation, customer billing records, lists and books; and

(f)    All accounts receivable and unbilled work-in-process receivables of Seller relating to the Customer Contracts.

The Customer Contracts and the Supplier Contracts are sometimes herein referred to as the “Assigned Contracts.”

2.2    Excluded Assets. Seller shall retain, and the Transferred Assets shall not include, any assets of Seller not described in Section 2.1, including, without limitation the following:

(a)    Cash, cash equivalents and bank deposits;

(b)    Leases for offices, buildings or land;

(c)    Assets or operations outside the United States;

(d)    (i) Alliance Agreement, dated as of January 8, 1999 between Seller and Microsoft Corporation, as amended; (ii) Software Reseller License Agreement, dated July 7, 2003 between Seller and Smart Pipes, Inc.; and (iii) Channel Partner Reseller Agreement between Seller and iPass Inc.;

(e)    Employee Plans;

(f)    Warrants and options to purchase any capital stock of Seller;

(g)    Stock or other securities, including without limitation, shares of capital stock of Public Subsidiary;

(h)    Any agreement under which Seller has created, incurred, assumed or guaranteed indebtedness;

(i)    Agreements or instruments relating to capital stock or other equity securities of Seller, Public Subsidiary or any other Person;

(j)    Agreements with Public Subsidiary;

(k)    Computer equipment and other assets listed on Schedule 2.2 hereto;

(l)    The corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization and existence of Seller as a corporation;

(m)    All rights relating to refunds, recovery or recoupment of taxes; and

(n)    Any of the rights of Seller under the Transaction Documents.

All of the foregoing are hereinafter referred to as the “Excluded Assets.”

2.3    Assumption of Liabilities. At the Closing, Purchaser shall assume and agree to perform, pay or discharge, when due, all obligations and liabilities arising after the Closing under the Customer Contracts and Supplier Contracts (including without limitation (i) obligations under Customer Contracts in respect of which Deferred Revenue is reflected on the Closing Financial Schedules and (ii) obligations under Supplier Contracts in respect of which Supplier Payables are reflected on the Closing Financial Schedules) except for obligations and liabilities that arise after the Closing but are attributable to defaults, misrepresentations or breaches that occurred prior to the Closing. The obligations and liabilities to be assumed by Purchaser pursuant to this Section 2.3 are hereinafter referred to as the “Assumed Liabilities.” Except with respect to the Assumed Liabilities, Purchaser does not hereby and shall not assume or in any way undertake to pay, perform, satisfy or discharge any liabilities of Seller whatsoever. Seller is solely responsible for any and all liabilities of Seller (including without limitation the litigation disclosed in Section 4.10 of the Disclosure Schedule and the payments required to discharge the Lien contemplated by Section 4.4 of the Disclosure Schedule) not expressly assumed by Purchaser under this Section 2.3 (the “Excluded Liabilities”).

2.4    Purchase Price. The total consideration for the Transferred Assets (the “Purchase Price”) shall consist of (i) the assumption by Purchaser of the Assumed Liabilities and (ii) cash in the amount of $11.5 million, payable at the Closing.

2.5    Working Capital Adjustment.

(a)    Seller will prepare and deliver to Purchaser as soon as practicable, but in no event later than fifteen (15) days after the Closing Date, detailed schedules of the accounts receivable, unbilled work-in-process receivables, Supplier Payables and Deferred Revenue relating to the Assigned Contracts, showing the balances by customer with details of aging and reserves (both general reserves and specific reserves for disputed and delinquent accounts), and showing the balances by supplier with a brief description of the nature of the payable and when due, as of the Closing Date (the “Closing Financial Schedules”). The Closing Financial Schedules shall be prepared in accordance with GAAP consistently applied, shall be prepared on a basis consistent with the Interim Financial Schedules and shall accurately present the information reflected thereon as of the date indicated. “Supplier Payables” shall mean amounts owing by Seller as payables to suppliers under the Supplier Contracts. “Deferred Revenue” shall mean amounts billed by Seller for services not yet performed, which services Purchaser will be obligated to provide after the Closing Date. Purchaser shall have five business days after receipt thereof to review the Closing Financial Schedules with Seller. Purchaser and Seller will use their reasonable best efforts to resolve any issues with respect to the Closing Financial Schedules during such five-day period and to revise such schedules if necessary.

(b)     If the Working Capital Balance (as defined below) is less than zero, the Purchase Price shall be reduced by such deficiency and Seller shall pay the amount of such deficiency to Purchaser, by wire transfer or other delivery of immediately available funds, within one business day after the date on which the Closing Financial Schedules are agreed to by Seller and Purchaser. “Working Capital Balance” shall mean (i) 0.9 times the sum of the accounts receivable and the unbilled work-in-process receivables (net of reserves), each as shown on the Closing Financial Schedules minus (ii) the Deferred Revenue as shown on the Closing Financial Schedules minus (iii) the Supplier Payables as shown on the Closing Financial Schedules.

(c)    If the Working Capital Balance is greater than zero, the Purchase Price shall be increased by such excess amount and Purchaser shall pay the amount of such excess to Seller, by wire transfer or other delivery of immediately available funds, within one business day after the date on which the Closing Financial Schedules are agreed to by Seller and Purchaser.

(d)    Notwithstanding anything herein to the contrary, no adjustment to the Purchase Price shall be made pursuant to Section 2.5(b) or 2.5(c) unless such deficiency or excess amount, as the case may be, exceeds $100,000.

(e)    The cash portion of the Purchase Price payable at the time of any adjustment pursuant to Section 2.5(b) or 2.5(c) shall be adjusted by $500,000 to the extent set forth in Schedule 2.5(e).

2.6    Allocation of Purchase Price for Tax Purposes. Seller and Purchaser agree that the cash portion of the Purchase Price shall be allocated in the manner set forth in Schedule 2.6, in conformity with section 1060 of the Code and the regulations thereunder. Seller’s taxpayer identification number is 04-2798394. Purchaser’s taxpayer identification number is 38-0387840. Seller and Purchaser shall not take any position inconsistent with such treatment and allocation in connection with their respective United States federal, state and local tax returns and other filings (including Internal Revenue Service Form 8594).

2.7    Third Party Consents. Prior to or simultaneously with the execution of this Agreement, Seller shall obtain or have obtained all required consents to assign to Purchaser the Assigned Contracts listed on Schedule 2.7. To the extent that Seller’s rights under any other Assigned Contract may not be assigned without the consent of any Person and such consent has not been obtained, (a) this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, (b) prior to the Closing, Seller and Purchaser shall cooperate and use all commercially reasonable efforts to obtain all such required consents as promptly as possible and (c) failure to obtain such other consents shall not be deemed a Material Adverse Effect or otherwise affect the obligations of the Parties to proceed with the Closing.

2.8    Employment Offers. Prior to or simultaneously with the execution of this Agreement, at least 12 of the 20 individuals listed on Schedule 2.8 hereto and Purchaser shall have executed and delivered offer letters from Purchaser providing for employment with Purchaser following the Closing.

2.9    Voting Agreements. Prior to or simultaneously with the execution of this Agreement, each of Seller’s executive officers and directors and HarborVest Partners, LLC shall have entered into voting agreements (each a “Voting Agreement”) substantially in the form attached hereto as Exhibit A, whereby they shall each agree to vote all shares of capital stock of Seller that are beneficially owned by him, her or it in favor of the adoption of this Agreement and the approval of the transactions contemplated by this Agreement.

ARTICLE III

THE CLOSING

3.1    Closing. The closing (“Closing”) of the transactions contemplated by this Agreement shall take place at a location mutually convenient to the parties as soon as practicable, but no later than the second Business Day, after the satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing). The date of the Closing is sometimes herein referred to as the “Closing Date”. All transactions at the Closing shall be deemed to have taken place simultaneously at 12:01 a.m. Eastern time on the Closing Date.

3.2    Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein set forth:

(a)    Seller shall execute and deliver to Purchaser a bill of sale and assignment and other instruments of conveyance and transfer (collectively, “Assignment Documents”), in substantially the form attached hereto as Exhibit B, sufficient to vest in Purchaser all of Seller’s rights, title and interest in and to the Transferred Assets;

(b)    Purchaser shall pay $11.5 million by wire transfer of immediately available funds to an account designated by Seller and shall execute and deliver to Seller one or more agreements (the “Assumption Agreement”), in substantially the form attached hereto as Exhibit C, under which Purchaser will assume from Seller and agree to pay, perform and otherwise discharge in accordance with their terms, the Assumed Liabilities;

(c)    Seller and Purchaser shall execute a sublease (the “Sublease”) from Seller to Purchaser of space in the Seller’s headquarters premises in Westboro, Massachusetts in substantially the form attached hereto as Exhibit D; and

(d)    Each of the parties hereto shall deliver to the other such items, and take such actions, as are described in Article VII.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RESPECTING SELLER

Seller represents and warrants to Purchaser that the statements contained in this Article IV are true and correct as of the date hereof (or such other date specified herein), except as set forth herein or in the disclosure schedule delivered by Seller to Purchaser on or before the date of this Agreement (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs in this Article IV, and the disclosure in any paragraph shall qualify other paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs. Seller has not made and shall not be deemed to have made any representation or warranty to Purchaser other than as set forth in this Article IV. Seller makes no representation or warranty concerning Public Subsidiary.

4.1    Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Seller is authorized to do business, and is in good standing, in each state in which its ownership of the Transferred Assets or conduct of the Business requires it to be so authorized, except for those jurisdictions in which the failure to be so authorized or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Seller has the requisite corporate power and authority to own the Transferred Assets and to operate the Business.

4.2    Authority Relative to this Agreement. Seller has all requisite corporate power and authority to enter into this Agreement and, subject only to the receipt of the Seller’s Stockholder Approval, to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller, subject only to the receipt of the Seller’s Stockholder Approval. This Agreement has been duly and validly executed and delivered by Seller and (assuming this Agreement constitutes a valid and binding obligation of Purchaser) constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

4.3    Consents and Approvals. No consent, approval or authorization of, or declaration, filing, notice to or registration with, any Governmental Entity or any other third party is required to be made or obtained by Seller in connection with Seller’s execution, delivery and performance of this Agreement or Seller’s consummation of the transactions contemplated hereby except for (i) the consents listed in Section 4.3 of the Disclosure Schedule with respect to the Assigned Contracts and (ii) the receipt of the Seller’s Stockholder Approval and any filings with the SEC related thereto.

4.4    No Violations. Assuming that the consents, approvals, authorizations, declarations, filings and notices referred to in Section 4.3 have been made or obtained and shall remain in full force and effect, and the conditions set forth in Article VII shall have been satisfied or waived, neither the execution, delivery or performance of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the articles of organization or bylaws of Seller, (b) result in a violation, or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under any of the terms, conditions or provisions of any Customer Contract or Supplier Contract or result in the imposition of a Lien on any of the Transferred Assets, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or the Transferred Assets, except in the cases of clauses (b) and (c) where such violation, breach, default or Lien would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

4.5    Title to Property; Condition; Liens. Seller has good and marketable title to all of the Transferred Assets, other than contract rights and rights under licenses. The Tangible Property has been maintained in accordance with Seller’s normal practice and, in the aggregate, is in satisfactory operating condition, normal wear and tear excepted. The Tangible Property is adequate and suitable for the purposes for which it is currently being used and is all the tangible property necessary to conduct the Business in substantially the same manner as currently conducted. The Transferred Assets are free and clear of any Liens other than Permitted Liens.

4.6    Undisclosed Liabilities. Seller has no Liability applicable to the Transferred Assets, whether due or to become due, absolute, contingent or otherwise, except for (a) obligations of Seller under or arising out of this Agreement; (b) Liabilities pursuant to the terms of the Customer Contracts and Supplier Contracts to be assigned to Purchaser pursuant to Section 2.1 hereof; (c) Liabilities in respect of taxes not yet due and payable; (d) accruals and payables arising in the ordinary course of the Business; and (e) Liabilities that are not Assumed Liabilities.

4.7    Absence of Changes. Since June 30, 2003 (a) until the date hereof, Seller has not entered into any transaction, sold, purchased, assigned or transferred any assets or incurred any Liabilities related to the Transferred Assets other than in the usual and ordinary course of business, (b) Seller has not done any act or omitted to do any act which would cause the breach by Seller of any contract or license included in the Transferred Assets in any material respect and (c) there has been no change in the Business, and no commitments have been made, which are, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect.

4.8    Contracts. Section 4.8 of the Disclosure Schedule sets forth a complete and accurate list of the following contracts and agreements (written or oral) to which Seller is a party or by which it is bound as of the date hereof with respect to the Business:

(a)    any agreement (or group of related agreements) or commitment for the sale of products or for the furnishing of services with a value or which involves, or is likely to involve, payments to Seller of more than $50,000 per annum;

(b)    any agreement (or group of related agreements) or commitment for the purchase of products or for the receipt of services which involves, or is likely to involve, payments by Seller of more than $50,000 per annum;

(c)    any license, sublicense or other agreement under which Seller is authorized to use or distribute any Third Party Intellectual Property in connection with, incorporated in or as part of, any product or service sold by or expected to be sold by Seller in connection with the Business;

(d)    any agreement establishing an alliance, partnership or joint venture;

(e)    any agreement granting or restricting the right of Seller to use any of the Seller’s Intellectual Property other than license agreements entered into in the ordinary course of business;

(f)    any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments (i) in excess of $25,000 per annum or (ii) in excess of $50,000 in the aggregate for the remainder of the term;

(g)    any agreement, commitment, judgment, injunction or order to which Seller is a party or is subject to that prohibits the conduct of the Business in any material respect, in any geographic area, for any period of time; and

(h)    any other contract or agreement, whether or not made in the ordinary course of business, which is material to the Business or the Transferred Assets or the absence of which would reasonably be expected to have a Material Adverse Effect.

Seller has made available to Purchaser complete and accurate copies of all of the foregoing contracts, agreements and licenses. Each of the Assigned Contracts is legal, valid and binding on Seller and, to Seller’s knowledge, the other party thereto and in full force and effect. Neither Seller, nor to Seller’s knowledge any other party, is in default, violation or breach of any Assigned Contract in any material respect, and to Seller’s knowledge, no event has occurred and is continuing that constitutes, or with notice or the passage of time or both would constitute, a default, violation or breach in any material respect under any Assigned Contract.

4.9    Intellectual Property.

(a)    Seller owns, or licenses or otherwise possesses, legally enforceable rights to use all Intellectual Property used or necessary to conduct the Business.

(b)    The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by Seller that is material to the Business (the “Seller’s Intellectual Property”) or (ii) any license, or other agreement as to which Seller is a party and pursuant to which Seller is authorized to use any third party Intellectual Property that is material to the Business (the “Third Party Intellectual Property”). Section 4.9(b)(i) of the Disclosure Schedule sets forth a complete and accurate list of the Seller’s Intellectual Property (other than trade secrets and confidential information) and Section 4.9(b)(ii) sets forth a complete and accurate list of all Third Party Intellectual Property, in each case as of the date hereof.

(c)    All patents and registrations and applications for trademarks, service marks and copyrights which are held by Seller and which are material to the Business are valid and subsisting. Seller has taken reasonable measures to protect the proprietary nature of the Seller’s Intellectual Property.

(d)    To Seller’s knowledge, none of the (i) products currently sold by Seller in connection with the Business or (ii) business or activities currently conducted by Seller in connection with the Business infringes, violates or constitutes a misappropriation of, any Intellectual Property of any third party. Seller has not received any claim or notice alleging any infringement, violation or misappropriation by Seller in connection with the Business of any Intellectual Property of any third party.

4.10    Litigation. There is no action, suit or proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to Seller’s knowledge, any investigation by) any governmental or other instrumentality or agency, pending or, to Seller’s knowledge, threatened, against Seller that affects the Transferred Assets or the Business or that in any manner challenges or seeks to enjoin this Agreement or the transactions contemplated hereby. Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding affecting the Transferred Assets or the Business. No product liability claims have been asserted or, to the knowledge of Seller, threatened against Seller relating to products or product candidates developed, tested, manufactured, marketed, distributed or sold by Seller in connection with the Business.

4.11    Compliance with Laws. Seller has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any applicable provisions of any material law, regulation, order, judgment, decree, code or ordinance with respect to the conduct of the Business or the ownership of the Transferred Assets.

4.12    Available Employees. Section 4.12 of the Disclosure Schedule lists the names of all of the employees of Seller as of the date hereof whose primary job responsibilities relate to the Business (including any employee hired after the date hereof who counts towards the condition in Section 7.3(e) below, the “Available Employees”). Such list also shows each such Available Employee’s job title, hire date, work location, current annual salary, 2002 bonus, 2003 target bonus, accrued vacation and whether or not Seller has granted stock options to each such employee.

4.13    Employee Plans.

(a)    Section 4.13 of the Disclosure Schedule sets forth a complete and accurate list of the Seller’s Employee Plans, as of the date hereof. Seller has made available to Purchaser a complete and accurate copy of each such Employee Plan (or a written summary of any unwritten plan).

(b)    All the Seller’s Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened.

4.14    Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Seller, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except SG Cowen Securities Corporation, whose fees and expenses shall be paid by Seller.

4.15    Taxes.

(a)    There are no Liens for Taxes upon any of the Transferred Assets, except for Permitted Liens.

(b)    No federal, state, provincial, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Seller related primarily to the Business or the Transferred Assets, and Seller has not received written notice of any pending audits or proceedings related primarily to the Business or the Transferred Assets and Seller has no knowledge of any material Tax issues related to the Business or Transferred Assets.

(c)    There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Seller primarily related to the Business or the Transferred Assets.

(d)    All Taxes required to be withheld by Seller with respect to the Business, the Transferred Assets, employees and independent contractors have been withheld, and such withheld Taxes have been either duly and timely paid to the proper governmental agencies or authorities or, if such payment is not yet due, set aside in accounts for such purpose and will be paid when due.

(e)    All federal, foreign, state and local Tax Returns of Seller or any consolidated, combined, unitary or any other statutory grouping of which Seller is a member have been filed on a timely basis.

For the purposes of this Agreement, “Taxes” shall mean any and all taxes, charges, fees, levies, or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, customs, capital, occupation, use, service, service use, license, net worth, payroll, franchise, transfer, gains and recording taxes, fees and charges, imposed by any taxing authority (including, without limitation, any federal, state, provincial, foreign, county or local government or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. “Tax Returns” shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for extension of time in which to file any such report, return, declaration or other information.

4.16    Financial Schedules. Attached hereto as Schedule 4.16 are detailed schedules of the (a) revenue (including a break-out by the revenue categories of consulting services, operations management services and RAM services), (b) accounts receivable (including general reserves as well as specific reserves for disputed and delinquent accounts) (c) unbilled work-in-process receivables, (d) Supplier Payables and (e) Deferred Revenue of the Business, as of September 30, 2003 and for the period then ended (the “Interim Financial Schedules”) prepared by Seller. The Interim Financial Schedules have been, and the Revenue Schedule and Closing Financial Schedules will be, prepared in accordance with GAAP consistently applied and accurately present, and will accurately present, in all material respects, the financial information reflected therein as of and for the periods indicated.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RESPECTING PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

5.1    Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business. Purchaser is authorized to do business, and is in good standing, in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary.

5.2    Authority Relative to this Agreement. Purchaser has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming this Agreement constitutes a valid and binding obligation of Seller) constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

5.3    Consents and Approvals. No consent, approval or authorization of, or declaration, filing, notice to or registration with, any Governmental Entity or any other third party is required to be made or obtained by Purchaser in connection with Purchaser’s execution, delivery and performance of this Agreement or Purchaser’s consummation of the transactions contemplated hereby.

5.4    No Violations. Neither the execution, delivery or performance of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws of Purchaser, (b) result in a violation, or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under any of the terms, conditions or provisions of any other document to which Purchaser is a party or by which Purchaser is bound in any material respect, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, except in the cases of clauses (b) and (c), where such violation, breach or default would not materially impair Purchaser’s ability to consummate the transactions contemplated by this Agreement.

5.5    Litigation. There is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to Purchaser’s knowledge, any investigation by) any governmental or other instrumentality or agency, pending or, to Purchaser’s knowledge, threatened, against Purchaser relating to the transactions contemplated hereby. Purchaser is not subject to any judgment, order or decree entered in any lawsuit or proceeding relating to the transactions contemplated hereby.

5.6    Brokers. No person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Purchaser in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

5.7    Funding. Purchaser has and will continue to have sufficient funds available to pay the Purchase Price to Seller, to pay the fees, expenses and costs payable by Purchaser and to consummate the transactions contemplated by this Agreement. Purchaser has delivered to Seller all materials and information requested by Seller evidencing the availability of such funds, which materials are true, correct and complete.

5.8    Information Provided. Any information to be supplied by or on behalf of Purchaser and its Affiliates for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of Seller, or at the time of the Seller’s Stockholders Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made in the Proxy Statement, in light of the circumstances under which they were made, not misleading. If at any time prior to the Seller’s Stockholders Meeting any fact or event relating to Purchaser or any of its Affiliates which is required to be set forth in a supplement to the Proxy Statement should be discovered by Purchaser or should occur, Purchaser shall promptly inform Seller of such fact or event.

ARTICLE VI

COVENANTS

6.1    Conduct of Business by Seller Pending the Closing. Seller covenants and agrees that, except as contemplated by this Agreement or with the prior written consent of Purchaser, from and after the date hereof and through the Closing Date:

(a)    Seller shall:

(i)    conduct the Business only in the ordinary course consistent with past practice;

(ii)    use commercially reasonable efforts to keep available the services of the Available Employees listed on Section 4.12 of the Disclosure Schedule;

(iii)    comply in all material respects with all material laws, regulations, orders, judgments, decrees, codes, and ordinances applicable to the Business;

(iv)    continue in accordance with past practice to collect its accounts receivable and pay its trade payables applicable to the Business when due;

(v)    maintain the Transferred Assets in at least as good an order and condition as existed on the date of this Agreement in all material respects;

(vi)    timely comply with the provisions of the Assigned Contracts in all material respects and shall not (unless favorable to Seller and Purchaser) agree to amend or terminate any Assigned Contract;

(vii)    obtain, maintain in full force and effect and comply in all material respects with all material permits, certificates, licenses, approvals, registrations and authorizations applicable to the Transferred Assets or necessary for the conduct of the Business;

(viii)    use commercially reasonable efforts to maintain in full force and effect all Assigned Contracts (except as permitted by clause (vi) above) and to preserve for Purchaser the good will of the customers, suppliers and others having business relations with Seller in connection with the Transferred Assets; and

(ix)    use commercially reasonably efforts to obtain a good standing certificate and tax lien waiver to avoid the lien referred to in Section 4.4 of the Disclosure Schedule.

(b)    Seller shall not take the following actions:

(i)    other than in the ordinary course of business consistent with past practices, sell, lease, assign, license, or otherwise dispose of any of the Transferred Assets;

(ii)    cause or allow any Liens to be placed on the Transferred Assets (except for Permitted Liens and except as contemplated by Section 4.4 of the Disclosure Schedule);

(iii)    increase the salary or fringe benefits of any Available Employee listed on Schedule 4.12 (other than to comply with or as permitted by Section 6.1(a)(ii));

(iv)    authorize or enter into an agreement to do any of the foregoing;

(v)    fail to pay when due any taxes, assessments, governmental charges or levies imposed upon it or its income, profits or assets or otherwise required to be paid by it, or fail to pay when due any liability or charge in each case which, if unpaid, might become a Lien, other than a Permitted Lien, upon any of the Transferred Assets; or

(vi)    incur any Assumed Liability in excess of $50,000 in connection with any Supplier Contract or enter into any Customer Contract whose terms and conditions or projected margins are materially less favorable to Seller than customary terms, conditions and margins based on Seller’s past practice. Purchaser agrees to respond to any request by Seller to approve any such action within two Business Days of such request.

6.2    Access and Information. Subject to any applicable confidentiality obligations of Seller, during the period prior to the Closing, Seller shall give Purchaser’s officers, employees, accountants, counsel and other representatives access during regular business hours and upon reasonable notice to the books, records, properties and personnel of the Business and, during such period, shall furnish reasonably promptly to Purchaser any information pertaining to the Business that Purchaser may reasonably request.

6.3    Approvals and Consents; Cooperation; Notification. The parties hereto shall use their respective commercially reasonable best efforts, and cooperate with each other, to obtain as promptly as practicable all approvals, consents or waivers from third parties required in order to consummate the transactions contemplated by this Agreement. Each of Seller and Purchaser shall give prompt notice to the other of the occurrence or failure to occur of an event that would cause any condition to the consummation of the transactions contemplated hereby not to be satisfied.

6.4    Employment of Certain Available Employees.

(a)    Employment Offers. Purchaser shall make offers of employment, at positions of comparable responsibility, effective as of the Closing Date, to each of the Available Employees listed on Schedule 4.12, or any new Available Employee replacing any such Available Employee after the date hereof who counts towards the condition in Section 7.3(e) below. Such employment will be in the same general geographic location as such Available Employees currently work and will be on terms and conditions and with compensation and benefits at least as favorable to each Available Employee as those provided by Purchaser to newly hired employees having comparable experience and positions, and will be substantially comparable in the aggregate to such Available Employee’s terms and conditions of employment with Seller as of the date of this Agreement (or, in respect of any Available Employee hired after the date hereof, as of the date of hire) and consistent with the Compensation Proposal dated the date hereof. Each such Available Employee who accepts such an offer of employment from Purchaser shall become an employee of Purchaser on the Closing Date (each such employee, a “Hired Employee”).

(b)    Credit for Prior Service. For purposes of eligibility to participate in and vesting under Purchaser’s Employee Plans, Purchaser shall treat service of each Hired Employee with Seller as service rendered to Purchaser and will waive all waiting periods and pre-existing condition limitations with respect to participation and coverage requirements applicable to Hired Employees under any plans in which such employees may be eligible to participate after the Closing, other than limitations or waiting periods that would apply if such Hired Employees had been employed by Purchaser for the period of the Hired Employee’s employment with Seller. Subject to receiving sufficient information to comply with the following after request therefor, Purchaser shall use its reasonable best efforts to provide each Hired Employee with credit under the relevant Purchaser Employee Plans for co-pays, deductibles and other similar payments made under the corresponding Seller Employee Plan through the Closing Date. Each Hired Employee’s service with Seller will also be credited for purposes of calculating benefits under Purchaser’s vacation policy, but not for purposes of calculating benefits under Purchaser’s pension plan. For a period of 12 months following the Closing Date, each Hired Employee’s service with Seller will be credited for purposes of calculating benefits under Purchaser’s severance benefit plans.

6.5    Taxes. Seller and Purchaser, upon request shall each use their reasonable efforts to obtain any certificate or any other document from any taxing authority, or customer or any other person as may be necessary properly to mitigate, reduce or eliminate any Taxes that would otherwise be imposed with respect to the transactions contemplated hereby. The party making such request shall pay the other party’s out-of-pocket expenses incurred in obtaining such certificate or other document.

6.6    Public Disclosure. Except as may be required by law or stock market regulations (a) the press release announcing the execution of this Agreement shall be issued only in such form and at such time as shall be mutually agreed upon by Seller and Purchaser and (b) Purchaser and Seller shall each use its reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.7    Proxy Statement. Promptly after the execution of this Agreement, Seller shall prepare and file with the SEC the Proxy Statement. Seller shall endeavor to promptly respond to any comments of the SEC. Seller shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of Seller at the earliest practicable time. Each of Purchaser and Seller shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Seller shall use its reasonable efforts to cause the Proxy Statement to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Purchaser or Seller, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and mailing to stockholders of Seller, such amendment or supplement.

6.8    Seller’s Stockholders Meeting.

(a)    Seller, acting through the Seller’s Board or any special committee thereof, shall take all actions in accordance with applicable law, its Articles of Organization and Bylaws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold the Seller’s Stockholders Meeting for the purpose of considering and voting upon the Seller’s Voting Proposal. Subject to Section 6.11(b), to the fullest extent permitted by applicable law, (i) the Seller’s Board or any special committee thereof shall recommend approval and adoption of the Seller’s Voting Proposal by the stockholders of Seller and include such recommendation in the Proxy Statement, and (ii) neither the Seller’s Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Purchaser, the recommendation of the Seller’s Board that the Seller’s stockholders vote in favor of the Seller’s Voting Proposal. Notwithstanding anything to the contrary contained in this Agreement, Seller, after consultation with Purchaser, may adjourn or postpone the Seller’s Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Seller’s stockholders or, if as of the time for which the Seller’s Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Seller common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Seller’s Stockholders Meeting.

Subject to Section 6.11(b), Seller shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Seller’s Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of Seller required by the rules of The Nasdaq Stock Market, Chapter 156B or Seller’s Articles of Organization to obtain such approvals.

6.9    Existing Customers. Seller and Purchaser will cooperate fully with each other to introduce Purchaser to the customers under the Customer Contracts and to transfer the Customer Contracts to Purchaser with a view towards ensuring an effective transition from Seller to Purchaser.

6.10    Further Assurances. Each party will cooperate with the other party and will execute and deliver to the other party such other instruments and documents and take such other actions as the other party may reasonably request from time to time in order to carry out, evidence and confirm the intended purposes of this Agreement.

6.11    No Solicitation.

(a)    No Solicitation or Negotiation. Except as set forth in this Section 6.11, Seller shall not, nor shall it authorize or permit any Subsidiary of it or any of its or their directors, officers or employees to, and Seller shall use reasonable efforts to ensure that its investment bankers, attorneys, accountants or other advisors or representatives (such investment bankers, attorneys, accountants and other advisors and representatives, collectively, “Representatives”) do not, directly or indirectly:

(i)    solicit, initiate, encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below); or

(ii)    enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

Notwithstanding the foregoing and Section 6.11(e) below, prior to the adoption of this Agreement at the Seller’s Stockholders Meeting, Seller may, in response to a bona fide, unsolicited Acquisition Proposal made or received after the date of this Agreement (including, without limitation, an Acquisition Proposal received from a person with whom Seller had discussions or to whom Seller furnished information prior to the date hereof) that the Seller’s Board or any special committee determines in good faith after consultation with its outside counsel and its financial advisor is reasonably likely to lead to a Superior Proposal (as defined below), in each case that did not result from a breach by Seller of this Section 6.11, and subject to compliance with Section 6.11(c)(i), (x) furnish information with respect to Seller to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement and (y) participate in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such person and its Representatives regarding any Acquisition Proposal.

(b)    No Change in Recommendation or Alternative Acquisition Agreement. Neither the Seller’s Board nor any committee thereof shall:

(i)    except as set forth in this Section 6.11, withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by the Seller’s Board or any such committee of this Agreement or the transactions contemplated hereby;

(ii)    cause or permit Seller to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.11(a) entered into in the circumstances referred to in Section 6.11(a)); or

(iii)    adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing, the Seller’s Board or any special committee thereof may, subject to compliance with Section 6.11(c), in response to a Superior Proposal that did not result from a breach by Seller of this Section 6.11, to the extent the Seller’s Board or any special committee thereof, respectively, determines in good faith, after consultation with its outside counsel, that failure to do so would be inconsistent with its fiduciary obligations, (A) take any of the actions referred to in clauses (i), (ii) or (iii) of the first sentence of this Section 6.11(b) and (B) terminate this Agreement pursuant to Section 9.1(f).

(c)    Notices to Purchaser; Additional Negotiations.

(i)    Seller shall promptly advise Purchaser orally, with written confirmation to follow promptly (and in any event within 48 hours), of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal.

(ii)    In the event Seller’s Board has determined that an Acquisition Proposal constitutes a Superior Proposal, (A) Seller shall promptly notify Purchaser thereof and (B) for a period of three Business Days after delivery of such notice, Seller and its Representatives, if requested by Purchaser, shall negotiate in good faith with Purchaser to make such adjustments to the terms and conditions of this Agreement as would enable Seller to proceed with the transactions contemplated hereby on such adjusted terms. After such three Business Day period, the Seller’s Board may then (and only then) take the actions referred to in the last paragraph of Section 6.11(b) above.

(d)    Certain Permitted Disclosure. Nothing contained in this Section 6.11 shall be deemed to prohibit Seller from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Seller’s stockholders if, in the good faith judgment of the Seller’s Board or any special committee thereof, based on the opinion of outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law; provided, however, that, except as set forth in Section 6.11(b), in no event shall the Seller’s Board or any special committee thereof withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the transactions contemplated hereby.

(e)    Cessation of Ongoing Discussions. Seller shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

(f)    Definitions. For purposes of this Agreement

“Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving Seller or any material Subsidiary of it, (ii) any proposal for the issuance by Seller or any Subsidiary of it of over 25% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 25% of the equity securities or consolidated total assets of Seller, in each case other than the transactions contemplated by this Agreement; provided, however, that neither a sale of Public Subsidiary, or any shares of the capital stock of Public Subsidiary, nor a distribution of the net proceeds thereof to the Seller’s stockholders shall constitute an “Acquisition Proposal.”

“Superior Proposal” means any unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, over 50% of the equity securities or assets of Seller or over 50% of the Business (i) on terms which the Seller’s Board or any special committee thereof determines in its good faith judgment to be materially more favorable from a financial point of view to the holders of Seller’s common stock than the transactions contemplated by this Agreement (after consultation with its financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Purchaser to amend the terms of this Agreement) and (ii) that in the good faith judgment of the Seller’s Board or any special committee thereof is reasonably likely to be completed on the terms proposed; provided, however, that neither a sale of Public Subsidiary, or any shares of the capital stock of Public Subsidiary, nor a distribution of the net proceeds thereof to the Seller’s stockholders shall constitute a “Superior Proposal.”

6.12    Revenue Schedule. At least three days prior to the Closing, Seller shall furnish to Purchaser a schedule showing the revenue of the Business for the three consecutive full calendar months most recently ended prior to the Closing Date (the “Revenue Schedule”). The Revenue Schedule shall be prepared on a basis consistent with the revenue schedule included in the Interim Financial Schedules, shall be prepared in accordance with GAAP consistently applied and shall accurately present the information reflected thereon for the period indicated.

6.13    Obligations Owing to Hired Employees. Seller, in all material respects, shall perform, pay or discharge, when due, all obligations and liabilities of Seller arising prior to the Closing and relating to the Hired Employees including, without limitation, payroll, commissions, bonuses and vacation and business travel accruals.

6.14    Payments Received; Accounts Receivable. Seller agrees that it shall forward promptly to Purchaser any monies, checks or instruments received by Seller after the Closing Date with respect to the accounts receivable and work-in-process receivables reflected on the Closing Financial Schedules. Seller shall provide to Purchaser such reasonable assistance as Purchaser may request with respect to the collection of any such accounts receivable, provided Purchaser pays the reasonable out-of-pocket expenses of Seller incurred in providing such assistance. Seller shall grant to Purchaser a power of attorney to endorse and cash any checks or instruments payable or endorsed to Seller or its order which are received by Purchaser in respect of such accounts receivable and work-in-process receivables.

6.15    Lien. If the Lien referred to in Section 4.4 of the Disclosure Schedule has not been waived prior to the Closing Date, Seller shall take all actions necessary after the Closing to remove and/or discharge such Lien.

6.16    Non-Competition and Non-Solicitation. For a period of two years following the Closing Date, Seller will not, and will cause its Subsidiaries not to, (i) engage in any Competing Business or (ii) solicit, hire or retain any Hired Employee, unless such person’s employment with Purchaser has terminated. “Competing Business” means providing security and identity management solutions and services in North America.

ARTICLE VII

CONDITIONS TO CLOSING

7.1    Conditions Precedent to Obligations of Seller and Purchaser. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the following conditions: (i) that there shall be no court order or injunction entered by a court of competent jurisdiction seeking to restrain or prohibit the consummation of the transactions contemplated hereby and (ii) that the Seller’s Stockholder Approval be obtained at the Seller’s Stockholders Meeting.

7.2    Conditions Precedent to Obligations of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date of the following additional conditions, any of which may be waived, in writing by Seller:

(a)    Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by Purchaser at or prior to the Closing Date.

(b)    The representations and warranties of Purchaser set forth in this Agreement and in any certificate or other writing delivered by Purchaser pursuant hereto shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in each case (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement and (iii) where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, an adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

(c)    Seller shall have received a certificate from Purchaser dated as of the Closing Date and executed by an authorized officer of Purchaser, certifying that the conditions specified in clauses (a) and (b) above have been fulfilled.

(d)    Purchaser shall have executed and delivered to Seller the Assumption Agreement.

(e)    Purchaser and Seller shall have executed and delivered the Sublease.

7.3    Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions, any of which may be waived, in writing, by Purchaser:

(a)    Seller shall have performed in all material respects its obligations under this Agreement required to be performed by Seller at or prior to the Closing Date.

(b)    The representations and warranties of Seller set forth in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in each case (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement) and (iii) where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect).

(c)    Purchaser shall have received a certificate from Seller dated as of the Closing Date and executed by an authorized officer of Seller, certifying that the conditions specified in clauses (a) and (b) above have been fulfilled.

(d)    The Persons designated on Schedule 7.3(d) hereof shall have executed and delivered to Purchaser non-competition agreements and/or agreements not to solicit the Hired Employees substantially in the form of Exhibits E-1 and E-2 hereto.

(e)    The number of Hired Employees shall constitute at least the number of the Available Employees set forth on the Required Employee Schedule dated the date hereof.

(f)    Seller shall have taken such actions with respect to, and shall have made such amendments to, the warrants, agreements, and other documents designated on Schedule 7.3(f) hereof as are described on or attached to Schedule 7.3(f) to ensure that all Liabilities thereunder will be Excluded Liabilities hereunder and will remain with Seller after the Closing.

(g)    Seller shall have executed and delivered to Purchaser the Assignment Documents.

(h)    Purchaser and Seller shall have executed and delivered the Sublease.

(i)    Seller’s total revenue in respect of consulting services, operations management services, and RAM services for the three consecutive full calendar months most recently ended prior to the Closing Date, as set forth on the Revenue Schedule, shall be at least the amount set forth on the Required Revenue Schedule dated the date hereof.

ARTICLE VIII

INDEMNIFICATION; SURVIVAL

8.1    Indemnification by Seller.

(a)    From and after the Closing until the end of the three-year wind-down period with respect to Seller under the Massachusetts General Laws, Chapter 156B, Section 102, Seller hereby agrees to indemnify Purchaser against, and to protect, save and keep Purchaser harmless from, and to assume liability for, payment of all liabilities, obligations, losses, damages, penalties, claims, actions, suits, judgments, settlements, out-of-pocket costs, expenses and disbursements (including reasonable attorneys’ fees) of whatever kind and nature (collectively “Losses”), that may be imposed on or incurred by Purchaser as a consequence of any Third Party Claim against Purchaser in respect of any Excluded Liability. For the avoidance of doubt, Section 8.1(b) and not this Section 8.1(a) shall govern any indemnification claim based on a breach by Seller of any agreement, covenant (other than the covenants contained in Sections 6.13 and 6.15, which relate to Excluded Liabilities), representation or warranty of Seller in this Agreement.

(b)    From and after the Closing until the date six (6) months after the Closing Date, Seller hereby agrees to indemnify Purchaser against, and to protect, save and keep Purchaser harmless from, and to assume liability for, payment of all Losses Purchaser incurs as a result of any inaccuracy or breach of any agreement, covenant, representation or warranty (read, for purposes of this Article VIII without regard to any qualification as to materiality or Material Adverse Effect) of Seller in this Agreement.

8.2    Indemnification Claims.

(a)    Purchaser shall give written notification to Seller of any Third Party Claim. Such notification shall be given within 20 days after receipt by Purchaser of notice of such Third Party Claim, and shall describe in reasonable detail (to the extent known by Purchaser) the facts constituting the basis for such Third Party Claim and the amount of the claimed Losses; provided, however, that no delay or failure on the part of Purchaser in so notifying Seller shall relieve Seller of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, Seller may, upon written notice thereof to Purchaser, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to Purchaser; provided that Seller may only assume control of such defense if it acknowledges in writing to Purchaser that any damages, fines, costs or other liabilities that may be assessed against Purchaser in connection with such Third Party Claim constitute Losses for which Purchaser shall be indemnified pursuant to this Article VIII. If Seller does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Claim, Purchaser shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Claim. The fees and expenses of counsel to Purchaser with respect to a Third Party Claim shall be considered Losses for purposes of this Agreement only if Purchaser controls the defense of such Third Party Claim pursuant to the terms of this Section 8.2(a). Seller shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of Purchaser shall not be required if Seller agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of Purchaser from further liability with respect thereto. Purchaser shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed.

(b)    In order to seek indemnification under this Article VIII in respect of a Loss that does not involve a Third Party Claim, Purchaser shall deliver a Claim Notice to Seller.

(c)    Within 20 days after delivery of a Claim Notice, Seller shall deliver to Purchaser a Response, in which Seller shall: (i) agree that Purchaser is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by Seller to Purchaser of the Claimed Amount, by check or by wire transfer), (ii) agree that Purchaser is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by Seller to Purchaser of the Agreed Amount, by check or by wire transfer) or (iii) dispute that Purchaser is entitled to receive any of the Claimed Amount.

8.3    Survival of Representations and Warranties; Limitations.

(a)    The respective representations and warranties of Seller and Purchaser contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and expire on the date that is six months after the Closing Date. Notwithstanding the immediately preceding sentence and Section 8.1(b), if Purchaser delivers to Seller, before such expiration of a representation or warranty, a Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.

(b)    Notwithstanding anything to the contrary herein, (i) the aggregate liability of Seller for Losses under Section 8.1(b) shall not exceed $1.75 million, (ii) Seller shall not be liable for any Losses under Section 8.1(b) until the aggregate amount of Purchaser’s Losses exceeds $100,000, whereupon Purchaser may claim indemnification for the amount of all its Losses, including the first $100,000, (iii) after the Closing, the rights of Purchaser under Section 8.1(b) shall be the exclusive remedy of Purchaser with respect to any Losses incurred by Purchaser resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement and (iv) after the Closing, the rights of Purchaser under Section 8.1(a) shall be the exclusive remedy of Purchaser with respect to any Losses incurred by Purchaser resulting from any Third Party Claim against Purchaser in respect of any Excluded Liability.

8.4    Post-Closing Obligations of Seller. Except for obligations pursuant to Sections 2.5, 6.13, 6.14, 6.15, 6.16, and this Article VIII, Seller shall have no further obligations under this Agreement, including under Section 6.10 hereof, following the earlier of (i) the dissolution of Seller under Massachusetts law and (ii) the initial liquidation distribution made by Seller to its stockholders.

ARTICLE IX

TERMINATION

9.1    Termination. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)    by mutual written agreement of Purchaser and Seller;

(b)    by either Purchaser or Seller if the Closing Date shall not have occurred on or before January 31, 2004; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of the failure of the Closing Date to have occurred on or prior to such date;

(c)    by either Purchaser or Seller if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(d)    by either Purchaser or Seller if at the Seller’s Stockholders Meeting the Seller’s Stockholder Approval shall not have been obtained;

(e)    by Purchaser, if: (i) a majority of the members of the Seller’s Board (or any special committee thereof) shall have failed to recommend approval of the Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Voting Proposal in any manner adverse to Purchaser or (ii) the Seller’s Board (or any special committee thereof) shall have approved or recommended to the stockholders of Seller an Acquisition Proposal;

(f)    by Seller, if the Seller’s Board (or any special committee thereof) in response to a Superior Proposal that did not result from a breach of Section 6.11 determines in good faith after consultation with its outside counsel, that failure to terminate this Agreement would be inconsistent with its fiduciary obligations; provided, that Seller has complied with Section 6.11(c) and has, at least two (2) days prior to such termination, notified Purchaser in writing that it has received a Superior Proposal and intends to enter into a definitive acquisition agreement providing for the consummation of such Superior Proposal;

(g)    by Purchaser, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 10 Business Days following receipt by Seller of written notice of such breach or failure to perform from Purchaser, provided that such time period shall be extended to 20 Business Days if Seller has made good faith efforts to cure such breach or failure to perform within such 10 Business Day period;

(h)    by Seller, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within 10 Business Days following receipt by Purchaser of written notice of such breach or failure to perform from Seller, provided that such time period shall be extended to 20 Business Days if Purchaser has made good faith efforts to cure such breach or failure to perform within such 10 Business Day period.

9.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Purchaser, Seller or their respective officers, directors, stockholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement and (ii) the provisions of Sections 4.14, 5.6 and 9.3 and Article X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

9.3    Fees and Expenses.

(a)    Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Closing occurs.

(b)    Seller shall reimburse Purchaser for up to $200,000 of reasonable and documented out-of-pocket costs and expenses (including third party fees and expenses) of Purchaser actually incurred relating to the transactions contemplated by this Agreement prior to termination in the event of the termination of this Agreement by Purchaser pursuant to Sections 9.1(e) or 9.1(g) or by Seller pursuant to Section 9.1(f). The expenses payable pursuant to this Section 9.3(b) shall be paid by wire transfer of same-day funds within three Business Days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 9.3(b).

(c)    Seller shall pay Purchaser a termination fee of $800,000 in the event of a termination of this Agreement by Purchaser pursuant to Section 9.1(e) or by Seller pursuant to Section 9.1(f). Any fee due under this Section 9.3(c) shall be paid by wire transfer of same-day funds within three Business Days after the date of any termination of this Agreement by Purchaser and upon, and as a condition to the effectiveness of, and termination of this Agreement by Seller.

(d)    Notwithstanding anything to the contrary herein, Sections 9.3(b) and 9.3(c) shall be the sole remedy of Purchaser in the event of a termination of this Agreement, and in no event shall the aggregate liability of Seller upon termination of this Agreement exceed the amounts payable pursuant to such Sections 9.3(b) and 9.3(c).

(e)    Purchaser shall be responsible for all transfer, freight, transportation, shipment, risk of loss, insurance and the like with respect to all assets purchased hereunder. Title and risk of loss shall pass to Purchaser at the Closing and Purchaser shall accept and take delivery of such assets at Seller’s locations upon the Closing.

ARTICLE X

MISCELLANEOUS

10.1    Transfer Taxes. All sales, use and transfer taxes, if any, payable in connection with the sale, assignment, transfer and conveyance by Seller of the Transferred Assets hereunder shall be borne by Purchaser, whether imposed by law on Seller or Purchaser. Purchaser agrees to indemnify, reimburse and hold Seller harmless in respect of the liability for payment of, or failure to pay, and such taxes.

10.2.    Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of four business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to Purchaser, to

Unisys Corporation

Unisys Way

Blue Bell, PA 19424

Fax: 215-986-5010

Attention: President, Global Infrastructure Services

with a copy to

Unisys Corporation

Unisys Way

Blue Bell, PA 19424

Fax: 215-986-0624

Attention: General Counsel

and

If to Seller, to

ePresence, Inc.

120 Flanders Road

Westboro, MA 01581

Fax: 508-836-3277

Attention: Chief Financial Officer

with a copy to

Hale and Dorr LLP

60 State Street

Boston, MA 02109

Fax: (617) 526-5000

Attention: Mark G. Borden and William S. Gehrke

10.3    Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.4    Entire Agreement. Except for the Nondisclosure Agreement, which shall remain in full force and effect, this Agreement (including the exhibits, schedules and the other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, including, without limitation, any transaction between or among the parties hereto.

10.5    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the rules of conflict of laws.

10.6    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER ARISING OUT OF THIS AGREEMENT.

10.7    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

10.8    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

10.9    Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

10.10    Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.

10.11    Severability; Validity. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

10.12    No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

10.13    Submission to Jurisdiction. Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.13, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

10.14    Tax Disclosure Authorization. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and person acting on behalf of any Party) agree that each Party (and each employee, representative, or other agent of such Party) may disclose to any and all persons the transaction’s Tax treatment and Tax structure (as such terms are used in Code Sections 6011 and 6112 and Treasury Regulations thereunder) contemplated by this Agreement and all materials of any kind (including tax analyses) provided to such person relating to said Tax treatment and Tax structure except to the extent necessary to comply with any applicable, federal or state securities laws.

IN WITNESS WHEREOF, each of the parties to this Agreement has executed this Agreement as of the day and year first above written.

EPRESENCE, INC.

By:	/s/ WILLIAM P. FERRY
Name: William P. Ferry Title: President, Chief Executive Officer and Chairman

UNISYS CORPORATION

By:	/s/ JANET B. WALLACE
Name: Janet B. Wallace Title: Senior Vice President and President, Global Infrastructure Services

EXHIBIT A

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of October     , 2003, is by and between                      (“Stockholder”) and Unisys Corporation, a Delaware corporation (“Purchaser”).

WHEREAS, ePresence, Inc., a Massachusetts corporation (“Seller”) and Purchaser are parties to an Asset Purchase Agreement, dated as of the date hereof (as the same may be modified or amended from time to time, the “Purchase Agreement”), which provides, among other things, for the sale by Seller to Purchaser of certain of the assets of Seller used in carrying out Seller’s security and identity management business (the transactions contemplated by the Purchase Agreement, the “Proposed Transaction”);

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Purchase Agreement;

WHEREAS, approval of the Proposed Transaction by Seller’s stockholders is a condition to the closing of the Proposed Transaction; and

WHEREAS, as a condition to entering into the Purchase Agreement, Purchaser has required that Stockholder agree, and Stockholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, each of the parties hereto agree as follows:

Section 1.    Representations and Warranties.    Stockholder hereby represents, warrants and covenants to Purchaser as follows:

(a)    Title.    As of the date hereof, Stockholder owns beneficially and of record the number of shares of each class of capital stock of Seller set forth on Exhibit A hereto (such shares, the “Shares”). The term “beneficial owner” and all correlative expressions are used in this Agreement as defined in Rules 13d-3 and 16a-1 under the Securities Exchange Act of 1934, as amended; provided, however, that for the avoidance of doubt, Stockholder shall not be deemed the beneficial owner of any shares of capital stock of Seller that Stockholder has the right to acquire, such as shares issuable to Stockholder upon the exercise of an option or warrant, unless and until such shares are actually acquired by Stockholder and treated as Additional Shares pursuant to Section 9 below.

(b)    Right to Vote.    As of the date hereof, except for this Agreement or as otherwise permitted by this Agreement, Stockholder has full legal power, authority and right to vote all of the Shares then owned of record or beneficially by him or it, in favor of the approval and authorization of the Proposed Transaction without the consent or approval of, or any other action on the part of, any other Person. Without limiting the generality of the foregoing, Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any Person limiting or affecting Stockholder’s legal power, authority or right to vote the Shares on any matter.

From and after the date hereof, except as otherwise permitted by this Agreement, Stockholder will not commit any act that could restrict or otherwise affect Stockholder’s legal power, authority and right to vote all of the Shares then owned of record or beneficially by him or it. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, from and after the date hereof, Stockholder will not enter into any voting agreement with any Person with respect to any of the Shares, grant any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any Person limiting or affecting Stockholder’s legal power, authority or right to vote the Shares in favor of the approval of the Proposed Transaction.

(c)    Authority.    Stockholder has full legal power, authority and right to execute and deliver, and to perform his or its obligations under, this Agreement. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against him or it in accordance with its terms.

(d)    Conflicting Instruments.    The execution and delivery of this Agreement and the performance by Stockholder of Stockholder’s agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Stockholder is a party or by which Stockholder (or any of the Shares) is bound or subject, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Stockholder’s ability to perform his or its obligations under this Agreement or render inaccurate any of the representations made by Stockholder herein.

Section 2.    Covenants.    Until the termination of this Agreement in accordance with Section 8, Stockholder hereby agrees as follows:

(a)    Restrictions on Transfer.    Stockholder shall not, directly or indirectly, assign, sell, pledge, encumber, transfer (including transfers by testamentary or intestate succession or otherwise by operation of law) or otherwise dispose of (collectively, “Transfer”), or agree to Transfer, any of the Shares owned of record or beneficially by Stockholder (or any right, title or interest therein, including but not limited to any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise); provided, however, that notwithstanding anything to the contrary contained in this Agreement, (i) Stockholder may Transfer Shares to a transferee if such transferee executes and delivers to Purchaser a Voting Agreement in the form of this Agreement agreeing in writing to be bound by the terms thereof and deemed the “Stockholder” thereunder and (ii) to the extent set forth on Exhibit A hereto, the Shares are subject to a restricted stock agreement with Seller, and nothing contained herein shall prohibit Seller and Stockholder from complying with or exercising their respective obligations and rights thereunder or prohibit Stockholder from reselling Shares to Seller to the extent the proceeds therefrom are used to satisfy any tax obligation in connection with the vesting or delivery of Shares pursuant to such restricted stock agreement.

(b)    Agreement to Vote.    Stockholder hereby agrees to vote or to cause to be voted all of the Shares owned of record or beneficially by Stockholder as of the record date for such meeting or written consent, at the Seller’s Stockholders Meeting and at any other annual or special meeting of stockholders of Seller where any such proposal is submitted, and in connection with any written consent of stockholders, (A) in favor of the Proposed Transaction and (B) against (i) approval of any Acquisition Proposal and (ii) any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the consummation of the transactions contemplated by the Purchase Agreement or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of Seller under the Purchase Agreement, which would materially and adversely affect Seller or Purchaser or their respective abilities to consummate the transactions contemplated by the Purchase Agreement.

(c)    Granting of Proxy.    In furtherance of the terms and provisions of this Agreement, Stockholder hereby grants an irrevocable proxy, coupled with an interest, to Purchaser and any Purchaser-authorized representative or agent to vote all of the Shares beneficially owned by Stockholder in favor of the Proposed Transaction and in accordance with the provisions of Section 2(b) and this Section 2(c). Stockholder hereby ratifies and approves of each and every action taken by Purchaser and any Purchaser-authorized representative or agent pursuant to the foregoing proxy. Notwithstanding the foregoing, if requested by Purchaser, the Stockholder will execute and deliver applicable proxy material in furtherance of the provisions of Section 2(b) and this Section 2(c).

(d)    No Solicitation.    Stockholder, in his or its capacity as a stockholder, shall not directly or indirectly (i) solicit, initiate or encourage (or authorize any Person to solicit, initiate or encourage), including by way of furnishing information, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding an Acquisition Proposal, (iii) furnish any confidential information relating to Seller to any Person, other than Purchaser, in connection with an Acquisition Proposal or (iv) assist, participate or otherwise cooperate in any way in, or facilitate or encourage any effort or attempt by any Person other than Purchaser to do or seek, any of the foregoing.

Section 3.    Action in Stockholder Capacity Only.    Stockholder makes no agreement or understanding herein as director, officer or employee of Seller. Stockholder signs solely in Stockholder’s capacity as a record holder and beneficial owner of Shares, and nothing herein shall limit or affect any actions taken in his or its capacity as an officer, director or employee of Seller.

Section 4.    Invalid Provisions.    If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.

Section 5.    Executed in Counterparts.    This Agreement may be executed in counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

Section 6.    Specific Performance.    The parties hereto agree that the failure for any reason of Stockholder to perform any of his or its agreements or obligations under this Agreement would cause irreparable harm or injury with respect to which money damages would not be an adequate remedy. Accordingly, Stockholder agrees that, in seeking to enforce this Agreement against Stockholder, Purchaser shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy available at law, equity or otherwise.

Section 7.    Governing Law; Submission to Jurisdiction.    This Agreement shall be governed by, and construed and enforced in accordance with, the domestic laws of the Commonwealth of Massachusetts without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns shall be brought and determined in the state and federal courts located in Boston, Massachusetts, and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this agreement, any claim (a) that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of judgment, execution of judgment, or otherwise), and (c) to the fullest extent permitted by the applicable law, that (i) the suit, action or proceeding in such courts is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.    Amendments; Termination; Modification.

(a)    This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

(b)    This Agreement shall terminate upon the earlier to occur of (i) the date and time at which the Seller’s Stockholder Approval is obtained, (ii) the termination of the Purchase Agreement in accordance with its terms and (iii) February 28, 2004.

Section 9.    Additional Shares.    If, after the date hereof, Stockholder acquires beneficial or record ownership of any additional shares of capital stock of Seller (any such shares, “Additional Shares”), including, without limitation, upon exercise of any option, warrant or right to acquire shares of capital stock of Seller or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall thereafter be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by Stockholder of beneficial ownership of such Additional Shares.

Section 10.    Successors and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors (including, in the case of any individual Stockholder, any executors, administrators, estates, legal representatives and heirs of such Stockholder) and permitted assigns; provided, however, that, except as otherwise provided in this Agreement, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party. Without limiting the scope or effect of the restrictions on Transfer set forth in Section 2(a), Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

Section 11.    Notices.    All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of four business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses:

If to Purchaser, to

Unisys Corporation

Unisys Way Blue Bell, PA 19424

Fax: 215-986-0624

Attention: General Counsel

If to Stockholder, to

Fax:

With a copy to:

Hale and Dorr LLP

60 State Street, Boston, MA 02109

Fax: 617-526-5000

Attention: Mark G. Borden and William S. Gehrke

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

UNISYS CORPORATION

By:
Name: Title:

EPRESENCE, INC.

By:
Name: Title:

Name:

Exhibit A

Securities Beneficially Owned

Stockholder Name	Securities Beneficially Owned

EXHIBIT B

BILL OF SALE AND ASSIGNMENT

BILL OF SALE AND ASSIGNMENT dated                         , 2003 from ePresence, Inc. (“Seller”) to Unisys Corporation (“Purchaser”).

BACKGROUND

Pursuant to and subject to the terms and conditions set forth in an Asset Purchase Agreement dated                     , 2003 between Seller and Purchaser (the “Agreement”), Seller has agreed to sell and Purchaser has agreed to purchase certain assets of Seller relating to its security and identity management solutions and services business. The parties hereto are executing and delivering this Bill of Sale and Assignment in order to sell, transfer and assign to and vest in Purchaser all of Seller’s right, title and interest in and to such assets. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

TERMS

For good and valuable consideration, and intending to be legally bound:

1.    Seller hereby sells, transfers, conveys and assigns to Purchaser, its successors and assigns, free and clear of all Liens other than Permitted Liens, all of Seller’s right, title and interest in and to the Transferred Assets.

2.    Seller hereby covenants and agrees that it will, at the request of Purchaser and without further consideration, execute and deliver, and will cause its employees to execute and deliver, such other instruments of sale, transfer, conveyance and assignment, and take such other action as may be necessary to more effectively sell, transfer, convey, assign and deliver to, and vest in, Purchaser, its successors and assigns, all of Seller’s right, title and interest in and to the Transferred Assets and to put Purchaser in actual possession and operating control thereof, to assist Purchaser in exercising all rights with respect thereto and to carry out the purposes and intent of the Agreement.

3.    Seller hereby irrevocably constitutes and appoints Purchaser, its successors and assigns, its true and lawful attorney, with full power of substitution, but on behalf of and for the benefit of Purchaser, its successors and assigns, to demand and receive any and all of the Transferred Assets, and to make endorsements and give receipts and releases for and in respect of the same, and to do all acts and things in relation to the Transferred Assets which Purchaser, its successors and assigns, shall deem desirable, Seller hereby declaring that the foregoing powers are coupled with an interest.

4.    This Bill of Sale and Assignment has been executed and delivered by Seller and accepted by Purchaser pursuant to the Agreement. Neither the making nor the acceptance of this Bill of Sale and Assignment shall enlarge, restrict or otherwise modify the terms of the Agreement or constitute a waiver or release by either Seller or Purchaser of any liabilities, duties or obligations imposed upon either of them by the terms of the Agreement, including, without limitation, the representations and warranties and other provisions which the Agreement provides shall survive the date hereof.

5.    Each of the Transferred Assets is hereby sold by Seller to Purchaser in accordance with and subject to the representations, warranties and agreements contained in the Agreement.

6.    Nothing set forth herein shall be deemed to convey to Purchaser any right, title or interest in or to any assets of Seller other than the Transferred Assets. In the event of any conflict between any term, provision or condition contained in this Bill of Sale and Assignment and any term, provision or condition contained in the Agreement, the terms, provisions and conditions of the Agreement shall govern such conflict.

7.    This Bill of Sale and Assignment shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the conflicts of law principles thereof.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale and Assignment to be duly executed on the date first above written.

EPRESENCE, INC.

By:
Title

ACCEPTED:

UNISYS CORPORATION

By:
Title

[Remainder of Exhibit B intentionally omitted.]

EXHIBIT C

ASSUMPTION AGREEMENT

This Assumption Agreement dated             , 2003 is made by Unisys Corporation (“Purchaser”) in favor of ePresence, Inc. (“Seller”). All capitalized words and terms used in this Assumption Agreement and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement dated as of             , 2003 between Seller and Purchaser (the “Agreement”).

WHEREAS, pursuant to and subject to the terms and conditions set forth in the Agreement, Seller has agreed to sell, transfer, convey assign and deliver to the Purchaser the Transferred Assets;

WHEREAS, in partial consideration therefor, the Agreement requires Purchaser to assume the Assumed Liabilities;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser hereby agrees as follows:

1. Purchaser hereby assumes and agrees to perform, pay and otherwise discharge all of the Assumed Liabilities.

2. Other than the Assumed Liabilities, Purchaser does not hereby assume or in any way undertake to pay, perform satisfy or otherwise discharge any liabilities or obligations of Seller whatsoever.

3. Purchaser, by its execution of this Assumption Agreement, and Seller, by its acceptance of this Assumption Agreement, hereby acknowledge and agree that neither the representations and warranties nor the rights and remedies of either party under the Agreement shall be deemed to be enlarged, modified or altered in any way by such execution and acceptance of this Assumption Agreement.

4. This Assumption Agreement shall be binding upon Purchaser and its successors and assigns and shall inure to the benefit of Seller and its successors and assigns.

5. In the event of any conflict between any term, provision or condition contained in this Assumption Agreement and any term, provision or condition contained in the Agreement, the terms, provisions and conditions of the Agreement shall govern such conflict.

6. This Assumption Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the conflicts of law principles thereof.

IN WITNESS WHEREOF, Purchaser has caused this Assumption Agreement to be duly executed as of and on the date first above written.

UNISYS CORPORATION

By:
Title

ACCEPTED:

EPRESENCE, INC.

By:

      Title:

EXHIBIT D

SUBLEASE

THIS SUBLEASE (“Sublease”), dated              for reference purposes only, is entered into by and between ePresence, Inc., previously Banyan Systems, Inc., a Massachusetts corporation (“Sublandlord”), and Unisys Corporation (“Subtenant”).

RECITALS

A.    Sublandlord leases certain premises consisting of approximately 79,203 square feet in a building, located at 120 Flanders Road, Westborough, Massachusetts (the “Premises”) pursuant to that certain Office Lease dated April 21, 1989, amended by Lease Addendum dated December 31, 1991, Second Lease Addendum dated April 1, 1993, Third Lease Addendum dated July 22, 1994, and Fourth Lease Addendum dated September 19, 1995 (together, the “Master Lease”), between Commonwealth Westborough Limited Partnership, successor in interest to CB Westboro C Limited Partnership, (the “Master Landlord”) and Sublandlord, as tenant, a copy of which is attached as Exhibit A. Capitalized terms used but not defined herein have the same meanings as they have in the Master Lease.

B.    Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord a portion of the Premises consisting of              rentable square feet on the              floor of the building and more particularly shown on the layout attached as Exhibit B hereto (“Sublease Premises”) upon the terms and conditions provided for herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, Sublandlord and Subtenant covenant and agree as follows:

AGREEMENT

1.    Sublease Premises.    On and subject to the terms and conditions below, Sublandlord hereby demises and leases to Subtenant, and Subtenant hereby leases from Sublandlord, the Sublease Premises together with the non-exclusive right to use all driveways, sidewalks, loading areas, parking spaces (subject to Section 9, hereof), hallways and common bathrooms (the “common areas”) at no additional charge.

2.    Term.    This Sublease shall commence on the later of date of settlement or the date Sublandlord delivers the Sublease Premises to Subtenant in accordance with this agreement (the “Commencement Date”), and shall expire September 30, 2005, unless sooner terminated pursuant to any provision hereof.

3.    Possession.    Sublandlord shall deliver possession of the Sublease Premises on or prior to the Commencement Date. In the event that the Commencement Date does not occur on or before             , Subtenant shall have the option to terminate this Sublease, in which event Sublandlord shall return any amounts paid hereunder and Subtenant shall have no further liability hereunder.

4.    Rent.

(a)    Commencing on the Commencement Date (“Rent Commencement Date”) and continuing throughout the term of this Sublease, Subtenant shall pay monthly rent consisting of Base Rent and any additional rent, if any (collectively, “Rent”) to Sublandlord in the following amounts:

(i)    Base Rent. Subtenant shall pay to Sublandlord monthly base rent (“Base Rent”) as follows:

Period	Amount

Rent Commencement Date –	$12.50 per rentable square foot

$ per month

$ per annum

(ii)    The parties acknowledge and agree that Subtenant shall not pay any Base Rent on this portion of the Subleased Premises until the Rent Commencement Date, as extended hereunder.

(iii)    Subtenant shall pay $1,750 per month for the use of the building cafeteria and fitness facility.

(b)    If the Rent Commencement Date does not fall on the first day of a calendar month, Rent for the first month shall be prorated on a daily basis based upon a calendar month. Rent shall be payable to Sublandlord in lawful money of the United States, in advance, without prior notice, demand, or offset, on or before the first day of each calendar month during the term hereof. All Rent shall be paid to Sublandlord at the address specified for notices to Sublandlord in Section 16 below.

(c)    Electric charges will be assessed on a prorated amount relative to the amounts metered for the area in which the Premises is a portion of, based on a current rate of $1.75 per rentable square foot per annum, payable on a monthly basis. Subtenant shall pay the electrical charges for the Premises directly to Sublandlord. All remaining utility services, including gas, water and sewer (but not telephone or other communication service, which shall be the sole responsibility of Subtenant) shall be furnished to the Sublease Premises by Sublandlord, at Sublandlord’s sole expense.

(d)    Subtenant recognizes that late payment of any Rent will result in administrative expenses to Sublandlord, the extent of which additional expenses are extremely difficult and economically impractical to ascertain. Subtenant therefore agrees that if any Rent shall remain unpaid five (5) days after such amounts are due, the amount of such Rent shall be increased by a late charge to be paid to Sublandlord by Subtenant in an amount equal to five (5) percent of the amount of the delinquent Rent.

(e)    In the event of any casualty or condemnation affecting the Sublease Premises, Rent payable by Subtenant shall be abated hereunder, but only to the extent that Rent allocable to the Sublease Premises under the Master Lease is abated. Sublandlord agrees to provide notice to Subtenant of any termination of the Master Lease in accordance with Insert L to the Master Lease simultaneously with any notice to Master Landlord.

5.    Intentionally Omitted.

6.    Assignment and Subletting.    Subtenant may not assign, sublet, transfer, pledge, hypothecate or otherwise encumber the Sublease Premises, in whole or in part, or permit the use or occupancy of the Sublease Premises by anyone other than Subtenant, its contractors, agents and invitees, unless Subtenant has obtained Sublandlord’s consent thereto (which shall not be unreasonably withheld or delayed) and the consent of Master Landlord if required by the Master Lease. Regardless of Sublandlord’s consent, no subletting or assignment shall release Subtenant of its obligations hereunder. Any rent or other consideration payable to Subtenant pursuant to any sublease or assignment permitted by this paragraph which is in excess of the Rent payable to Sublandlord pursuant hereto (“Sublease Bonus Rent”) shall be divided equally between Sublandlord and Subtenant, after Subtenant recovers all out of pocket expenses including but not limited to commissions and legal fees and after payment to Master Landlord of any amount required to be paid under the Master Lease. Anything contained herein to the contrary notwithstanding, Subtenant may assign this Sublease or sublet the Sublease Premises or any portion thereof, without Sublandlord’s consent, but subject to Master Landlord’s consent pursuant to the terms of the Master lease, to any corporation which controls, is controlled by or is under common control with Subtenant, or to any corporation resulting from a merger or consolidation with Subtenant, or to any person or entity which acquires all the assets of Subtenant’s business as a going concern, provided that (i) the assignee or sublessee assumes, in full, the obligations or Subtenant under this Sublease, (ii) Subtenant remains fully liable under this Sublease, and (iii) the use of the sublease Premises remains unchanged.

7.    Condition of Sublease Premises.    Subtenant has used due diligence in inspecting the Sublease Premises and agrees to accept the Sublease Premises in “as-is” condition and with all faults without any representation or warranty of any kind or nature whatsoever, or any obligation on the part of Sublandlord to modify, improve or otherwise prepare the Sublease Premises for Subtenant’s occupancy except as otherwise provided herein. Subtenant agrees to maintain the interior of the Sublease Premises in the same condition in which it exists on the Commencement Date, reasonable wear and tear and damage due to casualty excepted, but shall not be required to make any replacements to the Sublease Premises. Sublandlord shall perform all other maintenance and make all other repairs and replacements to the Sublease Premises and the Premises to the extent required of the tenant under the Master Lease.

8.    Use.    Subtenant may use the Sublease Premises only for the purposes as allowed in the Master Lease, and for no other purpose. Subtenant shall promptly comply with all applicable statutes, ordinances, rules, regulations, orders, restrictions of record, and requirements in effect during the term of this Sublease governing, affecting and regulating the Sublease Premises, including but not limited to the use thereof. Subtenant shall not use or permit the use of the Sublease Premises in a manner that will create waste or a nuisance or violate the provisions of the Master Lease.

9.    Parking.    Subtenant shall have the use of up to forty (40) unreserved parking spaces, which shall be free of charge, of which parking spaces will be a portion of the parking spaces allocated to Sublandlord under the Master Lease (the “Parking Premises”). Such parking spaces shall include five (5) visitor spaces as identified in the attached site plan (Exhibit E), for which Subtenant can add signage at its own cost to the poles already located at the respective spaces.

10.    Signage.    Subject to the terms of the Master Lease (including, without limitation, the prior written consent of the Master Landlord), Subtenant shall have the right, at its own cost to install business identification signage in the lobby directory, in the side lobby and on the street monument with letter size no larger than the existing tenants’ signs, subject to the prior written approval of Sublandlord. In addition, Subtenant may install a directional sign indicating to visitors and guests its location in the side lobby.

11.    Furniture.    During the term of this Sublease, Subtenant shall have the right to use the modular work stations and furniture identified on Exhibit C hereto (“Furniture”). Subtenant shall accept such Furniture in its “as-is” condition without any representation or warranty by Sublandlord and shall return the same to Sublandlord at the expiration or sooner termination of the Sublease Term in the same condition, reasonable wear and tear, only, excepted.

12.    Telephone Equipment.    Upon the payment of $6,000 per month as additional rent, Subtenant may utilize shared services for telephone and internet access for the first six months of the term of this sublease. All such equipment is provided on an “as-is” basis and Sublandlord makes no representations or warranties with respect thereto. Subtenant may terminate its right to utilize such equipment upon 30 days’ prior written notice to Sublandlord.

13.    Incorporation of Master Lease.

(a)    All of the terms and provisions of Sections 6, 8, 11E, 12, 13, 14, 15, 16, 17, 19, 20, 21, 23, 27, 31 and 32 of the Master Lease are incorporated into and made a part of this Sublease, and, subject to the provisions of Section 17, hereof, the rights and obligations of the parties under the Master Lease are hereby imposed upon the parties hereto with respect to the Sublease Premises, the Sublandlord being substituted for the Landlord in the Master Lease, the Subtenant being substituted for the Tenant in the Master Lease. It is further understood that where reference is made in the Master Lease to the “Premises,” the same shall mean the Sublease Premises as defined herein; where reference is made to the “Commencement Date,” the same shall mean the Commencement Date as defined herein; and where reference is made to the “Lease,” the same shall mean this Sublease.

(b)    Sublandlord shall not commit or permit to be committed any act or omission which violates any term or condition of the Master Lease nor shall Sublandlord amend the Master Lease in any manner which shall adversely affect Subtenant’s rights or increase Subtenant’s obligations hereunder except as set forth in Section 13(c), below. Simultaneously herewith, Sublandlord shall endeavor to deliver to Subtenant a Non-disturbance and Attornment Agreement, in form reasonably acceptable to Subtenant, executed by Master Landlord providing that, in the event that the Master Lease is terminated, Master Landlord shall not disturb Subtenant’s possession, provided that Subtenant is not in default hereunder. Notwithstanding anything to the contrary contained herein, this Sublease shall be subject and subordinate to all of the terms of the Master Lease.

(c)    Notwithstanding anything herein to the contrary, upon at least sixty (60) days’ notice to Subtenant, Sublandlord shall have the right to cause the Master Lease to terminate on any date at least one year after the date hereof.

14.    Insurance.    Subtenant shall be responsible for compliance with Section 12 of the Master Lease to the extent it applies to Subtenant and the Sublease Premises. Such insurance shall insure the performance by Subtenant of its indemnification obligations hereunder and shall name Master Landlord and Sublandlord as additional insureds but only to the extent of the liabilities assumed by Subtenant herein. All insurance required under this Sublease shall contain an endorsement requiring thirty (30) days written notice from the insurance company to Subtenant and Sublandlord before cancellation or change in the coverage, insureds or amount of any policy. Subtenant shall provide Sublandlord with certificates of insurance evidencing such coverage prior to the commencement of this Sublease.

15.    Default.    In addition to defaults contained in the Master Lease, failure of Subtenant to make any payment of Rent when due hereunder shall constitute an event of default hereunder if such failure continues after written notice thereof for a period of five (5) days from the date of such notice, provided that with respect to installments of rent, not more than two (2) such written notices need be given in any one calendar year. If Subtenant’s default causes Sublandlord to default under the Master Lease, Subtenant shall defend, indemnify and hold Sublandlord harmless from all damages, costs (including reasonable attorneys’ fees), liability, expenses or claims relating to such default.

16.    Notices.    The addresses specified in the Master Lease for receipt of notices to each of the parties are deleted and replaced with the following:

To Sublandlord at:	ePresence, Inc.
120 Flanders Road
Westborough, MA 01581
Attn: Contracts and Legal Dept.

To Subtenant at:	Unisys Corporation
Unisys Way
P.O. Box 500
Blue Bell, PA 19424
Attn: Real Estate Operations

17.    Sublandlord’s Obligations.

(a)    To the extent that the provision of any services or the performance of any maintenance or any other act respecting the Sublease Premises, the Premises or Building is the responsibility of Master Landlord (collectively “Master Landlord Obligations”), upon Subtenant’s request, Sublandlord shall make reasonable efforts to cause Master Landlord to perform such Master Landlord Obligations; provided, however, that in no event shall be brought or made against Sublandlord or which Sublandlord may pay or incur to the extent caused by (i) a breach of this Sublease by Subtenant, (ii) any violation of law by Subtenant or its employees, agents, contractors or invitees (collectively, “Agents”) relating to the use or occupancy of the Sublease Premises, (iii) any act or omission by Subtenant or its Agents resulting in contamination of any part or all of the Premises by Hazardous Materials, or (iv) the negligence or willful misconduct of Subtenant or its Agents.

21.    Brokers.    Each party hereto represents and warrants that it has dealt with no broker in connection with this Sublease and the transactions contemplated herein. Each party shall indemnify, protect, defend and hold the other party harmless from all costs and expenses (including reasonable attorneys’ fees) arising from or relating to a breach of the foregoing representation and warranty.

22.    Surrender of Sublease Premises.    Upon the expiration or earlier termination of this Sublease, Subtenant shall surrender the Sublease Premises, including all furniture therein, in the same condition as they were in on the Commencement Date, except for ordinary wear and tear and loss by insured casualty.

23.    No Third Party Rights.    The benefit of the provisions of this Sublease is expressly limited to Sublandlord and Subtenant and their respective permitted successors and assigns. Under no circumstances will any third party be construed to have any rights as a third party beneficiary with respect to any of said provisions.

24.    Counterparts.    This Sublease may be signed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

IN WITNESS WHEREOF, the parties have executed this Sublease as of the date first written above.

SUBLANDLORD:	SUBTENANT:

EPRESENCE, INC., a Massachusetts corporation	Unisys Corporation

By:	By:

Its:	Its:

Date:	Date:

EXHIBIT E-1

NON-COMPETITION AGREEMENT

This Agreement (the “Agreement”) made the          day of                     , 2003 is entered into by Unisys Corporation, a Delaware corporation (“Purchaser”), and William P. Ferry (“Ferry”).

Background

A.	Purchaser and ePresence, Inc., a Massachusetts corporation (“Seller”), are parties to an Asset Purchase Agreement, dated as of , 2003 (the “Purchase Agreement”), which provides, among other things, for Seller to sell to Purchaser the assets of Seller used in carrying out Seller’s security and identity management solutions and services business (the “Business”) and for Purchaser to offer employment to certain employees of Seller whose primary job responsibilities relate to the Business (the transactions contemplated by the Purchase Agreement, the “Transaction”).

B.	Ferry is a stockholder of Seller, desires Purchaser to consummate the Transaction and has voted in favor of the Transaction at Seller’s stockholders meeting held for such purpose.

C.	Ferry has heretofore served as Chairman of the Board, President and Chief Executive Officer of Seller.

D.	The execution by Ferry of this Agreement is a condition to Purchaser’s obligation to consummate the Transaction.

E.	Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound, the parties agree as follows:

1.    For a period of one year from and after the date hereof, Ferry agrees that he will not, directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of (other than as the holder of not more than ten percent of the total outstanding stock of a publicly held company), or be connected as an officer, employee, partner or otherwise with any business in the continental United States that is engaged primarily in a business that competes with the Business as the Business is conducted by Seller as of immediately prior to the Closing; provided, that this Section 1 shall not apply to Ferry’s position as a member of the Board of Directors, Chairman, stockholder or officer of Switchboard Incorporated.

2.    For a period of two years from and after the date hereof, Ferry agrees that he will not, directly or indirectly, recruit, solicit, hire or retain any Hired Employee or induce, or attempt to induce, any Hired Employee to terminate his or her employment with, or otherwise cease his or her relationship with, Purchaser after the closing of the Transaction; provided, that this Section 2 shall not apply to any Hired Employee whose employment with the Purchaser has been terminated for a period of six (6) months or longer.

3.    If any restriction set forth in Section 1 or 2 of this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

4.    Ferry hereby acknowledges that Purchaser is relying upon the agreements made by Ferry in this Agreement in proceeding with the closing of the Transaction. Ferry agrees that any breach of this Agreement will cause Purchaser substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies as may be available, Purchaser shall be entitled to specific performance and injunctive relief.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above.

William P. Ferry

UNISYS CORPORATION

By:
Name: Title:

EXHIBIT E-2

NON-SOLICITATION AGREEMENT

This Agreement (the “Agreement”) made the              day of             , 2003 is entered into by Unisys Corporation, a Delaware corporation (“Purchaser”), and              (“            ”).

Background

A.	Purchaser and ePresence, Inc., a Massachusetts corporation (“Seller”), are parties to an Asset Purchase Agreement, dated as of , 2003 (the “Purchase Agreement”), which provides, among other things, for Seller to sell to Purchaser the assets of Seller used in carrying out Seller’s security and identity management solutions and services business (the “Business”) and for Purchaser to offer employment to certain employees of Seller whose primary job responsibilities relate to the Business (the transactions contemplated by the Purchase Agreement, the “Transaction”).

B.	[Name] is a stockholder of Seller, desires Purchaser to consummate the Transaction and has voted in favor of the Transaction at Seller’s stockholders meeting held for such purpose.

C.	[Name] has heretofore served as of Seller.

D.	The execution by [Name] of this Agreement is a condition to Purchaser’s obligation to consummate the Transaction.

E.	Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound, the parties agree as follows:

1.    For a period of 18 months from and after the date hereof, [Name] agrees that he will not, directly or indirectly, recruit, solicit, hire or retain any Hired Employee or induce, or attempt to induce, any Hired Employee to terminate his or her employment with, or otherwise cease his or her relationship with, Purchaser after the closing of the Transaction; provided, that this Section 1 shall not apply to any Hired Employee whose employment with the Purchaser has been terminated for a period of six (6) months or longer.

2.    If any restriction set forth in Section 1 of this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

3. [Name] hereby acknowledges that Purchaser is relying upon the agreements made by [Name] in this Agreement in proceeding with the closing of the Transaction. [Name] agrees that any breach of this Agreement will cause Purchaser substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies as may be available, Purchaser shall be entitled to specific performance and injunctive relief.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above.

[Name]

UNISYS CORPORATION

By:
Name: Title:

Waiver and Amendment

Each of the undersigned, the parties to the Asset Purchase Agreement dated as of October 22, 2003 (the “Agreement”), hereby

(i)	irrevocably waives any right that it may have in the future to terminate the Agreement pursuant to Section 9.1(b) thereof; provided, however, that the Agreement may be terminated at any time prior to the Closing Date by either Purchaser or Seller if the Closing Date shall not have occurred on or before June 30, 2004, subject to the proviso contained in such Section 9.1(b);

(ii)	agrees that Section 2.4 of the Agreement is hereby amended to read in its entirety as follows:

Purchase Price. The total consideration for the Transferred Assets (the “Purchase Price”) shall consist of (i) the assumption by Purchaser of the Assumed Liabilities and (ii) cash in the amount of $9.0 million, payable at the Closing.

(iii)	agrees that Section 2.5(b) of the Agreement is hereby amended by adding, at the end thereof before the period, the following language:

“minus (iv) the following amount if the Closing occurs after May 31, 2004: $200,000 for each week, or portion thereof, that elapses between May 31, 2004 and the Closing Date, commencing with the week of June 1 to June 7, provided, however, that such amount shall in no case exceed $800,000 for each calendar month or portion thereof that elapses between May 31, 2004 and the Closing Date, commencing with the month of June; provided, further, that if a failure on the part of the Purchaser to fulfill any obligation under the Agreement shall have been the principal cause of the failure of the Closing to have occurred prior to the date on which it actually occurred, then, for purposes of this clause (iv) only, the Closing Date shall be deemed to be such earlier date when the Closing would have occurred, but for such failure on the part of the Purchaser”; and

(iv)	agrees that Section 2.5(e) of the Agreement is hereby deleted in its entirety.

All capitalized terms that have not been defined above shall have the respective meanings set forth in the Agreement. Except as otherwise set forth above, all other terms and provisions of the Agreement shall remain in full force and effect.

[Remainder of page intentionally left blank]

EXECUTED as of April 5, 2004.

EPRESENCE, INC.

By:	/s/ William P. Ferry
Title:	Chairman, President and
Chief Executive Officer

UNISYS CORPORATION

By:	/s/ Scott Battersby
Title:	Vice President, Treasurer

Appendix B

AGREEMENT AND PLAN OF MERGER

by and among

INFOSPACE, INC.

BIG BOOK ACQUISITION CORP.

and

SWITCHBOARD INCORPORATED

Dated as of March 25, 2004

(Continued)

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Acquisition Proposal	Section 6.1(g)
Affiliates	Section 3.10(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Board Recommendation	Section 3.3(a)
Business Facility	Section 3.12(i)
Buyer	Preamble
Buyer Holders	Section 2.1(b)
Buyer Material Adverse Effect	Section 4.1
Certificate of Merger	Section 1.1
Certificates	Section 2.2(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Company	Preamble
Company Balance Sheet	Section 3.4(b)
Company Board	Preamble
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.13(a)
Company Financial Advisor	Section 3.17
Company 401(k) Plans	Section 6.11(c)
Company Intellectual Property	Section 3.9(a)(i)
Company Leases	Section 3.8(b)
Company Material Adverse Effect	Section 3.1(a)
Company Material Contracts	Section 3.10(a)(xi)
Company Preferred Stock	Section 3.2(a)
Company Registered Intellectual Property Rights	Section 3.9(e)
Company SEC Reports	Section 3.4(a)
Company Stock Option	Section 3.2(b)
Company Stock Options	Section 3.2(b)
Company Stock Plans	Section 3.2(b)
Company Stockholder Approval	Section 3.3(a)
Company Stockholders’ Meeting	Section 6.2(a)
Company Voting Agreements	Preamble
Company Voting Proposal	Section 3.3(a)
Confidentiality Agreement	Section 9.3
Copyrights	Section 3.9(a)(ii)
Covered Employees	Section 6.11(a)
DGCL	Preamble
Dissenting Shares	Section 2.3(a)

Terms	Reference in Agreement
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.13(a)
Environmental Law	Section 3.12(g)
ERISA	Section 3.13(a)
ERISA Affiliate	Section 3.13(a)
Exchange Act	Section 3.3(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
GAAP	Section 3.4(b)
Governmental Entity	Section 3.3(c)
Hazardous Substance	Section 3.12(h)
Indemnified Parties	Section 6.8(a)
Intellectual Property	Not defined
Intellectual Property Rights	Section 3.9(a)(ii)
Liens	Section 3.2(d)
Majority Stockholder	Preamble
Majority Stockholder Approval	Section 7.1(b)
Majority Stockholder Voting Agreement	Preamble
Merger	Preamble
Merger Consideration	Section 2.1(c)
Option Consideration	Not defined
Option Exchange Ratio	Not defined
Ordinary Course of Business	Section 3.2(c)
Outside Date	Section 8.1(b)
Parties	Preamble
Patents	Section 3.9(a)(ii)
Proxy Statement	Section 6.2(a)
Permitted Liens	Section 3.15
Registered Intellectual Property Rights	Section 3.9(a)(iii)
Representatives	Section 6.1(a)
Sarbanes-Oxley Act	Section 3.4(a)
SEC	Section 3.3(c)
Securities Act	Section 3.4(a)
Shrinkwrap Software	Section 3.9(a)(iv)
Software	Section 3.9(a)(v)
Special Committee	Preamble
Specified Time	Section 6.1(a)(ii)
Subsidiary	Section 3.1(b)
Superior Proposal	Section 6.1(g)
Surviving Corporation	Section 1.3(b)
Taxes	Section 3.7(a)
Tax Returns	Section 3.7(a)
Technology	Section 3.9(a)(v)
Third Party Intellectual Property	Not defined.
Trademarks	Section 3.9(a)(ii)
Transitory Subsidiary	Preamble

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 25, 2004, is by and among InfoSpace, Inc., a Delaware corporation (the “Buyer”), Big Book Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), and Switchboard Incorporated, a Delaware corporation (the “Company”). The Buyer, the Transitory Subsidiary and the Company are referred to collectively as the “Parties.” Except to the extent provided herein to the contrary, all references to the Company shall be deemed to include the Company and each Subsidiary (as defined in Section 3.1(b) below) thereof.

WHEREAS, the Board of Directors of the Buyer and the Transitory Subsidiary deem it advisable and in the best interests of their respective stockholders to consummate the transactions contemplated herein, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”), has, in light of the terms and conditions set forth herein, based on the unanimous recommendation of the Special Committee of the Company Board (the “Special Committee”) (i) determined that the Merger (as defined below) is fair, from a financial point of view, to the stockholders of the Company and (ii) approved and adopted this Agreement and the transactions contemplated hereby and resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger;

WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Transitory Subsidiary into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), as a result of which the Company shall become a wholly owned subsidiary of the Buyer;

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to the Buyer’s willingness to enter into this Agreement: (1) certain stockholders of Company are entering into Voting Agreements in the form attached hereto as Exhibit A (the “Company Voting Agreements”), (2) the largest stockholder of the Company (the “Majority Stockholder”) is entering into a Stockholder Voting Agreement in the form attached hereto as Exhibit B (the “Majority Stockholder Voting Agreement”) and (3) certain stockholders of the Majority Stockholder are entering into Voting Agreements in the form attached hereto as Exhibit C (the “Parent Voting Agreements”);

WHEREAS, the Buyer, the Transitory Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFOR, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing (as defined in Section 1.2 below), the Buyer shall prepare, and on the Closing Date (as defined in Section 1.2 below) the Buyer shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Surviving Corporation (as defined in Section 1.3(b) below) in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of

Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”). The Merger shall have the effects set forth in Section 259 of the DGCL.

1.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilson Sonsini Goodrich & Rosati, counsel to the Buyer, One Market, Spear Street Tower, San Francisco, California, unless another date, place or time is agreed to in writing by the Parties.

1.3 Effects of the Merger. At the Effective Time:

(a) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company;

(b) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended to read as set forth on Exhibit D hereto, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Company (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”); and

(c) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended to read as set forth on Exhibit E hereto, and, as so amended, such Bylaws shall be the Bylaws of the Surviving Corporation.

1.4 Directors and Officers. The directors and officers of the Transitory Subsidiary immediately prior to the Effective Time shall become the directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

1.5 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a) Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

(b) All shares of common stock, $.01 par value per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary of the Buyer (collectively, the “Buyer Holders”) immediately prior to the Effective Time shall be cancelled and shall cease to exist and no Merger Consideration (as defined below) or other consideration shall be delivered in exchange therefor.

(c) Subject to Section 2.2, each share of Company Common Stock (other than (i) Dissenting Shares (as defined in Section 2.3(a) below) and (ii) shares to be cancelled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $7.75 in cash (the “Merger Consideration”), payable to the holder thereof, without any interest thereon. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(d) The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring after the date hereof and prior to the Effective Time.

2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent. Promptly after the Effective Time, the Buyer shall deposit with the Buyer’s transfer agent or a bank or trust company designated by the Buyer and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of the Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, cash in an amount sufficient to make payments of the Merger Consideration for all shares of Company Common Stock outstanding as of the Effective Time (the “Exchange Fund”).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Certificates which represented shares to be cancelled in accordance with Section 2.1(b)) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as the Buyer may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the Merger Consideration payable pursuant to Section 2.1(c), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration payable pursuant to Section 2.1(c) may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable pursuant to Section 2.1(c) as contemplated by this Section 2.2.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender for payment of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and payment of the Merger Consideration payable in respect thereof shall be delivered to the holder thereof as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund, including accrued interest thereon, which remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall thereafter look only to the Buyer, as a general unsecured creditor, for payment of its claim for Merger Consideration.

(e) No Liability. To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation nor the Exchange Agent shall be liable to any holder of shares of Company Common Stock for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Buyer shall cause the Exchange Agent to issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.3 Dissenting Shares.

(a) Dissenting Shares (as defined below in this Section 2.3(a)) shall not be converted into or represent the right to receive the Merger Consideration unless such Company stockholder shall have forfeited its right to appraisal under the DGCL or properly withdrawn its demand for appraisal. If such Company stockholder has so forfeited or withdrawn its right to appraisal of Dissenting Shares, then, (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration payable in respect of such Company Common Stock pursuant to Section 2.1(c), and (ii) promptly following the occurrence of such event, the Buyer or the Surviving Corporation shall deliver to such Company stockholder promptly after receipt from such Company Stockholder of a duly executed letter of transmittal and surrendered Certificates as described in Section 2.2(b), a payment representing the Merger Consideration to which such holder is entitled pursuant to Section 2.1(c). For purposes of this Agreement, “Dissenting Shares” shall mean shares of Company Common Stock held as of the Effective Time by a stockholder of the Company who has not voted such shares of Company Common Stock in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time.

(b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Common Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary on or before the date of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and any disclosure therein shall provide an exception to or otherwise qualify the representations or warranties of the Company contained in the applicable numbered and lettered paragraph of this Article III corresponding by number and letter to such disclosure; provided, however, that matters disclosed pursuant to one provision, subprovision, section or subsection hereof are deemed disclosed in another section or subsection of the Company Disclosure Schedule to the extent that the relevance of such matters to such other provision, subprovision, section or subsection is readily apparent on the face of such disclosure. For purposes of this Article III, documents that are publicly available in unredacted form in the Company SEC Reports filed prior to the date hereof shall be deemed to have been “provided” to Buyer.

3.1 Organization, Standing and Power; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as presently proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.1(a) of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance or development with respect to, or effect on (any such change, event, circumstance, development or effect, an “Effect”), the following that is, or would reasonably be expected to be, either individually or in the aggregate with all such other changes, events, circumstances or developments, materially adverse to (i) the business, assets, liabilities, capitalization, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided however that none of the following of itself shall be deemed to constitute a Company Material Adverse Effect: (a) any Effect that results from changes affecting the industry in which the Company operates generally (which changes do not disproportionately affect the Company or its Subsidiaries), (b) any Effect that results from changes affecting general United States or worldwide economic or capital market conditions (which changes do not disproportionately affect the Company or its Subsidiaries) or (c) any Effect that results from compliance by the Company or its Subsidiaries with the terms of this Agreement. An adverse change in the stock price of the Company Common Stock shall not, in and of itself, be deemed to have a Company Material Adverse Effect. For the avoidance of doubt, the Parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in the third to last sentence of this paragraph or Buyer Material Adverse Effect in Section 4.1.

(b) Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries and the Company’s direct or indirect equity interest therein. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary (as defined below in this Section 3.1(b)) of it directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, and neither the Company, nor any Subsidiary of it, has, at any time, been a general partner or managing member of any general partnership, limited partnership, limited liability company or other entity. As used in this Agreement, the term “Subsidiary” means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or a managing member, (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.

(c) The Company has provided to the Buyer complete and accurate copies of the Certificate of Incorporation and Bylaws of the Company and of the charter, bylaws or other organizational documents, each as amended to date, of each Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is in violation of any provision of its respective Certificate of Incorporation, Bylaws or other organizational documents.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 85,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share (“Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation. As of March 24, 2004, (i) 19,203,941 shares of Company Common Stock were issued and outstanding, (ii) 3,746,134 shares of Company Common Stock were held in the treasury of the Company or by a Subsidiary of the Company, and (iii) no shares of the Company Preferred Stock were issued or outstanding, and subsequent to such date and through and including the date of this Agreement, no other shares of Company capital stock were issued other then pursuant to Company Stock Options, Company Warrants or other rights to acquire Company capital stock set forth in Section 3.2(b) of the Company Disclosure Schedule.

(b) Section 3.2(b) of the Company Disclosure Schedule lists the number of shares of Company Common Stock reserved as of the date of this Agreement for future issuance pursuant to options to purchase or acquire Company Common Stock (individually a “Company Stock Option” and collectively, the “Company Stock Options”) granted and outstanding as of the date of this Agreement and the Company’s 1996 Stock Incentive Plan, as amended, 1999 Stock Incentive Plan, as amended and 2000 Non-Statutory Stock Option Plan (collectively, the “Company Stock Plans”) or other arrangements under which such Company Stock Options were granted and sets forth a complete and accurate list of all holders of outstanding Company Stock Options under the Company Stock Plans, indicating with respect to each Company Stock Option, the number of shares of Company Common Stock subject to such Company Stock Option and the exercise price, any applicable acceleration terms or events, the date of grant, vesting schedule and the expiration date thereof, including the extent to which any vesting has occurred as of the date of this Agreement. Section 3.2(b) of the Company Disclosure Schedule shows the number of shares of Company Common Stock reserved for future issuance pursuant to warrants or other outstanding rights (other than Company Stock Options) to purchase shares of Company Common Stock outstanding as of the date of this Agreement and the agreement or other document under which such warrants or such other rights were granted and sets forth a complete and accurate list of all holders of warrants or such other rights indicating the number and type of shares of Company Common Stock subject to each warrant or such other rights, and the exercise price, the date of grant and the expiration date thereof.

(c) Except (x) as set forth in this Section 3.2 and (y) as reserved for future grants under Company Stock Plans, (i) there are no equity securities of any class of the Company or any Subsidiary of it (other than equity securities of any such Subsidiary that are directly or indirectly owned by the Company), or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any Subsidiary of it is a party or by which the Company or any Subsidiary of it is bound obligating the Company or any Subsidiary of it to issue, exchange, transfer, or sell, or cause to be issued, exchanged, transferred or sold, additional shares of capital stock or other equity interests of the Company or any Subsidiary of it or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any Subsidiary of it to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Neither the Company nor any Subsidiary of it has outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no obligations, contingent or otherwise, of the Company or any Subsidiary of it to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any Subsidiary of it or any other securities of the Company or any Subsidiary of it, or to provide funds to or make any material investment in the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of any Subsidiary of the Company entered into in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”). None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or any Subsidiary of it. There are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which the Company or any Subsidiary of it is a party or by which it or they are bound with respect to any equity security of any class of the Company or any Subsidiary of it or with respect to any equity security, partnership interest or similar ownership interest of any class of any Subsidiary of it.

(d) All of the outstanding shares of capital stock and other equity securities or interests of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by the Company or another Subsidiary of the Company free and clear of all mortgages, security interests, pledges, liens, charges or encumbrances of any nature (“Liens”) and agreements in respect of, or limitations on, the Company’s voting rights.

3.3 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement and the approval of the Merger (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company Board, at a meeting duly called and held, based on the unanimous recommendation of the Special Committee, duly (i) determined unanimously that the Merger is fair from a financial point of view to the stockholders of the Company, (ii) unanimously approved this Agreement in accordance with the provisions of the DGCL, (iii) unanimously directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and unanimously resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger and (iv) to the extent necessary, unanimously adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar law (including Section 203 of the DGCL) that might otherwise apply to the Merger and any other transactions contemplated by this Agreement (collectively, the “Board Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

(b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of the Company or of the charter, bylaws, or other organizational document of any Subsidiary of the Company or (ii) except as set forth in Section 3.3(b) of the Company Disclosure Schedule, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Lien on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any Company Material Contract.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality or any stock market or stock exchange on which shares of Company Common Stock are listed for trading (a “Governmental Entity”) is required by the Company or any Subsidiary of it in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the Secretaries of appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws.

(d) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Company Stockholders’ Meeting is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.4 SEC Filings; Financial Statements; Information Provided.

(a) The Company has provided to the Buyer true and complete copies of all Company SEC Reports filed with the SEC prior to the date hereof. All registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) filed with the SEC are referred to herein as the “Company SEC Reports.” Except as set forth in Section 3.4(a) of the Company Disclosure Schedule, the Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, as the case may be, and, if applicable, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. Since March 7, 2000, the Company has filed with the SEC all registration statements, forms, reports and other documents required to be filed under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the SEC thereunder (including those that are required to be filed after the date hereof until the Closing).

(b) Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, including the Sarbanes-Oxley Act, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, audited balance sheet of the Company as of December 31, 2003 is referred to herein as the “Company Balance Sheet.”

(c) Included in Section 3.4(c) of the Company Disclosure Schedule are the audited consolidated balance sheet, statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries as of December 31, 2003 and for the year then ended (the “Audited Financial Statements”). The Audited Financial Statements (i) comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, including the Sarbanes-Oxley Act, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and (iii) fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries.

3.5 No Undisclosed Liabilities. Except as disclosed in Section 3.5 of the Company Disclosure Schedule, and except for normal and recurring liabilities incurred since the date of the Company Balance Sheet in the Ordinary Course of Business, the Company and its Subsidiaries do not have any material liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due.

3.6 Absence of Certain Changes or Events. Except as disclosed in Section 3.6 of the Company Disclosure Schedule, since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect; or (ii) any other action or event that would have required the consent of the Buyer pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

3.7 Taxes.

(a) The Company and each of its Subsidiaries has timely filed all material Tax Returns that it was required to file, and all such Tax Returns were correct and complete except for any errors or omissions that, individually or in the aggregate, are not material. The Company and each of its Subsidiaries has paid on a timely basis all Taxes that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company and any Subsidiary of it for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in the ordinary course of business of the Company and each of its Subsidiaries. All Taxes that the Company or any Subsidiary of it is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, including obligations for the Taxes of any other person, including any predecessor entity, and (ii) ”Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(b) The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.7(b) of the Company Disclosure Schedule. No examination or audit of any Tax Return of the Company or any Subsidiary of it by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any Subsidiary of it has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any Subsidiary of it was required to file any Tax Return that was not filed. Neither the Company nor any Subsidiary of it has waived any outstanding statute of limitations with respect to Taxes or agreed to an outstanding extension of time with respect to a Tax assessment or deficiency. Neither the Company nor any of its Subsidiaries has participated as either a “distributing corporation” or a “controlled corporation” under Section 355 of the Code. The Company and each of its Subsidiaries has made available to Buyer or its legal counsel, copies of all material Tax Returns for the Company filed for all periods commencing after July 1, 1999. Except as set forth on Section 3.7(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has (i) never been a member of an affiliated group (within the meaning of Code § 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company or ePresence, Inc.), (ii) never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement and (iii) no liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(c) The Company and each of its Subsidiaries has not engaged in a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

3.8 Owned and Leased Real Properties.

(a) Neither the Company nor any Subsidiary of it owns or has ever owned any real property.

(b) Section 3.8(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or any Subsidiary of it (collectively “Company Leases”) and the location of the premises. Neither the Company nor any Subsidiary of it nor, to the Company’s knowledge, any other party to any Company Lease is in default under any of the Company Leases. All real property leased, subleased, or licensed by the Company or any Subsidiary is in good condition, ordinary wear and tear excepted, and is sufficient for the continued operations of the Company its Subsidiaries as the business is currently conducted. No party currently occupies or has a right to occupy all or any portion of the premises subject to a Company Lease whether under a sublease or otherwise except for the Company and its Subsidiary. Each of the Company Leases is in full force and effect and is enforceable in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. The Company has provided to the Buyer complete and accurate copies of all Company Leases.

3.9 Intellectual Property.

(a) Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Company Intellectual Property” means all Technology and Intellectual Property Rights that are owned by or exclusively licensed to the Company.

(ii) “Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures (“Patents”); (ii) all trade secrets and other rights in know-how and confidential or proprietary information; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (vi) all rights in World Wide Web addresses and domain names and applications and registrations therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); and (vii) any similar, corresponding or equivalent rights to any of the foregoing, anywhere in the world.

(iii) “Registered Intellectual Property Rights” shall mean all United States, international (if any) and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; and (iv) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

(iv) “Shrinkwrap Software” shall mean generally commercially available “off the shelf” software that may be obtained on generally commercially available terms and conditions at prices that do not exceed $10,000. Shrinkwrap Software does not include freeware, open source and shareware software generally available over the Internet at no cost to the user.

(v) “Technology” means any or all of the following: (i) computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, including documentation, annotations or comments, and including all related algorithms, data and data structures (“Software”); (ii) design documents, schematics, diagrams and product specifications; (iii) know-how, show-how, techniques, algorithms, routines, works of authorship, processes, prototypes, test methodologies; (iv) materials that document design or design processes (including failed designs), or that document research or testing (both design, processes and results); (v) databases and data collections; (iv) any media on which any of the foregoing is recorded, and any other tangible embodiments of any of the foregoing.

(b) The Company and its Subsidiaries own, or license or otherwise possess rights to use all Technology and Intellectual Property Rights used or necessary to conduct the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted (excluding Shrinkwrap Software). Without limiting the foregoing, the counterparty to the agreement specified in Section 3.9(b)(i) of the Company Disclosure Schedules does not have any ownership or other rights to such Technology and Intellectual Property Rights, except for rights to (i) the copyright interest in features and/or functionality of such counterparty or such counterparty’s affiliates that were in existence on the date of the original agreement with the counterparty or that were created, developed or acquired by such counterparty or such counterparty’s affiliates (other than features and/or functionality created or developed by or acquired from the Company) and (ii) the license rights to such Technology and Intellectual Property granted by the Company to such counterparty for the purposes of, and within the scope of, the agreement between the Company and such counterparty.

(c) Section 3.9(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all material contracts, licenses and agreements pursuant to which the Company or its Subsidiaries has granted in writing to a third party, or has been granted in writing by a third party, any rights in, to or under any Technology or Intellectual Property Rights used to conduct the business of the Company and its Subsidiaries as currently conducted and included in the Company Intellectual Property.

(d) No licenses, contracts or agreements to which the Company or its Subsidiaries is a party will, as a result of this Agreement and the transactions contemplated hereby, pursuant to the terms of such licenses, contracts or agreements result in (i) Buyer’s granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, Buyer, (ii) Buyer’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business, or (iii) Buyer’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company prior to the Closing.

(e) Section 3.9(e) of the Company Disclosure Schedule lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company (the “Company Registered Intellectual Property Rights”) (identifying any jointly owned Company Registered Intellectual Property, including the joint owner thereof). To the Company’s knowledge, each item of Company Registered Intellectual Property that is included in the Company Intellectual Property is valid and full force and effect. All necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting or maintaining such Company Registered Intellectual Property Rights.

(f) Section 3.9(f) of the Company Disclosure Schedule lists any decrees, stipulations, proceedings or actions before any court, governmental entity, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any of the Company Intellectual Property.

(g) Section 3.9(g) of the Company Disclosure Schedule lists all joint owners of (and all others who have property interests in, or the option to acquire property interests in) Company Intellectual Property that is owned by Company or its Subsidiaries, identifying in each case the relevant Company Intellectual Property.

(h) The Company and its Subsidiaries have taken all steps that are reasonably required to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other person to the Company. The Company and its Subsidiaries has executed, and enforces, a valid written agreement with each employee, consultant or contractor of Company and each Subsidiary who has created any Intellectual Property or modified any Technology assigning all rights in and to such Technology and Intellectual Property to the Company or its Subsidiaries.

(i) To the best knowledge of the Company, none of the (i) products currently sold by the Company or any Subsidiary of it or (ii) business or activities currently conducted by the Company or any Subsidiary of it infringes, violates or constitutes a misappropriation of, any Intellectual Property Right of any third party. Except as set forth in Section 3.9(g) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of it has received any written claim or notice alleging any infringement, violation or misappropriation of any Intellectual Property Rights of any third party. To the Company’s knowledge, no third person is infringing or misappropriating any material Company Intellectual Property.

(j) Except as set forth in Section 3.9(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) any obligations to transfer ownership of, (ii) granted any exclusive license of or right to use or (iii) authorized the retention of any exclusive rights to use, any Company Intellectual Property.

(k) The Company has no knowledge of any facts or circumstances that the Company reasonably believes is likely to render any material Company Intellectual Property invalid or unenforceable, or would adversely affect any pending application or registration with respect to such Company Intellectual Property.

(l) No open source or public library Software, including any version of any software licensed pursuant to any GNU public license, was or is incorporated into or utilized by any product or services of the Company or its Subsidiaries in a manner that creates material obligations for the Company with respect to the Company Intellectual Property or the products or services of the Company or its Subsidiaries or that grants to any third party any rights or immunities under any Company Intellectual Property or with respect to the products or services of the Company or its Subsidiaries, which obligations for the Company or rights or immunities granted to a third party cannot be fulfilled, terminated, or otherwise extinguished by the Company without (x) the expenditure by the Company of a non-trivial amount of money or resources, (y) without a material and adverse effect on the Company or (z) both (x) and (y).

(m) The products and services of the Company and its Subsidiaries include no material errors or misrepresentations, including, to the knowledge of the Company, any security vulnerability that would permit the unauthorized alteration or deletion of data of the Company or its Subsidiaries or their customers.

(n) The Company and its Subsidiaries have not created, and are not in the process of creating, any of the features specified in Part A of Section 3.9(n) of the Company Disclosure Schedules. All modifications of the type specified in Part B of Section 3.9(n) of the Company Disclosure Schedules created by, or in the process of being created by, the Company and its Subsidiares are either (x) the type of modifications specified in Part C of Section 3.9(n) or (y) owned exclusively by the Company pursuant to the section of such agreement specified in Part D of Section 3.9(n) of the Company Disclosure Schedules.

3.10 Agreements, Contracts and Commitments

(a) Section 3.10(a) of the Company Disclosure Schedules sets forth a complete and accurate list of the following contracts and agreements (written or oral) to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound:

(i) any agreement (or group of related agreements) for the lease of real property or personal property from or to third parties providing for lease payments (A) in excess of $50,000 per annum or (B) in excess of $150,000 in the aggregate for the remainder of the term;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year and involves more than $150,000, in the aggregate, or (B) which involves more than the sum of $50,000 per annum;

(iii) any agreement establishing a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 or under which it has imposed (or may impose) a Lien (other than Permitted Liens) on any of its assets, tangible or intangible;

(v) any employment, severance, bonus, retention or consulting agreement;

(vi) any agreement involving any officer or director of the Company;

(vii) any material license, sublicense or other agreement under which the Company or any Subsidiary of it is authorized to use or distribute any Third Party Intellectual Property in connection with, incorporated in or as part of, any product or service sold by or expected to be sold by the Company or any Subsidiary of it;

(viii) any material agreement granting or restricting the right of the Company to use any Company Intellectual Property other than license agreements entered into in the Ordinary Course of Business;

(ix) any agreement under which the Company or any Subsidiary of it granted or was granted exclusive marketing, distribution or sales rights with respect to any industry, customer segments, geographical area or otherwise;

(x) any agreement, commitment, judgment, injunction or order to which the Company or any Subsidiary of it is a party or is subject to that has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company or any Subsidiary of it in any material respect, in any geographic area, for any period of time; and

(xi) any agreement under which the consequences of a default or termination would reasonably be expected to result in losses in excess of $100,000 ((i) through (xi) collectively, the “Company Material Contracts”).

The Company has provided to the Buyer a complete and accurate copy of each Company Material Contract. Each Company Material Contract is in full force and effect and is enforceable in accordance with its terms. Neither the Company nor any Subsidiary of it nor, to the Company’s knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract.

(b) The Company SEC Reports and Section 3.10(b) of the Company Disclosure Schedule disclose each contract or agreement to which the Company or any Subsidiary of it is a party or bound with any Affiliate of the Company (other than any Subsidiary which is a direct or indirect wholly owned Subsidiary of the Company). Complete and accurate copies of all the agreements, contracts and arrangements have heretofore been provided to the Buyer. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any Subsidiary of it has entered into any transaction with any Affiliate of the Company or any Subsidiary of it or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K. For purposes of this Agreement, the term “Affiliates” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(c) Following the Closing, the Surviving Corporation will be permitted to exercise all of the Company’s rights under the Company Material Contracts to the same extent that the Company would have been able to had the Merger not occurred and without the payment of additional consideration.

3.11 Litigation; Product Liability. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.11 of the Company Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary of it or in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no material judgments, orders or decrees outstanding against the Company or any Subsidiary of it. No product liability claims have been asserted or, to the knowledge of the Company, threatened against the Company or any Subsidiary of it relating to products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company or any Subsidiary of it.

3.12 Environmental Matters.

(a) As of the Closing, except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject the Company or any Subsidiary to material liability, to the knowledge of the Company and any Subsidiary, no Hazardous Materials (i) are present on any real property that is currently a Business Facility, or (ii) were present on any real property that was previously a Business Facility at the time such Business Facility ceased to be owned, operated, occupied, controlled or leased by the Company or any Subsidiary. There are no underground storage tanks, asbestos which is friable or likely to become friable or PCB’s present on any Business Facility currently owned, operated, occupied, controlled or leased by the Company or any Subsidiary.

(b) The Company and each of its Subsidiaries has at all times complied in all material respects with, and is not currently in violation of, any applicable Environmental Laws.

(c) To the Company’s knowledge, there are no circumstances or conditions which could reasonably be expected to result in any material environmental claims, liability, or obligations of the Company or any Subsidiary or any material restrictions on the use or transfer of any property of the Company or any Subsidiary of it pursuant to any Environmental Law.

(d) There are no liens against any of the properties currently leased or operated by the Company or any Subsidiary of it arising under any Environmental Law.

(e) There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary.

(f) The Company has provided to Buyer and its agents, representatives and employees all records in the Company and its Subsidiary’s possession relating specifically to the environmental condition of any Business Facility.

(g) For purposes of this Agreement, “Environmental Law” means any law, regulation, statute, code, order, decree, permit, authorization, opinion, common law or agency requirement of any jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health, reproduction and safety, or natural resources, (ii) the handling, use, storage, treatment, manufacture, transportation, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(h) For purposes of this Agreement, “Hazardous Substance” means any substance that is: (A) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste”, “hazardous material”, “toxic”, or carcinogenic pursuant to any Environmental Law; (B) any petroleum product, by-product or derivative, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials, urea formaldehyde, PCB’s, microbial matter, mold, ozone depleting substances, or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(i) For purposes of this Agreement, “Business Facility” means any real property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated occupied, controlled or leased by the Company or any Subsidiary in connection with the operation of its business.

3.13 Employee Benefit Plans .

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates or to which the Company, any Subsidiary, or any ERISA Affiliate has or may have an obligation to contribute (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) ”Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement, policy, program or arrangement involving direct or indirect compensation, including, but not limited to, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee, director, officer or consultant of the Company or any Subsidiary of it or an ERISA Affiliate; (ii) ”ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) ”ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

(b) With respect to each Company Employee Plan, the Company has provided to the Buyer, a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) each trust agreement, service provider contract, group annuity contract and summary plan description, if any, relating to such Company Employee Plan and any amendments or modifications thereof, (iv) the most recent financial statements and, if applicable, actuarial valuation for each Company Employee Plan that is funded, (v) all personnel, payroll and employment manuals and policies, (vi) all employee handbooks and (vii) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code.

(c) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(d) Except as set forth on Section 3.13(d) of the Company Disclosure Schedule, (i) the Company has performed in all material respects all obligations required to be performed by it under, is not in material default or violation of, and has no knowledge of any default or violation by any other party to, each Company Employee Plan, (ii) each Company Employee Plan has been maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA and the Code; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA has occurred with respect to any Company Employee Plan; (iv) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the Buyer, the Company or any of its ERISA Affiliates (other than ordinary administration expenses); (v) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan; (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened, by the IRS or DOL with respect to any Company Employee Plan; and (vii) all of the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

(e) Except as listed on Section 3.13(e) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of it is a party to any oral or written (i) agreement with any stockholder, director, executive officer or other employee of the Company or any Subsidiary of the Company, (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of it of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or employee; (ii) agreement, plan or arrangement under which any person may receive payments that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code, without regard to Section 280G(b)(4), by the occurrence of any of the transactions contemplated by this Agreement or any subsequent event; or (iii) agreement, plan or arrangement binding the Company or any Subsidiary of it, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, either alone, or in conjunction with subsequent events or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(f) During the six (6) years immediately preceding the Effective Time, neither the Company nor any ERISA Affiliate maintained, sponsored, participated in, or was obligated to contribute to, (i) any “employee pension benefit plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” as defined in ERISA Section 3(37) or (iii) any plan described in Section 413 of the Code. Except as disclosed on Section 3.13(e) of the Company Disclosure Schedule, no Company Employee Plan creates any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and except as disclosed on Section 3.13(f) of the Company Disclosure Schedule, the Company has never represented, promised or contracted (whether in oral or written form) to any employee of the Company or any Subsidiary or to any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute. No Company Employee Plan provides benefits to any employee of the Company or any Subsidiary residing outside of the United States. The Company does not know of any activities or proceedings of any labor union to organize any Employees, and the Company is not currently and never has been obligated under a collective bargaining agreement.

(g) Executive Loans. Neither Company nor any ERISA Affiliate has violated Section 402 of Sarbanes-Oxley Act of 2002 and the execution of this Agreement and the consummation of the transactions contemplated hereby will not, to the knowledge of Company, cause such a violation.

3.14 Compliance With Laws. The Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.

3.15 Assets. The Company or one of its Subsidiaries owns or leases all material tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted subject to the Permitted Liens. All of such tangible assets which are owned, are owned free and clear of all Liens except for (i) Liens which are disclosed in the Company SEC Reports filed prior to the date of this Agreement and (ii) other Liens that, individually and in the aggregate, do not interfere with the ability of the Company or its Subsidiaries to conduct their business as currently conducted and as presently proposed to be conducted or materially and adversely affect the value or marketability of such assets (collectively, “Permitted Liens”).

3.16 Customers. As of the date of this Agreement, no customer of the Company or any Subsidiary of it that represented 5% or more of the Company’s consolidated revenues in the fiscal year ended December 31, 2003 has indicated to the Company or any Subsidiary of the Company that it will stop, or materially decrease the rate of, buying materials, products or services from the Company or any Subsidiary of the Company.

3.17 Opinion of Financial Advisor. Thomas Weisel Partners LLC (the “Company Financial Advisor”), has delivered to the Company Board (or any special committee thereof) a written opinion dated the date of this Agreement to the effect, as of such date, that the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, a copy of which has been provided to the Buyer.

3.18 Brokers; Schedule of Fees and Expenses. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any Subsidiary of it, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except the Company Financial Advisor, whose fees and expense shall be paid by the Company. The Company has provided to the Buyer a complete and accurate copy of all agreements pursuant to which the Company Financial Advisor is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE

BUYER AND THE TRANSITORY SUBSIDIARY

The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as expressly set forth herein.

4.1 Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as presently proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary (including the approval of the Merger by the Buyer in its capacity as the sole stockholder of the Transitory Subsidiary). This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable in accordance with its terms.

(b) The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clause (i), (ii) and (iii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the Secretaries of State of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filings of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws.

4.3 Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.4 Financing of the Buyer. The Buyer has and at the Effective Time will have available all of the funds necessary for the payment of the Merger Consideration.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as consented to in writing by the Buyer, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted; pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations); comply with all applicable laws, rules and regulations and use reasonable efforts, consistent with past practices, to maintain and preserve its and each Subsidiary’s business organization, assets and properties; use reasonable efforts, consistent with past practices, to keep available the services of its present officers and employees; use reasonable efforts, consistent with past practices, to preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any Subsidiary of it to, directly or indirectly, do any of the following without the prior written consent of the Buyer:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their terms as in effect on the date hereof);

(c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets outside of the Ordinary Course of Business or that are material to the Company and its Subsidiaries, taken as a whole;

(e) except for sales in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any Subsidiary of it;

(f) sell, dispose of or otherwise transfer any assets material to the Company and its Subsidiaries, taken as a whole, (including any accounts, leases, contracts or intellectual property or any assets or the stock of any Subsidiary of it) either through a single transaction or a series of transactions;

(g) adopt or implement any stockholder rights plan;

(h) except for a confidentiality agreement as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all, substantially all or a portion of the assets or securities of the Company and its Subsidiaries, taken as a whole;

(i) (i) incur or suffer to exist any indebtedness for borrowed money (other than (x) such indebtedness which existed as of December 31, 2003, as reflected on the Company Balance Sheet, and (y) additional indebtedness in the Ordinary Course of Business in the aggregate amount of less than $100,000) or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of it, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(j) make any capital expenditures with respect to property, plant or equipment in excess of $100,000 in the aggregate for the Company and its Subsidiaries, taken as a whole;

(k) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required under GAAP, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(l) (i) pay, discharge, settle or satisfy any litigation or material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected in or reserved for in the most recent consolidated financial statements (or the notes thereto) of the Company included in the most recent Company SEC Report filed prior to the date of this Agreement (to the extent so reflected in or reserved for) or (ii) waive any material benefits of, modify in any adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreements to which the Company or any Subsidiary of it is a party;

(m) modify, amend or terminate the Sublease Agreement, by and between the Company and ePresence, Inc., dated January 1, 2004, or other than in the Ordinary Course of Business, modify, amend or terminate any material contract or agreement to which the Company or any Subsidiary of it is a party, or waive, release or assign any material rights or claims (including write-offs or other compromises of accounts receivable of the Company or any Subsidiary of it which are material either singularly or in the aggregate);

(n) other than in the Ordinary Course of Business (i) enter into any material contract or agreement or (ii) license any material intellectual property rights to or from any third party;

(o) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase the compensation or fringe benefits of or, except as set forth on Section 5.1(o) of the Company Disclosure Schedule, pay any bonus to any director, officer, employee or consultant, (whether in cash, stock, or otherwise), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options, restricted stock awards or equity-based compensation awards, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (v) grant any stock-based awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, other stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, (vi) amend the terms or change the period of exercisability of any of its securities or the securities of its Subsidiaries, including any shares of Company Common Stock or any option, warrant or right to acquire any such shares, (vii) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan or (viii) extend any offer of employment to or hire any person;

(p) make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax return;

(q) commence any offering of shares of Company Common Stock pursuant to the Company’s Employee Stock Purchase Plan;

(r) open or close any facility or office;

(s) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

(t) fail to pay accounts payable and other obligations on a timely basis or in the Ordinary Course of Business; or

(u) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, the Company shall not, nor shall it authorize or permit any Subsidiary of it or any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to directly or indirectly:

(i) solicit, initiate, encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below in Section 6.1(f)), including without limitation amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to any Acquisition Proposal.

Notwithstanding the foregoing and subsection (e) below, prior to the adoption of this Agreement at the Company Stockholders’ Meeting (the “Specified Time”), the Company may, to the extent required by the fiduciary obligations of the Company Board or any special committee thereof, as determined in good faith by the Company Board or any such special committee, after consultation with its outside counsel, in response to a bona fide, unsolicited Acquisition Proposal made or received after the date of this Agreement (including, without limitation, an Acquisition Proposal received from a person with whom the Company had discussions or to whom the Company furnished information prior to the date hereof) that the Company Board or any special committee determines in good faith after consultation with its outside counsel and its financial advisor is reasonably likely to lead to a Superior Proposal (as defined below in Section 6.1(f)), in each case that did not follow a breach by the Company of this Section 6.1, and subject to compliance with Section 6.1(c), (x) furnish information with respect to the Company to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement with terms no less favorable to the Company than the Confidentiality Agreement (as defined in Section 9.3) and (y) participate in discussions or negotiations with such person and its Representatives regarding any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) by any Representative of the Company or any Subsidiary of it, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.1(a) by the Company.

(b) No Change in Recommendation or Alternative Acquisition Agreement. Neither the Company Board nor any committee thereof shall:

(i) except as set forth in this Section 6.1, withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Buyer or the Transitory Subsidiary, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger;

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

(iii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing, the Company Board or any special committee thereof may, in response to a Superior Proposal that did not follow a breach by the Company of this Section 6.1, to the extent the Company Board or any special committee thereof, respectively, determines in good faith, after consultation with its outside counsel, that its fiduciary obligations require it to do so, (A) take any of the actions referred to in clauses (i) or (iii) of the first sentence of this Section 6.1(b) and (B) terminate this Agreement pursuant to Section 8.1(f).

(c) Notices to the Buyer; Additional Negotiations. The Company shall immediately notify the Buyer orally, with written confirmation to follow promptly (and in any event within one business day), of any Acquisition Proposal or any request for nonpublic information in connection with, or that could reasonably be expected to lead to, any Acquisition Proposal and of any material modifications to any Acquisition Proposal, such notice to include all written materials delivered to the Company by the person making such inquiry or Acquisition Proposal and in any case the identity of such person and a description of the terms of such Acquisition Proposal.

(d) Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.4 shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board or any special committee thereof, based on the opinion of outside counsel, that such disclosure is required by its obligations under applicable law; provided, however, that, except as set forth in Section 6.1(b), in no event shall the Company Board or any special committee thereof (i) withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger, or (ii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

(e) Cessation of Ongoing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

(f) The Company shall provide the Buyer with at least twenty four (24) hours prior notice (or such lesser prior notice as provided to the members of the Company’s Board of Directors) of any meeting of the Company’s Board of Directors at which the Company’s Board of Directors is reasonably expected to consider an Acquisition Proposal.

(g) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company or any material Subsidiary of it, (ii) any proposal for the issuance by the Company or any Subsidiary of it of over 15% of its equity securities or (iii) any proposal or offer to exclusively license or acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire more than 85% of the equity securities or more than 85% of the assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which the Company Board or any special committee thereof determines in its good faith judgment to be more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement), (ii) that in the good faith judgment of the Company Board or any special committee thereof is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal and (iii) for which any required financing is committed (or, in the case of Section 6.1(a) only, with respect to which the Company Board in good faith concludes, after consultation with its financial advisors, that any required financing is reasonably likely to be available).

6.2 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement (the “Proxy Statement”) to be sent to the stockholders of the Company in connection with the meeting of the Company’s stockholders to be called pursuant to Section 6.4 hereof to consider the Company Voting Proposal (the “Company Stockholders’ Meeting”). The Company shall endeavor to promptly respond to any comments of the SEC. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of the Company at the earliest practicable time. Each of the Buyer and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any filing pursuant to Section 6.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Merger or any filing pursuant to Section 6.2(b). Each of the Buyer and the Company shall use its reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, or any filing pursuant to Section 6.2(b), the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement. The Company will include in the Proxy Statement the Board Recommendation and the opinion of the Company Financial Advisor described in Section 3.17.

(b) The information to be supplied by or on behalf of the Company for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, or at the time of the Company Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made in the Proxy Statement, in light of the circumstances under which they were made, not misleading. If at any time prior to the Company Stockholders’ Meeting any fact or event relating to the Company or any Subsidiary of it which is required to be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall promptly inform the Buyer of such fact or event. Any information to be supplied by or on behalf of the Buyer and its Affiliates for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, or at the time of the Company Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made in the Proxy Statement, in light of the circumstances under which they were made, not misleading. If at any time prior to the Company Stockholders’ Meeting any fact or event relating to the Buyer or any of its Affiliates which is required to be set forth in a supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall promptly inform the Company of such fact or event.

(c) The Buyer and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder. The Company shall take all action necessary to exempt (or continue the exemption of) the Merger and the transactions contemplated by the Merger Agreement from any state takeover law or similar law (including Section 203 of the DGCL) now or hereafter in effect that might otherwise apply to the Merger and the transactions contemplated by the Merger Agreement.

6.3 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request, including without limitation information with respect to any actions that must be taken by the Company within one hundred twenty (120) days of the Closing Date for the purposes of obtaining, maintaining, perfecting or renewing any Company Intellectual Property. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

6.4 Company Stockholders’ Meeting.

(a) The Company, acting through the Company Board or any special committee thereof, shall take all actions in accordance with applicable law, its Certificate of Incorporation and Bylaws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within 45 days after the mailing of the Proxy Statement, the Company Stockholders’ Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1(b), (i) the Company Board or any special committee thereof shall recommend approval and adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement, and (ii) neither the Company Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. Subject to Section 6.1(b), the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq Stock Market or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting.

(b) Unless this Agreement has been terminated pursuant to Article VIII hereof, the Company shall (A)(i) call, (ii) give notice of, (iii) convene and (iv) hold the Company Stockholders’ Meeting in accordance with this Section 6.4 and (B) submit the Company Voting Proposal to its stockholders for the purpose of acting upon such proposal whether or not (i) the Company Board at any time subsequent to the date hereof determines, in the manner permitted by Section 6.1(b), that the Company Voting Proposal is no longer advisable or recommends that the stockholders of the Company reject such proposal, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Company. The Company shall ensure that all proxies solicited by the

Company in connection with the Company Stockholders’ Meeting are solicited, in compliance with the DGCL, its Certificate of Incorporation and Bylaws, the rules of the Nasdaq Stock Market and all other applicable legal requirements.

6.5 Legal Conditions to the Merger.

(a) Subject to the terms hereof, the Company and the Buyer shall each use reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party all consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (C) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.5(a) shall modify or affect their respective rights and responsibilities under Section 6.5(b).

(b) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable efforts to obtain any third party consents required in connection with the Merger.

6.6 Public Disclosure. The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer. The Buyer and the Company shall not issue any other press release or any public statement with respect to the Merger or this Agreement without the consent of the other party, except to the extent required by law or stock market regulation (in which case the parties will consult to the extent practicable regarding such press release or public statement).

6.7 Options and Stock Plans.

(a) Stock Options. As of the Effective Time each holder of a Company Stock Option that is vested and exercisable as of the Effective Time (after giving effect to any acceleration of vesting or exercisability as a result of the transactions contemplated hereby contained in existing Company Stock Options and Company Stock Plans) shall, for each share covered by such Company Stock Option, be entitled to receive a cash amount equal to the Merger Consideration less the applicable per share exercise price of such Company Stock Option and any withholding taxes required by applicable law, which payment shall be deemed to be payment in full for the cancellation of such Company Stock Option pursuant to the Company Stock Plans. As of the Effective Time each outstanding Company Stock Option under any Company Stock Plan, whether or not vested, shall terminate. Company shall take all necessary actions to ensure that all outstanding Company Stock Options are terminated as of the Effective Time, including without limitation, providing each holder of a Company Stock Option with written or electronic notice that such option shall expire as of the Effective Time so that: (i) all Company Stock Options maintained or in effect shall terminate as of the Effective Time, (ii) any Company Employee Plans providing for the issuance, transfers, or grants of any Company Common Stock or any interest in respect of any Company Common Stock shall be terminated or amended to provide that no further issuances, transfers or grants of any Company Common Stock shall be permitted from and after the Effective Time under such Company Employee Plans except as set forth in Section 6.7(b) below, and (iii) from and after the Effective Time, no holder of a Company Stock Option or any participant in any Company Stock Plan shall have any right thereunder to acquire any Company Common Stock or otherwise to receive anything of value from Company or Buyer with respect to such holder’s Company Stock Option except as provided in this Agreement.

(b) Up to ten (10) days prior to the Effective Time, Buyer may, in its sole discretion, decide to assume any or all of the Company Stock Plans with such assumption to be effective as of the Effective Time. Upon receipt of written notice from Buyer confirming its intent to assume any or all of the Company Stock Plans, the Company shall take such reasonable actions prior to the Effective Time as are reasonably necessary to effect the provisions of this Section 6.7(b), including taking such actions as may be required to confirm that the Buyer Board of Directors (or its committee) shall, effective as of the Effective Time, become the administrator of the assumed Company Stock Plans and shall have any and all amendment authority with respect thereto. The Company shall terminate all non-assumed Company Stock Plans effective at the Effective Time. The Company shall terminate its 1999 Employee Stock Purchase Plan in accordance with its terms as of or prior to the Effective Time pursuant to Section 16(c) of such plan. For the avoidance of doubt, any assumption by the Buyer of the Company Stock Plans shall not adversely affect the rights of the holders of options under such plans set forth in Section 6.7(a).

6.8 Indemnification.

(a) From and after the Effective Time, the Buyer shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company’s obligations to indemnify and hold harmless (including the obligation to advance expenses) each present and former director and officer of the Company (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in all such cases, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement pursuant to the Company’s Certificate of Incorporations, Bylaws or indemnification agreements set forth in the Company Disclosure Schedule.

(b) For a period of six (6) years after the Effective Time, the Buyer shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors’ and officers’ liability insurance policy covering those persons who are covered as of the date of this Agreement by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been heretofore delivered to the Buyer) (the “Existing Policy”) with coverage in amount and scope at least as favorable to such persons as the Company’s existing coverage, by either purchasing a new insurance policy or exercising the option in the Existing Policy to extend such coverage for an additional six years. The Company shall cooperate with Buyer in arranging for such a policy to be put into place, including by executing a broker representation letter in favor of Buyer’s insurance broker as promptly as reasonably practicable following the date hereof. If the Buyer has not obtained a new insurance policy providing such coverage prior to the Closing Date, the Company may exercise the option in the Existing Policy to extend coverage for six years following the Closing Date and make the payment required by the Existing Policy therefor.

(c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other entity and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any entity, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation or, at the Buyer’s option, the Buyer, assume the obligations set forth in this Section 6.8.

(d) The provisions of this Section 6.8 shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.9 Notification of Certain Matters. The Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.9 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.10 Exemption from Liability Under Section 16(b). The Company Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the disposition by the officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act of Company Common Stock and of options to purchase Company Common Stock, in each case pursuant to the transactions contemplated hereby is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

6.11 Employee Benefit Matters.

(a) The Buyer agrees that, during the period commencing on the Effective Time and ending on the first anniversary thereof, to the extent permitted by law, it will provide or cause the Surviving Corporation to provide employees of the Company who become employees of the Surviving Corporation as of the Effective Time (“Covered Employees”) with employee benefit plans, programs and arrangements (including severance plans, programs and arrangements) which in the aggregate are substantially comparable to those currently provided by the Buyer to similarly situated employees of Buyer. For purposes of employee benefit plans, programs and arrangements provided to Covered Employees maintained or contributed to by the Buyer or any of its Subsidiaries, the Buyer shall, and shall cause its Subsidiaries to, treat service of each Covered Employee with the Company and its Subsidiaries (to the same extent such service is recognized under analogous plans, programs and arrangements of the Company and its Subsidiaries) as service rendered to the Buyer and its Subsidiaries, solely for the purpose of eligibility to participate and vesting thereunder. To the extent permitted by the terms of the Buyer’s 401(k) plan, the Buyer shall use reasonable efforts to allow Covered Employees who are eligible under the terms of the Buyer’s 401(k) plan and who have account balances in the Company 401(k) Plan to roll over such account balances to the Buyer’s 401(k) plan.

(b) The Buyer will honor, and cause the Surviving Corporation to honor, pursuant to their terms, all employee severance plans and employment, change of control or severance agreements of the Company or its Subsidiaries that are specifically identified in Section 6.11(b) of the Company Disclosure Schedule.

(c) Effective no later than the day immediately preceding the Effective Time, the Company and its ERISA Affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements (written or unwritten) and any plans intended to include a Code Section 401(k) arrangement (unless Buyer provides written notice to the Company that such 401(k) plans shall not be terminated) (collectively, “Company 401(k) Plans”). Unless Buyer provides such written notice to the Company, the Company shall provide Buyer with evidence that such Company 401(k) Plans have been terminated (effective no later than the day immediately preceding the Effective Time) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Buyer. The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plans as Buyer may reasonably require.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Voting Proposal shall have been approved and adopted at the Company Stockholders’ Meeting, at which a quorum is present, by the affirmative vote of a majority of the shares of Company Common Stock entitled to vote thereon.

(b) Majority Stockholder Approval. The stockholders of the Majority Stockholder shall have approved the disposition by the Majority Stockholder of the shares of Company Common Stock owned by the Majority Stockholder in the Merger in accordance with Chapter 156B of the Massachusetts General Laws (the “Majority Stockholder Approval”).

(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement (including expiration or termination of the applicable waiting period under the HSR Act) shall have been filed, been obtained or occurred, as applicable.

(d) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary in their sole discretion:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in each case (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (ii) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect), and Buyer shall have received a certificate to that effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date, and Buyer shall have received a certificate to that effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company.

(c) Certain Events. From and after the date of this Agreement, there shall not have occurred any change, event, circumstance, development or effect that, individually or in the aggregate, has had a Company Material Adverse Effect, and Buyer shall have received a certificate to that effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company.

(d) No Governmental Litigation. There shall not be pending any claim, suit, action or proceeding brought or threatened by any Governmental Entity, (i) challenging or seeking to restrain or prohibit the consummation of the Merger; (ii) seeking to prohibit or limit in any material respect, or place any material conditions on, the ownership or operation by the Company, the Buyer or any of their respective affiliates of any material portion of the business or assets or any material products of the Company and its Subsidiaries, taken as a whole, or the Buyer and its Subsidiaries, taken as a whole, or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate any material portion of the business or assets or any material products of the Company and its Subsidiaries, taken as a whole, or the Buyer and its Subsidiaries, taken as a whole; or (iii) seeking to (x) prohibit the Buyer or any of its affiliates from effectively controlling in any material respect the business or operations of the Company and its Subsidiaries, taken as a whole or (y) prevent the Company and its Subsidiaries, taken as a whole, from operating their business in substantially the same manner as operated by the Company and its Subsidiaries prior to the date of this Agreement.

(e) Legal Restraint. No legal restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iii) of paragraph (d) of this Section 7.2 shall be in effect.

(f) Consents. The Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that the Company shall have obtained (x) the third party consents set forth on Section 7.2(f)(i) of the Company Disclosure Schedule and (y) any other third party consents relating to contracts and agreements (written or oral) to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound, in the case of clause (y) only the failure of which to be obtained individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect; provided that the failure to obtain the consent set forth in Section 7.2(f)(ii) of the Company Disclosure Schedule shall not of itself be deemed to constitute a Company Material Adverse Effect.

(g) Dissenters’ Shares. Stockholders holding no more than ten (10) percent of the outstanding Company Common Stock shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable law with respect to their Company Common Stock by virtue of the Merger.

(h) Cash at Closing. The Company and its Subsidiaries shall have cash, cash equivalents and marketable securities (as determined in accordance with GAAP) of at least $54.5 million in the aggregate (the “Minimum Cash Amount”) immediately prior to the Effective Time, and documentary evidence thereof reasonably satisfactory to Buyer shall have been provided to Buyer; provided that if the Company exercises the option set forth in the Existing Policy to extend coverage of such Existing Policy in accordance with the terms set forth in Section 6.8(b), then the Minimum Cash Amount shall be reduced by the amount that the Company has paid prior to the Effective Time to extend such coverage, to the extent payment of such amount is required by the Existing Policy for such extension of coverage.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company in its sole discretion:

(a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement and in any certificate or other writing delivered by the Buyer or the Transitory Subsidiary pursuant hereto shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in each case (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Buyer Material Adverse Effect), and the Company shall have received a certificate to that effect signed by an officer of Buyer.

(b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date, and the Company shall have received a certificate to that effect signed by an officer of Buyer.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party) whether before or after adoption of this Agreement by the stockholders of the Company or the sole stockholder of the Transitory Subsidiary:

(a) by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by the five-month anniversary of the date hereof (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d) by either the Buyer or the Company if at the Company Stockholders’ Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Company Voting Proposal is taken, the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if its failure to fulfill any material obligation under this Agreement has been a principal cause of or has principally resulted in the failure to obtain the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal); or

(e) by the Buyer, if: (i) a majority of the members of the Company Board (or any special committee thereof) shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Company Voting Proposal in any manner adverse to Buyer; (ii) the Company Board (or any special committee thereof) shall have approved or recommended to the stockholders of the Company an Acquisition Proposal; (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board (or any special committee thereof) recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer; (iv) the Company shall have materially breached its obligations under Section 6.1 or Section 6.4; or (v) the Company shall have, in violation of this Agreement, willfully failed to hold the Company Stockholders’ Meeting and submit the Company Voting Proposal to the Company’s stockholders by the date which is one business day prior to the Outside Date; or

(f) by the Company in order to enter a definitive acquisition agreement providing for a Superior Proposal immediately after the termination of this Agreement, if the Company Board (or any special committee thereof) in response to such Superior Proposal that did not follow a breach of Section 6.1 determines in good faith after consultation with its outside counsel, that its fiduciary obligations require it to terminate this Agreement; provided, that (i) the Company has, at least three business days prior to such termination, notified the Buyer in writing that it has received a Superior Proposal and intends to enter into a definitive acquisition agreement providing for the consummation of such Superior Proposal (such notice to include a copy of such definitive acquisition agreement) and (ii) the Buyer shall not have made, within three business days of receipt of such notice, a binding written offer that causes the Company Board (or any special committee thereof) to no longer be able to determine in good faith, after consultation with its financial advisor and its legal counsel, that such Superior Proposal remains a Superior Proposal; or

(g) by the Buyer, if there has been an inaccuracy in, a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement,

which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within 10 business days following receipt by the Company of written notice of such breach or failure to perform from the Buyer, provided that such time period shall be extended to 20 business days if the Company has made good faith diligent efforts to cure such breach or failure to perform within such 10 business day period;

(h) by the Company, if there has been an inaccuracy in, a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 10 business days following receipt by the Buyer of written notice of such breach or failure to perform from the Company, provided that such time period shall be extended to 20 business days if the Buyer has made good faith diligent efforts to cure such breach or failure to perform within such 10 business day period; or

(i) by either the Buyer or the Company if at a meeting of the stockholders of the Majority Stockholder (including any adjournment or postponement thereof permitted by the Majority Stockholder Voting Agreement) (the “Majority Stockholder Meeting”) at which a vote on the disposition by the Majority Stockholder of Company Common Stock in the Merger is taken, the Majority Stockholder Approval shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(i) shall not be available to the Company if its or the Majority Stockholder’s failure to fulfill any material obligation under this Agreement or the Majority Stockholder Voting Agreement has been a principal cause of or has principally resulted in the failure to obtain the Majority Stockholder Approval).

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes, without limitation, the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of Sections 6.6 and 8.3 and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b) The Company shall reimburse the Buyer for up to $500,000 of expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of the Buyer’s counsels, accountants and financial advisors, including any topping fee and/or fairness opinion fee, if any) (the “Reimbursable Expenses”), in the event of the termination of this Agreement pursuant to Sections 8.1(d), 8.1(e), 8.1(f), 8.1(g) or 8.1(i) (in the case of 8.1(i), except to the extent that the Majority Stockholder’s failure to fulfill any material obligation under the Majority Stockholder Voting Agreement has been a principal cause of or has principally resulted in the failure to obtain the Majority Stockholder Approval). The expenses payable pursuant to this Section 8.3(b) shall be paid by wire transfer of same-day funds within one business day after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(b). Notwithstanding the foregoing, if the Majority Stockholder is required to reimburse Buyer for its expenses pursuant to Section 12(b) of the Majority Stockholder Voting Agreement because the Majority Stockholder Approval is not obtained and no third party shall have made an Acquisition Proposal prior to the time of the Majority Stockholder Meeting, then the Company shall only be required to reimburse Buyer for its Reimbursable Expenses in excess of $500,000, provided that in no event shall the Company be required to (x) reimburse Buyer for any expenses for which Buyer was reimbursed by the Majority Stockholder or (y) pay to Buyer an amount in excess of $500,000 pursuant to this Section 8.3(b).

(c) The Company shall pay the Buyer a termination fee of $3 million in the event of any of the following: (A) a termination of this Agreement by the Buyer pursuant to Section 8.1(e) (with respect to Section 8.1(e)(iv), only in the event of a willful breach); (B) a termination of this Agreement by the Company pursuant to Section 8.1(f); or (C) termination of this Agreement pursuant to Section 8.1(d), Section 8.1(g) or Section 8.1(i) (in the case of 8.1(i), except to the extent that the Majority Stockholder’s failure to fulfill any material obligation under the Majority Stockholder Voting Agreement has been a principal cause of or has principally resulted in the failure to obtain the Majority Stockholder Approval) if, in the case of this clause (C), (x) prior to such termination a third party shall have made (and, in the case of a termination pursuant to Section 8.1(d), publicly announced) an Acquisition Proposal and (y) within twelve (12) months following the termination of this Agreement, an Acquisition Proposal is consummated or the Company enters into an agreement or binding letter of intent providing for an Acquisition Proposal (which Acquisition Proposal is subsequently consummated) (provided that for purposes of this clause (C), references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “40%”). Any fee due under this Section 8.3(c) shall be paid by wire transfer of same-day funds (x) within one business day after the date of any termination of this Agreement by the Buyer and (y) upon and as a condition to the effectiveness of, and termination of this Agreement by the Company as described in clause (B) above and (z) upon, and as a condition to the consummation of an Acquisition Proposal described in clause (C) above.

(d) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If one party fails to promptly pay to the other any expense reimbursement or fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the rate of interest quoted as the “Prime Rate” in the Money Rates Section of the Wall Street Journal plus three (3) percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement.

8.4 Amendment. This Agreement or any provision hereof may be amended by the parties hereto, by action taken or authorized by the Boards of Directors of the Buyer and the Company (or, in the case of the Company, any special committee thereof) at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the Transitory Subsidiary, provided, however, that, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by the Boards of Directors of the Buyer and the Company (or, in the case of the Company, any special committee thereof), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company, the Buyer and the Transitory Subsidiary contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below, or (iii) on the day of delivery if delivered personally or sent via telecopy (receipt confirmed):

(a)	if to the Buyer or the Transitory Subsidiary, to

InfoSpace, Inc.

601 108th Avenue NE

Suite 1200

Bellevue, Washington 98004

Attention: General Counsel

Facsimile: (415) 201-6167

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attention: Jeffrey D. Saper, Esq.

Telecopy No.: (650) 493-6811

and:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

One Market

Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Steve L. Camahort, Esq.

Telecopy No.: (415) 947-2099

(b)	if to the Company, to

Switchboard Incorporated

120 Flanders Road

Westboro, MA 01581

Attention: Dean Polnerow

Telecopy No.: (508) 898-8222

with a copy to:

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, MA 02110

Attention: Steven M. Peck, Esq.

Telecopy No.: (617) 772-8333

Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided, however, that the Non-Disclosure Agreement by and between the Company and the Buyer, dated as of March 31, 2003 (the “Confidentiality Agreement”), shall remain in full force and effect in accordance with its terms.

9.4 No Third Party Beneficiaries. Except as provided in Section 6.8, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware and the Federal courts of the United States located in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11 WAIVER OF JURY TRIAL. EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[the next page is the signature page]

IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

INFOSPACE, INC.

By:	/s/ JAMES F. VOELKER

Name: James F. Voelker
Title: Chairman and CEO

BIG BOOK ACQUISITION CORP.

By:	/s/ JAMES F. VOELKER

Name: James F. Voelker
Title: Chairman and CEO

SWITCHBOARD INCORPORATED

By:	/s/ DEAN POLNEROW

Name: Dean Polnerow
Title: President and CEO

Appendix C

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

OF

EPRESENCE, INC.

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to accomplish the dissolution and complete liquidation of ePresence, Inc., a Massachusetts corporation (the “Company”), in accordance with the Massachusetts General Laws, as from time to time in effect (the “MGL”), and Section 331 of the Internal Revenue Code of 1986, as amended (the “Code”), as indicated below. As specified herein, certain provisions of this Plan shall be applicable if and to the extent the provisions of Chapter 156B of the MGL are in effect with respect to the Plan, and other provisions of this Plan shall be applicable if and to the extent the provisions of Chapter 156D of the MGL are in effect with respect to the Plan.

1.    The Board of Directors of the Company (the “Board of Directors”) has adopted this Plan and called a special meeting (including any adjournment thereof, the “Meeting”) of the Company’s stockholders (the “Stockholders”) to take action on the Plan. If Stockholders holding at least two-thirds of the Company’s outstanding common stock, par value $.01 per share (the “Common Stock”), vote at the Meeting for the authorization and approval of this Plan and the dissolution of the Corporation, the Plan shall constitute the adopted Plan of the Company as of the date of the Meeting or such later date on which the Stockholders may approve the Plan if the Meeting is adjourned to a later date (the “Adoption Date”).

2.    After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business and affairs, and distribute its assets in accordance with this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

3.    From and after the Adoption Date, the Company shall complete the following corporate actions:

(a) The Company shall determine whether and when to (i) transfer the Company’s property and assets (other than cash, cash equivalents and accounts receivable) to a liquidating trust (established pursuant to Section 6 hereof), or (ii) collect, sell, exchange or otherwise dispose of all of its property and assets in one or more transactions upon such terms and conditions as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of the Company and the Stockholders. In connection with such collection, sale, exchange and other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company.

(b) The Company shall, as determined by the Board of Directors, (i) pay or make reasonable provision to pay all claims and obligations of the Company, including all contingent, conditional or unmatured contractual claims known to the Company, (ii) make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company that is the subject of a pending action, suit or proceeding to which the Company is a party and (iii) make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within ten years after the date of dissolution.

(c) The Company shall distribute pro rata to the Stockholders all available cash, including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making provision for claims pursuant to Section 3(b) above. Such distribution may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board of Directors or the Trustees (as defined in Section 6 hereof), in their absolute discretion, may determine. The Company shall, as determined by the Board of Directors or the Trustees, in their absolute discretion, establish and set aside an amount of cash or property (the “Contingency Reserve”) to satisfy actual or potential claims against or obligations of the Company as provided in the Plan.

4.    The distributions to the Stockholders pursuant to Sections 3 and 6 hereof shall be in complete cancellation of all of the outstanding Common Stock. As a condition to receipt of any distribution to the Stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees (“Satisfactory Evidence and Indemnity”). As a condition to receipt of any final distribution to the Stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for cancellation or (ii) furnish the Company with Satisfactory Evidence and Indemnity. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the date of dissolution of the Company, and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

5.    If any distribution to a Stockholder cannot be made, whether because the Stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such Stockholder is entitled (unless transferred to the Trust established pursuant to Section 6 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such Stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

6.    If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the Stockholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of the Stockholders (the “Trustees”), under a liquidating trust (the “Trust”), any assets of the Company that are (i) not reasonably susceptible to distribution to the Stockholders, including without limitation non-cash assets and assets held on behalf of the Stockholders (a) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as hereinabove required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the federal securities laws and regulations promulgated thereunder, or (ii) held as the Contingency Reserve. The Board of Directors is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the Stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the Stockholders for the purposes of Section 3 of this Plan. Any such conveyance to the Trustees shall be in trust for the Stockholders of the Company. The Company, subject to this Section 6 and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by two-thirds of the outstanding Common Stock shall constitute the approval of the Stockholders of any such appointment, any such liquidating trust agreement and any transfer of assets by the Company to the Trust as their act and as a part hereof as if herein written.

7.    (a)  If the Board of Directors determines to follow the procedures described in Section 103 of Chapter 156B of the MGL, then the additional steps set forth below, to the extent necessary or appropriate, and any other steps determined by the Board of Directors in its absolute discretion to be necessary or appropriate, shall be taken:

(i) The giving of notice of the dissolution to the Secretary of State of the Commonwealth of Massachusetts, the commissioner of corporations and taxation of the Commonwealth of Massachusetts and to all known creditors and by publication once a week for three successive weeks in a newspaper of general circulation published in the city or town in which the principal office of the Company is located, or in the county if no such newspaper is published in said city or town;

(ii) The petitioning of the Commonwealth of Massachusetts supreme judicial or superior court for leave to distribute the whole or part of the Company’s assets to its stockholders entitled thereto;

(iii) The taking of such action as may be determined by such court to be required or determined by the Board of Directors in its absolute discretion to be necessary or appropriate (including without limitation the satisfaction of known, matured, uncontested claims, the posting of security and the payment or making of adequate provision for payment of any other claims) in order for such court to enter a decree permitting such distribution.

Notwithstanding the foregoing, the Company shall not be required to follow the procedures described in Section 103 of Chapter 156B of the MGL, and the adoption of the Plan by the Company’s Stockholders shall constitute full and complete authority for the Board of Directors and the officers of the Company, without further stockholder action, to proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the MGL, including, without limitation, Section 103 of Chapter 156B thereof, to the extent such provision is then in effect with respect to this Plan.

       (b)  If the Board of Directors determines to follow the procedures described in Sections 14.06, 14.07 and 14.08 of Chapter 156D of the MGL, then the additional steps set forth below, to the extent necessary or appropriate, and any other steps determined by the Board of Directors in its absolute discretion to be necessary or appropriate, shall be taken:

(i) Pursuant to Section 14.06 of Chapter 156D of the MGL, the giving of written notice of the dissolution of the Company to all known claimants whose claim the Company disputes in whole or in part, such notice to (A) state the amount of the claim that is disputed, (B) state that the assets out of which the claim may be satisfied shall be limited as provided in subsection (c) of Section 14.06 of Chapter 156D of the MGL unless a statement of the claim is received within the deadline specified in such notice by which the Company shall receive the statement of the claim, (C) describe the information that shall be included in the statement of the claim, (D) include the mailing address to which the statement shall be sent and (E) include a copy of Section 14.06 of Chapter 156D of the MGL.

(ii) Pursuant to Section 14.07 of Chapter 156D of the MGL, following the effective date of the Company’s dissolution, (A) the posting of notice of the Company’s dissolution on the Company’s website until the earlier to occur of 30 days or the discontinuance of the Company’s website, (B) the publication of notice of such dissolution one time in a newspaper of general circulation in the city, town or county in which the principal office of the Company is located and (C) the publication of notice of such dissolution at least once in a daily newspaper with national circulation, such notice as outlined in sections (A), (B) and (C) to describe the information that shall be included in the statement of the claim, provide the mailing address to which such statement should be sent and state that the assets out of which any unknown claim against the Company, including unknown contingent claims, may be satisfied will be limited as provided in subsection (c) of Section 14.07 of Chapter 156D of the MGL unless a claim is received within three years after the publication of the notice;

(iii) Pursuant to Section 14.08 of Chapter 156D of the MGL, following the third anniversary of the date of publication of notice of dissolution under Section 14.07 of Chapter 156D of the MGL, for all unasserted claims for personal injury, wrongful death, loss of consortium or property damage based upon products or services provided by the Company which may be thereafter asserted against the Company, (A) the setting aside in a reserve a reasonable amount of its assets, including by the purchasing of paid-up insurance or obtaining an assumption of liability by a responsible third party, to cover such claims, in compliance with the provisions of Section 14.08 of Chapter 156D of the MGL and (B) the publication of notice, as described in subsections (ii)(A), (B) and (C) of this Section 7, stating that the Company has complied with Section 14.08 of Chapter 156D of the MGL; and

(iv) Pursuant to Section 14.08 of Chapter 156D of the MGL, following the third anniversary of the date of publication of notice of dissolution under Section 14.07 of Chapter 156D of the MGL, for all remaining known but still contingent claims against the Company, (A) the creation of a separate reserve in accordance with subsection (iii)(A) of this Section 7 to cover such claims or increases, by a reasonable amount, the assets set aside in a reserve for unasserted liability claims specified in subsection (iii) of this Section 7 and the making of such reserve also applicable to known but contingent claims against the Company and (B) the sending of written notice to each holder of a known but still contingent claim against the Company stating that, pursuant to Section 14.08 of Chapter 156D of the MGL, if such claim thereafter becomes due and payable and is not paid by the Company, the assets out of which such claim may be satisfied will be limited as provided in subsection (iii) of Section 14.08 of Chapter 156D of the MGL.

Notwithstanding the foregoing, the Company shall not be required to follow the procedures described in Sections 14.06, 14.07 and 14.08 of Chapter 156D of the MGL, and the adoption of the Plan by the Company’s Stockholders shall constitute full and complete authority for the Board of Directors and the officers of the Company, without further stockholders action, to proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the MGL, including, without limitation, Sections 14.06, 14.07 and 14.08 of Chapter 156D thereof to the extent such provision is then in effect with respect to this Plan.

8.    Whether or not a Trust shall have been previously established pursuant to Section 6, in the event it should not be feasible for the Company to make the final distribution to the Stockholders of all assets and properties of the Company prior to the third anniversary of the date of dissolution of the Company, then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as set forth in Section 6.

9.    That, to the extent provided pursuant to the terms of the Company’s 1992 Stock Incentive Plan, 1992 Director Stock Option Plan, 2000 Non-Executive Stock Incentive Plan, 2001 Stock Incentive Plan, Strategic Network Designs, Inc. 2000 Stock Incentive Plan, and stock options granted outside of the foregoing plans, each of such plans and options as amended to date and as they may be amended from time to time (each, an “Option Plan,” and collectively, the “Option Plans”), and the terms of outstanding warrants, all distributions to the Stockholders pursuant to the terms of this Plan, including pursuant to Sections 3, 7 and 6 hereof, shall also be made pro rata to the holders of options under such Option Plans and warrants (less any amounts required to be deducted pursuant to the terms of the Option Plans and warrants), and, unless the context requires otherwise, any reference herein to “Stockholders” shall include the holders of such options and warrants.

10.    After the Adoption Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from and make any required filings with the Massachusetts corporation and tax authorities and, upon obtaining such certificates and making such filings, the Company shall file with the Secretary of State of the Commonwealth of Massachusetts articles of dissolution (the “Articles of Dissolution”) in accordance with the MGL.

11.    Adoption of this Plan by holders of at least two-thirds of the outstanding Common Stock shall constitute the authorization and approval of the Stockholders of this Plan, the dissolution of the Company and the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of any contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

12.    In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

13.    In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay to the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Authorization and approval of this Plan by the Company’s stockholders shall constitute the approval of the Stockholders of the payment of any such compensation.

14.    The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its articles of organization and by-laws and any contractual arrangements, including without limitation for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligations hereunder.

15.    Notwithstanding authorization and approval of this Plan by the Stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the Stockholders to the extent permitted by the MGL.

16.    The Board of Directors of the Company is hereby authorized, without further action by the Stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

Appendix D

April 5, 2004

Board of Directors

ePresence, Inc.

120 Flanders Road

Westboro, MA 01581

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to ePresence, Inc. (the “Company”) of the Consideration (as defined below) to be received by the Company pursuant to the terms of that certain Asset Purchase Agreement, dated as of October 22, 2003 as amended by that certain Waiver and Amendment dated as of April 5, 2004 (collectively, the “Agreement”), by and among the Company and Unisys Corporation (“Acquirer”).

As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, Acquirer will acquire certain assets of the ePresence security and identity management solutions and services business, and assume certain liabilities, (the “Transaction”) in exchange for $9.0 million, subject to adjustment as set forth in the Agreement (the “Consideration”).

SG Cowen Securities Corporation (“SG Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the securities of the Company and Acquirer for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as exclusive financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of April 23, 2003, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for providing this Opinion. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to the Company and its majority owned subsidiary Switchboard, Inc. and have received fees for the rendering of such services.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	the Agreement dated October 22, 2003;

•	a draft of the Waiver and Amendment dated April 1, 2004

•	certain publicly available financial and other information for the Company and certain other relevant financial and operating data furnished to SG Cowen by the Company management;

Board of Directors

ePresence, Inc.

April 5, 2004

•	certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the “Company Forecasts”) prepared by the management of the Company;

•	discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial conditions and prospects of the Company and such other matters we deemed relevant;

•	certain operating results of the Company as compared to operating results, and the reported price of certain publicly traded companies we deemed relevant;

•	certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant;

•	a liquidation analysis prepared by Company management;

•	results of the Company’s efforts to sell its operating assets; and

•	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. In addition, we have not conducted nor have assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the financial forecasts and the liquidation analysis which we examined were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company and the values to be received upon any liquidation, and such projections and analysis provide a reasonable basis for our opinion.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor have we been furnished with such materials. With respect to all legal matters relating to the Company, we have relied on the advice of legal counsel to the Company. Our services to the Company in connection with the Transaction have included serving as exclusive financial advisor to the Board of Directors and rendering an opinion from a financial point of view with respect to the Consideration.

Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

Board of Directors

ePresence, Inc.

April 5, 2004

For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent; provided, however, that a copy of this letter may be reproduced in its entirety in a proxy statement related to the Transaction filed by the Company under the Securities Act of 1934, as amended, provided that it is reproduced in full and any description or reference to SG Cowen or any summary of this letter in such proxy statement will be in a form and substance acceptable to SG Cowen and its counsel. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be received by the Company pursuant to the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

Appendix E

March 25, 2004

Board of Directors

ePresence, Inc.

Westboro, Massachusetts 01581

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to ePresence, Inc. (“Parent”) of the Consideration (as defined below) to be received by the Parent pursuant to the terms of that certain Agreement and Plan of Merger, contemplated to be dated as of March 25, 2004 (the “Agreement”), by and among Switchboard, Inc. (the “Company”), Acquisition Subsidiary Corp. (“Merger Sub”) and InfoSpace, Inc. (“Acquirer”).

Parent owns 51% of the Company’s outstanding stock. As more specifically set forth in the Agreement, and subject to the terms and conditions set forth in the Agreement, Merger Sub will merge with and into the Company (the “Transaction”) and the Company’s stockholders will receive an amount per share equal to $7.75 in cash (the “Consideration”). The sale of the Company’s stock held by Parent is subject to the approval of Parent’s stockholders.

SG Cowen Securities Corporation (“SG Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may actively trade the securities of the Parent, Company and Acquirer for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as exclusive financial advisor to the Board of Directors of the Parent in connection with the Transaction and will receive a fee from the Parent for our services pursuant to the terms of our engagement letter with the Parent dated as of April 23, 2003, a significant portion of which is contingent upon the consummation of the Transaction. In addition, SG Cowen is currently acting as financial advisor to the Parent in connection with another transaction pursuant to which we will receive a fee. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to the Parent and have received fees for the rendering of such services.

Thomas Weisel Partners LLC (“Weisel”) is acting as financial advisor to the Company.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	a draft of the Agreement dated March 20, 2004;

Board of Directors

ePresence, Inc.

March 25, 2004

•	certain publicly available financial and other information for the Company and certain other relevant financial and operating data provided to us by the Company;

•	fiscal year 2004 to 2009 financial forecasts concerning the Company provided to us by the Company;

•	certain publicly available financial and other information for Acquirer;

•	discussions we have had with certain members of the managements of each of the Company and the Parent concerning the historical and current business operations, financial conditions and prospects of the Company and such other matters we deemed relevant;

•	certain operating results, the reported price and trading histories of the shares of the common stock of the Company and operating results the reported price and trading histories of certain publicly traded companies we deemed relevant;

•	certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant;

•	based on the financial forecasts concerning the Company, the cash flows generated by the Company on a stand-alone basis to determine the present value of the discounted cash flows; and

•	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or to independently verify such information. In addition, we have not conducted, nor have we assumed any obligation to conduct, any physical inspection of the properties or facilities of the Company. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the financial forecasts which we examined were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and that such projections provide a reasonable basis for our opinion.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor have we been furnished with such materials. With respect to all legal matters relating to the Company and Parent, we have relied on the advice of outside legal counsel to the Parent. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion, and we expressly disclaim any responsibility to do so. Additionally, we have not been authorized or

Board of Directors

ePresence, Inc.

March 25, 2004

requested to, and did not, solicit alternative offers for the Company or its assets, nor have we investigated any other alternative transactions that may be available to the Company.

For purposes of rendering our opinion, we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

It is understood that this letter is intended for the benefit and use of the Board of Directors of the Parent in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that this letter may be included in its entirety in any filing made by the Parent with the Securities and Exchange Commission and any proxy statement distributed to the stockholders of the Parent. This letter does not constitute a recommendation to any stockholder of the Parent as to how such stockholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Parent’s underlying business decision to sell its equity interest in the Company.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration in the Transaction is fair, from a financial point of view, to the Parent.

Very truly yours,

Appendix F

FORM OF

COMPANY VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of March 25, 2004, among InfoSpace, Inc., a Delaware corporation (“Buyer”), the undersigned stockholder (the “Stockholder”) of Switchboard Incorporated, a Delaware corporation (“Company”) and the Company.

RECITALS

A.    The Company, Transitory Subsidiary (as defined below) and Buyer have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for the merger (the “Merger”) of Big Book Acquisition Corp., a wholly-owned subsidiary of Buyer (“Transitory Subsidiary”), with and into the Company. Pursuant to the Merger, all outstanding shares of common stock of the Company (with limited exceptions) shall be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement), as set forth in the Merger Agreement;

B.    Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding common stock of the Company and shares subject to outstanding options as is indicated on the signature page of this Agreement; and

C.    In consideration of the execution of the Merger Agreement by Buyer, Stockholder (in his or her capacity as such) agrees to vote the Shares (as defined below) and other such shares of capital stock of the Company over which Stockholder has voting power so as to facilitate consummation of the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.    Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a)    “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VIII thereof, or (ii) the Effective Time.

(b)    “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(c)    “Shares” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) beneficially owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date.

(d)    Transfer. A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

2.    Transfer of Shares.

(a)    Transferee of Shares to be Bound by this Agreement. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not cause or permit any

Transfer of any of the Shares to be effected unless each Person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have: (a) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as Buyer may reasonably request); and (b) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

(b)    Transfer of Voting Rights. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares.

3.    Agreement to Vote Shares. At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, Stockholder (in his or her capacity as such) shall vote, to the extent not voted by the Person(s) appointed under the Proxy (as defined below), the Shares or cause the Shares to be voted:

(a)    in favor of adoption of the Merger Agreement, approval of the Merger and any action in furtherance thereof;

(b)    against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement; and

(c)    against any of the following actions to the extent such actions are prohibited by the Merger Agreement: (i) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company with any party, (ii) any sale, lease or transfer of any significant part of the assets of the Company, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company, (iv) any material change in the capitalization of the Company or the Company’s corporate structure, or (v) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict Stockholder from acting in Stockholder’s capacity as a director or officer of the Company (it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Company) or voting in Stockholder’s sole discretion on any matter other than those matters referred to in subsections (a), (b) and (c) above.

4.    Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Buyer a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

5.     Representations and Warranties of the Stockholder. Stockholder (i) is the record and beneficial owner of the shares of Company Common Stock and the options to purchase shares of Company Common Stock indicated on the signature page of this Agreement, which are free and clear of any liens, adverse claims, charges, voting restrictions, rights of first refusal or other encumbrances (except any such encumbrances arising under securities laws); (ii) as of the date hereof, does not beneficially own any securities of the Company other than the shares of Company Common Stock and options to purchase shares of Company Common Stock indicated on the signature page of this Agreement; and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy. Stockholder agrees that, until the Expiration Date, Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty contained in this paragraph 5 untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performance of its obligations hereunder, except as expressly permitted by this Agreement.

6.     Additional Documents. Stockholder (in his or her capacity as such) and Buyer hereby covenant and agree to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Buyer, to carry out the intent of this Agreement.

7.     No Solicitation.

(a)    Stockholder covenants and agrees that, prior to the Expiration Date, Stockholder shall not, nor shall it authorize or permit, as applicable, any of its subsidiaries or its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to directly or indirectly:

(i)    solicit, initiate, encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below), including without limitation amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock; or

(ii)    enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to any Acquisition Proposal

Notwithstanding the foregoing and subsection (c) below, to the extent Stockholder or any Representative of Stockholder is a director of the Company, Stockholder may take, and Stockholder may permit such Representative to take, such actions in his or her capacity as director of the Company as are expressly permitted to be taken by the Board of Directors of the Company with respect to an Acquisition Proposal pursuant to (A) Section 6.1(a) of the Merger Agreement in connection with a bona fide, unsolicited Acquisition Proposal made or received after the date of this Agreement, (B) Section 6.1(b) of the Merger Agreement and (C) Section 6.1(d) of the Merger Agreement, in each case subject to the conditions and limitations set forth in the Merger Agreement and in the case of (A) and (B), as long as such actions do not follow a breach by Stockholder or such Representative of this Section 7 or a breach by the Company of Section 6.1 of the Merger Agreement.

(b)    Stockholder shall immediately notify the Buyer orally, with written confirmation to follow promptly (and in any event within 48 hours), of any Acquisition Proposal or any request for nonpublic information in connection with, or that would reasonably be expected to lead to, any Acquisition Proposal and of any material modifications to any Acquisition Proposal, received by Stockholder, such notice to include all written materials delivered to Stockholder by the person making such inquiry or Acquisition Proposal and in any case the identity of such person and a description of the terms of such Acquisition Proposal.

(c)    Stockholder shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

(d)    “Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company or any material Subsidiary of it, (ii) any proposal for the issuance by the Company or any Subsidiary of it of over 15% of its equity securities, and (iii) any proposal or offer to exclusively license or acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of the Company or any of the equity securities of the Company held by Stockholder, in each case other than the transactions contemplated by the Merger Agreement.

8.    Legending of Shares. If so requested by Buyer, Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy.

9.    Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

10.    Miscellaneous.

(a)    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(b)    Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

(c)    Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

(d)    Specific Performance; Injunctive Relief. The parties hereto acknowledge that Buyer shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Buyer upon any such violation, Buyer shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Buyer at law or in equity.

(e)    Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Buyer:

InfoSpace, Inc.

601 108th Avenue NE

Suite 1200

Bellevue, Washington 98004

Attention: General Counsel

Facsimile: (415) 201-6167

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attention: Jeffrey D. Saper, Esq.

Telecopy No.: (650) 493-6811

and:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

One Market

Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Steve L. Camahort, Esq.

Telecopy No.: (415) 947-2099

If to Stockholder: To the address set forth in the Company’s records

If to the Company:

Switchboard Incorporated

120 Flanders Road

Westboro, MA 01581

Attention: Dean Polnerow

Telecopy No.: (508) 898-8222

with a copy to:

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, MA 02110

Attention: Steven M. Peck, Esq.

Telecopy No.: (617) 772-8333

(f)    Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the courts of the State and Delaware and the Federal courts of the United States located in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

(g)    Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

(h)    Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

(i)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(j)    No Obligation to Exercise Options. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate Stockholder to exercise any option, warrant or other right to acquire shares of Company Common Stock.

[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

INFOSPACE, INC.

By:	By:

Signature of Authorized Signatory	Stockholder

Name:	Name:

Title:	Title:

SWITCHBOARD INCORPORATED	Shares beneficially owned:

shares of Company Common Stock

By:	shares of Company Common Stock
Signature of Authorized Signatory	issuable upon exercise of outstanding options

Name:

Title:

[Signature Page to Company Voting Agreement]

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Switchboard Incorporated, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of InfoSpace, Inc., a Delaware corporation (“Buyer”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy until the Expiration Date (as defined below). Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Buyer, the Company and the undersigned stockholder (the “Voting Agreement”), and is granted in consideration of Buyer entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Buyer, Big Book Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Transitory Subsidiary”), and the Company. The Merger Agreement provides for the merger of Transitory Subsidiary with and into the Company in accordance with its terms (the “Merger”). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof or (ii) the Effective Time (as defined in the Merger Agreement).

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of the Company and in every written consent in lieu of such meeting:

(a)    in favor of adoption of the Merger Agreement, approval of the Merger and any action in furtherance thereof;

(b)    against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement; and

(c) against any of the following actions to the extent prohibited by the terms of the Merger Agreement: (i) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company with any party, (ii) any sale, lease or transfer of any significant part of the assets of the Company, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company, (iv) any material change in the capitalization of the Company or the Company’s corporate structure, or (v) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (a), (b) and (c) above. The undersigned stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

[The remainder of this page has been intentionally left blank]

This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: March 25, 2004

By:
Stockholder
Name:

Title:

[Signature Page to Irrevocable Proxy to Company Voting Agreement]

FORM OF

PARENT VOTING AGREEMENT

THIS PARENT VOTING AGREEMENT (this “Agreement”) is made and entered into as of March 25, 2004, among InfoSpace, Inc., a Delaware corporation (“Buyer”), the undersigned stockholder (the “Stockholder”) of ePresence, Inc., a Delaware corporation (“Parent”), Parent and Switchboard Incorporated, a Delaware corporation (the “Company”).

RECITALS

A.    The Company, Transitory Subsidiary (as defined below) and Buyer have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for the merger (the “Merger”) of Big Book Acquisition Corp., a wholly-owned subsidiary of Buyer (“Transitory Subsidiary”), with and into the Company. Pursuant to the Merger, all outstanding shares of common stock of the Company (with limited exceptions) shall be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement), as set forth in the Merger Agreement;

B.    Parent owns approximately 52% of the outstanding common stock of the Company (the “Company Common Stock”) and has entered into the Majority Stockholder Voting Agreement of even date herewith (the “Majority Stockholder Voting Agreement”) with Buyer and the Company, pursuant to which Parent has agreed to vote its shares of capital stock of the Company in favor of the Merger, provided that the stockholders of Parent approve the disposition of the shares of Company Common Stock held by Parent in the Merger in accordance with Chapter 156B of the Massachusetts General Laws (the “Stockholder Voting Proposal”);

C.    Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding common stock of Parent and shares subject to outstanding options as is indicated on the signature page of this Agreement; and

C.    In consideration of the execution of the Merger Agreement by Buyer, Stockholder (in his or her capacity as such) agrees to vote the Shares (as defined below) and other such shares of capital stock of Parent over which Stockholder has voting power so as to facilitate consummation of the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.    Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a)    “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Majority Stockholder Voting Agreement shall have been terminated pursuant to Section 9 thereof, or (ii) the Effective Time.

(b)    “Parent Common Stock” shall mean the common stock of Parent.

(c)    “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(d)    “Shares” shall mean: (i) all securities of Parent (including all shares of Parent Common Stock and all options, warrants and other rights to acquire shares of Parent Common Stock) beneficially owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of Parent (including all additional shares of Parent Common Stock and all additional options, warrants and other rights to acquire shares of Parent Common Stock) of which Stockholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date.

(e)    Transfer. A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

2.    Transfer of Shares.

(a)    Transferee of Shares to be Bound by this Agreement. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not cause or permit any Transfer of any of the Shares to be effected unless each Person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have: (a) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as Buyer may reasonably request); and (b) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

(b)    Transfer of Voting Rights. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares.

3.    Agreement to Vote Shares. At every meeting of the stockholders of Parent called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Parent, Stockholder (in his or her capacity as such) shall vote, to the extent not voted by the Person(s) appointed under the Proxy (as defined below), the Shares or cause the Shares to be voted:

(a)    in favor of adoption of the Stockholder Voting Proposal and any action in furtherance thereof;

(b)    against approval of any proposal made in opposition to, or in competition with, the Stockholder Voting Proposal or consummation of the Merger and the transactions contemplated by the Merger Agreement; and

(c)    against any of the following actions to the extent such actions are prohibited by the terms of the Majority Stockholder Voting Agreement or the Merger Agreement: (i) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of Parent with any party, (ii) any sale, lease or transfer of any significant part of the assets of Parent, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of Parent, (iv) any material change in the capitalization of Parent or Parent’s corporate structure, or (v) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict Stockholder from acting in Stockholder’s capacity as a director or officer of Parent or the Company (it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Parent) or voting in Stockholder’s sole discretion on any matter other than those matters referred to in subsections (a), (b) and (c) above.

4.    Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Buyer a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

5.    Representations and Warranties of the Stockholder. Stockholder (i) is the record and beneficial owner of the shares of Parent Common Stock and the options to purchase shares of Parent Common Stock indicated on the signature page of this Agreement, which are free and clear of any liens, adverse claims, charges, voting restrictions, rights of first refusal or other encumbrances (except any such encumbrances arising under securities laws); (ii) as of the date hereof, does not beneficially own any securities of Parent other than the shares of Parent

Common Stock and options to purchase shares of Parent Common Stock indicated on the signature page of this Agreement; and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy. Stockholder agrees that, until the Expiration Date, Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty contained in this paragraph 5 untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performance of its obligations hereunder, except as expressly permitted by this Agreement.

6.    Additional Documents. Stockholder (in his or her capacity as such) and Buyer hereby covenant and agree to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Buyer, to carry out the intent of this Agreement.

7.    No Solicitation.

(a)    Stockholder covenants and agrees that, prior to the Expiration Date, Stockholder shall not, nor shall it authorize or permit, as applicable, any of its subsidiaries or its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to directly or indirectly:

(i)    solicit, initiate, encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Company Acquisition Proposal or Parent Acquisition Proposal (each as defined below), including without limitation amending or granting any waiver or release under any standstill or similar agreement with respect to any Parent Common Stock; or

(ii)    enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Company Acquisition Proposal or Parent Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to any Company Acquisition Proposal or Parent Acquisition Proposal.

Notwithstanding the foregoing and subsection (c) below, to the extent Stockholder or any Representative of Stockholder is a director of Parent, Stockholder may take, and Stockholder may permit such Representative to take, such actions in his or her capacity as director of Parent as are expressly permitted to be taken by the Board of Directors of Parent with respect to a Parent Acquisition Proposal pursuant to (A) Section 7(a) of the Majority Stockholder Voting Agreement in connection with a bona fide, unsolicited Parent Acquisition Proposal made or received after the date of this Agreement, (B) Section 7(b) of the Majority Stockholder Voting Agreement and (C) Section 7(d) of the Majority Stockholder Voting Agreement, in each case subject to the conditions and limitations set forth in the Majority Stockholder Voting Agreement and in the case of (A) and (B), as long as such actions do not follow a breach by Stockholder or such Representative of this Section 7 or a breach by Parent of Section 7(a) of the Majority Stockholder Voting Agreement.

(b)    Stockholder shall immediately notify the Buyer orally, with written confirmation to follow promptly (and in any event within 48 hours), of any Company Acquisition Proposal or Parent Acquisition Proposal or any request for nonpublic information in connection with, or that would reasonably be expected to lead to, any Company Acquisition Proposal or Parent Acquisition Proposal and of any material modifications to any Company Acquisition Proposal or Parent Acquisition Proposal, received by Stockholder, such notice to include all written materials delivered to Stockholder by the person making such inquiry, Company Acquisition Proposal or Parent Acquisition Proposal and in any case the identity of such person and a description of the terms of such Company Acquisition Proposal or Parent Acquisition Proposal.

(c)    Stockholder shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal or Parent Acquisition Proposal.

(d)    “Company Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company or any material Subsidiary of it, (ii) any proposal for the issuance by the Company or any Subsidiary of it of over 15% of its equity securities, and (iii) any proposal or offer to exclusively license or acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of the Company or any of the equity securities of the Company held by Stockholder, in each case other than the transactions contemplated by the Merger Agreement.

(e)    “Parent Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving Parent or any material Subsidiary of it, (ii) any proposal for the issuance by Parent or any Subsidiary of it of over 15% of its equity securities, and (iii) any proposal or offer to exclusively license or acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of Parent, in each case other than the transactions contemplated by the Merger Agreement; provided that the transactions contemplated by the Asset Purchase Agreement, dated as of October 22, 2003, between Stockholder and Unisys Corporation shall not be deemed a Parent Acquisition Proposal.

8.    Legending of Shares. If so requested by Buyer, Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy.

9.    Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

10.    Miscellaneous.

(a)    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(b)    Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

(c)    Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

(d)    Specific Performance; Injunctive Relief. The parties hereto acknowledge that Buyer shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Buyer upon any such violation, Buyer shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Buyer at law or in equity.

(e)    Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Buyer:

InfoSpace, Inc.

601 108th Avenue NE

Suite 1200

Bellevue, Washington 98004

Attention: General Counsel

Facsimile: (415) 201-6167

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attention: Jeffrey D. Saper, Esq.

Telecopy No.: (650) 493-6811

and:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

One Market

Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Steve L. Camahort, Esq.

Telecopy No.: (415) 947-2099

If to Stockholder: To the address set forth on Parent’s records

If to Parent:

ePresence, Inc.

120 Flanders Road

Westboro, MA 01581

Attention: Bill Ferry

Telecopy No.: (508) 836-3277

with a copy to:

Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Mark G. Borden, Esq.

Telecopy No.: (617) 526-5000

If to the Company:

Switchboard Incorporated

120 Flanders Road

Westboro, MA 01581

Attention: Dean Polnerow

Telecopy No.: (508) 898-8222

with a copy to:

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, MA 02110

Attention: Steven M. Peck, Esq.

Telecopy No.: (617) 772-8333

(f)    Governing Law; Exclusive Jurisdiction. Except to the extent that Massachusetts Law is mandatorily applicable to any provision hereof, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the courts of the State and Delaware and the Federal courts of the United States located in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

(g)    Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

(h)    Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

(i)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(j)    No Obligation to Exercise Options. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate Stockholder to exercise any option, warrant or other right to acquire shares of Parent Common Stock.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

INFOSPACE, INC.

By:	By:

Signature of Authorized Signatory	Stockholder

Name:	Name:

Title:	Title:

EPRESENCE, INC.	Shares beneficially owned:

By:	shares of Parent Common Stock

Signature of Authorized Signatory

Name:	shares of Parent Common Stock issuable
upon exercise of outstanding options
Title:

SWITCHBOARD INCORPORATED

By:

Signature of Authorized Signatory

Name:

Title:

[Signature Page to Parent Voting Agreement]

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of ePresence, Inc., a Massachusetts corporation (“Parent”), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of InfoSpace, Inc., a Delaware corporation (“Buyer”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Parent that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Parent issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy until the Expiration Date (as defined below). Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Buyer, the undersigned stockholder, Parent and Switchboard Incorporated, a Delaware corporation (the “Voting Agreement”), and is granted in consideration of Buyer entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Buyer, Big Book Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Transitory Subsidiary”), and the Company. The Merger Agreement provides for the merger of Transitory Subsidiary with and into the Company in accordance with its terms (the “Merger”). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Majority Stockholder Voting Agreement (as defined in the Voting Agreement) shall have been validly terminated pursuant to Section 9 thereof or (ii) the Effective Time (as defined in the Merger Agreement).

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of the Company and in every written consent in lieu of such meeting:

(a)    in favor of approval of the Stockholder Voting Proposal (as defined in the Voting Agreement) and any action in furtherance thereof;

(b)    against approval of any proposal made in opposition to, or in competition with, the Stockholder Voting Proposal or consummation of the Merger and the transactions contemplated by the Merger Agreement; and

(c)    against any of the following actions to the extent prohibited by the terms of the Majority Stockholder Voting Agreement (as defined in the Voting Agreement) or the Merger Agreement: (i) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of Parent with any party, (ii) any sale, lease or transfer of any significant part of the assets of Parent, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of Parent, (iv) any material change in the capitalization of Parent or Parent’s corporate structure, or (v) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (a), (b) and (c) above. The undersigned stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

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This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: March 25, 2004

By:
Stockholder

Name:

Title:

[Signature Page to Irrevocable Proxy to Parent Voting Agreement]

FORM OF

MAJORITY STOCKHOLDER VOTING AGREEMENT

THIS MAJORITY STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of March 25, 2004, among InfoSpace, Inc., a Delaware corporation (“Buyer”), the undersigned stockholder (the “Stockholder”) of Switchboard Incorporated, a Delaware corporation (“Company”) and Company.

RECITALS

A.    The Company, Transitory Subsidiary (as defined below) and Buyer have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for the merger (the “Merger”) of Big Book Acquisition Corp., a wholly-owned subsidiary of Buyer (“Transitory Subsidiary”), with and into the Company. Pursuant to the Merger, all outstanding shares of common stock of the Company (with limited exceptions) shall be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement), as set forth in the Merger Agreement;

B.    Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding common stock of the Company and shares subject to outstanding options as is indicated on the signature page of this Agreement;

C.    As an inducement to Buyer to enter into the Merger Agreement, certain stockholders of Stockholder have entered into voting agreements with Buyer, pursuant to which such stockholders have agreed to vote their shares of Stockholder Common Stock (as defined below) in favor of approval of the disposition of the shares of Stockholder Common Stock held by Stockholder in the Merger, in the form attached as Exhibit A hereto;

D.    In consideration of the execution of the Merger Agreement by Buyer, Stockholder (in his or her capacity as such) agrees to vote the Shares (as defined below) and other such shares of capital stock of the Company over which Stockholder has voting power so as to facilitate consummation of the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1     Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a)    “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VIII thereof and (ii) the Effective Time.

(b)    “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(c)    “Shares” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) beneficially owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date.

(d)    “Stockholder Common Stock” shall mean the common stock, par value $.01 per share, of Stockholder.

(e)    Transfer. A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

2     Transfer of Shares.

(a)    Transferee of Shares to be Bound by this Agreement. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not cause or permit any Transfer of any of the Shares to be effected unless each Person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have: (a) executed a counterpart of this Agreement and a proxy in the form attached hereto as Annex A (with such modifications as Buyer may reasonably request); and (b) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

(b)    Transfer of Voting Rights. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares.

3.    Agreement to Vote Shares. At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, Stockholder (in his or her capacity as such) shall vote, to the extent not voted by the Person(s) appointed under the Proxy (as defined below), the Shares or cause the Shares to be voted:

(a)    in favor of adoption of the Merger Agreement, approval of the Merger and any action in furtherance thereof;

(b)    against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement; and

(c)    against any of the following actions to the extent such actions are prohibited by the Merger Agreement: (i) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company with any party, (ii) any sale, lease or transfer of any significant part of the assets of the Company, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company, (iv) any material change in the capitalization of the Company or the Company’s corporate structure, or (v) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict Stockholder from acting in Stockholder’s capacity as a director or officer of the Company (it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Company) or voting in Stockholder’s sole discretion on any matter other than those matters referred to in subsections (a), (b) and (c) above.

4.    Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Buyer a proxy in the form attached hereto as Annex A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

5.    Representations and Warranties of the Stockholder. Stockholder (i) is the record and beneficial owner of the shares of Company Common Stock and the options to purchase shares of Company Common Stock indicated on the signature page of this Agreement, which are free and clear of any liens, adverse claims, charges, voting restrictions, rights of first refusal or other encumbrances (except any such encumbrances arising under securities laws); (ii) as of the date hereof, does not beneficially own any securities of the Company other than the shares of Company Common Stock and options to purchase shares of Company Common Stock indicated on the signature page of this Agreement; (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy; and (iv) has taken, and caused the Company to take, all action necessary to exempt (or continue the exemption of) the Merger, the transactions contemplated by the Merger Agreement and the disposition of Stockholder’s Shares in the Merger from any state takeover or similar law (including Section 203 of the Delaware General Corporation Law and Chapters 110D and 110F of the Massachusetts General Laws) that might otherwise apply to the Merger, the transactions contemplated by the Merger Agreement or the disposition of Stockholder’s Shares in the Merger. Stockholder agrees that, until the Expiration Date, Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty contained in this paragraph 5 untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performance of its obligations hereunder, except as expressly permitted by this Agreement.

6.    Additional Documents. Stockholder (in his or her capacity as such) and Buyer hereby covenant and agree to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Buyer, to carry out the intent of this Agreement.

7.    No Solicitation.

(a)    No Solicitation or Negotiation. Stockholder covenants and agrees that, prior to the Expiration Date, Stockholder shall not, nor shall it authorize or permit, as applicable, any of its subsidiaries or its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to directly or indirectly:

(i)    solicit, initiate, encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Company Acquisition Proposal or Stockholder Acquisition Proposal (each as defined below), including without limitation amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock or Stockholder Common Stock; or

(ii)    enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Company Acquisition Proposal or Stockholder Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to any Company Acquisition Proposal or Stockholder Acquisition Proposal.

Notwithstanding the foregoing and subsection (e) below:

(i)    to the extent any Representative of Stockholder is a director of the Company, Stockholder may permit such Representative to take such actions in his or her capacity as director of the Company as are expressly permitted to be taken by the Board of Directors of the Company with respect to a Company Acquisition Proposal pursuant to (A) Section 6.1(a) of the Merger Agreement in connection with a bona fide, unsolicited Company Acquisition Proposal made or received after the date of this Agreement, (B) Section 6.1(b) of the Merger Agreement and (C) Section 6.1(d) of the Merger Agreement, in each case subject to the conditions and limitations set forth in the Merger Agreement and in the case of (A) and (B), as long as such actions do not follow a breach by such Representative of this Section 7 or a breach by the Company of Section 6.1 of the Merger Agreement.

(ii)    to the extent any Representative of Stockholder is a director of the Stockholder, Stockholder may permit such Representative to take such actions in his or her capacity as director of Stockholder as are expressly permitted to be taken by the Board of Directors of Stockholder with respect to a Stockholder Acquisition Proposal pursuant to (A) Section 7(a)(iv) of this Agreement in connection with a bona fide, unsolicited Stockholder Acquisition Proposal made or received after the date of this Agreement, (B) Section 7(b) of this Agreement and (C) Section 7(d) of this Agreement, in each case subject to the conditions and limitations set forth in this Agreement and in the case of (A) and (B), as long as such actions do not follow a breach by such Representative or Stockholder of this Section 7.

(iii)    Stockholder may (x) furnish information with respect to the Company to a person making a Company Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement with terms no less favorable to Stockholder than the Confidentiality Agreement (as defined in the Merger Agreement) is favorable to the Company and (y) participate in discussions or negotiations with such person and its Representatives regarding any Company Acquisition Proposal, in each case only to the same extent as the Company is taking such actions in compliance with Section 6.1(a) of the Merger Agreement in connection with such Company Acquisition Proposal.

(iv)    prior to the receipt of the Requisite Stockholder Approval at the Stockholder Meeting (each as defined below), Stockholder may, to the extent required by the fiduciary obligations of the Stockholder Board or any special committee thereof, as determined in good faith by the Stockholder Board or any such special committee, after consultation with its outside counsel, in response to a bona fide, unsolicited Stockholder Acquisition Proposal made or received after the date of this Agreement (including, without limitation, a Stockholder Acquisition Proposal received from a person with whom Stockholder had discussions or to whom Stockholder furnished information prior to the date hereof) that the Stockholder Board or any special committee determines in good faith after consultation with its outside counsel and its financial advisor is a Stockholder Superior Proposal (as defined below), in each case that did not follow a breach by Stockholder of this Section 7, and subject to compliance with Section 7(c), (x) furnish information with respect to Stockholder to the person making such Stockholder Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement with terms no less favorable to Stockholder than the Confidentiality Agreement (as defined in the Merger Agreement) is favorable to the Company and (y) participate in discussions or negotiations (including solicitation of a revised Stockholder Acquisition Proposal) with such person and its Representatives regarding any Stockholder Acquisition Proposal. The foregoing shall not prohibit the Stockholder from taking the actions set forth in clauses (x) and (y) of the immediately preceding sentence with respect to a Company Acquisition Proposal with respect to which the Company’s Board of Directors (or special committee thereof) has made the determination specified in the last paragraph of Section 6.1(a) of the Merger Agreement in accordance with the terms thereof for so long as such determination remains in effect, to the extent that such actions are permitted to be taken by the by the Board of Directors of the Company with respect to such Company Acquisition Proposal pursuant to Section 6.1(a) of the Merger Agreement in connection with a bona fide, unsolicited Company Acquisition Proposal made or received after the date of this Agreement, subject to the conditions and limitations set forth in the Merger Agreement and as long as such actions do not follow a breach by the Stockholder of this Section 7 or a breach by the Company of Section 6.1 of the Merger Agreement. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7(a) by any Representative of Stockholder or any subsidiary of it, whether or not such person is purporting to act on behalf of Stockholder or otherwise, shall be deemed to be a breach of this Section 7(a) by Stockholder.

(b)    No Change in Recommendation or Alternative Acquisition Agreement. Neither the Stockholder Board nor any committee thereof shall:

(i)    except as set forth in this Section 7, withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Buyer, the approval or recommendation by the Stockholder Board or any such committee of the Merger Agreement, the Merger or the Stockholder Voting Proposal;

(ii)    cause or permit Stockholder to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) constituting or relating to any Company Acquisition Proposal or Stockholder Acquisition Proposal (other than a confidentiality agreement referred to in Section 7(a) entered into in the circumstances referred to in Section 7(a)); or

(iii)    adopt, approve or recommend, or propose to adopt, approve or recommend, any Company Acquisition Proposal or Stockholder Acquisition Proposal.

Notwithstanding the foregoing, the Stockholder Board or any special committee thereof may in response to a Stockholder Superior Proposal that did not follow a breach by Stockholder of this Section 7, to the extent the Stockholder Board or any special committee thereof, respectively, determines in good faith, after consultation with its outside counsel, that its fiduciary obligations require it to do so, take any of the actions referred to in clauses (i) or (iii) of the first sentence of this Section 7(b) with respect to such Stockholder Superior Proposal; provided in the case of the actions referred to in clause (iii) that (x) Stockholder has, at least three business days prior to taking any action referred to in clause (iii), notified the Buyer in writing that it has received a Stockholder Superior Proposal and intends to approve, adopt or recommend, or propose to adopt, approve or recommend, such Stockholder Superior Proposal (such notice to include a copy of such definitive acquisition agreement) and (ii) the Buyer shall not have made, within three business days of receipt of such notice, a binding written offer that causes the Stockholder Board (or any special committee thereof) to no longer be able to determine in good faith, after consultation with its financial advisor and its legal counsel, that such Stockholder Superior Proposal remains a Stockholder Superior Proposal.

(c)    Notice to the Buyer; Additional Negotiations. Stockholder shall immediately notify the Buyer orally, with written confirmation to follow promptly (and in any event within 48 hours), of any Company Acquisition Proposal or Stockholder Acquisition Proposal or any request for nonpublic information in connection with, or that would reasonably be expected to lead to, any Company Acquisition Proposal or Stockholder Acquisition Proposal and of any material modifications to any Company Acquisition Proposal or Stockholder Acquisition Proposal received by Stockholder, such notice to include all written materials delivered to Stockholder by the person making such inquiry, Company Acquisition Proposal or Stockholder Acquisition Proposal and in any case the identity of such person and a description of the terms of such Company Acquisition Proposal or Stockholder Acquisition Proposal, as the case may be.

(d)    Certain Permitted Disclosure. Nothing contained in this Section 7 or in Section 11 shall be deemed to prohibit Stockholder from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that, except as set forth in Section 7(b), in no event shall the Stockholder Board or any special committee thereof (i) withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger Agreement, the Merger or the Stockholder Voting Proposal, or (ii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Company Acquisition Proposal or Stockholder Acquisition Proposal.

(e)    Cessation of Ongoing Negotiations. Stockholder shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal or a Stockholder Acquisition Proposal.

(f)    Stockholder shall provide the Buyer with at least twenty four (24) hours prior notice (or such lesser prior notice as provided to the Stockholder Board or any special committee thereof) of any meeting of the Stockholder Board or any special committee thereof at which the Stockholder Board (or such special committee) is reasonably expected to consider a Company Acquisition Proposal or a Stockholder Acquisition Proposal.

(g)    Definitions.

(i)    “Company Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company or any material Subsidiary of it, (ii) any proposal for the issuance by the Company or any Subsidiary of it of over 15% of its equity securities, and (iii) any proposal or offer to exclusively license or acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of the Company or any of the equity securities of the Company held by Stockholder, in each case other than the transactions contemplated by the Merger Agreement.

(ii)    “Stockholder Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving Stockholder or any material Subsidiary of it, (ii) any proposal for the issuance by Stockholder or any Subsidiary of it of over 15% of its equity securities, and (iii) any proposal or offer to exclusively license or acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of Stockholder, in each case other than the transactions contemplated by the Merger Agreement; provided however that Stockholder Acquisition Proposal shall not include (x) any Company Acquisition Proposal, (y) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving Stockholder or any material Subsidiary of it, or any proposal or offer to exclusively license or acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of Stockholder, in each case that is conditioned upon the consummation of the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement, or pursuant to which the acquiror would not, directly or indirectly, acquire the Shares or (z) the transactions contemplated by the Asset Purchase Agreement, dated as of October 22, 2003, between Stockholder and Unisys Corporation or any other sale of the Stockholder’s services business (for avoidance of doubt, which does not involve, directly or indirectly, the Company or the Shares).

(iii)    “Stockholder Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire more than 51% of the equity securities or more than 51% of the assets of Stockholder, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which the Stockholder Board or any special committee thereof determines in its good faith judgment to be more favorable from a financial point of view to the holders of common stock of Stockholder than the transactions contemplated by the Merger Agreement (after consultation with its financial advisor), taking into account all the terms and conditions of such proposal and the Merger Agreement (including any proposal by the Buyer to amend the terms of the Merger Agreement), (ii) that in the good faith judgment of the Stockholder Board or any special committee thereof is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal and (iii) for which any required financing is committed (or, in the case of Section 7(a) only, with respect to which the Stockholder Board in good faith concludes, after consultation with its financial advisors, that any required financing is reasonably likely to be available).

8.    Legending of Shares. If so requested by Buyer, Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy.

9.    Termination; Effectiveness.

(a)    This Agreement shall terminate as of the Expiration Date. In addition, this Agreement may be terminated:

(i)    by either the Buyer or Stockholder, if at the Stockholder Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Stockholder Voting Proposal is taken, the Requisite Stockholder Approval shall not have been obtained (provided that the right to terminate this Agreement under this Section 9(a)(i) shall not be available to Stockholder if its failure to fulfill any material obligation under this Agreement has been a principal cause of or has principally resulted in the failure to obtain the Requisite Stockholder Approval); or

(ii)    by Buyer, if: (a) a majority of the members of the Stockholder Board (or any special committee thereof) shall have failed to include the Stockholder Board Recommendation in the Proxy Statement or shall have withdrawn or modified the Stockholder Board Recommendation in any manner adverse to Buyer; (b) the Stockholder Board (or any special committee thereof) shall have approved or recommended to the stockholders of Stockholder a Stockholder Acquisition Proposal or a Company

Acquisition Proposal; (c) a tender offer or exchange offer for 15% or more of the outstanding shares of Stockholder Common Stock shall have been commenced and the Stockholder Board (or any special committee thereof) recommends that the stockholders of Stockholder tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer; (d) Stockholder shall have materially breached its obligations under Section 7 or Section 11; or (e) Stockholder shall have, in violation of this Agreement, willfully failed to hold the Stockholder Meeting and submit the Stockholder Voting Proposal to Stockholder’s stockholders by the date which is one business day prior to the Outside Date.

(b)    Following termination of this Agreement pursuant to Section 9(a), this Agreement and the Proxy delivered in connection herewith shall be of no further force and effect; provided that Sections 12 and 13 hereof shall remain in full force and effect and survive any termination of this Agreement.

(c)    This Agreement shall be effective as of the date first set forth above; provided, however, that notwithstanding anything to the contrary set forth herein, the provisions of Section 3 hereof shall become effective at such time as the Stockholder Voting Proposal shall have been approved and adopted in accordance with Massachusetts Law (as defined below) at the Stockholder Meeting at which a quorum is present (the “Requisite Stockholder Approval”).

10.    Proxy Statement. As promptly as practicable after the execution of this Agreement Stockholder, in cooperation with Buyer, shall prepare and file with the SEC a proxy statement (the “Stockholder Proxy Statement”) to be sent to the stockholders of Stockholder in connection with the meeting of the Company’s stockholders (the “Stockholder Meeting”) to be called pursuant to Section 11 hereof for purposes of obtaining the approval by the stockholders of Stockholder required under Chapter 156B of the Massachusetts General Laws (“Massachusetts Law”) of the disposition by Stockholder of the Shares pursuant to the Merger (the “Stockholder Voting Proposal”). Stockholder shall endeavor to promptly respond to any comments of the SEC. Stockholder shall use its commercially reasonable efforts to cause the Stockholder Proxy Statement to be mailed to the stockholders of Stockholder at the earliest practicable time. Stockholder shall notify Buyer and the Company promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Stockholder Proxy Statement or for additional information and shall supply Buyer and the Company with copies of all correspondence between Stockholder or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Stockholder Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Stockholder Proxy Statement, Stockholder, the Company or Buyer, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Stockholder, such amendment or supplement. Stockholder will include in the Stockholder Proxy Statement the Stockholder Board Recommendation. Stockholder shall promptly make all necessary filings with respect to the Merger under the Securities Act of 1933, as amended, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder. Each of the Company and Buyer shall cooperate with the Stockholder in connection with the preparation of the Stockholder Proxy Statement and shall furnish all information relating to it and the Merger as the Stockholder may reasonably request for inclusion in the Stockholder Proxy Statement.

11.    Stockholder Meeting.

(a)    Stockholder, acting through the Board of Directors of Stockholder (the “Stockholder Board”) or any special committee thereof, shall take all actions in accordance with applicable law, its Articles of Organization and Bylaws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within 45 days after the mailing of the Stockholder Proxy Statement, the Stockholder Meeting for the purpose of considering and voting upon the Stockholder Voting Proposal. Subject to Section 7(b), the Stockholder Board or any special committee thereof shall recommend approval and adoption of the Stockholder Voting Proposal by the stockholders of

Stockholder (the “Stockholder Board Recommendation”) and include such recommendation in the Stockholder Proxy Statement, and neither the Stockholder Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Buyer, the Stockholder Board Recommendation. Subject to Section 7(b), Stockholder shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Stockholder Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of Stockholder required by the rules of The Nasdaq Stock Market or by Massachusetts Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Stockholder, after consultation with Buyer, may adjourn or postpone the Stockholder Meeting to the extent necessary to ensure that any required supplement or amendment to the Stockholder Proxy Statement is provided to Stockholder’s stockholders or, if as of the time for which the Stockholder Meeting is originally scheduled (as set forth in the Stockholder Proxy Statement) there are insufficient shares of capital stock of Stockholder represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholder Meeting.

(b)    Unless this Agreement has been terminated pursuant to Section 9 hereof, Stockholder shall (A)(i) call, (ii) give notice of, (iii) convene and (iv) hold the Stockholder Meeting in accordance with this Section 11 and (B) submit the Stockholder Voting Proposal to its stockholders for the purpose of acting upon such proposal whether or not (i) the Stockholder Board at any time subsequent to the date hereof determines, in the manner permitted by Section 7, that the Stockholder Voting Proposal is no longer advisable or recommends that the stockholders of Stockholder reject such proposal, or (ii) any actual, potential or purported Company Acquisition Proposal, Stockholder Acquisition Proposal or Stockholder Superior Proposal has been commenced, disclosed, announced or submitted to the Company or Stockholder. Stockholder shall ensure that all proxies solicited by the Company in connection with the Stockholder Meeting are solicited, in compliance with Massachusetts Law, its Articles of Organization and Bylaws, the rules of the Nasdaq Stock Market and all other applicable legal requirements.

12.    Fees and Expenses.

(a)    Except as set forth in this Section 12, all fees and expenses incurred in connection with this Agreement, the Merger Agreement and the transactions contemplated thereby and hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b)    Subject to the last sentence of this subsection (b), Stockholder shall reimburse the Buyer for up to $500,000 of expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement and the Merger Agreement prior to termination (including, but not limited to, fees and expenses of the Buyer’s counsels, accountants and financial advisors, including any topping fee and/or fairness opinion fee, if any) (“Reimbursable Expenses”), in the event of any of the following: (A) the Requisite Stockholder Approval shall not have been obtained at the Stockholder Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Stockholder Voting Proposal is taken or (B) (i) a majority of the members of the Stockholder Board (or any special committee thereof) shall have failed to include the Stockholder Board Recommendation in the Proxy Statement or shall have withdrawn or modified the Stockholder Board Recommendation in any manner adverse to Buyer; (ii) the Stockholder Board (or any special committee thereof) shall have approved or recommended to the stockholders of Stockholder a Stockholder Acquisition Proposal or a Company Acquisition Proposal; (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of Stockholder Common Stock shall have been commenced and the Stockholder Board (or any special committee thereof) recommends that the stockholders of Stockholder tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer (unless, by its terms, the offer is conditioned on the closing of the Merger); (iv) Stockholder shall have materially breached its obligations under Section 7 or Section 11; or (v) Stockholder shall have, in violation of this Agreement, willfully failed to hold the Stockholder Meeting and submit the Stockholder Voting Proposal to Stockholder’s stockholders by the date which is one business day prior to the Outside Date. The expenses payable pursuant to this Section 12(b) shall be paid by wire transfer of same-day funds within one business day after demand therefor following the termination of this Agreement or the Merger Agreement (whichever is earlier). Notwithstanding the foregoing, in the event both the Majority Stockholder and the Company are required to pay expenses (hereunder in the case of the Majority Stockholder and under Section 8.3 (b) of the Merger Agreement in the case of the Company), (1) the Majority Stockholder shall only be required to reimburse Buyer for its Reimbursable Expenses in excess of $500,000, provided that in no event shall the Majority Stockholder be required to reimburse Buyer for any expenses for which Buyer was reimbursed by the Company or pay to Buyer an amount in excess of $500,000 in the aggregate; and (2) the terms set forth in clause (1) shall not apply if the Majority Stockholder is required to reimburse the Buyer pursuant to Section 12(b)(A) above and a third party shall not have previously made a Company Acquisition Proposal.

(c)    Stockholder shall pay the Buyer a termination fee of $3 million in the event of any of the following: (A) the Requisite Stockholder Approval shall not have been obtained at the Stockholder Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Stockholder Voting Proposal is taken if (x) a third party shall have made and publicly announced a Company Acquisition Proposal or a Stockholder Acquisition Proposal prior to the termination of this Agreement and (y) within 12 months following the termination of this Agreement a Company Acquisition Proposal or Stockholder Acquisition Proposal is consummated or the Company or Stockholder enters into a binding agreement or letter of intent providing for a Company Acquisition Proposal or Stockholder Acquisition Proposal, as applicable (and a Company Acquisition Proposal or a Stockholder Acquisition Proposal is subsequently consummated) (provided that for purposes of this clause (A), references to “15%” in the definition of “Company Acquisition Proposal” and “Stockholder Acquisition Proposal” shall be deemed to be references to “40%”) or (B) (i) a majority of the members of the Stockholder Board (or any special committee thereof) shall have failed to include the Stockholder Board Recommendation in the Proxy Statement or shall have withdrawn or modified the Stockholder Board Recommendation in any manner adverse to Buyer; (ii) the Stockholder Board (or any special committee thereof) shall have approved or recommended to the stockholders of Stockholder a Stockholder Acquisition Proposal or a Company Acquisition Proposal; (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of Stockholder Common Stock shall have been commenced and the Stockholder Board (or any special committee thereof) recommends that the stockholders of Stockholder tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer (unless, by its terms, the offer is conditioned on the closing of the Merger); (iv) Stockholder shall have materially and willfully breached its obligations under Section 7 or Section 11; or (v) Stockholder shall have, in violation of this Agreement, willfully failed to hold the Stockholder Meeting and submit the Stockholder Voting Proposal to Stockholder’s stockholders by the date which is one business day prior to the Outside Date. Any fee due under this Section 12(c) shall be paid by wire transfer of same-day funds (x) upon, and as a condition to the consummation of an Acquisition Proposal described in clause (A) above and (z) in the case of (B), within one business day after the date of any termination of this Agreement or the Merger Agreement (whichever is earlier) by the Buyer or the Company. Notwithstanding the foregoing, if the Company is required to pay Buyer a termination fee pursuant to Section 8.3(c) of the Merger Agreement, then the Majority Stockholder shall not be required to pay Buyer any fee pursuant to this Section 12(c).

13.    Miscellaneous.

(a)    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(b)    Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

(c)    Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

(d)    Specific Performance; Injunctive Relief. The parties hereto acknowledge that Buyer shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Buyer upon any such violation, Buyer shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Buyer at law or in equity.

(e)    Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Buyer:

InfoSpace, Inc.

601 108th Avenue NE

Suite 1200

Bellevue, Washington 98004

Attention: General Counsel

Facsimile: (415) 201-6167

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attention: Jeffrey D. Saper, Esq.

Telecopy No.: (650) 493-6811

and:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

One Market

Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Steve L. Camahort, Esq.

Telecopy No.: (415) 947-2099

If to Stockholder:

ePresence, Inc.

120 Flanders Road

Westboro, MA 01581

Attention: Bill Ferry

Telecopy No.: (508) 836-3277

with a copy to:

Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Mark G. Borden, Esq.

Telecopy No.: (617) 526-5000

If to the Company:

Switchboard Incorporated

120 Flanders Road

Westboro, MA 01581

Attention: Dean Polnerow

Telecopy No.: (508) 898-8222

with a copy to:

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, MA 02110

Attention: Steven M. Peck, Esq.

Telecopy No.: (617) 772-8333

(f)    Governing Law; Exclusive Jurisdiction. Except to the extent that Massachusetts Law is mandatorily applicable to any provision hereof, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the courts of the State and Delaware and the Federal courts of the United States located in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

(g)    Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

(h)    Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

(i)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(j)    No Obligation to Exercise Options. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate Stockholder to exercise any option, warrant or other right to acquire shares of Company Common Stock.

(k)    No Transfer by the Company. The Company hereby covenants and agrees not to permit any Transfer of the Shares not expressly allowed by this Agreement to be effected and to take all action reasonably necessary to stop any such purported Transfer.

(l)    Anti-Takeover Laws. Stockholder shall take, and shall cause the Company to take, all action necessary to exempt (or continue the exemption of) the Merger, the transactions contemplated by the Merger Agreement and the disposition of Stockholder’s Shares in the Merger from any state takeover law or similar law (including Section 203 of the Delaware General Corporation Law and Chapters 110D and 110F of the Massachusetts General Laws) now or hereafter in effect that might otherwise apply to the Merger, the transactions contemplated by the Merger Agreement or the disposition of Stockholder’s Shares in the Merger.

(m)    Proxy Statement. Any information relating to the Company to be supplied by or on behalf of the Company for inclusion in the Stockholder Proxy Statement shall not, on the date the Stockholder Proxy Statement is first mailed to stockholders of the Stockholder, or at the time of the Stockholder Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Stockholder Meeting any fact or event relating to the Company or any of its Affiliates which is required to be set forth in a supplement to the Stockholder Proxy Statement should be discovered by the Company or should occur, the Company shall promptly inform the Stockholder of such fact or event.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

INFOSPACE, INC.	EPRESENCE, INC.

By:	By:

Signature of Authorized Signatory	Signature of Authorized Signatory

Name:	Name:

Title:	Title:

SWITCHBOARD INCORPORATED	Shares beneficially owned:

By:	shares of Company Common Stock
Signature of Authorized Signatory

Name:	shares of Company Common Stock
issuable upon exercise of outstanding options
Title:

[Signature Page to Majority Stockholder Voting Agreement]

Annex A

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Switchboard Incorporated, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of InfoSpace, Inc., a Delaware corporation (“Buyer”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy until the Expiration Date (as defined below). Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Majority Stockholder Voting Agreement of even date herewith by and among Buyer, the Company and the undersigned stockholder (the “Voting Agreement”), and is granted in consideration of Buyer entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Buyer, Big Book Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Transitory Subsidiary”), and the Company. The Merger Agreement provides for the merger of Transitory Subsidiary with and into the Company in accordance with its terms (the “Merger”). As used herein, the term “Termination Date” shall mean the termination of the Voting Agreement pursuant to Section 9(a) thereof.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of the Company and in every written consent in lieu of such meeting:

(a)    in favor of adoption of the Merger Agreement, approval of the Merger and any action in furtherance thereof;

(b)    against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement; and

(c)    against any of the following actions to the extent prohibited by the terms of the Merger Agreement: (i) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company with any party, (ii) any sale, lease or transfer of any significant part of the assets of the Company, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company, (iv) any material change in the capitalization of the Company or the Company’s corporate structure, or (v) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (a), (b) and (c) above. The undersigned stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

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This Proxy is irrevocable (to the fullest extent permitted by law). Notwithstanding anything to the contrary herein, this Proxy shall become effective only upon receipt of the Requisite Stockholder Approval (as defined in the Voting Agreement) obtained in accordance with Section 11 of the Voting Agreement. This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: March 25, 2004

EPRESENCE, INC.

By:

Signature of Authorized Signatory
Name:
Title:

[Signature Page to Irrevocable Proxy to Majority Stockholder Voting Agreement]

Exhibit A

Parent Voting Agreement

[For the text of Exhibit A, see pages F-9 through F-17 of this Appendix F.]

Appendix G

GENERAL LAWS OF MASSACHUSETTS

Chapter 156B: Section 76. Dissenting stockholder; right to demand payment for stock

A stockholder in any corporation which shall have voted to sell, lease or exchange all or substantially all its property and assets, or which shall have adopted any amendment of its articles of organization which adversely affects the rights of such stockholder, who objects to such action, in the manner provided in section eighty-six, shall be entitled, if such sale, lease or exchange shall have been consummated or such amendment shall have become effective, as the case may be, to demand payment for his stock from the corporation and an appraisal thereof in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the corporation shall have the rights and duties and follow the procedure set forth in those sections.

APPRAISAL

Chapter 156B: Section 86. Sections applicable to appraisal; prerequisites

If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

Chapter 156B: Section 87. Statement of rights of objecting stockholders in notice of meeting; form

The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

“If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts.”

Chapter 156B: Section 88. Notice of effectiveness of action objected to

The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

Chapter 156B: Section 89. Demand for payment; time for payment

If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

Chapter 156B: Section 90. Demand for determination of value; bill in equity; venue

If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

Chapter 156B: Section 91. Parties to suit to determine value; service

If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

Chapter 156B: Section 92. Decree determining value and ordering payment; valuation date

After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

Chapter 156B: Section 93. Reference to special master

The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

Chapter 156B: Section 94. Notation on stock certificates of pendency of bill

On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

Chapter 156B: Section 95. Costs; interest

The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

Chapter 156B: Section 96. Dividends and voting rights after demand for payment

Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

(1)	A bill shall not be filed within the time provided in section ninety;

(2)	A bill, if filed, shall be dismissed as to such stockholder; or

(3)	Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

Chapter 156B: Section 97. Status of shares paid for

The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

Chapter 156B: Section 98. Exclusive remedy; exception

The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

EPRESENCE, INC.

SPECIAL MEETING OF STOCKHOLDERS

May 4, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF THE COMPANY

The undersigned, having received notice of the special meeting of stockholders and the proxy statement therefor and revoking all prior proxies, hereby appoints William P. Ferry and Richard M. Spaulding, and each of them, with full power of substitution, as proxies of the undersigned, to attend the special meeting of stockholders of ePresence, Inc. (“ePresence”) to be held on June 3, 2004, and any adjourned or postponed session thereof, and there to vote and act, as indicated, upon the matters set forth below in respect of all shares of common stock of ePresence which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present. Each of the matters set forth below has been proposed by ePresence, and none of the matters is conditioned on approval of any other matter (except as noted in Proposal 4).

Attendance of the undersigned at the special meeting of stockholders or at any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates thereat the intention of the undersigned to vote said shares of common stock in person. If the undersigned hold(s) any such shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL SPECIFIED HEREIN, THIS PROXY WILL BE VOTED FOR THE PROPOSALS. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE SPECIAL MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THEIR DISCRETION.

The Board of Directors of ePresence recommends a vote “FOR” each of the proposals set forth hereon.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stockholder is a corporation, please sign in full corporate name by president or other authorized officer. If stockholder is a partnership, please sign in partnership name by authorized person.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN

THE ENCLOSED POSTAGE PRE-PAID ENVELOPE. PLEASE MARK YOUR VOTE IN

BLUE OR BLACK INK AS SHOWN HERE [X]

(CONTINUED FROM OTHER SIDE)

1.	To authorize and approve the sale of ePresence’s services business to Unisys Corporation, pursuant to the Asset Purchase Agreement, dated as of October 22, 2003, as amended between ePresence and Unisys Corporation.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

2.	To authorize and approve the voting by ePresence of all shares of stock of Switchboard Incorporated owned by it in favor of the acquisition of Switchboard Incorporated by InfoSpace, Inc. pursuant to the Agreement and Plan of Merger, dated March 25, 2004 among Switchboard Incorporated, InfoSpace, Inc. and Big Book Acquisition Corp.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

3.	To approve and adopt the Plan of Complete Liquidation and Dissolution of ePresence, and approve the dissolution of ePresence.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

4.	To consider and vote upon the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of any or all of the above matters presented at the special meeting to approve those matters.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

5.	To transact such other business as may properly come before the special meeting or any adjournment or adjournments thereof.

BE SURE TO SIGN AND DATE THIS PROXY BELOW

Dated:

Signature

Signature if held jointly

Print Name